SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549
FORM 11-K
ANNUAL REPORT
Pursuant to Section 15 (d) of the
Securities Exchange Act of 1934
For the fiscal year ended December 31, 2018
Commission File No. 1-442
THE BOEING COMPANY VOLUNTARY INVESTMENT PLAN
THE BOEING COMPANY
100 N. Riverside Plaza
Chicago, Illinois 60606-1596

The Boeing Company
Voluntary Investment Plan
Employer ID No: 91-0425694
Plan Number: 002
Financial Statements as of December 31, 2018 and 2017 and for the Year Ended December 31, 2018, Supplemental Schedules as of and for the year ended December 31, 2018, and Report of Independent Registered Public Accounting Firm

THE BOEING COMPANY VOLUNTARY INVESTMENT PLAN

Page
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	1
FINANCIAL STATEMENTS:
Statements of Net Assets Available for Benefits as of December 31, 2018 and 2017	2
Statement of Changes in Net Assets Available for Benefits for the Year Ended December 31, 2018	3
Notes to Financial Statements as of December 31, 2018 and 2017 and for the Year Ended December 31, 2018	4
SUPPLEMENTAL SCHEDULES:
Form 5500, Schedule H, Line 4(i) - Schedule of Assets (Held at End of Year) as of December 31, 2018	19
Form 5500, Schedule H, Line 4(a) - Schedule of Delinquent Participant Contributions for the Year Ended December 31, 2018	209
Form 5500, Schedule G, Part III - Schedule of Nonexempt Transactions for the Year Ended December 31, 2018	210
SIGNATURE	211

NOTE: All other schedules required by Section 2520.103-10 of the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974 have been omitted because they are not applicable.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Employee Benefit Plans Committee and
Members of The Boeing Company Voluntary Investment Plan
The Boeing Company
Chicago, Illinois

Opinion on the Financial Statements

We have audited the accompanying statements of net assets available for benefits of The Boeing Company Voluntary Investment Plan (the "Plan") as of December 31, 2018 and 2017, the related statement of changes in net assets available for benefits for the year ended December 31, 2018, and the related notes (collectively referred to as the "financial statements"). In our opinion, the financial statements present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2018 and 2017, and the changes in net assets available for benefits for the year ended December 31, 2018, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on the Plan's financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Plan in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Report on Supplemental Schedules

The supplemental schedules listed in the table of contents have been subjected to audit procedures performed in conjunction with the audit of the financial statements. The supplemental schedules are the responsibility of the Plan’s management. Our audit procedures included determining whether the supplemental schedules reconcile to the 2018 financial statements or the underlying accounting and other records, as applicable, and performing procedures to test the completeness and accuracy of the information presented in the supplemental schedules. In forming our opinion on the supplemental schedules, we evaluated whether the supplemental schedules, including their form and content, are presented in compliance with the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. In our opinion, such supplemental schedules are fairly stated, in all material respects, in relation to the financial statements as a whole.

/s/ DELOITTE & TOUCHE LLP
Chicago, Illinois
June 14, 2019

We have served as the auditor of the Plan since at least 1990; however, an earlier year could not be reliably determined.

THE BOEING COMPANY VOLUNTARY INVESTMENT PLAN
STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS
AS OF DECEMBER 31, 2018 AND 2017

(Dollars in millions)	2018	2017
ASSETS:
Investments — interest in Master Trust	$57,963	$59,573

Receivables:
Notes receivable from participants	735	732

NET ASSETS AVAILABLE FOR BENEFITS	$58,698	$60,305
See notes to financial statements.

THE BOEING COMPANY VOLUNTARY INVESTMENT PLAN
STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
FOR THE YEAR ENDED DECEMBER 31, 2018

(Dollars in millions)
Net Master Trust activity	$(1,083)
Interest income from notes receivable from participants	28
Contributions:
Employer	1,456
Participant	1,938
Total contributions	3,394
DEDUCTIONS — Benefits paid	3,946
NET DEDUCTIONS	(1,607)

NET ASSETS AVAILABLE FOR BENEFITS:
Beginning of year	60,305
End of year	$58,698
See notes to financial statements.

THE BOEING COMPANY VOLUNTARY INVESTMENT PLAN
NOTES TO FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2018 AND 2017 AND FOR THE YEAR ENDED DECEMBER 31, 2018
(Dollars in millions)

1.	DESCRIPTION OF PLAN
The following description of The Boeing Company Voluntary Investment Plan (the “VIP” or the “Plan”) provides only general information. Participants, as defined by the Plan (“Members”), should refer to the plan document for a more complete description of the Plan’s provisions.
General — The Plan is a defined contribution plan intended to qualify under the Internal Revenue Code (“IRC”) as a profit sharing plan with a cash or deferred arrangement and employee stock ownership plan component, and is designed to provide Members with a means of making regular savings for their retirement. An eligible employee of The Boeing Company (the “Company” or “Boeing”) becomes eligible to participate on the first day of employment.
The Plan includes an auto-enrollment provision for newly-eligible employees unless they affirmatively elect not to participate in the Plan. Automatically enrolled Members have their deferral rate set at a percentage of eligible compensation as defined in the plan document and their contributions are invested in a qualified default investment alternative (“QDIA”) until changed by the Members. The current QDIA for the Plan is the custom target date funds.
The assets of the Plan, excluding notes receivable from participants, are held in The Boeing Company Employee Savings Plans Master Trust (the “Master Trust”). The Northern Trust Company (“NT”) serves as trustee for the Master Trust. The Employee Benefit Plans Committee oversees the operation and administration of the Plan. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”), as amended.
Contributions — Members may elect to contribute to the Plan a percentage of their eligible compensation on a pretax, after-tax, Roth, or a combination of those contribution types, as defined in the plan document and subject to statutory limitations. Members who have attained age 50 before the end of the plan year are eligible to make catch-up contributions, as defined in the plan document and subject to statutory limits. Catch-up contributions are ineligible for an employer-matching contribution. The Plan also accepts certain rollover contributions.
Under the terms of the Plan, Boeing makes employer-matching and Company contributions for eligible Members. Members should refer to the plan document for details.
Members may elect to change contribution percentages to be effective the next pay period after the request is received, or as soon as administratively possible thereafter. The allocation of both Members’ contributions and employer contributions to the funds may be changed at any time and become effective on the day of the change or the next business day, according to the time of the request for a change in relation to the stock market close of business.
Members’ Accounts — Individual accounts are maintained for each Plan Member. Each Member’s account is credited with the Member’s contributions, employer-matching contributions, Company contributions, and allocations of Plan earnings (losses) from the funds in which the account is invested, and charged with an allocation of certain administrative and investment-related expenses, and Member-specific charges, if applicable. Allocations are based on Member earnings or account balances, as defined by the plan document. The benefit to which a Member is entitled is the benefit that can be provided from the Member’s account.
Investment Funds — Upon enrollment in the Plan, Members may direct the investment of their contributions and any employer contributions to the investment funds offered under the Plan. These investment funds consisted of common/collective trusts, separately managed U.S. equity accounts, separately managed non-U.S. equity accounts, a separately managed fixed-income account, custom target date funds, a stable value fund (composed of synthetic-guaranteed investment contracts (“synthetic GICs”)), and Boeing common stock, which is The Boeing Employee Stock Ownership Plan Stock Fund (the “Boeing Stock Fund”), as of December 31, 2018 and 2017. Members may elect that dividends received with respect to their investments in the Boeing Stock Fund be distributed to them in cash or reinvested in the Boeing Stock Fund (a dividend payout program). Investment funds are valued daily and Members may elect to change their investment allocations on a daily basis.
Vesting — Member contributions, employer-matching contributions, Company contributions, and earnings on those contributions are immediately vested.
Withdrawals — Members may elect to withdraw all or a portion of their accounts, at any time on or after the day the Member attains age 59 1/2. If a Member is under age 59 1/2, withdrawals from his or her accounts are subject to restrictions for certain accounts and certain hardship rules as provided by the Plan. If a Member takes a hardship withdrawal, the Member may continue contributions to the Plan; however, employer-matching contributions will be suspended for six months following the withdrawal.
In addition, a Member may elect to withdraw all or part of his or her employer-matching contribution account before the Member attains age 59 1/2, but only if the Member has attained his or her fifth anniversary of employment. If such a withdrawal is made, employer-matching contributions will be suspended for six months following the withdrawal. Company contributions may be fully withdrawn upon termination of employment. Withdrawals of after-tax contributions and rollover contributions can be made at any time.
In the event of illness or injury and if eligible Members have used all of their regular sick leave benefits, the eligible Members may elect to withdraw, subject to Plan requirements, all or a portion of their salary continuation balance, if applicable.
Notes Receivable from Participants — Members may borrow from their fund accounts a minimum of one thousand dollars up to a maximum equal to the lesser of fifty thousand dollars or 50% of their account balance (subject to restrictions for certain accounts and minus any current outstanding loan balance), reduced by the highest outstanding loan balance under all of the Company’s savings plans during the last 12 months. Members may have a maximum of two loans outstanding under the Plan at any time. Loans may be additionally limited in accordance with the Plan provisions and/or loan policies and procedures. The interest rate on new loans is set every month and is equal to the prime rate published in the Wall Street Journal as of the last business day of the calendar month immediately preceding the date of the loan. Interest rates on outstanding loans ranged from 3.25% to 9.50% at December 31, 2018, with loans maturing at various dates through January 2039.
Loan repayments are made through regular payroll deductions for a period of up to 60 months for general loans and over a longer period for loans used to finance the purchase of a principal residence. If a Member’s employment terminates for any reason, and the loan balances are not paid in full by the termination date, the Member may continue to make monthly loan repayments until the loan is scheduled to be paid off. A loan will generally be subject to default if a payment has not been made for 90 days, an outstanding loan balance remains 30 days after the scheduled payoff date, or the Member takes a full distribution of his or her net account balance before the loan is paid off. If the loan defaults, the loan balance will become taxable income to the Member.
Benefit Payments — Upon termination of service, a Member may elect to receive a lump-sum amount equal to the full value of the Member’s vested interest in his or her account; a partial payment amount; or monthly, quarterly, semiannual, or annual installments of a fixed dollar amount or for a specific number of years, up to 10 years. Generally, a Member may also elect to have all or a portion of his or her Boeing Stock Fund balance paid in shares and/or cash. A Member also has the option to elect to apply all or a part of his or her account toward the purchase of an annuity contract with payments for a specified number of years, from a provider made available by the Plan administrator in accordance with the procedures established by the Plan administrator. If a Member makes no election, annual distributions of the required minimum amount will generally begin after age 70 ½, in accordance with applicable Plan provisions. Notwithstanding the foregoing, following a Member’s termination of service, if his or her account balance is one thousand dollars or less, it will automatically be paid out to the Member in accordance with applicable Plan provisions.

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Accounting — The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”).
Use of Estimates — The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and changes therein and the disclosure of contingent assets and liabilities. Actual results could differ from those estimates.
Risks and Uncertainties — The Plan utilizes various investment instruments. Investment securities, in general, are exposed to various risks, such as interest rate risk, credit risk, and overall market volatility. Due to the level of risk associated with certain investment securities, it is reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect the amounts reported in the financial statements.
Valuation of Investments — Investments in the Master Trust are stated at fair value, except for fully benefit-responsive investment contracts (“FBRICs”) or synthetic GICs, which are reported at contract value. Fair value of a financial instrument is the price that would be received to sell an asset or paid to transfer a liability (exit price) in an orderly transaction between market participants at the measurement date. Securities traded in markets that are not considered active may be valued using unobservable inputs, such as less recent trade prices, single broker-dealer quotations, related yield curves, and other assumptions about the security. Contract value is the amount Members would receive if they were to initiate permitted transactions under the terms of the Plan (see Note 3). The Master Trust’s investments, as discussed in Note 4, are valued as follows:

•
Common stock, including Boeing common stock, preferred stock, and other investments (rights, warrants, exchange-traded funds, exchange-traded options, and other exchange-traded derivatives) traded in active markets on national and international exchanges are primarily valued using a market approach based on the closing market prices of identical instruments on the last trading day of the year. The other exchange-traded derivatives are included in other receivables and other liabilities on the Master Trust’s statements of net assets.

•
Forward and spot currency contracts are valued using a market value approach based on spot foreign currency rates if the contract tenor is two days or less and on interpolated forward rates for any contracts with a tenor greater than two days. Forward and spot currency contracts are included in other receivables and other liabilities on the Master Trust’s statements of net assets.

•
Investments in common/collective trust funds are valued based on the year-end unit net asset value (“NAV”). The NAV is used as a practical expedient to estimate fair value. Unit values are determined by the issuer or third party administrator by dividing the fair values of the total net assets at year-end by the outstanding units. There were no unfunded commitments, no restrictions on redemption frequency, and no advance notice periods required for redemption for these investments.

•
Synthetic GICs are stated at contract value. There are no reserves against contract value for credit risk of the contract issuer. The fixed-income securities underlying the contracts were valued based on the pricing methodology stated below for fixed-income securities.

•
Fixed-income securities, including government and agency securities, corporate bonds, and mortgage and asset-backed securities, are primarily valued using a market approach using matrix pricing, which considers a security’s relationship to other securities for which quoted prices in an active market may be available, or alternatively based on an income approach, which uses valuation techniques to convert future cash flows to a single present value amount. The valuation approach is designed to maximize the use of observable inputs, such as observable trade prices, multiple broker-dealer quotations, related yield curves, and other assumptions about the security (prepayment projections, cash flows, other security characteristics, etc.) and minimize unobservable inputs. The securities are valued as of the last trading day of the year. Fixed-income instruments that have a delayed future settlement such as to-be-announced securities (“TBAs”) are valued similarly to fixed-income securities in active markets. TBAs are included in the underlying assets associated with the synthetic GICs, other receivables, and other liabilities on the Master Trust’s statements of net assets.

•	Mutual funds, which are registered investment companies, are valued using quoted market prices to represent the NAV at year end.

•
Short-term investments include certificates of deposits, commercial paper, treasury bills, and discounted notes with original maturities greater than three months, but less than one year. These investments are primarily valued using a market approach in the same manner as fixed-income securities referenced above.

•
Other investments include over-the-counter (“OTC”) derivatives, such as options and swap contracts. These derivatives are valued using a market approach and are based upon the expected amount that the Master Trust would receive or pay to exit the derivative at the reporting date. The valuation methodology relies on inputs, including, but not limited to, benchmark yields, swap curves, cash flow analysis, ratings updates, and interdealer broker rates. Credit risk of the derivative counterparties is offset by collateralizing the expected amount that the Master Trust would receive or pay to terminate the derivative.

In accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 946, Financial Services - Investment Companies, the synthetic GICs are included at contract value in participant-directed investments in the statements of net assets available for benefits. Contract value is the amount Members would receive if they were to initiate permitted transactions under the terms of the Plan and the terms of the synthetic GICs. The statement of changes in net assets available for benefits is presented on a contract-value basis.
Purchases and sales of securities are recorded on a trade-date basis. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date. Net appreciation/depreciation of investments includes both realized and unrealized gains or losses and is calculated as the difference between the fair value of the investments as of the beginning of the plan year or the purchase date in the current year and either the sales price or the end-of-year fair value.
Cash and Cash Equivalents — Cash and cash equivalents include certificates of deposits, commercial paper, treasury bills, discounted notes with original maturities of three months or less, cash and cash collateral. Cash collateral is related to the collateral posted on derivatives. In the event that an instrument with an original maturity of less than three months does not have a market price, then those investments are valued at amortized cost, which approximates fair value.
Valuation Controls — Plan management has implemented controls that are designed to ensure that fair value measurements used by the Master Trust are appropriate and reliable, that they are based on observable inputs wherever possible, and that the valuation approaches are consistently applied and the assumptions used are reasonable. The controls consist of a framework that provides for oversight of the fair value methodologies and valuations, as well as validation procedures.
The Board of Directors of the Company has delegated the fiduciary oversight of plan assets over various retirement plans held within the Master Trust structures to the Employee Benefit Investment Committee (“EBIC”). The EBIC has sub-delegated this responsibility to the Chief Investment Officer (“CIO”), who manages Trust Investments and chairs the Valuation Committee. Trust Investments is responsible for the oversight of the Plan assets including selection and monitoring of investment managers, asset strategies, and risk management. The Valuation Committee is responsible for the oversight of the valuation practices of the Master Trust and is represented by members of Trust Investments including Risk Management and Trust Operations, Public Markets, and Investment Strategy. The Valuation Committee meets periodically with the purpose of fulfilling the following responsibilities and provides an annual review to the EBIC of its findings and actions:

•	Review and approve annually the valuation practices, including those used by third parties

•	Review and approve the year-end valuations, including the methods used to develop and substantiate the unobservable inputs used in the fair value measurement

•	Review analysis and benchmarks used by the Company and the Master Trust to assess the reasonableness of the year-end valuations and changes in fair value measurements from period to period

•	Review and approve annual financial statement disclosures of the investments held in the Master Trust
Common/collective trust funds are generally valued using the NAV or its equivalent. Valuations provided by the funds are reviewed at least quarterly. The asset managers’ audited financial statements are used in the Master Trust's annual financial reporting process, where applicable. Assessments of reasonableness include regular asset manager meetings and review of quarterly reports, third-party reviews and reconciliations, which includes escalation to Trust Investments for exceptions, quarterly CIO investment reviews, and reviews of manager valuation policies. Valuation policies are reviewed when a new mandate is entered into with an asset manager, on a rolling three-year basis for existing managers, or as changes to policies are provided by managers.
Fixed income, equity, and derivative instruments are generally valued using valuations obtained from pricing vendors. Pricing vendor valuation methodologies and custodian pricing controls and related documentation are assessed for reasonableness on an annual basis. The pricing vendor due diligence process includes reviews of pricing controls and procedures, as well as discussions in order to maintain a current understanding of the valuation processes and related assumptions and inputs that may be used by the vendors to price instruments. The custodian due diligence process includes reviews of pricing controls and procedures that are carried out on the Master Trust's behalf. This includes various levels of tolerances checks on price changes, review of stale or unchanged prices, multi-price source comparisons, and vendor price challenges. Additionally, on a monthly basis, the custodian reconciles its valuations to valuations obtained from each investment manager and any exceptions are reported to Trust Investments for resolution, which may include escalation to the Valuation Committee.
Benefits — Benefits are recorded when paid.
Expenses — Necessary and proper expenses of the Plan are paid from the Plan assets at the Master Trust level, except for those expenses the Company is required by law or chooses to pay. Expenses are paid at the Master Trust level, deducted from income earned and therefore are recorded as a reduction of investment return and are not separately reflected in the Plan’s statement of changes in net assets available for benefits.
Notes Receivable from Participants — Notes receivable from participants are measured at the unpaid principal balance, plus any accrued but unpaid interest. Delinquent Member loans are recorded as distributions based on the terms of the plan document.

3.	SYNTHETIC GUARANTEED INVESTMENT CONTRACTS
The Master Trust includes the VIP Stable Value Fund (“VIP SVF”), which is managed by Goldman Sachs Asset Management Company LLP (“GSAM”). The VIP SVF holds synthetic GICs.
A synthetic GIC, also known as a wrap contract, is an investment contract issued by an insurance company or other financial institution, backed by diversified fixed income and cash portfolios that are owned by the VIP SVF. These contracts provide that realized and unrealized gains and losses on the underlying assets are not reflected immediately in the net assets of the VIP SVF, but rather are amortized, at a maximum over the duration of the underlying assets, through adjustments to the future crediting rate. Primary variables impacting the future crediting rate of the VIP SVF include the crediting rates of the various wrap contracts, broader market interest rates, the current yield and historical investment performance of the underlying assets, the duration of the underlying assets covered by the wrap contracts, the existing difference between the market value of the VIP SVF’s investment portfolios and the associated wrap contract book value, the timing and amount of participant contributions and withdrawals made to or from the VIP SVF, the percentage of the VIP SVF invested in cash, and VIP SVF expenses, among other factors. The issuer guarantees (subject to the terms, conditions and exceptions in the wrap contracts) that all qualified participant withdrawals will occur at contract value (or book value), which represents contributions made under the contract, plus earnings, less withdrawals made under the contract, and less administrative expenses.
The synthetic GICs are included in the Master Trust’s statements of net assets, as discussed in Note 2, at contract value. There are no reserves against contract value for credit risk of the contract issuers. The fixed-income securities underlying the contracts are valued based on the valuation methodology stated in Note 2.
The assets underlying the synthetic GICs are owned by the VIP SVF, which is part of the Master Trust. NT is the custodian for the Master Trust assets. The underlying assets of the synthetic GICs are invested in diversified fixed income and cash portfolios managed by BlackRock Financial Management, Voya Investment Management Co., J.P. Morgan Investment Management (“JPM”), Pacific Investment Management Company, PGIM (the global investment management business of Prudential Financial), and Western Asset Management Co. In addition to the diversified fixed income portfolios, GSAM oversees an allocation to a cash component, which is invested in a separately managed account, managed by JPM.
The wrap providers are each contractually obligated to pay the principal and specified crediting rate that is guaranteed to the VIP SVF, subject to the terms, conditions and exceptions of each wrap contract. The respective crediting rates are each based on a formula agreed upon with each issuer; each one may not be less than 0%. From January 1, 2018 to June 30, 2018, such crediting rates were reviewed and reset on a quarterly basis; beginning July 1, 2018, such crediting rates are reset on a daily basis.
Certain events, including but not limited to a Plan termination or a Plan merger outside the Master Trust initiated by the Company, could limit the ability of the VIP SVF to transact at contract value or may allow for the termination of the wrapper contract at less than contract value. The Company does not believe that any events are probable that could limit the ability of the VIP SVF to transact at contract value.

4.	MASTER TRUST
The Master Trust assets are invested and records are maintained by each investment fund option. Funds are allocated to the participating plans in accordance with the Plan provisions and Member allocation elections. The allocation of net assets is based on the respective number of units held by the plans’ Members as of year-end. The allocation of the changes in net assets is calculated daily based on the units held by the plans’ Members as of that day’s end.
The Plan’s interest in the Master Trust represented 100% of the Master Trust’s net assets at December 31, 2018 and 2017.
Although the Plan is the only participating plan in the Master Trust as of December 31, 2018, the Company intends to keep the Master Trust for potential future acquired plans and file a Form 5500 as a master trust.

The Master Trust’s statements of net assets as of December 31, 2018 and 2017, are as follows:

	2018	2017
ASSETS:
Investments — at fair value:
Common/collective trusts	$27,877	$30,351
Common and preferred stock	4,359	5,080
Government and agency securities	545	695
Corporate bonds	583	599
Mortgage and asset-backed securities	231	224
Boeing common stock	10,801	10,031
Mutual funds	78	135
Short-term investments	58	83
Other investments	14	13
Total investments — at fair value	44,546	47,211
Investments — at contract value:
Synthetic GICs/VIP SVF	13,541	12,510
Total Master Trust investments	58,087	59,721
Cash and cash equivalents	40	32
Receivables:
Receivables for securities sold	50	13
Accrued investment income	24	44
Other	11	11
Total receivables	85	68
Total assets	58,212	59,821

LIABILITIES:
Payables for securities purchased	184	195
Accrued investment and administration expenses	22	25
Other	43	28
Total liabilities	249	248
NET ASSETS	$57,963	$59,573

Changes in net assets for the Master Trust for the year ended December 31, 2018 are as follows:

Net depreciation of investments	$(1,757)
Interest income	415
Dividend income	339
Investment income	754
Net investment loss	(1,003)
Amounts received from participating plans	3,741
Deductions:
Amounts paid to participating plans	4,268
Investment and administration expenses	80
Total deductions	4,348

Decrease in net assets	(1,610)
Beginning of year	59,573
End of year	$57,963

5.	FAIR VALUE OF FINANCIAL ASSETS AND FINANCIAL LIABILITIES
ASC 820, Fair Value Measurements and Disclosures, establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy under ASC 820 for financial assets and financial liabilities are described below:
Level 1 — Values are based on unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities. An active market is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.
Level 2 — Values are based on (a) quoted prices for similar assets or liabilities in active markets; (b) quoted prices for identical or similar assets or liabilities in nonactive markets; or (c) valuation models whose inputs are observable, directly or indirectly, for substantially the full term of the asset or liability.
Level 3 — Values are based on prices or valuation techniques that require inputs that are both unobservable and significant to the overall fair value measurement.

The following tables set forth by level within the fair value hierarchy a summary of Master Trust investments by general types of assets and liabilities measured at fair value on a recurring basis as of December 31, 2018 and 2017. As required by ASC 820, assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.

	Quoted Prices in Active Market for Identical Asset (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Not Leveled*	Balance as of December 31, 2018
Investments:
Investments in the fair value hierarchy:
Common and preferred stock	$4,359	$—	$—	$—	$4,359
Government and agency securities	—	541	4	—	545
Corporate bonds	—	583	—	—	583
Mortgage and asset-backed securities	—	211	20	—	231
Boeing common stock	10,801	—	—	—	10,801
Mutual funds	78	—	—	—	78
Short-term investments	—	58	—	—	58
Other investments	—	14	—	—	14
Total investments in the fair value hierarchy	15,238	1,407	24	—	16,669
Investments measured at net asset value:
Common/collective trusts	—	—	—	27,877	27,877
Total investments — at fair value	15,238	1,407	24	27,877	44,546
Investments measured at contract value:
Synthetic GICs/VIP SVF	—	—	—	13,541	13,541
Cash and cash equivalents	—	—	—	40	40
Receivables:
Receivables for securities sold	—	—	—	50	50
Accrued investment income	—	—	—	24	24
Other	2	9	—	—	11
Total receivables	2	9	—	74	85
Total assets	15,240	1,416	24	41,532	58,212

Investment liabilities:
Payables for securities purchased	—	—	—	184	184
Accrued investment and administration expenses	—	—	—	22	22
Other	2	23	—	18	43
Total liabilities	2	23	—	224	249

NET ASSETS	$15,238	$1,393	$24	$41,308	$57,963

	Quoted Prices in Active Market for Identical Asset (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Not Leveled*	Balance as of December 31, 2017
Investments:
Investments in the fair value hierarchy:
Common and preferred stock	$4,001	$1,079	$—	$—	$5,080
Government and agency securities	—	695	—	—	695
Corporate bonds	—	599	—	—	599
Mortgage and asset-backed securities	—	198	26	—	224
Boeing common stock	10,031	—	—	—	10,031
Mutual funds	135	—	—	—	135
Short-term investments	—	83	—	—	83
Other investments	—	13	—	—	13
Total investments in the fair value hierarchy	14,167	2,667	26	—	16,860
Investments measured at net asset value:
Common/collective trusts	—	—	—	30,351	30,351
Total investments — at fair value	14,167	2,667	26	30,351	47,211
Investments measured at contract value:
Synthetic GICs/VIP SVF	—	—	—	12,510	12,510
Cash and cash equivalents	—	1	—	31	32
Receivables:
Receivables for securities sold	—	—	—	13	13
Accrued investment income	—	—	—	44	44
Other	1	10	—	—	11
Total receivables	1	10	—	57	68
Total assets	14,168	2,678	26	42,949	59,821

Investment liabilities:
Payables for securities purchased	—	—	—	195	195
Accrued investment and administration expenses	—	—	—	25	25
Other	2	15	—	11	28
Total liabilities	2	15	—	231	248

NET ASSETS	$14,166	$2,663	$26	$42,718	$59,573
*The amounts not leveled are related to investments using NAV as a practical expedient to estimate fair value, investments measured at contract value, and non-investment assets and liabilities. The amounts presented in this table are intended to permit reconciliation of the fair value hierarchy to the amounts presented in the Master Trust’s statements of net assets.
Total Master Trust investment assets at fair value classified within Level 3 were $24 and $26 as of December 31, 2018 and 2017, respectively, which consists of mortgage and asset-backed securities and government and agency securities. Such amounts were 0.04% of the Master Trust’s net assets as of December 31, 2018 and 2017.
Transfers Between Levels — The availability of observable market data is monitored to assess the appropriate classification of financial instruments within the fair value hierarchy. Changes in economic conditions or model-based valuation techniques may require the transfer of financial instruments from one fair value level to another. In such instances, the transfer is reported at the beginning of the reporting period. The significance of transfers between levels is evaluated based upon the nature of the financial instrument and size of the transfer relative to net assets. During 2018, $543 of common and preferred stock were reclassified from Level 2 to Level 1 as the valuations were based on quoted prices in active markets. During 2017, $924 of common and preferred stock were reclassified from Level 1 to Level 2 because the closing prices of these securities were adjusted to reflect the fair value.

6.	DERIVATIVE FINANCIAL INSTRUMENTS
ASC 815, Derivatives and Hedging, requires disclosures on how and why derivatives are used, accounted for, and affect the results of operations and financial position. Derivative instruments held by the Master Trust are not designated as hedging instruments under ASC 815. The Master Trust investments are exposed to the following financial instrument risks:

Interest Rate Risk — Interest rate risk is the risk of change in the market value of the assets due to a change in interest rates. Bond futures, interest rate swaps, and interest rate swaptions are generally used to manage interest rate risk or adjust portfolio duration. A futures contract is an agreement between two parties to buy and sell a financial instrument at a set price on a future date. Interest rate swap agreements involve the exchange by the Master Trust, with a counterparty, of respective commitments to pay or receive interest, e.g., an exchange of floating rate payments for fixed rate payments, with respect to the notional amount of principal. Interest rate swaptions are options to enter into an interest rate swap based on predetermined conditions.

Credit Risk — Credit risk is the risk of change in the market value of assets due to the change in creditworthiness of the underlying issuer. Credit default swaps are used to manage the credit exposure of a security or basket of securities. Credit default swap agreements involve one party (referred to as the buyer of protection) making a stream of payments to another party (the seller of protection) in exchange for the right to receive a specified return in the event of a default or other credit event for the referenced entity, obligation, or index.

Foreign Currency Risk — Currency risk is the risk of a change in market value due to the change in foreign currency exchange rates. Generally, currency futures and forward contracts are used to achieve the desired currency exposure, or generate value-added performance. Foreign currency futures and forwards are agreements between two parties to buy and sell a set of currencies at a set exchange rate on a specified future date. A currency option gives the buyer the right, but not the obligation, to buy one currency or sell another currency at a set exchange rate on or before a given date.

Equity Risk — Equity risk is the risk of a change in market value of assets due to the change in equity or equity index prices. Equity futures are generally used to manage the market exposure of a security or index, or rebalance the total portfolio to the target asset allocation. An equity futures contract is an agreement between two parties to buy and sell a financial instrument at a set price on a future date.

Commodity Risk — Commodity risk is the risk of change in the market value of the underlying commodity due to a change in the price of the commodity. Commodity futures, swaps, and options are generally used to achieve the desired market exposure to commodities. A futures contract is an agreement between two parties to buy and sell a commodity at a set price on a future date. Commodity swaps are agreements involving the exchange by the Master Trust, with a counterparty, of respective commitments to pay or receive cash flows, e.g., an exchange of payments based on the price movement for the commodity, with respect to the notional amount of principal. Commodity options give the buyer the right, but not the obligation, to buy one commodity or sell another commodity at a set price on or before a given date.

Future Settlement Risk — Future settlement risk is the risk of counterparty nonperformance resulting in not receiving the asset or associated gains specified in the contract. Gains are derived from the change in market value of the contract due to a change in price of the underlying security. Mortgage-backed TBAs are used to manage the market exposure of a security or asset class. A TBA is a contract for the purchase or sale of agency mortgage-backed securities to be delivered at a future agreed-upon date.

As of December 31, 2018 and 2017, the Master Trust has invested in derivative contracts which are reflected on the Master Trust’s statements of net assets, as discussed in Note 4, as follows:

	Interest Rate	Credit	Foreign Currency	Equity	Commodity	Future Settlement	Total
December 31, 2018
Assets:
Synthetic GICs/VIP SVF*
TBAs	$—	$—	$—	$—	$—	$10	$10
Futures	2	—	—	—	—	—	2
Other investments:
Options	4	—	—	—	—	—	4
Swaps	9	—	—	1	—	—	10
Other receivables:
Forward contracts	—	—	6	—	—	—	6
Futures	—	—	—	1	1	—	2
TBAs	—	—	—	—	—	3	3
Total assets	$15	$—	$6	$2	$1	$13	$37
Liabilities:
Synthetic GICs/VIP SVF - Futures*	$3	$—	$—	$—	$—	$—	$3
Other liabilities:
Forward contracts	—	—	9	—	—	—	9
Futures	—	—	—	—	1	—	1
Options	4	—	—	—	1	—	5
Swaps	4	1	—	2	3	—	10
Total liabilities	$11	$1	$9	$2	$5	$—	$28

December 31, 2017
Assets:
Synthetic GICs/VIP SVF*
TBAs	$—	$—	$—	$—	$—	$1	$1
Futures	1	—	—	—	—	—	1
Other investments:
Options	1	—	—	—	—	—	1
Swaps	5	—	—	1	6	—	12
Other receivables:
Forward contracts	—	—	9	—	1	—	10
Futures	—	—	—	—	1	—	1
Total assets	$7	$—	$9	$1	$8	$1	$26
Liabilities:
Synthetic GICs/VIP SVF - Futures*	$2	$—	$—	$—	$—	$—	$2
Other liabilities:
Forward contracts	—	—	9	—	1	—	10
Futures	—	—	—	1	1	—	2
Options	1	—	—	—	—	—	1
Swaps	3	—	—	1	—	—	4
Total liabilities	$6	$—	$9	$2	$2	$—	$19
*Synthetic GICs/VIP SVF are stated at contract value on the Master Trust’s statements of net assets.

Realized gains and losses and the change in unrealized gains and losses are reflected in the Master Trust’s statement of changes in net assets as net appreciation or depreciation in the fair value of investments. The effect of derivative contracts realized gains and losses and the change in unrealized gains and losses for the year ended December 31, 2018, is reflected in the following table:

	Interest Rate	Credit	Foreign Currency	Equity	Commodity	Future Settlement	Total
Net gains (losses):
Forward contracts	$—	$—	$(1)	$—	$—	$—	$(1)
Futures	4	—	—	(20)	1	—	(15)
Options	1	—	1	—	—	—	2
Swaps	5	—	—	(3)	(9)	—	(7)
TBAs	—	—	—	—	—	7	7
Total net gains (losses)	$10	$—	$—	$(23)	$(8)	$7	$(14)
The following table summarizes the gross notional value of derivative contracts outstanding as of December 31, 2018 and 2017. The gross notional amounts give an indication of the volume of the Master Trust’s derivative activity and significantly exceed the fair value of the derivative investments, which is more representative of the economic exposure associated with derivatives in the Master Trust.

	Interest Rate	Credit	Foreign Currency	Equity	Commodity	Future Settlement	Total
December 31, 2018
Forward contracts	$—	$—	$910	$—	$1	$—	$911
Futures	4,741	—	2	181	133	—	5,057
Options	788	5	10	—	4	—	807
Swaps	1,174	77	38	12	1	—	1,302
TBAs	—	—	—	—	—	1,323	1,323
Total	$6,703	$82	$960	$193	$139	$1,323	$9,400
December 31, 2017
Forward contracts	$—	$—	$959	$—	$1	$—	$960
Futures	5,631	—	2	371	229	—	6,233
Options	423	—	13	8	3	—	447
Swaps	1,169	35	18	24	1	—	1,247
TBAs	—	—	—	—	—	1,529	1,529
Total	$7,223	$35	$992	$403	$234	$1,529	$10,416
Derivatives are generally used to manage the market exposure of a security, index or currency, or adjust the portfolio duration. Derivative contracts are instruments that derive their value from underlying assets, indices, reference interest rates, or a combination of these factors. Refer to Note 2 for further description of how derivative instruments are valued. Certain cash instruments, such as mortgage-backed TBAs meet the definition of a derivative instrument under GAAP.
The nature of the counterparty and the settlement mechanism of the derivative affect the credit risk to which the Master Trust is exposed. For OTC derivatives such as swaps, forwards, options and TBAs, the Master Trust is exposed to the credit risk of the derivative counterparty.
For exchange-traded derivatives, such as futures and options, and “cleared” OTC swaps, the Master Trust is generally exposed to the credit risk of the relevant exchange or clearinghouse. Where possible, the Master Trust seeks to mitigate its credit risk exposures arising on derivative transactions through the use of legally enforceable master netting arrangements and collateral agreements.
The Master Trust is also exposed to liquidity risk in the following situations:
1) When the derivative contracts require the Master Trust to post additional cash or securities collateral with counterparties as the fair value of the contracts moves in the counterparties’ favor and the Master Trust’s receivables under related contracts are unavailable for offset or insufficient in value to offset the payment obligation to the counterparty.

2) When certain derivative contracts have credit-related contingent features under the International Swaps and Derivatives Association Master Agreement (generally swaps) with counterparties for contracts in a net liability position.
The Master Trust has liquidity risk if its assets decline by various, pre-specified rates over predetermined time periods. If this occurs, the Master Trust is required to post more collateral or may be required to pay off the open liability contracts given the counterparty’s right to terminate the contract. At December 31, 2018 and 2017, the Master Trust had an insignificant amount of contracts in a net liability position with contingent features with an insignificant amount posted in collateral against those positions.

7.	PLAN AMENDMENTS
Effective during 2018 as specified in the Plan provisions, the Plan added an enhanced defined contribution benefit contributed by the Company for certain union Members as specified or permitted in the applicable collective bargaining agreement for each group.

8.	RECONCILIATION OF FINANCIAL STATEMENTS TO FORM 5500
The following is a reconciliation of net assets available for benefits per the financial statements as of December 31, 2018 and 2017, to Form 5500:

	2018	2017
Net assets available for benefits per the financial statements	$58,698	$60,305
Amounts allocated to withdrawing Members	(14)	(12)
Net assets available for benefits per Form 5500	$58,684	$60,293
The following is a reconciliation of benefits paid per the financial statements for the year ended December 31, 2018, to total benefit payments per Form 5500:

Benefits paid per the financial statements	$3,946
Amounts allocated to withdrawing Members — December 31, 2018	14
Amounts allocated to withdrawing Members — December 31, 2017	(12)
Amounts deemed distributions of Member loans as reflected in the Form 5500	(7)
Total benefit payments per Form 5500	$3,941
Amounts allocated to withdrawing Members are recorded on the Form 5500 for benefit claims that have been processed and approved for payment prior to December 31, but not yet paid as of that date.
Amounts deemed distributions of Member loans as reflected in the Form 5500 are for loans that Members failed to make a payment within 90 days of receipt of the last loan payment made, Members failed to repay the loan in full within 30 days after the end of the repayment period, or Members took a full distribution of their net account balance before the loan was paid off for the year ended December 31, 2018.

9.	RELATED PARTY AND PARTY-IN-INTEREST TRANSACTIONS
Certain Master Trust investments are managed by NT. NT is the trustee as defined by the Plan and, therefore, these transactions qualify as related party and party-in-interest transactions.
As of December 31, 2018 and 2017, the Plan held approximately 33 million and 34 million shares of common stock of the Company, respectively, with a cost basis of $3,979 and $3,142, respectively, and recorded dividend income of $228 during the year ended December 31, 2018.
Newport Trust Company (“Newport”), is the independent fiduciary and investment manager of the Boeing Stock Fund. The Plan has authorized Newport with sole responsibility for deciding whether to restrict investment in the Boeing Stock Fund, or to sell or otherwise dispose of all or any portion of the stock held in the Boeing Stock Fund. In the event Newport determined to sell or dispose of stock in the Boeing Stock Fund, Newport would designate an alternative investment fund under the Plan for the temporary investment of any proceeds from the sale or other disposition of the Company’s common stock.

10.	NONEXEMPT PARTY-IN-INTEREST TRANSACTIONS
On March 28, 2017, a reportable nonexempt party-in-interest transaction occurred. Employee contributions were not deposited into the Plan in a timely manner. This was corrected according to the guiding principles of the Department of Labor’s (“DOL’s”) Voluntary Fiduciary Correction Program (“VFCP”), which involved remitting the total principal amount of two hundred and twelve dollars on April 7, 2017 and associated earnings in the amount of less than one dollar on April 5, 2018.
Between July 27, 2009 and August 16, 2013, reportable nonexempt party-in-interest transactions occurred. Plan assets were inadvertently received by a third-party provider. This was corrected according to the guiding principles of the DOL’s VFCP, which involved remitting the total principal amount of thirteen thousand two hundred and twenty-nine dollars and associated earnings in the amount of one thousand eight hundred and thirteen dollars on September 28, 2016, August 15, 2017, and April 27, 2018.
On July 28, 2010, a reportable nonexempt party-in-interest transaction occurred. Plan assets in excess of expenses were paid to a third-party provider. This was corrected according to the guiding principles of the DOL’s VFCP, which involved remitting the total principal amount of two hundred dollars on February 1, 2018, and associated earnings in the amount of one hundred and eighty-five dollars on May 15, 2018.
On October 16, 2016, a reportable nonexempt party-in-interest transaction occurred. Plan assets were inadvertently received by a third-party provider. This was corrected according to the guiding principles of the DOL’s VFCP, which involved remitting the total principal amount of three hundred and three dollars on November 17, 2017 and associated earnings in the amount of thirty-three dollars to the Plan on May 15, 2018.

11.	TAX STATUS
The Internal Revenue Service (“IRS”) has determined and informed the Company by a letter, dated May 11, 2015, that the Plan is designed in accordance with applicable sections of the IRC. The Plan has been amended since receiving the determination letter. The Plan administrator believes that the Plan is designed and is currently being operated in compliance with the applicable requirements of the IRC. Therefore, the Plan administrator believes that the tax-exempt status of the Plan and related trust has not been affected and no provision for income taxes has been included in the Plan’s financial statements.
GAAP requires Plan management to evaluate tax positions taken by the Plan and recognize a tax liability (or asset) if the Plan has taken an uncertain position that more likely than not would not be sustained upon examination by the IRS. The Plan is subject to routine audits by taxing jurisdictions; however, there are currently no audits for any tax periods in progress. The Plan administrator believes it is no longer subject to income tax examinations for years prior to 2015.

12.	PLAN TERMINATION
Although it has not expressed any intention to do so, the Company has the right under the Plan to discontinue its contributions at any time and to terminate the Plan subject to the provisions set forth in ERISA. In the event of termination of the Plan, both Members and employer contributions, including any income earned, will be distributed to the Members.

*  *  *  *  *  *

SUPPLEMENTAL SCHEDULES

THE BOEING COMPANY VOLUNTARY INVESTMENT PLAN
FORM 5500, SCHEDULE H, LINE 4(i) - SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2018

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
1 800 FLOWERS COM INC CL A COM STK	**	$62,691
1166 AVE OF THE 5.68959999084% DUE 10-13-2037	**	2,625,165
1ST COMWLTH FNCL CORP COM LM	**	168,286
1ST CONSTITUTION BANCORP COM	**	22,541
1ST CTZNS BANCSHARES INC N C CL A	**	84,082
1ST INDL RLTY TR INC COM	**	275,930
1ST INVS AUTO 3.6% DUE 04-17-2023	**	142,963
1ST SOURCE CORP COM	**	145,305
21ST CENTY FOX 3% DUE 09-15-2022	**	1,294,406
21ST CENTY FOX 3.7% DUE 10-15-2025	**	150,933
21ST CENTY FOX 4.5% DUE 02-15-2021	**	189,938
21ST CENTY FOX 4.5% DUE 02-15-2021	**	225,872
21ST CENTY FOX 6.9% DUE 03-01-2019	**	2,428,855
21ST CENTY FOX FIXED 5.65% DUE 08-15-2020	**	207,212
2U INC COM	**	2,308,450
3I GROUP ORD GBP0.738636	**	169,223
3M CO COM	**	9,547,197
5 PT HLDGS LLC CL A COM REPSTG CL A LTD	**	175,950
5TH 3RD AUTO TR 1.42% DUE 03-16-2020	**	46,817
5TH 3RD AUTO TR 1.59% DUE 04-15-2020	**	140,017
5TH 3RD BK CIN OH 1.625% DUE 09-27-2019	**	3,314,802
5TH 3RD BK CIN OH 2.25% DUE 06-14-2021	**	585,718
5TH 3RD BK CIN OH 2.3% DUE 03-15-2019	**	587,264
8X8 INC NEW COM	**	373,428
A H BELO CORP COM SER A STK	**	6,561
A10 NETWORKS INC COM	**	198,732
A2A SPA EUR0.52	**	887,087
AAPICO HITECH THB1(NVDR)	**	159,367
AAR CORP COM	**	60,678
AARON'S INC CLASS A	**	1,356,113
ABBOTT LAB COM	**	21,439,480
ABBOTT LABS 2.55% DUE 03-15-2022	**	194,841
ABBOTT LABS 2.9% DUE 11-30-2021	**	10,428,613
ABBOTT LABS 3.4% DUE 11-30-2023	**	2,294,979
ABBVIE INC 2.3% DUE 05-14-2021	**	3,173,859
ABBVIE INC 2.5% 05-14-2020	**	4,259,189
ABBVIE INC 2.85% DUE 05-14-2023	**	5,974,202
ABBVIE INC 2.9% DUE 11-06-2022	**	23,249,579
ABBVIE INC 3.2% 11-06-2022	**	5,672,033
ABBVIE INC 3.375% DUE 11-14-2021	**	475,552
ABBVIE INC 3.6% 05-14-2025	**	1,645,002

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
ABBVIE INC 3.75% DUE 11-14-2023	**	3,691,246
ABEONA THERAPEUTICS INC COM	**	35,136
ABERCROMBIE & FITCH CO CL A	**	1,846,344
ABIOMED INC COM	**	285,385
ABM INDS INC COM	**	352,793
ABN AMRO BK N V 2.45% DUE 06-04-2020	**	789,672
ABN AMRO BK N V 2.45% DUE 06-04-2020	**	2,586,176
ABN AMRO BK N V 4.75% DUE 07-28-2025	**	397,977
ABSA GROUP LTD ZAR2	**	537,893
ACACIA COMMUNICATIONS INC COM	**	158,346
ACACIA RESH CORP COM	**	13,315
ACADIA HEALTHCARE CO INC COM	**	848,816
ACADIA RLTY TR COM	**	2,493,184
ACCELERON PHARMA INC COM	**	937,152
ACCENTURE PLC SHS CL A NEW	**	23,323,195
ACCESS GROUP INC DEL 2005-A ASSET BKD CTF CL A-3 FLTG 07-25-2034 REG	**	4,460,584
ACCIONA SA EUR1	**	310,882
ACCO BRANDS CORP COM	**	75,746
ACCREDITED MTG LN TR 2004-3 MTG PASSTHRUCTF CL 2A2 10-25-2034 REG	**	986,353
ACCURAY INC DEL COM	**	184,727
ACE INA HLDGS INC 2.3% DUE 11-03-2020	**	4,041,366
ACE INA HLDGS INC 2.7% DUE 03-13-2023	**	117,264
ACE INA HLDGS INC 3.35% DUE 05-03-2026	**	39,129
ACETO CORP COM	**	4,964
ACHILLION PHARMACEUTICALS INC COM	**	95,422
ACI WORLDWIDE INC COM STK	**	1,148,305
ACNB CORP COM	**	26,729
ACORDA THERAPEUTICS INC COM	**	922,009
ACS ACTIVIDADES CO EUR0.5	**	456,725
ACTAVIS FDG SCS 3% DUE 03-12-2020	**	7,178,572
ACTAVIS FDG SCS 3.45% DUE 03-15-2022	**	5,176,066
ACTAVIS FDG SCS 3.85% DUE 06-15-2024	**	2,958,885
ACTAVIS FDG SCS GTD NT FLTG RATE DUE 03-12-2020/02-12-2020 REG	**	100,304
ACTAVIS FUNDING SCS FIXED 3.8% DUE 03-15-2025	**	1,142,182
ACTAVIS INC 3.25% DUE 10-01-2022	**	635,519
ACTAVIS INC 3.25% DUE 10-01-2022	**	811,508
ACTER CO. LTD TWD10	**	103,712
ACTIVISION 2.3% DUE 09-15-2021	**	1,460,840
ACTIVISION BLIZZARD INC COM STK	**	4,711,487
ACUITY BRANDS INC COM	**	1,583,896
ACUSHNET HLDGS CORP COM	**	220,266
ADAMS RES & ENERGY INC COM NEW COM NEW	**	11,884
ADARO ENERGY TBK IDR100	**	466,592
ADDUS HOMECARE CORP COM STK	**	34,619
ADECCO GROUP AG CHF0.1 (REGD)	**	405,203
ADIDAS AG	**	856,505
ADIENT PLC ADIENT PLC LTD COM	**	2,084,349

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
ADLER REAL ESTATE NPV	**	85,885
ADOBE SYS INC COM	**	14,535,241
ADR 58 COM INC SPONSORED ADR REPSTG CL A	**	101,644
ADR ALIBABA GROUP HOLDING LTD SPONSORED ADS	**	23,496,676
ADR AMBEV SA SPONSORED ADR	**	1,882,752
ADR ANGLOGOLD ASHANTI LTD	**	42,306
ADR ASCENDIS PHARMA A/S SPONSORED ADR	**	533,089
ADR ASTRAZENECA PLC SPONSORED ADR UNITEDKINGDOM	**	9,714,562
ADR AUTOHOME INC SPONSORED ADR REPST CL A	**	90,199
ADR AZUL S A SPONSORED ADR REPSTG PFD	**	583,096
ADR BANCO BRADESCO S A SPONSORED ADR REPSTG PFD SHS NEW 2004	**	1,062,067
ADR BANCO SANTANDER CHILE NEW SPONSORED ADR REPSTG COM	**	529,260
ADR CHANGYOU COM LTD ADS REPSTG CL A SHS	**	120,648
ADR COMPANHIA DE SANEAMENTO BASICO DO ESTADO DE SAO PAULO SABESP SPONSORED ADR	**	308,363
ADR COMPANHIA ENERGETICA DE MINAS GERAISSPONSORED ADR PAR $0.01 REP NON VTG PFD	**	114,023
ADR COMPANHIA PARANAENSE DE ENERGIA SER B COPEL ISIN US20441B4077	**	213,759
ADR CTRIP COM INTL LTD ADS	**	200,893
ADR DANONE SPONSORED ADR	**	3,815,380
ADR EMBRAER S A SPONSORED ADR REPSTG 4 COM SHS	**	75,242
ADR ENEL AMERICAS S A SPONSORED ADR ENERSIS AMERICAS S.A	**	809,874
ADR FLY LEASING LTD-ADR	**	62,304
ADR GLAXOSMITHKLINE PLC SPONSORED ADR	**	8,654,565
ADR GOLD FIELDS LTD NEW SPONSORED ADR	**	438,754
ADR HIMAX TECHNOLOGIES INC SPONSORED ADR	**	62,985
ADR HUAZHU GROUP LTD	**	82,798
ADR ICICI BK LTD	**	1,444,531
ADR JD COM INC SPONSORED ADR REPSTG COM CL A	**	292,978
ADR KERING S A ADR	**	8,572,108
ADR KT CORP SPONSORED ADR	**	198,796
ADR LATAM AIRLS GROUP S A SPONSORED ADR	**	52,623
ADR MOMO INC ADR	**	60,491
ADR MORPHOSYS AG SPONSORED ADS	**	1,034,840
ADR NESTLE S A SPONSORED ADR REPSTG REG SH	**	13,020,230
ADR NETEASE INC SPONSORED ADR ADR EACH REPR 25 COM STK USD0.0001	**	408,838
ADR NEW ORIENTAL ED & TECHNOLOGY GROUP INC SPONSORED ADR REPSTG COM	**	109,510
ADR NICE LTD SPONSORED ADR	**	1,893,675
ADR NOVARTIS AG	**	2,118,391
ADR PETROLEO BRASILEIRO SA PETROBRAS SPONSORED ADR REPSTG PFD SHS	**	567,226
ADR RECKITT BENCKISER GROUP PLC SPONSORED ADR	**	3,999,555
ADR ROCHE HLDG LTD SPONSORED ADR ISIN #US771195104	**	2,641,303
ADR ROYAL DUTCH SHELL PLC SPONSORED ADR REPSTG A SHS	**	4,737,759
ADR TAL ED GROUP ADS REPSTG COM SHS ADR	**	188,654
ADR TENCENT MUSIC ENTMT GROUP ADS	**	1,705
ADR TIM PARTICIPACOES SA SPONSORED ADR	**	312,169
ADR ULTRAPAR PARTICIPACOES S A SPONSORED# US90400P1012	**	606,457
ADR VALE S A ADR	**	2,582,365
ADR VIPSHOP HLDGS LTD SPONSORED ADR	**	33,661

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
ADR VODAFONE GROUP PLC NEW SPONSORED ADRNO PAR	**	14,519,768
ADR WEIBO CORP SPONSORED ADR	**	63,046
ADR WNS HLDGS LTD SPONSORED ADR	**	6,732,601
ADTALEM GLOBAL ED INC COM	**	2,791,359
ADTRAN INC COM	**	1,127,668
ADURO BIOTECH INC COM	**	22,028
ADVANCED DISP SVCS INC DEL COM	**	1,057,741
ADVANCED DRAIN SYS INC DEL COM	**	943,301
ADVANCED ENERGY INDS INC COM	**	235,385
ADVANCED MICRO DEVICES INC COM	**	1,722,669
ADVANSIX INC COM	**	305,710
ADVENTIST HLTH 3.378% DUE 03-01-2023	**	3,953,576
ADVERUM BIOTECHNOLOGIES INC COM	**	13,230
ADYEN NV EUR0.01	**	3,155,140
AECI ZAR1	**	62,884
AECOM	**	641,115
AECON GROUP INC. COM NPV	**	783,541
AEGION CORP 10	**	55,194
AEON CO LTD NPV	**	66,846
AEON MALL CO LTD NPV	**	25,572
AEP TRANSM CO LLC 3.1% DUE 12-01-2026	**	734,313
AERCAP HOLDINGS N.V. EUR0.01	**	811,800
AERCAP IRELAND CAP 3.3% DUE 01-23-2023	**	1,378,531
AERCAP IRELAND CAP 3.3% DUE 01-23-2023	**	475,356
AERCAP IRELAND CAP 3.5% 01-15-2025	**	456,187
AERCAP IRELAND CAP 3.65% DUE 07-21-2027	**	176,448
AERCAP IRELAND CAP 3.95% DUE 02-01-2022	**	982,437
AERCAP IRELAND CAP 4.25% DUE 07-01-2020	**	1,603,806
AERCAP IRELAND CAP 4.5% DUE 05-15-2021	**	200,577
AERCAP IRELAND CAP 4.625% DUE 07-01-2022	**	401,390
AERCAP IRELAND CAP 4.625% DUE 10-30-2020	**	704,885
AERCAP IRELAND FIXED 4.45% DUE 10-01-2025	**	1,329,080
AERIE PHARMACEUTICALS INC COM	**	187,359
AEROHIVE NETWORKS INC COM	**	62,426
AEROPORTS DE PARIS EUR3	**	124,299
AEROVIRONMENT INC COM	**	110,011
AES GENER SA COM NPV	**	78,868
AETNA INC 2.75% DUE 11-15-2022	**	767,494
AETNA INC NEW 2.2% DUE 03-15-2019	**	963,594
AETNA INC NEW 2.8% DUE 06-15-2023	**	19,971
AETNA INC NEW 2.8% DUE 06-15-2023	**	1,440,777
AETNA INC NEW 6.75% DUE 12-15-2037	**	108,745
AFFIMED THERAPEUTICS BV COM EUR0.01	**	104,816
AFRICAN DEV BK GLOBAL MEDIUM TERM SR 02/12/2015 1.375% 02-12-2020 REG	**	14,795,100
AFRICAN RAINBOW LTD ZAR0.05	**	344,747
AGCO CORP COM	**	2,764,350
AGEAS NPV	**	971,745

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
AGFA GEVAERT NV NPV	**	236,826
AGILYSYS INC COM STK	**	91,059
AGL CAP CORP 3.5% DUE 09-15-2021	**	229,815
AGL CAP CORP 5.875% DUE 03-15-2041	**	28,254
AGREE RLTY CORP COM	**	3,482,404
AGROFRESH SOLUTIONS INC COM	**	14,114
AIA GROUP LTD NPV	**	9,427,858
AIG GLOBAL FDG SR 2.15% DUE 07-02-2020	**	5,186,946
AIG GLOBAL FDG SR 2.7% DUE 12-15-2021	**	995,842
AIG GLOBAL FDG SR 3.35% DUE 06-25-2021	**	1,494,134
AIG GLOBAL FDG SR SECD MEDIUM TERM NTS BTRANCHE # TR 00008 VAR RT DUE 06-25-2021	**	2,496,160
AIMIA INC COM	**	86,455
AIR CANADA VAR VTG SHS NPV	**	743,181
AIR CHINA LTD 'H'CNY1	**	45,296
AIR INDS GROUP INC COM NEW COM NEW	**	731
AIR LEASE CORP 2.125% DUE 01-15-2020	**	85,743
AIR LEASE CORP 2.125% DUE 01-15-2020	**	4,878,473
AIR LEASE CORP 2.625% DUE 07-01-2022	**	7,460,004
AIR LEASE CORP 2.75% 01-15-2023	**	473,123
AIR LEASE CORP 3.25% DUE 03-01-2025	**	229,692
AIR LEASE CORP 3.375% DUE 01-15-2019	**	299,973
AIR LEASE CORP 3.5% DUE 01-15-2022	**	5,412,512
AIR LEASE CORP 3.625% DUE 04-01-2027	**	268,315
AIR LEASE CORP CL A CL A	**	789,629
AIR LIQUIDE(L') EUR5.50	**	9,097,134
AIR TRANS SVCS GROUP INC COM STK	**	187,977
AIRASIA GROUP BERHAD	**	252,477
AIRBUS SE EUR1	**	130,243
AIRCASTLE LTD 4.4% DUE 09-25-2023	**	683,548
AIRCASTLE LTD 5.125% DUE 03-15-2021	**	609,772
AIRTAC INTERNATION TWD10	**	279,600
AJU CAPITAL CO LTD KRW5000	**	95,874
AK HOLDINGS INC	**	87,713
AKEBIA THERAPEUTICS INC COM	**	157,599
AKELIUS RESDNTL 3.375% 23/09/2020	**	359,450
AKER BP ASA NOK1	**	72,825
AKORN INC COM	**	61,023
AKZO NOBEL NV EUR2	**	5,554,656
AL ECON SETTLEMENT AUTH BP SETT TAXABLE-SER B 4.263 DUE 09-15-2032 REG	**	1,578,619
AL ECON SETTLEMENT AUTH BP SETTLEMENT REV 3.163 09-15-2025 BEO TAXABLE	**	714,247
ALABAMA PWR CO 2.45% DUE 03-30-2022	**	77,887
ALABAMA PWR CO 3.375% DUE 10-01-2020	**	1,480,707
ALABAMA PWR CO 5.125% DUE 02-15-2019	**	25,057
ALAMO GROUP INC COM	**	111,495
ALARIS RTY CORP COM NO PAR	**	100,761
ALARM COM HLDGS INC COM	**	960,373
ALASKA AIR GROUP INC COM	**	840,460

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
ALBA PLC FLT 15/12/2038	**	443,897
ALBANY INTL CORP NEW CL A	**	655,140
ALBARAKA TURK NPV	**	67,273
ALBEMARLE CORP COM	**	5,603,451
ALBERTA PROV CDA BD 3.3% DUE 03-15-2028 REG	**	1,787,831
ALBERTA PROV CDA PROVINCIAL 1.25% 01/06/2020	**	362,088
ALDER BIOPHARMACEUTICALS INC COM	**	97,631
ALEXANDER & BALDWIN INC	**	56,776
ALEXANDER FORBES NPV	**	107,393
ALEXANDRIA REAL 2.75 DUE 01-15-2020	**	396,874
ALEXION PHARMACEUTICALS INC COM	**	6,226,075
ALFA SAB DE CV SER'A'NPV	**	85,596
ALFRESA HOLDINGS NPV	**	248,115
ALIBABA GROUP HLDG 2.8% DUE 06-06-2023	**	3,184,750
ALIBABA HLTH HKD0.01	**	24,332
ALICO INC COM	**	43,660
ALIMENTATION COUCH CLASS'B'S/VTG COM NPV	**	999,756
ALIOR BANK SA PLN10.00	**	76,456
ALKERMES PLC SHS	**	1,436,724
ALLEGHANY CORP DEL COM	**	1,178,075
ALLEGHENY TECHNOLOGIES INC COM	**	106,521
ALLEGIANCE BANCSHARES INC COM	**	28,227
ALLEGIANT TRAVEL CO COM	**	78,272
ALLEGION US HLDG CO INC 3.2% 10-01-2024	**	943,226
ALLERGAN INC 2.8% DUE 03-15-2023	**	129,315
ALLERGAN PLC. COM STK	**	5,326,618
ALLETE INC COM NEW	**	3,733,713
ALLIANT ENERGY FIN 3.75% DUE 06-15-2023	**	2,917,890
ALLIANZ SE NPV(REGD)(VINKULIERT)	**	4,080,703
ALLIED MOTION TECHNOLOGIES INC COM	**	172,906
ALLIED PROPS REAL TRUST UNITS	**	35,695
ALLISON TRANSMISSION HOLDING	**	1,651,104
ALLSCRIPTS HEALTHCARE SOLUTIONS INC	**	1,032,280
ALLY AUTO 1.35% DUE 05-15-2020	**	224,807
ALLY AUTO 1.59% DUE 04-15-2020	**	2,134,228
ALLY AUTO 1.81% DUE 06-15-2020	**	3,148,156
ALLY AUTO RECEIVABLES TR 2017-2 CL A3 1.78% DUE 08-16-2021	**	2,198,918
ALLY AUTO RECEIVABLES TR 2017-2 CL A4 2.1% 03-15-2022 REG	**	1,281,233
ALLY AUTO RECEIVABLES TR 2017-4 CL A-3 1.75% 12-15-2021 REG	**	742,658
ALLY AUTO RECEIVABLES TR 2018-3 CL A-4 3.23% 07-17-2023	**	1,857,265
ALLY AUTO RECEIVABLES TR SER 17-3 CL A4 2.01%03-15-2022	**	4,727,683
ALLY AUTO RECEIVABLES TR SER 2018-1 CL A-3 2.35% 06-15-2022	**	1,391,310
ALLY AUTO RECEIVABLES TRUST SER 2017-2 CLS C 2.46% DUE 09-15-2022	**	148,389
ALLY AUTO RECEIVABLES TRUST SER 2017-2 CLS D 2.93% DUE 11-15-2023	**	139,578
ALLY AUTO RECEIVABLES TRUST SR 2017-2 CL B 2.33% DUE 06-15-2022	**	197,745
ALLY FINL INC 3.5 DUE 01-27-2019 REG	**	199,875
ALLY FINL INC 3.75% DUE 11-18-2019	**	199,250

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
ALLY MASTER OWNER TRUST SER 2018-3 CL A FRN 07-15-2022 BEO	**	1,096,280
ALMIRALL SA EUR0.12	**	692,698
ALNYLAM PHARMACEUTICALS INC COM	**	297,035
ALPHA & OMEGA SEMICONDUCTOR LTD COM STK	**	27,156
ALPHABET INC CAP STK USD0.001 CL C	**	21,900,045
ALPHABET INC CAPITAL STOCK USD0.001 CL A	**	31,783,503
ALPS ALPINE CO LTD	**	656,004
ALSO HOLDING AG CHF1 (REGD)	**	549,472
ALTA MESA RESOURCES INC CL A COM USD0.0001 CL A	**	22,067
ALTERRA FIN LLC 6.25% DUE 09-30-2020	**	121,036
ALTERRA FIN LLC 6.25% DUE 09-30-2020	**	1,012,108
ALTERYX INC COM CL A COM CL A	**	314,002
ALTICE FRANCE 5.625% GTD SNR SEC NTS 15/05/2024 EUR	**	462,164
ALTRA INDUSTRIAL MOTION CORP COM STK USD0.001	**	303,963
ALTRIA GROUP INC 2.85 DUE 08-09-2022 REG	**	412,790
ALTRIA GROUP INC 4 DUE 01-31-2024 REG	**	2,402,814
ALTRIA GROUP INC 4.75% DUE 05-05-2021	**	4,047,294
ALTRIA GROUP INC 9.25% DUE 08-06-2019	**	4,014,227
ALTRIA GROUP INC COM	**	5,561,413
AMADEUS IT GROUP EUR0.01	**	5,952,372
AMAG PHARMACEUTICALS INC COM STK	**	93,100
AMATA CORP THB1(ALIEN MKT)	**	316,592
AMAZON COM INC 3.15% DUE 08-22-2027 BEO	**	5,561,176
AMAZON COM INC 4.8% DUE 12-05-2034	**	160,671
AMAZON COM INC COM	**	29,012,053
AMAZON COM INC FIXED 2.8% DUE 08-22-2024	**	388,783
AMAZON COM INC FIXED 2.8% DUE 08-22-2024	**	1,846,718
AMBAC FINL GROUP INC COM	**	68,908
AMC ENTMT HLDGS INC CL A COM CL A COM	**	62,174
AMCOR LIMITED NPV	**	1,422,063
AMDOCS ORD GBP0.01	**	1,978,832
AMER MOVIL SAB DE 5% DUE 03-30-2020	**	81,388
AMER NATL INS CO COM	**	463,281
AMERCO COM	**	1,452,871
AMEREN CORP 2.7% DUE 11-15-2020	**	374,920
AMEREN ILL CO 2.7% DUE 09-01-2022	**	2,153,596
AMEREN ILL CO 3.8% DUE 05-15-2028	**	3,957,208
AMERESCO INC	**	70,401
AMERICAN AIRLS 2017-1 CL AA PASS THRU TR3.65% DUE 08-15-2030	**	54,532
AMERICAN AIRLS INC 16-3 AA PTT 04-15-2030	**	95,803
AMERICAN ASSETS TR INC COM	**	3,399,467
AMERICAN AXLE & MFG HLDGS INC COM	**	122,688
AMERICAN CAMPUS CMNTYS INC COM	**	816,335
AMERICAN EAGLE OUTFITTERS INC NEW COM	**	294,976
AMERICAN EQUITY INVT LIFE HLDG CO COM	**	1,003,800
AMERICAN EXPRESS CO	**	7,705,478
AMERICAN EXPRESS CR A/C MASTER SER 2017-1 CL B 2.1% 09-15-2022 REG	**	4,111,002

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
AMERICAN EXPRESS CR A/C MASTER SER 2017-1 CLS A 1.93% 09-15-2022	**	838,959
AMERICAN EXPRESS CR A/C MASTER TR 2018-4 CL A 2.99% 12-15-2023	**	10,788,234
AMERICAN EXPRESS CR ACCOUNT MASTER TR 3.18% DUE 04-15-2024	**	12,208,130
AMERICAN EXPRESS CR ACCOUNT MASTER TR SER 2017-6 CL A 0.0% 05-15-2023	**	5,707,610
AMERICAN EXPRESS CR CORP MEDIUM TERM NTS 2.25% DUE 05-05-2021	**	836,680
AMERICAN EXPRESS CR CORP MEDIUM TERM NTSTRANCHE # TR 00102 VAR RT DUE 03-03-2020	**	5,413,529
AMERICAN EXPRESS CR CORP MEDIUM TERM NTSTRANCHE # TR 00103 2.7% DUE 03-03-2022	**	191,138
AMERICAN EXPRESS CR CORP TRANCHE # TR 00106 1.875% 05-03-2019	**	4,144,645
AMERICAN EXPRESS CREDIT MTN 2.2% DUE 03-03-2020	**	10,040,877
AMERICAN EXPRESS CREDIT 2.375% DUE 05-26-2020	**	890,562
AMERICAN EXPRESS CREDIT TRANCHE # TR 00099 1.7% DUE 10-30-2019/09-29-2019	**	5,833,322
AMERICAN HOMES 4 RENT COMMON STOCK	**	1,390,453
AMERICAN HONDA FIN CORP MED TERM NTS BOO FLTG RT DUE 11-05-2021	**	98,553
AMERICAN INTERNATIONAL GROUP INC BNDS 3.75% DUE 07-10-2025 REG	**	343,724
AMERICAN INTERNATIONAL GROUP INC COM	**	28,844,179
AMERICAN INTL GROUP INC 4.125 DUE 02-15-2024	**	341,392
AMERICAN MUN PWR OHIO INC REV 7.334% 02-15-2028 BEO TAXABLE	**	249,402
AMERICAN NATL BANKSHARES INC COM	**	46,075
AMERICAN OUTDOOR BRANDS CORP COM	**	110,352
AMERICAN PUB ED INC COM STK	**	51,171
AMERICAN TOWER CORP	**	2,554,136
AMERICAN TOWER CORP 3.6% 01-15-2028	**	373,734
AMERICAN VANGUARD CORP COM	**	629,975
AMERICAS CAR-MART INC COM	**	21,952
AMERICREDIT 1.6% DUE 11-09-2020	**	1,524,480
AMERICREDIT 1.81% DUE 10-08-2020	**	1,891
AMERICREDIT 1.83% DUE 05-18-2021	**	1,514,307
AMERICREDIT 1.9% DUE 03-18-2022	**	2,829,978
AMERICREDIT 1.98000001907% DUE 12-20-2021	**	5,458,365
AMERICREDIT 2.69% DUE 06-19-2023	**	619,471
AMERICREDIT 2.71% DUE 07-19-2021	**	2,115,727
AMERICREDIT AUTOMOBILE RECEIVABLES 18-2 A2A 2.86% 11-18-2021	**	2,667,464
AMERICREDIT AUTOMOBILE RECEIVABLES 18-2 A3 3.15% 03-20-2023	**	1,859,828
AMERICREDIT AUTOMOBILE RECEIVABLES 3.07% SER 2018-1 CL A3 DUE 12-19-2022	**	3,637,215
AMERICREDIT AUTOMOBILE RECEIVABLES SER 17-1 CLS B 2.3% DUE 02-18-2022	**	64,357
AMERICREDIT AUTOMOBILE RECEIVABLES SER 17-1 CLS C 2.71% DUE 08-18-2022	**	54,491
AMERICREDIT CDA AUTOMOBILE SER 17-1 CLS D 3.13% DUE 01-18-2023	**	77,541
AMERIPRISE FINL 5.3% DUE 03-15-2020	**	287,121
AMERIS BANCORP COM	**	58,653
AMERISOURCEBERGEN 3.5% DUE 11-15-2021	**	456,397
AMERN AIRLINES INC 3.7% DUE 10-01-2026	**	192,019
AMERN AIRLS 2013-2 FIXED 4.95% DUE 07-15-2024	**	524,232
AMERN AIRLS 2015-2 4.4% DUE 03-22-2025	**	1,938,512
AMERN CAMPUS 4.125% DUE 07-01-2024	**	1,004,343
AMERN CR ACCEP 2.8599998951% DUE 06-12-2023	**	313,128
AMERN CR ACCEP 3.69000005722% DUE 06-12-2023	**	190,888
AMERN ELEC PWR CO 2.15% DUE 11-13-2020	**	441,024

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
AMERN EXPRESS CO 2.2% DUE 10-30-2020	**	490,977
AMERN EXPRESS CO 2.65 DUE 12-02-2022	**	233,144
AMERN EXPRESS CO 2.65 DUE 12-02-2022	**	2,945,736
AMERN EXPRESS CO 3.375% DUE 05-17-2021	**	5,283,387
AMERN EXPRESS CO 3.625% DUE 12-05-2024	**	27,372
AMERN EXPRESS CO 3.7% DUE 11-05-2021	**	504,492
AMERN EXPRESS CO 8.125% DUE 05-20-2019	**	173,215
AMERN EXPRESS CO FIXED 2.5% DUE 08-01-2022	**	8,903,786
AMERN EXPRESS CR 3.3% DUE 05-03-2027	**	77,688
AMERN HONDA FIN 2% MTN 11-13-2019	**	5,282,871
AMERN HONDA FIN 2.15% DUE 03-13-2020	**	702,673
AMERN HONDA FIN 2.25% DUE 08-15-2019	**	184,131
AMERN HONDA FIN 3.45% DUE 07-14-2023	**	2,445,697
AMERN HONDA FIN 3.5% DUE 02-15-2028	**	393,399
AMERN INTL GROUP 2.3% DUE 07-16-2019	**	866,416
AMERN INTL GROUP 3.3% DUE 03-01-2021	**	3,328,674
AMERN INTL GROUP 4.2% DUE 04-01-2028	**	385,345
AMERN INTL GROUP 4.875% DUE 06-01-2022	**	741,832
AMERN TOWER CORP 2.25% DUE 01-15-2022	**	799,101
AMERN TOWER CORP 2.25% DUE 01-15-2022	**	1,315,885
AMERN TOWER CORP 3.125% DUE 01-15-2027	**	2,806,235
AMERN TOWER CORP 4.4% DUE 02-15-2026	**	799,375
AMERN TOWER CORP 5% DUE 02-15-2024	**	14,148,009
AMERN TOWER CORP 5.05% DUE 09-01-2020	**	819,169
AMERN TOWER CORP FIXED 4% DUE 06-01-2025	**	88,294
AMERN WOODMARK CORP COM	**	121,494
AMERN WTR CAP CORP 2.95% DUE 09-01-2027	**	6,047,040
AMERN WTR CAP CORP 3% DUE 12-01-2026	**	146,810
AMES NATL CORP CDT-COM STK	**	24,378
AMGEN INC 2.125% 05-01-2020	**	197,335
AMGEN INC 2.6% DUE 08-19-2026	**	567,938
AMGEN INC 3.625 BDS DUE 05-15-2022 USD1000	**	281,922
AMGEN INC 3.625 BDS DUE 05-15-2022 USD1000	**	201,373
AMGEN INC 3.625% DUE 05-22-2024	**	49,848
AMGEN INC 3.875 DUE 11-15-2021	**	2,178,434
AMGEN INC 4.1% DUE 06-15-2021	**	168,249
AMGEN INC FLTG RT 3.017% DUE 05-10-2019	**	2,302,605
AMGEN INC SR NT 5.7 DUE 02-01-2019 BEO	**	25,050
AMKOR TECHNOLOGY INC COM	**	306,949
AMPCO-PITTSBURG CORP COM	**	3,178
AMPHASTAR PHARMACEUTICALS INC DEL COM	**	204,811
AMPHENOL CORP NEW 2.2% DUE 04-01-2020	**	3,576,280
AMTECH SYS INC COM PAR $0.01 NEW STK	**	6,795
ANA HOLDINGS INC NPV	**	641,005
ANADARKO PETE CORP 5.55% DUE 03-15-2026	**	1,099,706
ANADARKO PETE CORP 8.7% DUE 03-15-2019	**	606,179
ANADARKO PETE CORP 8.7% DUE 03-15-2019	**	7,334,763

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
ANALOG DEVICES INC 2.5% DUE 12-05-2021	**	195,230
ANALOG DEVICES INC 2.95% DUE 01-12-2021	**	247,807
ANALOG DEVICES INC 2.95% DUE 01-12-2021	**	4,143,337
ANALOG DEVICES INC 3.125% DUE 12-05-2023	**	24,284
ANALOG DEVICES INC 4.5% DUE 12-05-2036	**	141,623
ANALOG DEVICES INC COM	**	4,628,297
ANDEAVOR LOGISTICS LP & TESORO LOGISTICS3.5% DUE 12-01-2022	**	768,443
ANDERSONS INC COM	**	286,555
ANGI HOMESERVICES INC COM USD0.001	**	399,725
ANGIODYNAMICS INC COM STK	**	86,901
ANGLO AMERICAN PLATINUM LTD COMSTK	**	339,361
ANGLO AMERICAN USD0.54945	**	818,366
ANGLO AMERICAN USD0.54945	**	163,255
ANGLO AMERN CAP 4% DUE 09-11-2027	**	352,895
ANGLOGOLD ASHANTI LIMITED ZAR0.25	**	751,650
ANHEUSER BUSCH INC 4.439% DUE 10-06-2048	**	116,581
ANHEUSER-BUSCH 2.65% DUE 02-01-2021	**	240,932
ANHEUSER-BUSCH 2.65% DUE 02-01-2021	**	8,179,888
ANHEUSER-BUSCH 3.3% DUE 02-01-2023	**	1,069,584
ANHEUSER-BUSCH 3.3% DUE 02-01-2023	**	2,610,757
ANHEUSER-BUSCH 3.5% DUE 01-12-2024	**	195,629
ANHEUSER-BUSCH 3.5% DUE 01-12-2024	**	7,732,236
ANHEUSER-BUSCH 4.375% DUE 04-15-2038	**	508,552
ANIKA THERAPEUTICS INC COM STK	**	77,740
ANIXTER INTL INC COM	**	623,805
ANTA SPORTS PRODUC HKD0.10	**	1,472,389
ANTARES PHARMA INC COM	**	106,624
ANTERO RES CORP COM	**	535,080
ANTHEM INC 2.95% 12-01-2022	**	721,676
ANTHEM INC 3.35% DUE 12-01-2024	**	73,065
ANTHEM INC 3.35% DUE 12-01-2024	**	730,646
ANTHEM INC 3.65% 12-01-2027	**	716,570
ANTHEM INC 4.101% 03-01-2028	**	210,729
ANTHEM INC COM	**	5,331,389
ANTHEM INC FIXED 2.5% 11-21-2020	**	3,685,672
ANZ BANKING GROUP LIMITED TRANCHE # TR 00013 1.6% DUE 07-15-2019	**	7,080,788
AON CORP 5% DUE 09-30-2020	**	5,248,777
AON PLC 3.875% DUE 12-15-2025	**	64,143
AON PLC 4.25% DUE 12-12-2042	**	57,636
AON PLC COM	**	17,065,991
AOZORA BANK NPV	**	130,346
APACHE CORP 3.25 DUE 04-15-2022 REG	**	93,045
APACHE CORP 3.25 DUE 04-15-2022 REG	**	10,155,627
APACHE CORP 5.1% DUE 09-01-2040	**	81,516
APACHE CORP COM	**	11,447,625
APARTMENT INVT & MGMT CO CL A	**	672,768
APERGY CORP COM	**	124,568

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
APOGEE ENTERPRISES INC COM	**	117,579
APOLLO HOSPITALS ENTERPRISE COMSTK	**	652,860
APPLE HOSPITALITY REIT INC COM NEW COM NEW	**	303,567
APPLE INC 1.55% DUE 08-04-2021	**	678,716
APPLE INC 1.8% 11-13-2019	**	14,742,169
APPLE INC 1.9% DUE 02-07-2020	**	5,607,880
APPLE INC 2% 11-13-2020	**	6,068,986
APPLE INC 2.15% DUE 02-09-2022	**	663,974
APPLE INC 2.15% DUE 02-09-2022	**	208,650
APPLE INC 2.3% DUE 05-11-2022	**	268,381
APPLE INC 2.4% DUE 05-03-2023	**	676,852
APPLE INC 2.45% DUE 08-04-2026	**	5,471,448
APPLE INC 2.85% DUE 05-06-2021	**	1,501,833
APPLE INC 2.85% DUE 05-11-2024	**	390,256
APPLE INC 2.9% DUE 09-12-2027	**	140,046
APPLE INC 2.9% DUE 09-12-2027	**	3,383,669
APPLE INC 3% DUE 02-09-2024	**	258,743
APPLE INC 3.35% DUE 02-09-2027	**	147,133
APPLE INC 3.35% DUE 02-09-2027	**	3,702,686
APPLE INC 3.45% DUE 05-06-2024	**	376,778
APPLE INC 3.85% DUE 08-04-2046	**	85,558
APPLE INC BNDS 2.75% DUE 01-13-2025 REG	**	96,426
APPLE INC COM STK	**	15,632,823
APPLIED GENETIC TECHNOLOGIES CORP COM	**	8,200
APPLIED INDL TECHNOLOGIES INC COM	**	23,032
APPLIED MATERIALS INC COM	**	19,319,121
APPLIED OPTOELECTRONICS INC COM	**	5,246
APPLUS SERVICES SA EUR0.10	**	217,776
APT PIPELINES LTD SR NT 144A 4.2% DUE 03-23-2025 BEO	**	243,475
APTEVO THERAPEUTICS INC COM	**	2,277
APTIV PLC COM USD	**	5,971,613
AQUANTIA CORP COM	**	20,390
AQUAVENTURE HOLDINGS LTD COM NPV	**	90,974
AQUINOX PHARMACEUTICALS INC COM	**	8,783
ARAMARK COM	**	1,461,913
ARC DOCUMENT SOLUTIONS INC COM	**	12,183
ARC PPTYS OPER PARTNERSHIP L P / CLARK A3 DUE 02-06-2019	**	179,892
ARCADYAN TECHNOLOG TWD10	**	149,495
ARCBEST CORP COM USD0.01	**	675,813
ARCH CAP FIN LLC 4.011% DUE 12-15-2026	**	684,008
ARCH COAL INC CL A COM STK	**	1,230,327
ARCHER-DANIELS 3.375% DUE 03-15-2022	**	2,961,237
ARCHER-DANIELS-MIDLAND CO COM	**	4,153,621
ARCHROCK INC COM	**	1,592,644
ARCOSA INC COM	**	205,460
ARCUS BIOSCIENCES INC COM	**	98,869
ARDAGH GROUP S A ARDAGH GROUP S A EUR0.01 CL A	**	257,632

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
ARDELYX INC COM	**	19,364
ARDMORE SHIPPING CORP	**	27,903
ARENA PHARMACEUTICALS INC COM NEW COM NEW	**	177,339
ARES CAP CORP COM	**	149,132
ARGAN INC COM	**	775,493
ARGENT SECS INC 2003-W3 ASSET BKD CTF M-1 FLTG 09-25-2033 REG	**	302,726
ARGENT SECS INC FLTG RT 3.41% DUE 04-25-2034	**	640,979
ARGENT SECS INC FLTG RT 3.56% DUE 11-25-2034	**	1,967,636
ARGENTINA(REP OF) 3.375% SNR 15/01/2023 EUR	**	452,445
ARGENTINA(REP OF) FRN 04/2022 ARS1	**	26,506
ARGENTINA(REP OF) FRN 06/2020 ARS1	**	87,825
ARGENTINA(REPUBLIC OF) VAR BDS DUE 11/03/2019 ARS1	**	2,440
ARGO GROUP INTERNATIONAL HOLDINGS COM STK	**	237,796
ARI FLEET LEASE TR 2.27999997139% DUE 04-15-2026	**	1,976,982
ARISTA NETWORKS INC COM	**	17,085,242
ARISTOCRAT LEISURE NPV	**	155,322
ARIZONA PUB SVC CO 2.2% DUE 01-15-2020	**	287,612
ARJO AB SER'B'NPV	**	261,819
ARMSTRONG FLOORING INC COM	**	154,086
ARMSTRONG WORLD INDS INC NEW COM STK	**	599,563
AROTECH CORP COM NEW STK	**	7,436
ARRAY BIOPHARMA INC COM	**	275,011
ARRIS INTERNATIONAL LTD COM USD0.01	**	831,565
ARROW ELECTR INC COM	**	2,533,706
ARROW ELECTRS INC FIXED 3.25% DUE 09-08-2024	**	1,117,332
ARROW ELECTRS INC FIXED 3.875% DUE 01-12-2028	**	16,397
ARROW FINL CORP COM	**	78,833
ARTIS REAL ESTATE TRUST UNITS	**	734,640
ARTNATURE INC NPV	**	112,282
ASBURY AUTOMOTIVE GROUP INC COM	**	145,985
ASCENA RETAIL GROUP INC COM	**	53,993
ASCENDAS R/EST INV NPV (REIT)	**	152,541
ASCENT CAP GROUP INC COM SER A STK	**	705
ASGN INCORPORATED COMN STK USD0.01	**	95,757
ASHFORD HOSPITALITY TR INC COM SHS	**	30,068
ASHLAND GLOBAL HLDGS INC COM	**	1,731,850
ASHTEAD GROUP ORD GBP0.10	**	119,922
ASIA CEMENT CHINA HKD0.1	**	251,734
ASIAN DEV BK GLOBAL NT 1.5% DUE 01-22-2020 REG	**	15,861,972
ASMEDIA TECHNOLOGY SHS	**	464,951
ASPEN INSURANCE HLDGS COM	**	275,454
ASPEN TECHNOLOGY INC COM	**	2,716,131
ASR NEDERLAND NV 10.0% DUE 29/08/2049	**	123,355
ASR NEDERLAND NV EUR0.16	**	1,028,534
ASSECO POLAND SAPLN1	**	300,055
ASSEMBLY BIOSCIENCES INC COM	**	107,716

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
ASSERTIO THERAPEUTICS INC COM STK	**	101,943
ASSOCD BRIT FOODS ORD GBP0.0568	**	908,216
ASSOCTD BANC-CORP COM	**	512,403
ASSURANT INC COM	**	2,111,678
ASSURED GUARANTY LTD COMMON STK	**	2,181,462
ASTA FDG INC COM	**	665
ASTEC INDS INC COM	**	89,966
ASTELLAS PHARMA NPV	**	3,437,694
ASTM S.P.A	**	830,711
ASTRAL FOODS ZAR0.01	**	98,371
ASTRAZENECA ORD USD0.25	**	1,835,107
ASTRAZENECA PLC 1.95% DUE 09-18-2019	**	4,385,202
ASTRAZENECA PLC 2.375% DUE 11-16-2020	**	962,919
ASTRAZENECA PLC 3.375% DUE 11-16-2025	**	6,860,829
ASTRONICS CORP CL B CL B	**	5,048
ASTRONICS CORP COM	**	382,878
ASTRONOVA INC COMMON STOCK	**	25,313
ASX LTD NPV	**	127,479
AT HOME GROUP INC COM	**	161,428
AT&T BROADBAND 9.455% DUE 11-15-2022	**	1,579,427
AT&T INC 2.3% DUE 03-11-2019	**	5,973,348
AT&T INC 2.8% DUE 02-17-2021	**	8,196,333
AT&T INC 3% DUE 06-30-2022	**	1,087,405
AT&T INC 3.15% DUE 09-04-2036	**	544,653
AT&T INC 3.4% DUE 05-15-2025	**	1,318,314
AT&T INC 3.4% DUE 05-15-2025	**	6,591,571
AT&T INC 3.6% DUE 02-17-2023	**	1,207,471
AT&T INC 3.8% DUE 03-15-2022	**	9,189,894
AT&T INC 3.875% DUE 08-15-2021	**	40,398
AT&T INC 3.95% DUE 01-15-2025	**	757,838
AT&T INC 4.125% DUE 02-17-2026	**	3,517,927
AT&T INC 4.25% DUE 03-01-2027	**	782,688
AT&T INC 4.25% DUE 03-01-2027	**	1,526,242
AT&T INC 4.45% DUE 04-01-2024	**	203,319
AT&T INC 5.2% DUE 03-15-2020	**	5,195,024
AT&T INC 5.25% DUE 03-01-2037	**	7,170,264
AT&T INC 5.45% DUE 03-01-2047	**	58,602
AT&T INC 5.45% DUE 03-01-2047	**	3,906,788
AT&T INC 6.375% DUE 03-01-2041	**	86,634
AT&T INC FIXED 4.1% 02-15-2028	**	153,852
AT&T INC FIXED 4.9% DUE 08-15-2037	**	1,072,247
AT&T INC FLTG RT 3.73731% DUE 07-15-2021	**	1,594,723
AT&T INC FLTG RT 3.95594% DUE 06-12-2024	**	193,998
AT&T INC NT FLTG DUE 06-01-2021 REG	**	397,442
AT&T INC NTS 1.8% DUE 05-29-2026	**	682,152
ATCO LTD CLASS I NON-VOTING COM NPV	**	101,401
ATHENE GLOBAL FDG 2.75% DUE 04-20-2020	**	69,356

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
ATHENE GLOBAL FDG 2.75% DUE 04-20-2020	**	4,409,038
ATHENE GLOBAL FDG 3% DUE 07-01-2022	**	634,947
ATHENE HLDG LTD 4.125% DUE 01-12-2028	**	227,090
ATHENE HOLDING LTD COM USD0.001 CL A	**	1,457,220
ATKORE INTL GROUP INC COM	**	144,812
ATLANTIC CAP BANCSHARES INC COM MON STOCK	**	208,357
ATLANTICA YIELD PLC COM USD0.1	**	364,560
ATLAS AIR WORLDWIDE HLDGS INC COM NEW STK	**	117,204
ATLAS COPCO AB SER'B'NPV	**	84,910
ATLAS FINANCIAL HLDGS INC COM	**	17,450
ATMOS ENERGY CORP 4.125% DUE 10-15-2044	**	93,571
ATMOS ENERGY CORP 8.5% DUE 03-15-2019	**	192,079
ATN INTL INC COM	**	197,137
ATOS SE	**	1,390,009
ATRICURE INC COM STK	**	149,236
AUBURN NATL BANCORP COM STK	**	8,991
AUDENTES THERAPEUTICS INC COM	**	190,942
AURELIUS EQUITY OP NPV	**	655,059
AURIZON HOLDINGS NPV	**	1,232,704
AUROBINDO PHARMA INR1	**	439,634
AURORA CANNABIS IN COM NPV	**	475,518
AUST & NZ BANK GRP NPV	**	1,237,590
AUSTEVOLL SEAFOOD NOK0.50	**	716,731
AUSTRALIA & NEW 2.125% DUE 08-19-2020	**	2,750,579
AUSTRALIA & NEW 2.25% DUE 06-13-2019	**	4,479,726
AUSTRALIA & NEW 2.625% DUE 05-19-2022	**	3,438,862
AUSTRALIA & NEW ZEALAND BKG GROUP LTD NY 2.25% DUE 11-09-2020	**	688,967
AUTODESK INC COM	**	21,599,664
AUTONATION INC 3.5% 11-15-2024	**	46,258
AUTONATION INC COM	**	440,288
AUTOZONE INC 2.5% DUE 04-15-2021	**	1,060,987
AUTOZONE INC 4% DUE 11-15-2020	**	2,589,933
AVALONBAY 2.9% DUE 10-15-2026	**	63,218
AVALONBAY CMNTYS 3.35% DUE 05-15-2027	**	57,819
AVALONBAY CMNTYS 3.45% DUE 06-01-2025	**	786,766
AVALONBAY COMMUNITIES INC 3.625 DUE 10-01-2020 REG	**	5,617,058
AVANGRID INC 3.15% 12-01-2024	**	294,322
AVAYA HLDGS CORP COM	**	561,259
AVIAT NETWORKS INC COM NEW COM NEW	**	12,959
AVIATION CAP GROUP 4.125% DUE 08-01-2025	**	1,795,277
AVIATION CAP GROUP 7.125% DUE 10-15-2020	**	326,015
AVID TECHNOLOGY INC COM	**	156,859
AVIS BUDGET RENT 2.5% DUE 07-20-2021	**	2,179,071
AVIS BUDGET RENT 2.63% DUE 12-20-2021	**	4,054,133
AVIVA ORD GBP0.25	**	580,006
AVNET INC COM	**	3,730,141
AVON PRODUCTS INC COM USD0.25	**	121,098

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
AVROBIO INC COM	**	43,040
AVX CORP COM	**	385,703
AXA EQUITABLE 3.9% DUE 04-20-2023	**	4,103,511
AXA EQUITABLE HLDGS INC COM	**	7,500,130
AXA EUR2.29	**	475,645
AXALTA COATING SYSTEMS LTD COM USD1.00	**	391,465
AXCELIS TECHNOLOGIES INC COM NEW COM NEW	**	807,782
AXIS BANK LTD INR2	**	636,291
AXIS CAPITAL HOLDINGS LTD COM USD0.0125	**	813,691
AXIS SPECIALTY FIN 2.65% DUE 04-01-2019	**	2,494,905
AXIS SPECIALTY FIN 5.875% DUE 06-01-2020	**	864,203
AXOGEN INC COM USD0.01	**	243,321
AXON ENTERPRISE INC COM	**	1,344,438
AXOS FINL INC COM	**	196,152
AXT INC COM	**	20,254
AYALA LAND INC PHP1	**	103,388
AZZ INC COM	**	145,740
B & G FOODS INC COMMON STOCK	**	1,051,254
B A T CAP CORP 3.36738% 08-15-2022	**	1,484,903
B A T CAP CORP 4.39% 08-15-2037	**	84,302
B A T CAP CORP FIXED 0% DUE 08-14-2020	**	495,073
B A T CAP CORP FIXED 2.297% DUE 08-14-2020	**	878,974
B A T CAP CORP FIXED 2.297% DUE 08-14-2020	**	8,096,329
B A T CAP CORP FIXED 2.764% DUE 08-15-2022	**	283,356
B A T CAP CORP FIXED 2.764% DUE 08-15-2022	**	31,915,331
B A T CAP CORP FIXED 3.557% DUE 08-15-2027	**	7,821,042
B2R MTG TR 2015-2 3.336% DUE 11-15-2048	**	117,589
BACARDI LTD 4.45% DUE 05-15-2025	**	789,291
BAE SYSTEMS ORD GBP0.025	**	112,903
BAIC MOTOR CORPORATION LIMITED 'H'CNY1	**	224,716
BAIDU INC SPONS ADR REPR 0.10 ORD CLS A	**	3,798,787
BAKER HUGHES A GE CO LLC/BAKER HUGHES 2.773% 12-15-2022	**	95,940
BAKER HUGHES A GE CO LLC/BAKER HUGHES 2.773% 12-15-2022	**	3,089,258
BAKER HUGHES A GE CO LLC/BAKER HUGHES 4.08% 12-15-2047	**	576,836
BAKER HUGHES INC 3.2 DUE 08-15-2021	**	429,975
BALRAMPUR CHINI MI INR1	**	33,539
BALT GAS & ELEC CO 2.4% DUE 08-15-2026	**	5,397,704
BALT GAS & ELEC CO 3.35% DUE 07-01-2023	**	335,357
BALT GAS & ELEC CO 3.5% DUE 08-15-2046	**	23,073
BAMLL COML MTG FLTG RT 3.85513% DUE 12-15-2031	**	4,474,093
BANC AMERICA COML MTG TR SER 2016-UB10 CLS A3 2.903% 06-15-2049	**	9,609,940
BANC CALIF INC COM	**	4,843,842
BANCFIRST CORP COM	**	227,644
BANCO ACTINVER SA CBFI (FIBRA UNO ADMINISTR)	**	80,623
BANCO DE CHILE COM NPV	**	364,314
BANCO DEL BAJIO COM MXN2 SER'O' 144A/REGS	**	91,872
BANCO SANTANDER 2.5% DUE 12-15-2020	**	2,739,104

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
BANCO SANTANDER MEXICO S A INSTITUCION DE BANCA MULT GRUPO FINC SANTANDER MEX	**	83,339
BANCO SANTANDER S A N Y BRH DISC COML PAPER 02-01-2019	**	9,787,668
BANCO SANTANDER SA 3.125% 02-23-2023	**	2,458,160
BANCO SANTANDER SA 3.5% DUE 04-11-2022	**	2,158,948
BANCO SANTANDER SA 3.848% 04-12-2023	**	1,554,662
BANCO SANTANDER SA FORMERLY BANCO SANTA 4.379% DUE 04-12-2028 REG	**	1,120,471
BANCO SANTANDER SA FRNS 04-12-2023	**	2,157,285
BANCORP INC DEL COM STK	**	208,600
BANCORPSOUTH BK TUPELO MISS COM	**	1,037,287
BANDAI NAMCO HOLDINGS INC	**	1,359,452
BANGKOK BANK THB10 (NVDR)	**	97,384
BANGKOK BANK THB10(LOCAL)	**	724,139
BANGKOK DUSIT MEDI THB0.1(NVDR)	**	84,542
BANGKOK LAND PCL THB1(NVDR)	**	139,992
BANGKOK LIFE ASSUR THB1 (NVDR)	**	49,200
BANK 2017-BNK9 3.47% DUE 11-15-2054	**	3,415,752
BANK AMER CORP 2.151% DUE 11-09-2020	**	2,659,418
BANK AMER CORP 2.65% DUE 04-01-2019	**	3,995,812
BANK AMER CORP 2.738% 01-23-2022	**	1,157,169
BANK AMER CORP 3.093% 10-01-2025	**	1,280,058
BANK AMER CORP 3.248% DUE 10-21-2027	**	740,516
BANK AMER CORP 3.3% DUE 01-11-2023	**	689,401
BANK AMER CORP 3.3% DUE 01-11-2023	**	12,059,598
BANK AMER CORP 3.366% DUE 01-23-2026	**	239,023
BANK AMER CORP 3.419% 12-20-2028	**	122,374
BANK AMER CORP 3.419% 12-20-2028	**	26,858,681
BANK AMER CORP 3.499% 05-17-2022	**	4,195,629
BANK AMER CORP 3.5% DUE 04-19-2026	**	1,684,088
BANK AMER CORP 3.705% BNDS 04-24-2028	**	479,634
BANK AMER CORP 3.95% DUE 04-21-2025	**	1,840,977
BANK AMER CORP 4% DUE 01-22-2025	**	525,065
BANK AMER CORP 4% DUE 01-22-2025	**	4,320,338
BANK AMER CORP 4.45% DUE 03-03-2026	**	494,298
BANK AMER CORP 4.45% DUE 03-03-2026	**	3,361,223
BANK AMER CORP 5% DUE 01-21-2044	**	755,455
BANK AMER CORP 5.49% DUE 03-15-2019	**	301,361
BANK AMER CORP 7.625% DUE 06-01-2019	**	351,108
BANK AMER CORP BDS 4 04-01-2024	**	9,727,623
BANK AMER CORP CORP BD 4.125 DUE 01-22-2024 REG	**	3,309,492
BANK AMER CORP FLTG RT 2.328% DUE 10-01-2021	**	421,607
BANK AMER CORP FLTG RT 2.816% DUE 07-21-2023	**	870,545
BANK AMER CORP FLTG RT 2.881% DUE 04-24-2023	**	583,556
BANK AMER CORP FLTG RT 2.881% DUE 04-24-2023	**	13,120,280
BANK AMER CORP FLTG RT 3.50263% DUE 02-05-2026	**	236,347
BANK AMER CORP FLTG RT 3.593% DUE 07-21-2028	**	8,003,812
BANK AMER CORP SR NT 2.625% DUE 04-19-2021/04-20-2017	**	9,641,064
BANK AMER CORP VAR RT 3.124% DUE 01-20-2023	**	137,644

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
BANK AMER MERRILL LYNCH COML MTG TR SER 2016-UB10 CLS ASB 3.019% 06-15-2049	**	1,979,620
BANK COMM HLDGS COM STK	**	24,441
BANK MARIN BANCORP COM STK	**	255,606
BANK MONTREAL MEDIUM TERM SR NTS BOOK 3.1% DUE 04-13-2021	**	3,428,278
BANK MONTREAL MEDIUM TERM SR NTS BOOK ENTRY 2.1% DUE 12-12-2019	**	3,070,587
BANK MONTREAL MEDIUM TERM SR NTS BOOK VAR RT DUE 04-13-2021	**	5,278,140
BANK MONTREAL MEDIUM TERM SR NTS BOOK VAR RT DUE 04-13-2021	**	1,590,418
BANK MONTREAL MEDIUM TERM SR NTS BOOK EN1.75% DUE 09-11-2019	**	8,021,485
BANK MONTREAL MEDIUM TERM SR NTS BOOK EN1.75% DUE 09-11-2019	**	594,617
BANK MONTREAL QUE 1.75% DUE 06-15-2021	**	243,262
BANK MONTREAL QUE 1.75% DUE 06-15-2021	**	7,745,454
BANK MONTREAL QUE SR NT 2.375% DUE 01-25-2019/12-25-2018	**	1,499,420
BANK NEW YORK INC 3.95 DUE 11-18-2025	**	14,205
BANK NEW YORK INC MEDIUM TERM SR NTS BOO 2.6% DUE 08-17-2020	**	14,901
BANK NEW YORK MELLON CORP 3.3% 08-23-2029	**	9,233,178
BANK NEW YORK MELLON CORP COM STK	**	9,625,909
BANK NEW YORK MELLON CORP MEDIUM TERM 2.2% 08-16-2023	**	4,633,745
BANK NEW YORK MELLON CORP MEDIUM TERM 3.45% 08-11-2023	**	501,634
BANK NEW YORK MELLON CORP MEDIUM TERM SR NT BOOK ENTRY 2.95% 01-29-2023	**	295,279
BANK NEW YORK MELLON CORP MEDIUM TERM SR NT BOOK ENTRY 2.95% 01-29-2023	**	1,505,921
BANK NEW YORK MELLON CORP MEDIUM TERM SRNT BOOK ENTRY 3.5% DUE 04-28-2023 REG	**	3,069,183
BANK NOVA SCOTIA 2.45% 09-19-2022	**	386,207
BANK NOVA SCOTIA HOUSTON TEX BRH CTF OF DEP 09-21-2018 2.82% 09-20-2019	**	14,040,173
BANK NT BUTTERFIELD COM BMD1(POST REV SPLIT)	**	1,826,482
BANK OF AMER CORP 5.00 DUE 05-13-2021	**	503,445
BANK OF AMERICA CORP	**	12,556,544
BANK OF AMERICA CORP 3.004% 12-20-2023	**	1,576,597
BANK OF AMERICA CORP 3.004% 12-20-2023	**	9,764,792
BANK OF AMERICA CORP 2.25% DUE 04-21-2020	**	2,310,044
BANK OF AMERICA CORP 2.6 DUE 01-15-2019	**	934,818
BANK OF AMERICA CORP 3.55% 03-05-2024	**	538,409
BANK OF AMERICA CORP 3.55% 03-05-2024	**	879,236
BANK OF AMERICA CORP BNDS 4.2 DUE 08-26-2024	**	2,251,386
BANK OF AMERICA SER 2018-A3 CL A3 3.1% 12-15-2023	**	1,358,451
BANK OF CHINA LTD H CNY1	**	217,150
BANK OF MONTREAL 2.35% 09-11-2022	**	222,180
BANK OF MONTREAL 3.1% DUE 07-13-2020	**	599,671
BANK OF MONTREAL FLTG 07-13-2020	**	7,020,137
BANK OF NY MELLON CORP 2.45% DUE 11-27-2020/10-27-2020	**	197,673
BANK OZK COM	**	411,602
BANK RAKYAT INDONESIA PERSER	**	1,805,560
BANKUNITED INC	**	434,519
BANKWELL FINL GROUP INC COM	**	22,193
BANNER CORP COM NEW COM NEW	**	2,961,402
BAR HBR BANKSHARES COM	**	62,647
BARCLAYS BANK PLC 6.5% 31/12/2049	**	1,452,000
BARCLAYS BANK PLC 7% BDS PERP GBP1000	**	249,829

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
BARCLAYS BANK PLC NY FLTG RT CD DTD 10-25-2018 FLTG RT 10-25-2019	**	700,331
BARCLAYS BK PLC 2.65% DUE 01-11-2021 REG	**	802,885
BARCLAYS BK PLC 7.625 DUE 11-21-2022	**	6,217,500
BARCLAYS BK PLC NEW YORK BRH CTF DEP 09-20-2018 3.0% DUE 09-19-2019	**	12,034,521
BARCLAYS PLC 2.75% DUE 11-08-2019	**	486,435
BARCLAYS PLC 3.65% DUE 03-16-2025	**	1,889,565
BARCLAYS PLC 3.684% DUE 01-10-2023	**	384,342
BARCLAYS PLC 3.684% DUE 01-10-2023	**	2,113,883
BARCLAYS PLC 4.337% DUE 01-10-2028	**	3,118,392
BARCLAYS PLC 4.338% 05-16-2024	**	1,361,146
BARCLAYS PLC 4.375% DUE 01-12-2026	**	379,973
BARCLAYS PLC 4.375% DUE 01-12-2026	**	2,849,796
BARCLAYS PLC 4.61% 02-15-2023	**	3,872,046
BARCLAYS PLC 4.972% 05-16-2029	**	1,706,595
BARCLAYS PLC 8.0% 15/12/2049	**	728,518
BARCLAYS PLC BARCLAYS PLC 7.75% DUE 12-31-2049 BEO	**	1,250,496
BARCLAYS PLC ORD GBP0.25	**	5,421,157
BARCLAYS PLC SR NT FLTG VAR RT DUE 05-16-2024/05-16-2023	**	1,523,550
BARCLAYS PLC SR NT FLTG VAR RT DUE 05-16-2024/05-16-2023	**	7,903,418
BARNES & NOBLE ED INC COM	**	30,536
BARNES & NOBLE INC COM	**	92,950
BARNES GROUP INC COM	**	226,598
BARRETT BUSINESS SVCS INC COM	**	124,977
BASF - ORD SHS COMSTK	**	366,414
BASIC ENERGY SVCS INC NEW COM NEW COM NEW	**	12,380
BASSETT FURNITURE INDS INC COM STK	**	15,832
BAUSCH HEALTH COMP COM NPV	**	675,712
BAXALTA INC 2.875% DUE 06-23-2020	**	443,998
BAYCOM CORP COM	**	45,626
BAYER AG NPV (REGD)	**	8,634,487
BAYER US FIN II 4.375% DUE 12-15-2028	**	286,426
BAYER US FIN II LLC GTD NT FLTG RATE 144A DUE 12-15-2023/06-25-2018 BEO	**	287,150
BB SEGURIDADE PART COM NPV	**	225,779
BB&T CORP 5.25% DUE 11-01-2019	**	69,137
BB&T CORP 5.25% DUE 11-01-2019	**	55,919
BB&T CORP SR 2.05% DUE 05-10-2021	**	516,077
BB&T CORP SR 2.15% DUE 02-01-2021	**	513,952
BB&T CORP SR 2.45% DUE 01-15-2020	**	7,606,541
BB&T CORP SR MEDIUM TERM NTS BOOK ENTRY 2.625% DUE 06-29-2020	**	332,001
BB&T CORP SR MEDIUM TERM NTS BOOK ENTRY 2.625% DUE 06-29-2020	**	2,289,321
BB&T CORP SR MEDIUM TERM NTS BOOK ENTRY TRANCHE # TR 00015 2.25 02-01-2019	**	599,632
BBVA(BILB-VIZ-ARG) 6.75%-FRN PERP EUR200000'3'	**	227,247
BBVA(BILB-VIZ-ARG) EUR0.49	**	1,376,921
BBX CAPITAL CORPORATION NEW COM USD0.01 CL A	**	13,907
BCB BANCORP INC COM STK	**	13,171
BCE INC COM NPV	**	113,088
BCO CREDITO INVERS COM NPV	**	131,542

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
BCO DO BRASIL SA COM NPV	**	209,390
BCO EST R GDE SUL PRF CLASS 'B' NPV	**	182,231
BDO UNIBANK INC PHP10	**	164,255
BEACON ROOFING SUPPLY INC COM	**	3,381,828
BEAR STEARNS ARM FLTG RT 3.640014% DUE 05-25-2034	**	7,560
BEAR STEARNS ASSET BACKED SECS I LLC ASSASSET BKD CTF CL I-A-1A 5.5 25 AUG 2036	**	474,933
BEAR STEARNS AST BACKED SECS I TR 2007 AST BACKED CTF CL I-A-1 08-25-2037 REG	**	545,606
BEAR STEARNS SECS I TR 2004-BO1 AST BACKED CTF M-4 FLTG 10-25-34	**	1,486
BEASLEY BROADCAST GROUP INC CL A CL A	**	6,240
BECTON DICKINSON & 2.404% DUE 06-05-2020	**	6,674,191
BECTON DICKINSON & 2.675% DUE 12-15-2019	**	2,528,724
BECTON DICKINSON & 3.363% DUE 06-06-2024	**	2,650,917
BECTON DICKINSON & 3.734% DUE 12-15-2024	**	246,329
BECTON DICKINSON & 4.685% DUE 12-15-2044	**	608,377
BECTON DICKINSON & CO NT FLTG RATE DUE 12-29-2020/03-01-2019 REG	**	5,028,941
BED BATH & BEYOND INC COM	**	1,978,193
BEIERSDORF AG EUR1	**	7,175,627
BEIJING CAP LAND 'H'CNY1	**	132,795
BEIJING CAPITAL INTERNATIONAL AIRPORTS 'H' CNY1	**	42,456
BEIJING ENTERPRISE NPV	**	50,355
BEIJING TRT CN MED NPV	**	22,030
BEL FUSE INC CL B CL B	**	144,081
BELDEN INC COM	**	2,391,333
BELLUNA CO LTD NPV	**	598,451
BELLWAY GBP0.125	**	916,728
BELMOND LTD COM STOCK	**	357,053
BENCHMARK ELECTRS INC COM	**	532,825
BENEFICIAL BANCORP INC COM	**	103,931
BENEFITFOCUS INC COM	**	574,335
BENETEAU EUR0.10	**	221,929
BERKLEY GP HOLDINGS	**	311,622
BERKLEY W R CORP 4.625 DUE 03-15-2022	**	513,923
BERKSHIRE HATHAWAY 1.7% DUE 03-15-2019	**	1,985,606
BERKSHIRE HATHAWAY 2.4% DUE 02-01-2020	**	5,762,132
BERKSHIRE HATHAWAY 3.25% DUE 04-15-2028	**	380,510
BERKSHIRE HATHAWAY ENERGY CO 2.375% 01-15-2021	**	3,289,404
BERKSHIRE HILLS BANCORP INC COM	**	115,971
BEST WORLD INTL NPV (POST SUBDIVISION)	**	783,597
BETSSON AB SER'B'NPV	**	25,576
BHARAT HEAVY ELECT INR2	**	234,371
BHARAT PETROL CORP INR10	**	197,687
BHP BILLITON FIN 5% DUE 09-30-2043	**	125,636
BHP GROUP LIMITED	**	1,609,548
BID CORP LTD NPV	**	155,979
BIDVEST GROUP ZAR0.05	**	48,028
BIG 5 SPORTING GOODS CORP COM	**	5,840
BIG LOTS INC COM	**	161,345

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
BIGLARI HLDGS INC CL A CL A	**	22,919
BIGLARI HLDGS INC CL B CL B	**	52,020
BILIA AB SER'A'NPV	**	698,368
BINGGRAE KRW5000	**	270,573
BIO RAD LABS INC CL A	**	2,089,980
BIOGEN INC COMMON STOCK	**	27,433,974
BIOMARIN PHARMACEUTICAL INC COM ISIN CH0008107010	**	5,819,917
BIO-TECHNE CORP COM	**	478,734
BIOTELEMETRY INC COM	**	3,374,777
BIRLASOFT LIMITED	**	165,983
BJS RESTAURANTS INC COM	**	8,445
BJS WHSL CLUB HLDGS INC COM	**	1,726,264
BK CENTRAL ASIA IDR62.50	**	146,248
BK MANDIRI IDR250	**	296,877
BK NEW YORK INC 2.2% DUE 05-15-2019	**	110,743
BK NEW YORK INC MEDIUM TERM SR NTS 2.2 03-04-2019	**	234,725
BK NEW YORK MELLON 2.5% DUE 04-15-2021	**	1,990,187
BK NEW YORK MELLON CORP 3.442% DUE 02-07-2028/02-07-2027 REG	**	487,872
BK NEW YORK MELLON FLTG RT 2.661% DUE 05-16-2023	**	243,028
BK NOVA SCOTIA B C 1.65% DUE 06-14-2019	**	3,907,717
BK NOVA SCOTIA B C 2.45% DUE 03-22-2021	**	15,568,487
BK NOVA SCOTIA B C 2.5% 01-08-2021	**	789,944
BK NOVA SCOTIA B C 2.7% DUE 03-07-2022	**	153,574
BK NOVA SCOTIA B C FIXED 2.15% DUE 07-14-2020	**	73,947
BK NOVA SCOTIA B C FIXED 3.125% DUE 04-20-2021	**	349,448
BK NOVA SCOTIA B C FIXED 3.125% DUE 04-20-2021	**	2,186,546
BK NOVA SCOTIA GTD 1.875% DUE 04-26-2021	**	488,192
BK NOVA SCOTIA GTD 1.875% DUE 04-26-2021	**	6,639,411
BK NOVA SCOTIA GTD 2.125% DUE 09-11-2019	**	7,968,428
BK NY INC MEDIUM TERM SR NTS BEO TRANCHE# TR 00043 4.15 DUE 02-01-2021	**	561,345
BK OF PHILIP ISLAN PHP10	**	64,462
BK OF PUNJAB PKR10	**	201,282
BK OF TOKYO 3.25% DUE 09-08-2024	**	19,645,961
BKW AG CHF2.50	**	82,263
BLACK HILLS CORP 5.875% DUE 07-15-2020	**	3,200,540
BLACK HILLS CORP COM	**	1,377,330
BLACKBAUD INC COM	**	314,877
BLACKBERRY LTD NPV	**	717,970
BLACKLINE INC COM	**	1,656,714
BLACKROCK INC 3.5% DUE 03-18-2024	**	163,754
BLACKROCK INC COM STK	**	7,641,135
BLOOM ENERGY CORP CL A CL A	**	244,041
BLOOMIN BRANDS INC COM	**	456,177
BLUCORA INC COM	**	1,172,080
BLUE CAPITAL REINSURANCE HLDGS LTD COM	**	8,773
BLUE HILLS BANCORP INC COM	**	61,417
BLUEBIRD BIO INC COM	**	615,933

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
BLUEPRINT MEDICINES CORP COM	**	1,324,245
BLUEROCK RESIDENTIAL GROWTH REIT INC COMCL A COM CL A	**	21,260
BLUESCOPE STEEL NPV	**	1,098,767
BMC STK HLDGS INC COM STK	**	281,751
BMW FLOORPLAN 3.15% DUE 05-15-2023	**	4,388,607
BMW US CAP LLC 1.85% DUE 09-15-2021	**	1,596,096
BMW US CAP LLC 3.1% DUE 04-12-2021	**	297,116
BMW US CAP LLC FLTG RT DUE 04-06-2020	**	4,359,929
BMW US CAP LLC NT FLTG RATE 144A DUE 09-13-2019 BEO	**	3,510,069
BMW VEH LEASE TR 1.43% DUE 09-20-2019	**	315,009
BMW VEH LEASE TR 1.98% DUE 05-20-2020	**	4,649,913
BMW VEH OWNER TR 1.37% DUE 12-27-2022	**	5,776,567
BMW VEH OWNER TR 2018-ACL A-3 2.54% 04-25-2022	**	1,674,999
BNP PARIBAS / BNP 5 DUE 01-15-2021	**	1,305,884
BNP PARIBAS EUR2	**	993,761
BNP PARIBAS MEDIUM FIXED 3.8% DUE 01-10-2024	**	2,867,314
BNP PARIBAS SR NON PFD 144A MED 2.95% 05-23-2022	**	2,457,496
BNP PARIBAS SR NON PFD 144A MED TERM NT PROGRAM BOOK ENTRY 3.5% 03-01-2023	**	668,963
BNZ INTL FDG LTD 2.35% DUE 03-04-2019	**	4,075,414
BNZ INTL FDG LTD DISC COML PAPER 144A 10-11-2019	**	4,900,464
BNZ INTL FUNDING/LONDON FLTG 144A DUE 02-21-2020	**	2,837,078
BOARDWALK 5.95% DUE 06-01-2026	**	61,987
BOARDWALK R/EST IN TRUST UNITS	**	534,290
BOC AVIATION PTE 2.375% DUE 09-15-2021	**	481,964
BOC AVIATION PTE 2.75% DUE 09-18-2022	**	384,863
BOC AVIATION PTE 3.5% DUE 09-18-2027	**	468,484
*BOEING CO COM	**	10,801,313,190
BOINGO WIRELESS INC COM STK	**	230,384
BOISE CASCADE CO COM	**	503,974
BOK FINL CORP COM NEW	**	7,333
BOMBARDIER INC CLASS'B'SUB-VTG NPV	**	73,676
BONANZA CREEK ENERGY INC COM NEW COM NEW	**	50,352
BONOS DE TESORERIA 144A 5.94% 12/02/2 029	**	2,221,890
BONOS Y OBLIG DEL TBOND 1.4% 30/07/2028	**	2,055,328
BOOKING HLDGS INC COM	**	4,965,737
BOOT BARN HLDGS INC COM	**	710,781
BOOZ ALLEN HAMILTON HLDG CORP CL A COM STK	**	4,751,955
BORAL FIN PTY LTD 3.75% 05-01-2028	**	464,753
BORG WARNER INC COM	**	729,227
BOSIDENG INTL HLDG USD0.00001	**	319,087
BOSTON PRIVATE FINL HLDGS INC COM	**	1,793,158
BOTTOMLINE TECHNOLOGIES DE INC COM	**	331,104
BOVIS HOMES GROUP GBP0.50	**	817,155
BOX INC CL A CL A	**	2,302,061
BP CAP MKTS AMER 4.234% DUE 11-06-2028	**	411,505
BP CAP MKTS AMER FIXED 3.245% DUE 05-06-2022	**	421,315
BP CAP MKTS AMER FIXED 3.245% DUE 05-06-2022	**	1,561,345

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
BP CAP MKTS AMER FIXED 3.79% DUE 02-06-2024	**	5,124,700
BP CAP MKTS AMER FIXED 4.742% DUE 03-11-2021	**	2,111,965
BP CAP MKTS AMER INC 3.119% 05-04-2026	**	235,083
BP CAP MKTS AMER INC 3.216% 11-28-2023	**	2,617,674
BP CAP MKTS P L C 1.768% DUE 09-19-2019	**	1,135,256
BP CAP MKTS P L C 3.506% DUE 03-17-2025	**	1,774,434
BP CAP MKTS P L C 3.535% DUE 11-04-2024	**	178,328
BP CAP MKTS P L C 3.814% DUE 02-10-2024	**	206,907
BP CAP MKTS P L C 4.75% DUE 03-10-2019	**	191,581
BP CAPITAL MARKETS PLC 2.315% DUE 02-13-2020	**	5,118,877
BP ORD USD0.25	**	3,973,969
BPCE S A MEDIUM 2.75% DUE 01-11-2023	**	1,342,971
BPCE S A MEDIUM 2.75% DUE 12-02-2021	**	874,568
BPCE SA 2.5 BNDS 07-15-2019	**	16,796,926
BPCE SR NON PFD 3% DUE 05-22-2022	**	10,412,833
BRADY CORP CL A	**	3,885,889
BRAEMAR HTLS & RES COM USD0.01	**	25,531
BRAMBLES LTD NPV	**	291,133
BRANCH BANKING & TRUST 2.25% 06-01-2020	**	246,893
BRANCH BANKING & TRUST 2.25% 06-01-2020	**	592,543
BRANCH BANKING & TRUST 2.85 DUE 04-01-2021 REG	**	297,568
BRANDYWINE RLTY TR SH BEN INT NEW REIT	**	2,067,964
BRASKEM S.A. PRF'A' NPV	**	180,990
BRF KREDIT A/S BNDS 1.5% 01/10/2037	**	154,260
BRFKREDIT A/S 2% 01/10/2047	**	705,015
BRIDGE BANCORP INC COM STK	**	90,872
BRIDGEPOINT ED INC COM	**	33,970
BRIGGS & STRATTON CORP CAP	**	60,325
BRIGHT HORIZONS FA COM USD0.001	**	3,622,125
BRIGHTCOVE INC	**	112,450
BRIGHTHOUSE FINL INC 3.7% 06-22-2027	**	506,983
BRIGHTHOUSE FINL INC 3.7% 06-22-2027	**	10,308,658
BRISTOL MYERS SQUIBB CO COM	**	2,758,839
BRISTOW GROUP INC COM	**	15,603
BRIT SKY 2.625% DUE 09-16-2019	**	4,576,192
BRIT TELECOM 2.35 DUE 02-14-2019	**	1,429,990
BRIT TELECOM 2.35 DUE 02-14-2019	**	3,065,892
BRITISH LAND CO ORD GBP0.25	**	108,986
BRITISH TELECOMMUNICATIONS P L C NT STEPUP 12-15-2030 12-12-2000	**	202,871
BRIXMOR OPER 3.65% DUE 06-15-2024	**	267,059
BRIXMOR OPER PARTNERSHIP LP FLTG 02-01-2022	**	8,468,023
BRIXMOR OPERATING PARTNERSHIP LP 3.85% NTS 02-01-2025 USD1000	**	111,160
BRIXMOR OPERATING PARTNERSHIP LP 3.85% NTS 02-01-2025 USD1000	**	5,267,997
BRIXMOR PPTY GROUP INC COM	**	434,942
BROADCOM CORP / 2.375% DUE 01-15-2020	**	3,485,914
BROADCOM CORP / 3% DUE 01-15-2022	**	6,654,023
BROADCOM CORP / 3.625% DUE 01-15-2024	**	3,826,979

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
BROADCOM CORP / BROADCOM CAYMAN FIN LTD 3.125% 01-15-2025	**	902,761
BROADCOM CORP/ CAYMN FI 3.875% 01-15-2027	**	448,553
BROADRIDGE FINL SOLUTIONS INC COM STK	**	2,108,356
BROADWIND ENERGY INC COM NEW COM NEW	**	1,856
BROOKDALE SR LIVING INC COM STK	**	174,441
BROOKFIELD FIN INC 3.9% DUE 01-25-2028	**	1,132,816
BROOKFIELD FIN INC FIXED 4.7% 09-20-2047	**	94,710
BROOKLINE BANCORP INC DEL COM BROOKLINE BANCORP INC +	**	186,183
BROOKS AUTOMATION INC COM	**	157,682
BROTHER INDUSTRIES NPV	**	549,884
BRP INC SUB VTG NPV	**	657,224
BRUKER CORP	**	237,207
BRUNSWICK CORP COM	**	2,382,328
BRYN MAWR BK CORP COM STK	**	96,767
BSB BANCORP INC MD COM USD0.01	**	43,297
BSTN PPTYS LTD 3.125% DUE 09-01-2023	**	115,932
BSTN PPTYS LTD 3.2% DUE 01-15-2025	**	253,996
BSTN PPTYS LTD 4.125% DUE 05-15-2021	**	709,485
BSTN SCIENTIFIC 2.85% DUE 05-15-2020	**	298,046
BSTN SCIENTIFIC 2.85% DUE 05-15-2020	**	1,162,377
BSTN SCIENTIFIC 4.125% DUE 10-01-2023	**	2,940,983
BSTN SCIENTIFIC 6% DUE 01-15-2020	**	974,001
BSTN SCIENTIFIC 6% DUE 01-15-2020	**	4,133,864
BT GROUP ORD GBP0.05	**	944,788
BUCKEYE PARTNERS L 4.35% DUE 10-15-2024	**	130,935
BUILD-A-BEAR WORKSHOP INC COM STK	**	8,121
BURBERRY GROUP ORD GBP0.0005	**	3,063,942
BURL NORTHN SANTA 3% DUE 03-15-2023	**	134,031
BURL NORTHN SANTA 3% DUE 03-15-2023	**	4,467,686
BURL NORTHN SANTA 3.45% DUE 09-15-2021	**	232,338
BURL NORTHN SANTA 4.1% DUE 06-01-2021	**	153,927
BURL NORTHN SANTA 5.75% DUE 05-01-2040	**	93,685
BURL NORTHN SANTA FIXED 3% DUE 04-01-2025	**	145,336
BURLINGTN N SANTA FIXED 4.05% DUE 06-15-2048	**	481,862
BURLINGTON NORTHN SANTA 4.55 09-01-2044	**	917,536
BURLINGTON STORES INC COM	**	957,150
BUY TO OPEN REPO W/HSBC SECU 3.2% FROM 12-31-2018 TO 01-02-2019	**	43,500,000
BUY TO OPEN REPO W/RBC CAPIT 3.2% FROM 12-31-2018 TO 01-02-2019	**	1,700,000
BWP TRUST NPV	**	285,292
BWX TECHNOLOGIES INC COM	**	1,643,890
C & F FINL CORP CMT-COM	**	33,629

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
C H ROBINSON 4.2% DUE 04-15-2028	**	100,281
C&J ENERGY SVCS INC NEW COM	**	55,350
CA INC 3.6% DUE 08-15-2022	**	1,771,823
CA ST TAXABLE-VAR PURP 6.2 DUE 03-01-2019 BEO TAXABLE	**	502,720
CABELAS CR CARD 1.78% DUE 06-15-2022	**	3,932,053
CABELAS CR CARD 2.25% DUE 07-17-2023	**	1,890,054
CABLE ONE INC COM	**	2,222,471
CABOT CORP COM	**	1,842,212
CABOT MICROELECTRONICS CORP COM	**	2,183,038
CACI INTL INC CL A CL A	**	719,430
CACTUS INC CL A CL A	**	139,024
CADENCE BANCORPORATION CL A CL A	**	450,023
CADENCE DESIGN SYS INC COM	**	953,212
CAESARS ENTERTAINMENT CORP COM USD0.01	**	66,175
CAESARSTONE LTD	**	535,011
CAI INTL INC COM	**	49,991
CAL MAINE FOODS INC COM NEW STK	**	258,961
CALAVO GROWERS INC COM	**	3,553,882
CALERES INC COM	**	116,942
CALIFORNIA ST 2.367% 04-01-2022 BEO TAXABLE	**	7,715,604
CALIFORNIA ST 6.2% 10-01-2019 BEO TAXABLE	**	1,845,090
CALIFORNIA ST 6.65 03-01-2022 BEO TAXABLE	**	11,714,253
CALIFORNIA ST 7.95 03-01-2036 BEO TAXABLE	**	10,558
CALIFORNIA ST UNIV REV 3.199% 11-01-2027BEO TAXABLE	**	1,435,964
CALIFORNIA ST UNIV REV 3.299% 11-01-2028BEO TAXABLE	**	1,467,670
CALITHERA BIOSCIENCES INC COM	**	107,869
CALIX NETWORKS INC COMMON STOCK	**	186,703
CALL SWAPTION USD DEUTGB2L 3MLIBOR/6M 3.02% European 317U758Q9 07-09-2020	**	788,472
CALL SWAPTION USD GSCMUS33 3MLIBOR/6M 2.15% European 317U609P2 01-31-2019	**	2,534
CALL SWAPTION USD GSCMUS33 3MLIBOR/6M 3.04% European 317U726Q8 06-22-2020	**	484,536
CALL SWAPTION USD MSCSUS33 3MLIBOR/6M 3.04% European 317U632Q1 06-22-2020	**	207,944
CALL SWAPTION USD MSCSUS33 3MLIBOR/6M 3.04% European 317U632Q1 06-22-2020	**	1,454,275
CALLAWAY GOLF CO COM	**	868,795
CALLON PETE CO DEL COM	**	2,821,307
CALTEX AUSTRALIA NPV	**	1,247,977
CAMBREX CORP COM	**	2,908,388
CAMBRIDGE BANCORP COM	**	27,972
CAMDEN NATL CORP COM	**	96,903
CAMDEN PPTY TR SH BEN INT	**	2,815,663
CAMPBELL SOUP CO 3.3% DUE 03-15-2021	**	99,480
CAMPBELL SOUP CO 3.3% DUE 03-15-2021	**	795,842

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
CAMPBELL SOUP CO 3.65% 03-16-2018	**	97,554
CAMPBELL SOUP CO 3.65% 03-16-2018	**	1,055,533
CAMPBELL SOUP CO 3.95% DUE 03-15-2025	**	263,464
CANADA HOUSING TRUST 2.9% DUE 15/06/2024	**	602,167
CANADA HSG TR NO 1 CDA HSG TR SER 48 2.4% 144A 15/12/2022	**	1,769,143
CANADA(GOVT OF) I/L 1.5% BDS 01/12/44 CAD1000	**	497,029
CANADIAN IMP BANK COM NPV	**	756,086
CANADIAN IMPERIAL BK COMM N Y BRH INSTL 09-18-2018 FLTG 03-18-2020	**	14,029,951
CANADIAN NATL RY CO COM	**	10,108,308
CANFOR CORP COM NPV	**	290,467
CANFOR PULP PRODS COM NPV	**	545,951
CANNAE HLDGS INC COM USD0.0001	**	206,501
CANON INC NPV	**	231,225
CANTEL MEDICAL CORP COM	**	3,259,495
CAP 1 BK USA NATL 8.8% DUE 07-15-2019	**	565,066
CAP 1 FINL CORP 3.2% DUE 01-30-2023	**	486,561
CAP 1 FINL CORP 3.2% DUE 02-05-2025	**	345,411
CAP 1 FINL CORP 3.45% DUE 04-30-2021	**	1,039,511
CAP 1 FINL CORP 4.75% DUE 07-15-2021	**	3,151,177
CAP 1 FINL CORP FIXED 3.05% DUE 03-09-2022	**	146,300
CAP 1 FINL CORP FIXED 3.05% DUE 03-09-2022	**	2,847,967
CAP 1 MULTI-ASSET 1.66% DUE 06-17-2024	**	9,702,660
CAP 1 MULTI-ASSET 2.05% DUE 08-15-2023	**	14,631,215
CAP 1 MULTI-ASSET 2.08% DUE 03-15-2023	**	20,994,766
CAP 1 MULTI-ASSET FLTG RT 2.95894% DUE 02-15-2022	**	400,362
CAP 1 NATL ASSN 2.25% DUE 09-13-2021	**	2,483,945
CAP 1 NATL ASSN 2.35% DUE 01-31-2020	**	666,442
CAP AUTO 1.54% DUE 08-20-2020	**	250,601
CAP AUTO 2.02% DUE 08-20-2021	**	762,256
CAP AUTO 2.39% DUE 11-20-2020	**	1,993,756
CAP CY BK GROUP INC COM	**	71,231
CAPCOM CO LTD NPV	**	111,519
CAPGEMINI EUR8	**	154,494
CAPITAL 1 MULTI-ASSET EXECUTION TR SER 2018-A1 CL A1 3.01% 02-15-2024	**	2,261,885
CAPITAL ONE FINL CORP COM	**	11,096,612
CAPITAL ONE NA 2.95 DUE 07-23-2021	**	7,725,801
CAPITAL PWR CORP COM	**	109,023
CAPITALAND MALL TRUST	**	181,231
CAPITOL FED FINL INC COM .	**	301,461
CAPSTAR FINL HLDGS INC COM	**	29,342
CARBO CERAMICS INC COM	**	5,349

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
CARBON BLACK INC COM	**	253,786
CARDINAL HLTH INC 2.616% DUE 06-15-2022	**	4,007,474
CARDINAL HLTH INC 4.625% DUE 12-15-2020	**	516,485
CARDIOVASCULAR SYS INC DEL COM	**	686,581
CARDTRONICS PLC CARDTRONICS PLC	**	799,422
CARE COM INC COM	**	412,944
CAREER EDUCATION C COM USD0.01	**	111,425
CARETRUST REIT INC COM	**	145,299
CARGURUS INC CL A CL A	**	233,310
CARLISLE COMPANIES INC COM	**	64,735
CARLSBERG BRWRY(M) MYR0.50	**	42,384
CARLSBERG SER'B'DKK20	**	2,285,890
CARMAX AUTO OWNER 1.39% DUE 05-17-2021	**	1,271,513
CARMAX AUTO OWNER 1.56% DUE 11-16-2020	**	1,133,390
CARMAX AUTO OWNER 1.61% DUE 11-16-2020	**	441,401
CARMAX AUTO OWNER 1.63% DUE 05-15-2020	**	378,299
CARMAX AUTO OWNER 1.68% DUE 09-15-2021	**	4,784,685
CARMAX AUTO OWNER 2.26999998093% DUE 09-15-2022	**	2,364,245
CARMAX AUTO OWNER 2.41% DUE 12-15-2022	**	862,098
CARMAX AUTO OWNER 2.6% DUE 02-15-2023	**	326,200
CARMAX AUTO OWNER 2.64% DUE 06-15-2023	**	3,366,724
CARMAX AUTO OWNER 3.39% DUE 10-16-2023	**	669,052
CARMAX AUTO OWNER FIXED 1.97% DUE 04-15-2022	**	909,956
CARMAX AUTO OWNER FIXED 3.48% DUE 02-15-2024	**	1,938,397
CARMAX AUTO OWNER TR 2017-3 ASSET NT CL A-2A 1.64% DUE 09-15-2020	**	1,129,946
CARMAX AUTO OWNER TR 2017-3 CL A4 2.22%11-15-2022	**	2,662,929
CARMAX AUTO OWNER TR 2017-4 CL A-3 2.11% 10-17-2022 REG	**	450,338
CARMAX AUTO OWNER TR 2018-4 SER 18-4 CL A3 3.36% 09-15-2023	**	1,605,926
CARMAX AUTO OWNER TRUST SER 16-4 CL A3 1.4% 08-15-2021	**	1,171,597
CARMAX AUTO OWNER TRUST SER 17-1 CL A3 2.06% 11-15-2021	**	1,848,884
CAROLINA FINANCIAL CORP COM USD0.001	**	120,668
CARPENTER TECHNOLOGY CORP COM	**	2,424,863
CARRIAGE SERVICES INC COM	**	53,227
CARRIZO OIL & GAS INC COM	**	54,102
CARROLS RESTAURANT GROUP INC COM	**	239,614
CARS COM INC COM	**	249,723
CARTER INC FORMERLY CARTER HLDGS INC TO 09/13/2003 COM	**	1,223,321
CARVANA CO CL A CL A	**	1,813,377
CASCADES INC COM NPV	**	59,172
CASEYS GEN STORES INC COM	**	177,089
CASS INFORMATION SYS INC COM	**	42

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
CATALYST BIOSCIENCES INC COM NEW COM NEW	**	13,650
CATCHER TECHNOLOGY TWD10	**	295,591
CATERPILLAR FINL 2.55% DUE 11-29-2022	**	242,830
CATERPILLAR FINL 3.65% DUE 12-07-2023	**	2,317,668
CATERPILLAR FINL FLTG RT 3.02613% DUE 09-04-2020	**	5,014,384
CATERPILLAR FINL SVCS CORP MEDIUM TERM 7.15% 02-15-2019	**	70,324
CATERPILLAR FINL SVCS CORP MEDIUM TERM N2.25% DUE 12-01-2019	**	4,338,002
CATERPILLAR FINL SVCS CORP MEDIUM TERM N2.85 DUE 06-01-2022 REG	**	117,359
CATERPILLAR FINL SVCS CORP MEDIUM TERM NTRANCHE # TR 00778 VAR RT DUE 05-15-2020	**	3,993,455
CATERPILLAR FINL SVCS CORP MEDIUM TERM NTRANCHE # TR 00781 3.15% DUE 09-07-2021	**	1,002,635
CATERPILLAR INC COM	**	4,103,980
CATHAY FINL HLDG TWD10	**	1,156,665
CATO CORP NEW CL A CL A	**	36,560
CAVCO INDS INC DEL COM STK	**	3,037,593
CAWACHI LIMITED NPV	**	55,856
CBIZ INC COM	**	150,981
CBL & ASSOC PPTYS INC COM	**	31,732
CBL & ASSOCS LTD PARTNERSHIP 5.25 DUE 12-01-2023	**	792,500
CBOE GLOBAL MARKETS INC	**	136,864
CBOE GLOBAL MKTS 1.95% DUE 06-28-2019	**	497,394
CBS CORP 4% DUE 01-15-2026	**	28,096
CBS CORP NEW 2.5% DUE 02-15-2023	**	2,384,663
CBS CORP NEW 3.7% DUE 08-15-2024	**	151,596
CBS CORP NEW 4.3% DUE 02-15-2021	**	233,170
CBS CORP NEW CL B	**	5,766,668
CBS CORP NEW FIXED 3.7% DUE 06-01-2028	**	69,585
CC HLDGS GS V LLC 3.849% DUE 04-15-2023	**	594,173
CCR SA COM NPV	**	207,966
CCY SWP EUR 3MLIBOR/ EURIB CITIUS33 19/06/2019 CCS0030N5,CCS003	**	9,704
CCY SWP EUR 3MLIBOR/ EURIB GSCMUS33 19/06/2019 CCS0020A5,CCS002	**	51,145
CCY SWP EUR 3MLIBOR/ EURIB GSCMUS33 19/06/2019 CCS0060V0,CCS006	**	56,917
CCY SWP EUR 3MLIBOR/ EURIB MSCSUS33 19/06/2019 CCS0847A6,CCS084	**	21,834
CCY SWP EUR 3MLIBOR/ EURIB MSCSUS33 19/06/2019 CCS0847A6,CCS084	**	51,755
CCY SWP EUR 3MLIBOR/ EURIB TDOMCATT 19/06/2019 CCS0029V0,CCS002	**	76,270
CD 2016-CD2 MTG TR 3.348% DUE 11-10-2049	**	3,015,585
CD MTG TR SR 2017-CD5 CL AAB 3.22% 08-10-2050	**	5,824,030
CDN APARTMENT PROP TRUST UNITS	**	437,875
CDN IMPERIAL BK 1.6% DUE 09-06-2019	**	625,308
CDN IMPERIAL BK 2.7% DUE 02-02-2021	**	5,206,811
CDN IMPERIAL BK 3.15% DUE 06-27-2021	**	201,143
CDN IMPERIAL BK 3.15% DUE 06-27-2021	**	1,106,284
CDN NAT RES LTD 3.8% DUE 04-15-2024	**	24,653
CDN NAT RES LTD 6.45% DUE 06-30-2033	**	89,499
CDN NAT RES LTD FIXED 2.95% DUE 01-15-2023	**	5,945,350
CDN NATL RAILWAYS COM NPV	**	694,030
CDN PAC RY CO NEW 2.9% DUE 02-01-2025	**	335,135

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
CDN PAC RY CO NEW 4.5% DUE 01-15-2022	**	82,428
CDN PAC RY CO NEW 7.125% DUE 10-15-2031	**	112,762
CDN PAC RY CO NEW 7.25% DUE 05-15-2019	**	2,788,888
CDP FINL INC 4.4% DUE 11-25-2019	**	507,162
CDP FINL INC 4.4% DUE 11-25-2019	**	2,028,646
CDS / STS BNPAFRPP PURC PROT ON ITRAXX FINSUBS27V1 5 20/06/2022 SWPC0FD34	**	13,193
CDS / STS CSFPGB2L 01-17-2047 SWPC02TU6	**	4,445
CDS / STS DEUTGB2L 01-17-2047 SWPC03XW5	**	5,556
CDS / STS GSILGB2X 10-17-2057 SWPC0ATK0	**	1,752
CDS / STS ICE_CSFBUS 20/12/2023 SWPC0HCL1	**	9,268
CDS ICE_CSFBUS 12-20-2020 SWPC0FIV7	**	4,512
CDS ICE_CSFBUS 12-20-2020 SWPC0FJI5	**	3,081
CDS ICE_CSFBUS 12-20-2022 SWPC0GCR0	**	3,961
CDS ICE_CSFBUS 12-20-2023 SWPC0E7Z3	**	13,018
CDS ICE_CSFBUS 12-20-2023 SWPC0EOD3	**	41,338
CDS ICE_CSFBUS 20/12/2020 SWPC0GNL1	**	1,271
CDS ICE_CSFBUS 20/12/2020 SWPC0GNL1	**	508
CDS ICE_CSFBUS 20/12/2026 SWPC0EM03	**	1,381
CDS MRMDUS33 03-20-2020 SWPC08PD5	**	64
CECO ENVIRONMENTAL CORP COM	**	42,316
CECONOMY AG ORD NPV	**	297,926
CEDAR REALTY TRUST INC	**	27,120
CELANESE US HLDGS 5.875% DUE 06-15-2021	**	210,238
CELGENE CORP 2.25% DUE 05-15-2019	**	358,942
CELGENE CORP 3.25% DUE 02-20-2023	**	454,051
CELGENE CORP 3.55% DUE 08-15-2022	**	257,144
CELGENE CORP 3.625% DUE 05-15-2024	**	351,111
CELGENE CORP 3.875% DUE 08-15-2025	**	1,713,538
CELGENE CORP 3.9% 02-20-2028	**	187,595
CELGENE CORP 3.95% DUE 10-15-2020	**	80,861
CELGENE CORP COM	**	5,233,525
CELGENE CORP FIXED 2.25% DUE 08-15-2021	**	765,879
CENCOSUD SA COM NPV	**	64,085
CENOVUS ENERGY INC 5.7% DUE 10-15-2019	**	317,115
CENOVUS ENERGY INC 6.75% DUE 11-15-2039	**	9,759
CENT GARDEN & PET CO CL A	**	166,875
CENT PATTANA PUB	**	430,914
CENTENNIAL RESOURCE DEVELOPMENT INC COM USD0.01	**	489,200
CENTERPOINT ENERGY 2.4% DUE 09-01-2026	**	2,163,885
CENTERPOINT ENERGY 2.5% DUE 09-01-2022	**	1,439,396
CENTERPOINT ENERGY 3.95% 03-01-2048	**	148,654
CENTERPOINT ENERGY 5.85 DUE 01-15-2041	**	93,886
CENTERPOINT ENERGY RES CORP 3.55% 04-01-2023	**	100,054
CENTERPOINT ENERGY RES CORP DEL SR NT 4.5 1-15-2021	**	102,010
CENTERPOINT ENERGY RES CORP DEL SR NT 4.5 1-15-2021	**	249,924
CENTERSTATE BANK CORP	**	1,352,409
CENTRAIS ELET BRAS COM NPV	**	185,182

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
CENTRAL GARDEN & PET CO COM	**	53,914
CENTRAL PAC FINL CORP COM NEW	**	89,852
CENTRAL VY CMNTY BANCORP COM STK	**	46,816
CENTRICA ORD GBP0.061728395	**	1,320,638
CENTURY ALUM CO COM	**	62,756
CENTURY CMNTYS INC COM	**	54,576
CENTY BANCORP INC MASS CL A NON VTG	**	44,160
CERIDIAN HCM HLDG INC COM	**	547,839
CEVA INC COM	**	53,767
CEZ CZK100	**	652,653
CF INDS HLDGS INC COM	**	2,123,897
CF INDS INC 3.45% DUE 06-01-2023	**	460,350
CF JPMCB LIQUIDITY FD	**	757,075,997
CFE NPV	**	517,348
CHAILEASE HOLDING TWD10	**	366,953
CHAMPION REAL ESTA REIT	**	833,847
CHANNELADVISOR CORP COM	**	108,109
CHARLES RIV LABORATORIES INTL INC COM	**	1,912,742
CHART INDS INC COM PAR $0.01 COM PAR $0.01	**	1,639,666
CHARTER 3.579% DUE 07-23-2020	**	1,897,952
CHARTER 3.579% DUE 07-23-2020	**	9,070,212
CHARTER 4.464% DUE 07-23-2022	**	1,110,567
CHARTER 4.464% DUE 07-23-2022	**	16,138,552
CHARTER 4.908% DUE 07-23-2025	**	1,461,709
CHARTER 4.908% DUE 07-23-2025	**	2,520,703
CHARTER 6.384% DUE 10-23-2035	**	1,231,736
CHARTER COMMUNICATIONS INC NEW CL A CL A	**	11,874,130
CHARTER COURT FINL ORD GBP0.01	**	311,233
CHARTER HALL GROUP NPV (STAPLED)	**	884,583
CHARTER HALL RETAI UNITS NPV	**	167,789
CHASE ISSUANCE TR 1.49% DUE 07-15-2022	**	21,520,620
CHASE ISSUANCE TR CHASESERIES 2016-3 NT CL A FLTG 06-15-2023 REG	**	10,451,230
CHASE ISSUANCE TR FIXED 1.84% DUE 04-15-2022	**	10,195,340
CHATHAM LODGING TR COM	**	166,546
CHECK PT SOFTWARE TECHNOLOGIES ORDILS.01	**	4,285,124
CHEFS' WAREHOUSE HOLDINGS IN	**	561,249
CHEGG INC COM	**	3,057,708
CHEMICAL FINL CORP COM	**	394,143
CHEMOURS CO COM	**	305,171
CHEMUNG FINL CORP COM	**	35,816
CHENG LOONG TWD10	**	101,182
CHENNAI PETRO CP INR10(DEMAT)	**	32,825
CHES LODGING TR SH BEN INT	**	141,011
CHES UTILS CORP COM	**	1,593,074
CHEVRON CORP 1.991% 03-03-2020	**	14,658,428
CHEVRON CORP 4.95% DUE 03-03-2019	**	496,556
CHEVRON CORP COM	**	6,599,419

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
CHEVRON CORP NEW 2.1% DUE 05-16-2021	**	4,785,796
CHEVRON CORP NEW 2.411% DUE 03-03-2022	**	3,915,864
CHEVRON CORP NEW 2.419% DUE 11-17-2020	**	186,270
CHEVRON CORP NEW 2.895% DUE 03-03-2024	**	397,203
CHGO ILL TRAN AUTH SALES & TRANSFER T 6.899 DUE 12-01-2040 REG	**	510,996
CHIA CHANG CO LTD TWD10	**	298,265
CHICAGO ILL 7.75% 01-01-2042 BEO TAXABLE	**	214,112
CHICAGO ILL TRAN AUTH SALES & TRANSFER T 6.899% 12-01-2022	**	638,745
CHICAGO ILL TRAN AUTH SALES TAX RCPTS REV 6.2% 12-01-2040 BEO TAXABLE	**	12,144
CHICOS FAS INC COM	**	76,696
CHIMERIX INC COM	**	71,397
CHINA AIRLINES TWD10	**	321,570
CHINA AOYUAN GROUP LIMITED	**	60,305
CHINA BLUECHEMICAL LTD H SHS	**	302,891
CHINA COMM SERVICE 'H'CNY1	**	357,547
CHINA COMMUNICATIONS CONSTRUCTION CNY1	**	44,423
CHINA CONCH VENTUR HKD0.01	**	555,021
CHINA CONSTRUCTION BANK HCNY1	**	1,180,719
CHINA DEV FIN HLDG TWD10	**	331,740
CHINA EVERGRANDE GROUP ( LOCAL 3333)	**	197,679
CHINA GREAT STAR I KRW126	**	11,439
CHINA HUARONG AST 'H'CNY1	**	187,578
CHINA LIFE INS TWD10	**	318,726
CHINA LILANG LTD HKD0.1	**	203,159
CHINA LONGYUAN PWR 'H'CNY1	**	367,617
CHINA MACHINERY EN 'H'CNY1	**	32,222
CHINA MEDICAL SYS USD0.005	**	205,493
CHINA MOBILE LTD NPV	**	3,522,400
CHINA NATIONAL BUI 'H'CNY1	**	621,620
CHINA OVERSEAS LAND & INVESTMNT HKD0.10	**	384,808
CHINA PETROCHEMICA TWD10	**	285,556
CHINA PETROLEUM & CHEMICAL CORP CNY1'H'SHS	**	978,153
CHINA RES CEMENT HKD0.1	**	1,087,753
CHINA RES GAS GP L HKD0.10	**	63,351
CHINA RESOURCES LAND HKD0.10	**	376,762
CHINA SCE GROUP HOLDINGS LTD	**	184,920
CHINA SHENHUA ENERGY CO 'H'	**	336,434
CHINA SHINEWAY PHA HKD0.1	**	173,013
CHINA SOUTH CITY H NPV	**	151,415
CHINA SUNTIEN GREE 'H'CNY1	**	171,830
CHINA TAIPING INSU NPV	**	864,465
CHINA TOWER CORP L 144A	**	129,676
CHINA TRAD CHINESE NPV	**	583,589
CHINA UNICOM LTD HKD0.10	**	121,727
CHINA VANKE CO COM STK	**	996,479
CHIPMOS TECHNOLOGI TWD10	**	94,038
CHLITINA HOLDING TWD10	**	405,660

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
CHONG HONG CONSTRU TWD10	**	210,185
CHONG KUN DANG HOLDINGS CORP KRW2500	**	32,268
CHONGQING RURAL CO CNY1 H SHARE	**	40,770
CHUBB LTD ORD CHF24.15	**	16,634,250
CHUGOKU ELEC PWR 2.701% 16/03/2020	**	794,072
CHURCHILL DOWNS INC COM	**	1,975,426
CHUYS HOLDINGS INC COM USD0.01	**	47,472
CIA BRAS DE DISTRI PRF NPV	**	27,108
CIA FERRO LIGAS DA PRF NPV	**	66,793
CIBANCO SA INSTIT CBFI (PLA ADMIN) 144A/REG S	**	40,217
CIE DE ST-GOBAIN EUR4	**	127,325
CIE DES ALPES NPV	**	87,531
CIENA CORP COM NEW	**	3,970,318
CIGNA CORP 4 DUE 02-15-2022	**	3,697,460
CIGNA CORP 4.375% DUE 12-15-2020	**	962,172
CIGNA CORP NEW COM	**	12,844,191
CIMAREX ENERGY CO 3.9% 05-15-2027	**	454,691
CIMAREX ENERGY CO 4.375% DUE 06-01-2024	**	517,105
CIMAREX ENERGY CO COM	**	406,828
CIMC ENRIC HLDG LT HKD0.01	**	477,404
CIMIC GROUP LIMITED NPV	**	1,831,958
CIN FINL CORP 6.92% DUE 05-15-2028	**	96,350
CINCINNATI BELL INC NEW COM NEW COM NEW	**	5,500
CINEMARK HLDGS INC COM	**	965,812
CINTAS CORP NO 2 2.9% DUE 04-01-2022	**	1,495,142
CINTAS CORP NO 2 3.7% DUE 04-01-2027	**	1,523,590
CIRCOR INTL INC COM	**	70,759
CIRRUS LOGIC INC COM	**	1,233,798
CISCO SYS INC 2.2% 09-20-2023	**	6,138,357
CISCO SYS INC 2.2% DUE 02-28-2021	**	1,332,111
CISCO SYS INC 2.45% DUE 06-15-2020	**	248,673
CISCO SYS INC 3.625% DUE 03-04-2024	**	367,155
CISION LTD COM USD0.0001	**	637,650
CIT GROUP INC NEW COM NEW COM NEW	**	380,059
CIT HOME EQUITY LN TR 2002-1 ASSET BKD CTF CL AF-5 02-25-2033 BEO	**	351,463
CITI TRENDS INC COM ORD USD1	**	43,553
CITIBANK CR CARD 1.75% DUE 11-19-2021	**	2,968,167
CITIBANK CR CARD 2.49% DUE 01-20-2023	**	8,853,029
CITIBANK CR CARD 3.29% DUE 05-23-2025	**	6,363,741
CITIBANK CR CARD ISSUANCE TR 2.88 01-23-2023 REG	**	5,611,957
CITIBANK CR CARD ISSUANCE TR NT CL 2018-A7 3.96% 10-13-2030	**	8,080,372
CITIBANK N A 1.85% 09-18-2019	**	8,022,957
CITIBANK N A 2.1% DUE 06-12-2020	**	1,229,309
CITIBANK N A 2.85% 02-12-2021	**	495,482
CITIBANK N A 3.05% DUE 05-01-2020	**	8,898,684
CITIBANK N A 3.4% 07-23-2021	**	370,470
CITIBANK N A FLTG RT 3.27594% DUE 06-12-2020	**	4,808,794

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
CITIBANK NA FIXED 2% DUE 03-20-2019	**	4,458,843
CITIC SECURITIES 'H'CNY1	**	639,708
CITIC TEL INT HLDGS HKD0.10	**	215,312
CITIGROUP COML MTG 2.29200005531% DUE 02-10-2049	**	6,484,526
CITIGROUP COML MTG 2.687% DUE 02-10-2048	**	5,962,644
CITIGROUP COML MTG 2.71000003815% DUE 08-10-2049	**	8,784,540
CITIGROUP COML MTG 3.061% DUE 02-10-2048	**	1,887,118
CITIGROUP COML MTG 3.575% DUE 05-10-2047	**	5,322,191
CITIGROUP COML MTG 3.65400004387% DUE 12-10-2049	**	3,761,043
CITIGROUP COML MTG FLTG RT 0% DUE 07-15-2017	**	1,293,627
CITIGROUP INC 2.4% DUE 02-18-2020	**	921,555
CITIGROUP INC 2.45% DUE 01-10-2020	**	6,884,272
CITIGROUP INC 2.7% DUE 10-27-2022	**	4,578,772
CITIGROUP INC 2.876% DUE 07-24-2023	**	483,865
CITIGROUP INC 2.876% DUE 07-24-2023	**	3,551,565
CITIGROUP INC 2.9% DUE 12-08-2021	**	78,706
CITIGROUP INC 2.9% DUE 12-08-2021	**	4,319,005
CITIGROUP INC 3.142% 01-24-2023	**	226,900
CITIGROUP INC 3.142% 01-24-2023	**	4,832,675
CITIGROUP INC 3.2% DUE 10-21-2026	**	304,652
CITIGROUP INC 3.3% DUE 04-27-2025	**	1,377,003
CITIGROUP INC 3.4% DUE 05-01-2026	**	385,654
CITIGROUP INC 3.4% DUE 05-01-2026	**	9,406,190
CITIGROUP INC 3.5% DUE 05-15-2023	**	5,615,581
CITIGROUP INC 3.7% DUE 01-12-2026	**	6,316,818
CITIGROUP INC 4.044% 06-01-2024	**	1,303,647
CITIGROUP INC 4.3% DUE 11-20-2026	**	451,962
CITIGROUP INC 4.4% DUE 06-10-2025	**	1,810,491
CITIGROUP INC 4.45% DUE 09-29-2027	**	698,767
CITIGROUP INC 4.45% DUE 09-29-2027	**	6,120,238
CITIGROUP INC 4.5% DUE 01-14-2022	**	521,084
CITIGROUP INC 4.6% DUE 03-09-2026	**	404,646
CITIGROUP INC 4.6% DUE 03-09-2026	**	799,422
CITIGROUP INC 4.65% DUE 07-30-2045	**	334,093
CITIGROUP INC 5.5% DUE 09-13-2025	**	629,633
CITIGROUP INC 5.5% DUE 09-13-2025	**	1,836,431
CITIGROUP INC COM NEW COM NEW	**	36,591,152
CITIGROUP INC FLTG RT 3.668% DUE 07-24-2028	**	5,498,020
CITIGROUP INC FLTG RT 3.69575% DUE 06-07-2019	**	200,471
CITIGROUP INC FLTG RT 3.9275% DUE 08-02-2021	**	601,649
CITIGROUP INC FLTG RT 4.075% DUE 04-23-2029	**	778,361
CITIGROUP INC FLTG RT 4.075% DUE 04-23-2029	**	12,667,822
CITIGROUP MTG LN FLTG RT 3.485% DUE 11-25-2034	**	613,876
CITIZENS & NORTHN CORP COM	**	45,830
CITIZENS BK MEDIUM 2.25% DUE 03-02-2020	**	296,788
CITIZENS BK MEDIUM 2.55% DUE 05-13-2021	**	1,247,051
CITIZENS BK MEDIUM 3.7% DUE 03-29-2023	**	3,587,675

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
CITIZENS FINL GROUP INC COM	**	11,077,398
CITIZENS HLDG CO MISS COM US1747151025 ISIN	**	12,786
CITIZENS INC CL A	**	27,237
CITY HLDG CO COM	**	145,454
CITY OFFICE REIT INC COM	**	29,448
CITYCHAMP WATCH & JEWELLERY GP LTD HKD0.1	**	53,297
CIVEO CORP CDA COM	**	32,551
CIVISTA BANCSHARES INC COM NO PAR COM NOPAR	**	45,849
CIVITAS SOLUTIONS INC COM	**	18,683
CJ HELLO CO LTD	**	30,009
CJ LOGISTICS KRW5000	**	322,352
CK ASSET HOLDINGS LTD	**	647,697
CK HUTCHISON INTL 2.875% DUE 04-05-2022	**	490,695
CK HUTCHISON INTL FIXED 2.25% DUE 09-29-2020	**	229,119
CK INFRASTRUCTURE HKD1	**	68,167
CLEAN ENERGY FUELS CORP COM	**	62,790
CLEAN HBRS INC COM	**	3,239,630
CLEARFIELD INC COM	**	10,912
CLEARSIDE BIOMEDICAL INC COM USD0.001	**	7,431
CLEARWATER PAPER CORP COM STK	**	261,831
CLEV ELEC ILLUM CO 4.55% DUE 11-15-2030	**	189,550
CLOUD PEAK ENERGY INC COM	**	4,232
CLOUDERA INC COM	**	685,576
CLP HOLDINGS LTD NPV	**	819,512
CMD SWP CHASUS33 02-15-2019 SWU0CH999	**	3,450
CMD SWP CHASUS33 02-15-2019 SWU0CH999	**	3,449
CMD SWP CHASUS33 02-15-2019 SWU0CH999	**	3,452
CMD SWP CHASUS33 02-15-2019 SWU0CH999	**	3,453
CMD SWP CITIUS33 02-15-2019 SWU0QQ804	**	17,113
CMD SWP MACQAU2S 02-15-2019 SWU0QQ697	**	1,147
CME GROUP INC 3% DUE 09-15-2022	**	109,636
CME GROUP INC COM STK	**	17,937,994
CME_IRS CME_CSFBUS CAD P 1.85%/R 3M CDOR 15/09/2027 SWU00LO05	**	63,415
CME_IRS CME_CSFBUS CAD P 2.2%/R 3M CDOR 16/06/2026 SWU00FMI1	**	5,415
CME_IRS CME_CSFBUS CAD P 3M CDOR/R 2.3% 16/07/2020 SWU00P4F5	**	29,450
CME_IRS CME_CSFBUS JPY P 6M LIBOR/R .25% 18/09/2020 SWU00DZH4	**	6,577
CME_IRS CME_CSFBUS JPY P 6M LIBOR/R 1.25% 17/06/2035 SWU00BPW6	**	92,665
CME_IRS CME_CSFBUS NZD P 3M NFIX3/R 2.5% 14/02/2020 SWU00OCY8	**	23,108
CME_IRS CME_CSFBUS PLN P 6M WIBOR/R 2.5% 19/09/2023 SWU00OR14	**	10,226
CME_IRS CME_CSFBUS PLN P 6M WIBOR/R 3.0% 19/09/2028 SWU00OSS4	**	1,237
CME_IRS CME_CSFBUS USD P 1.5%/R 3M LIBOR 06/21/2027 SWU00KLL4	**	296,736
CME_IRS CME_CSFBUS USD P 1.68%/R 3M LIBOR 12/21/2026 SWU00INA1	**	26,366
CME_IRS CME_CSFBUS USD P 1.75%/R 3M LIBOR 06/20/2020 SWU00NBH8	**	325,994
CME_IRS CME_CSFBUS USD P 1.75%/R 3M LIBOR 12/21/2026 SWU00INA1	**	13,183
CME_IRS CME_CSFBUS USD P 1.85%/R 3M LIBOR 07/27/2026 SWU00JC37	**	23,525
CME_IRS CME_CSFBUS USD P 2.0%/R 3M LIBOR 12/16/2020 SWU00D7N2	**	10,052
CME_IRS CME_CSFBUS USD P 2.15%/R 3M LIBOR 06/19/2048 SWU00PU09	**	59,206

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
CME_IRS CME_CSFBUS USD P 2.22%/R 3M LIBOR 09/16/2025 SWU00E7V2	**	7,354
CME_IRS CME_CSFBUS USD P 2.25%/R 3M LIBOR 06/20/2028 SWU00NBO3	**	46,775
CME_IRS CME_CSFBUS USD P 2.25%/R 3M LIBOR 06/20/2028 SWU00NBO3	**	1,060,236
CME_IRS CME_CSFBUS USD P 2.25%/R 3M LIBOR 12/21/2046 SWU00INI4	**	110,998
CME_IRS CME_CSFBUS USD P 2.3%/R 3M LIBOR 04/27/2026 SWU00I172	**	26,022
CME_IRS CME_CSFBUS USD P 2.4%/R 3M LIBOR 03/16/2026 SWU00HB08	**	31,345
CME_IRS CME_CSFBUS USD P 2.5%/R 3M LIBOR 02/22/2026 SWU00GU74	**	45,110
CME_IRS CME_CSFBUS USD P 2.5%/R 3M LIBOR 06/15/2046 SWU00FLJ0	**	377,185
CME_IRS CME_CSFBUS USD P 2.5%/R 3M LIBOR 06/20/2048 SWU00NBS4	**	204,028
CME_IRS CME_CSFBUS USD P 2.5%/R 3M LIBOR 06/20/2048 SWU00NBS4	**	75,566
CME_IRS CME_CSFBUS USD P 2.5%/R 3M LIBOR 12/20/2027 SWU00L9Q5	**	31,072
CME_IRS CME_CSFBUS USD P 2.5%/R 3M LIBOR 12/20/2027 SWU00L9Q5	**	1,554
CME_IRS CME_CSFBUS USD P 2.54%/R 3M LIBOR 03/23/2048 SWU00OTR5	**	20,116
CME_IRS CME_CSFBUS USD P 2.75%/R 3M LIBOR 12/20/2047 SWU00L9U6	**	87,756
CME_IRS CME_CSFBUS USD P 2.75%/R 3M LIBOR 12/20/2047 SWU00L9U6	**	351,025
CME_IRS CME_CSFBUS USD P 3M LIBOR/R 2.8% 08/22/2023 SWU00QL56	**	64,799
CME_IRS CME_CSFBUS USD P 3M LIBOR/R 3.2% 04/01/2020 SWU00QY37	**	372,565
CME_IRS CME_CSFBUS ZAR P 3M JIBAR/R 7.5% 15/03/2019 SWU00JQX6	**	359
CME_IRS CME_CSFBUS ZAR P 3M JIBAR/R 7.75% 15/03/2022 SWU00JTL9	**	30,406
CME_ZCS CME_CSFBUS BRL P 1D BZDIO/R 8.88% 04/01/2021 SWU00PH38	**	82,665
CMNTY HLTH SYS INC NEW COM	**	25,623
CMO ADJBL RATE MTG TR DUE 09-25-2035 BEO	**	699,232
CMO ALTERNATIVE LN TR 2006-OA9 MTG CL 2A-1A 0 DUE 07-25-2036 REG	**	127,903
CMO AMERN HOME MTG INVT TR 2005-2 MTG BKD NT CL IV-A-1 VAR 09-25-45	**	92,502
CMO BANK OF AMER MERRILL LYNCH COML MTG TR 2 3.366% DUE 02-15-2050 BEO	**	3,009,564
CMO BANK SER 2017-BNK9 CL A-2 2.766% 11-15-2054 REG	**	8,767,911
CMO BANK SR 2017-BNK6 A-SB 3.289% 07-15-2060	**	1,943,682
CMO BBCMS MTG TR 2018-C2 MTG PASS THRU CTF CL A-3 4.052% DUE 12-15-2051 REG	**	7,303,514
CMO BEAR STEARNS ALT-A TR 2006-8 MTG PASSTHRU CTF CL III-A-1 01-25-2037 REG	**	181,444
CMO BEAR STEARNS ALT-A TR SER 2005-4 CL II-3A-2 DUE 05-25-2035 REG	**	948,684
CMO BEAR STEARNS ARM TR 2000-2 MTG PASS THRU CTF CL A-1 VAR RATE 11-25-2030 BEO	**	18,707
CMO BEAR STEARNS ARM TR 2002-11 CL I-A-1DUE 02-25-2033/04-25-2006 BEO	**	2,605
CMO BEAR STEARNS ARM TR 2004-10 MTG DUE 01-25-2035	**	46,138
CMO BEAR STEARNS ARM TR DUE 02-25-2034 REG	**	283,209
CMO BEAR STEARNS STRUCTURED PRODS INC TR200 DUE 12-25-2046 REG	**	2,103,598
CMO BEAR STEARNS STRUCTURED PRODS INC TR200 MTG PASSTHRU CTF CL I-A-1 VAR DUE	**	61,404
CMO BENCHMARK 2018-B4 MTG TRSE 2018-B4 CL A3 3.886% DUE 07-15-2051	**	6,121,068
CMO CHASE MTG FIN TR SER 2007-A1 PASSTHRU CTF CL 1-A1 4.366 03-25-37 REG	**	50,614
CMO CITIGROUP COML MTG TR 2015-GC33 COML CTF CL A-4 3.778 DUE 09-10-2058 REG	**	488,849
CMO CITIGROUP COML MTG TR 2016-C3 COML MTG CTF CL A-3 2.86% 11-15-2049	**	6,671,483
CMO CITIGROUP COML MTG TR 2017-B1 COML MTG CTF CL A-AB 3.243% 08-15-2050	**	1,986,232
CMO CITIGROUP COML MTG TR SR 2012-GC8 CL AAB 2.608% DUE 09-10-2045	**	6,862,647
CMO CITIGROUP COML MTG TRUST SR 2015-GC35 CL A-2 3.063% DUE 11-10-2048	**	2,059,627
CMO CITIGROUP COMMERCIAL MORTGAGE TRUST SR 17-C4 CL A2 3.19% 10-12-2050	**	5,723,239
CMO CITIGROUP MTG LN TR SER 2005-6 CL A1FLT RT DUE 09-25-2035 BEO	**	16,045
CMO CITIGRP COMMERICAL MTG CITIGROUP COML MTG TR 3.127 DUE 04-15-2049 REG	**	10,947,519
CMO COMM 2012-CCRE1 MTG TR CTF CL A-3 3.391% DUE 05-15-2045 REG	**	4,694,873

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
CMO COMM 2012-CCRE2 MTG TR COML MTG CTF CL A-4 3.147 DUE 08-15-2045	**	4,180,695
CMO COMM 2013-CCRE12 MTG TR MTG PASS THRU CTF CL A-4 4.046 DUE 10-10-2046 REG	**	14,046,570
CMO COMM 2013-CCRE12 MTG TR MTG PASS THRU CTF CL B 4.762% DUE 10-10-2046 REG	**	268,462
CMO COMM 2013-CCRE8 MTG TR COML MTG PASSTHRU CTF CL A-4 3.334 6-10-2046	**	608,071
CMO COMM 2014-CCRE18 MTG TR SER 2014-CR18 CL A-SB 3.452 DUE 7-15-47	**	4,034,624
CMO COMM 2014-UBS6 MTG TR MTG PASS THRU CTF CL A-4 3.378% DUE 12-10-2047 REG	**	8,286,164
CMO COMM 2015-LC23 MTG TR CL A-SB 3.598% DUE 10-10-2053 REG	**	15,802,167
CMO COMM MORTGAGE TRUST SER 2015-DC1 CL A2 2.87% 02-10-2048	**	5,338,456
CMO COMM MTG TR SER 2014-CR15 CL A-2 2.928 02-10-2047	**	2,581,355
CMO CREDIT SUISSE 1ST BSTN MTG SECS CORPSER 2004-8 CL 6A1 4.5 DUE 12-25-2019 REG	**	25,958
CMO CSAIL 2015-C4 COML MTG TRUST SR 2015-C4 CL-ASB 3.6167% DUE 11-11-2048	**	2,528,338
CMO CSAIL 2016-C5 COML MTG TR CL A-SB 3.5325% DUE 11-15-2048 REG	**	10,093,110
CMO CSAIL 2018-CX12 SER 2018-CX12 CLS A1 3.2197% 08-15-2051 REG	**	9,565,410
CMO CSAIL 2018-CX12 COML MTG TR SER 2018CLS CX12 VAR 08-15-2051	**	7,050,107
CMO CSAIL COML MTG TR SER 2016-C7 CL A3 2.6082% 11-15-2049	**	4,280,126
CMO CSMC 2018-J1 TR CL A-2 FLTGE 02-01-2048	**	16,326,166
CMO CWMBS INC SER 2005-11 CL 3-A-1 FLT RT DUE 04-25-2035 REG	**	701,196
CMO CWMBS INC SER 2005-11 CL 3-A-3 FLT RT DUE 04-25-2035 REG	**	84,692
CMO DBJPM 2016-C1 MTG TR CL A-SB 3.038% DUE 05-10-2049 REG	**	3,349,649
CMO GS MORTGAGE SECURITIES TRUST SER 15-GC28 FLTG RT 02-10-2048 REG	**	1,315,121
CMO GS MTG SECS CORP 2003-2F CL IIIA-1 6% DUE 03-25-2032 BEO	**	2,443
CMO GS MTG SECS TR 2010-C2 3.849 DUE 12-10-2043 BEO	**	5,777
CMO GS MTG SECS TR 2011-GC5 MTG PASS THRU CTF CL D 144A DUE 08-10-2044 BEO	**	278,725
CMO GS MTG SECS TR 2013-GCJ12 CL AAB VARRT DUE 06-10-2046 BEO	**	7,087,503
CMO GS MTG SECS TR 2013-GCJ16 COML MTG PASSTHRU CTF CL B 5.161 DUE 11-01-2046	**	539,434
CMO GS MTG SECS TR 2014-GC18 COML MTG PASS THRU CTF CL A-2 0 DUE 1-10-47 REG	**	43,224
CMO GS MTG SECS TR 2015-GS1 CL A-AB 3.553% DUE 11-10-2048 REG	**	12,690,888
CMO GS MTG SECS TR 2017-GS7 COML MTG PASSTHRU CTF CL A-4 0 DUE 08-10-2050 REG	**	7,959,901
CMO GS MTG SECS TR SER 2016-GS3 CL AAB 2.777% 10-10-2049	**	3,085,870
CMO HARBORVIEW MTG LN TR 2003-1 CL A FLTG RT 05-19-2033	**	8,833
CMO HARBORVIEW MTG LN TR 2005-4 MTG PASSTHRU CTF CL 4-A DUE 07-19-2035 REG	**	276,513
CMO HARBORVIEW MTG LN TR 2005-9 CL 2-A-1A DUE 06-20-2035 REG	**	193,914
CMO J P MORGAN CHASE COML MTG SECS TR 2013-C CL B FLTG RT 12-15-2047 REG	**	5,183,825
CMO J P MORGAN MTG TR 2004-A3 CL 1-A-1 DUE 07-25-2034 REG	**	233,657
CMO J P MORGAN MTG TR 2005-A1 MTG PASSTHRU CTF CL 6-T-1 DUE 02-25-2035 REG	**	215,596
CMO J P MORGN CHASE COML MTG SECS TR 2013-C CL A-4 2.8754 DUE 12-15-2047 REG	**	459,043
CMO JPMBB COML MTG SECS TR 2013-C15 COM MTG PASSTH CTF CL B 4.9267 11-15-2045	**	2,451,220
CMO JPMBB COML MTG SECS TR 2013-C17 COMLMTG PASSTHRU CTF CL B DUE 01-15-2047 REG	**	310,690
CMO JPMBB COML MTG SECS TR 2015-C28 COML CTF A-2 2.7733 DUE 10-15-2048 REG	**	6,367,829
CMO JPMBB COML MTG SECS TR 2015-C30 COMLMTG PASSTHRU CTF CL B DUE 07-15-2048 REG	**	3,073,965
CMO JPMBB COML MTG SER 15-C32 CL A4 3.3293% DUE 11-15-2048 REG	**	4,952,905
CMO JPMCC COML MTG SECS TR 2017 CL A-3 3.3422% DUE 03-15-2050 REG	**	3,981,568
CMO JPMCC COML MTG SECS TR 2017-JP7 CL A-3 3.3785% 09-15-2050	**	1,786,311
CMO JPMDB COML MTG SECS TR 2017-C7 CL A-3 10-15-2050	**	9,256,259
CMO MASTR ADJ RATE MTGS TR 2003-6 MTG PASSTHRU CTF CL 3-A-1 DUE 12-25-2033 REG	**	430,744
CMO MASTR ALTERNATIVE LN TR 2004-8 MTG PASSTHRU CTF CL 7-A-1 5 DUE 09-25-2019	**	7,437
CMO MELLON RESDNTL FDG CORP 2000-TBC2 MTG PASSTHRU CTF CL A-1 VAR 05-25-30	**	258,699

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
CMO MERRILL LYNCH MTG INVS INC 2004-A CLA-1 FLTG DUE 04-25-2029 REG	**	7,852
CMO MERRILL LYNCH MTG INVS INC SER 2003-C CL A1 6-25-28	**	160,839
CMO MERRILL LYNCH MTG INVS INC SER 2005-A5 CL A3 DUE 06-25-2035 REG	**	5,032,028
CMO MORGAN STANLEY BK AMER MERRILL LYNCHTR DUE 05-15-2046 REG	**	309,430
CMO MORGAN STANLEY BK AMER MERRILL SER 2015-C26 CL ASB 3.323% 11-15-2048	**	10,072,340
CMO MORGAN STANLEY BK AMER MERRILL LYN TR COML MTG CTF CL A-SB 3.654 04-15-47	**	3,044,577
CMO MORGAN STANLEY BK AMER MERRILL LYNCH TR SER 2013-C10 CL A5 VAR 07-15-2046	**	6,728,976
CMO MORGAN STANLEY BK AMER MERRILL LYNCHTR SER 2013-C8 CL ASB 2.699 12-15-2048	**	4,900,948
CMO MORGAN STANLEY BK AMER MERRILL SER 2014-C14 CL A2 2.916 DUE 01-15-2047 REG	**	3,942,282
CMO MORGAN STANLEY BK AMER MERRILL TR 2017-C33 CL A-3 3.295% 05-15-2050	**	7,736,945
CMO MORGAN STANLEY CAP I TR 2011-C3 COMLMTG CTF CL A-3 4.054 DUE 7-15-49	**	120,163
CMO MORGAN STANLEY CAP I TR 2018-H3 CL A-SB 4.12% 07-15-2051	**	4,808,835
CMO MORGAN STANLEY CAP I TR SER-2018-H3 CL-A3 3.919% 07-15-2051 REG	**	7,128,394
CMO MORGAN STANLEY MTG LN TR 2004-2AR DUE 01-25-2035 REG	**	98,876
CMO MORGAN STANLEY MTG LN TR 2005-6AR MTG CL 1-A-1 FLTG RT 11-25-2035	**	5,005
CMO MORTGAGEIT TR 2005-2 MTG BKD NT CL 1-A-1 ADJ RATE DUE 05-25-2035 REG	**	927,498
CMO PRIME MTG TR 2005-2 MTG PASSTHRU CTFI-A-1 4.75% DUE 07-25-2020 REG	**	14,226
CMO RALI SER 2006-QO7 TR MTG AST BKD PASSTHRU CTF CL III-A-2 DUE 9-25-46 REG	**	82,864
CMO RBSGC MTG LN TR 2007-B MTG PASSTHRU CTF CL 1A4 DUE 01-25-2037 REG	**	564,759
CMO RESDNTL FDG MTG SECS I INC MTG PASS 2003-S9 CL A-1 6.5 03-25-2032 REG	**	2,147
CMO SEQUOIA MTG TR 2004-1 2004-3 MTG PASSTHRU CTF CL A-1 VAR RT 04-20-34 REG	**	7,759
CMO SEQUOIA MTG TR 2004-1 2005-2 MTG PASSTHRU CTF A-2 DUE 03-20-2035 REG	**	303,948
CMO SMALL BUSINESS ADMIN GTD DEV PARTN CTF SER 2005-20B CL 1 DUE 02-01-2025 REG	**	479,485
CMO STRUCTU ASST MTG INVTS II INC 2004-AR1 FLT MTG PASS CTF CL IA1 3-19-34	**	124,829
CMO STRUCTURED ASSET MTG INVTS II INC 2003-AR4 CL A-1 DUE 01-19-2034 REG	**	570,273
CMO STRUCTURED ASSET SECS CORP 2004-4 MTG PASSTHRU CTF 2-A1 DUE 04-25-2034 REG	**	365,534
CMO STRUCTURED ASSET SECS CORP 2004-4 MTG PASSTHRU CTF 3-A2 DUE 04-25-2034 REG	**	11,220
CMO STRUCTURED AST MTG INVTS II INC DUE 05-19-2035 REG	**	5,240,627
CMO STRUCTURED AST MTG INVTS II INC DUE 07-19-2035 REG	**	1,090,704
CMO STRUCTURED AST MTG INVTS II TR 2006-AR5 CL 2-A-1 DUE 06-25-2036 REG	**	1,516,325
CMO STRUCTURED AST SECS CORP 2004-1 MTG PASSTHRU CTF CL 4-A1 DUE 02-25-2034 REG	**	7,491
CMO STRUCTURED AST SECS CORP FOR FUTURE IS 2003-31A CL 2-A7 10-25-2033 REG	**	1,636,415
CMO STRUCTURED AST SECS CORP FOR FUTURE IS DUE 06-25-2033 REG	**	169,089
CMO STRUCTURED AST SECS CORP FOR FUTURE IS SER 2003-34A CL 3-A3 4.7 11-25-33 REG	**	511,657
CMO STRUCTURED AST SECS CORP SER 2003-22A CL 3-A 4.42 DUE 6-25-2033 REG	**	132,317
CMO UBS COML MTG TR 2012-C1 COML MTG PASSTHRU CTF CL A-3 3.4 05-10-2045	**	9,727,384
CMO UBS COML MTG TR SER 2017-C3 CL ASB 3.215% 08-15-2050	**	4,998,120
CMO UBS-BARCLAYS COML MTG TR 2012-C2 CTFCL A-4 3.525% DUE 05-10-2063 REG	**	230,706
CMO UBS-BARCLAYS COML MTG TR 2012-C2 CTFCL A-4 3.525% DUE 05-10-2063 REG	**	4,347,223
CMO UBS-BARCLAYS COML MTG TR SER 2012-C4CL A-AB 2.4589 12-10-2045	**	2,488,612
CMO WAMU MTG PASS THRU CTFS SER 2006 AR13 CL 2A FLTG RATE DUE 10-25-2046 REG	**	306,822
CMO WAMU MTG PASS-THROUGH CTFS 2005-AR2 CL 2A-1A VAR DUE 01-25-2045 REG	**	1,912,718
CMO WAMU MTG PASS-THROUGH CTFS 2005-AR2 CL 2A-1B VAR RATE 01-25-2045 REG	**	46,668
CMO WAMU MTG PASS-THRU CTFS 2005-AR8 CTFCL 2-A-1A DUE 07-25-2045 REG	**	121,921
CMO WAMU MTG PASS-THRU CTFS TR 2002-AR2 MTG PASSTHRU CTF CL A VAR DUE 02-27-2034	**	1,541,491
CMO WELLS FARGO COML MTG SER 15-NXS3 CL ASB 3.371% 09-15-2057	**	2,843,522
CMO WELLS FARGO COML MTG SER 2017-C39 CL ASB 3.212% 09-15-2050	**	2,477,238

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
CMO WELLS FARGO COML MTG TR 2016-C37 COML MTG CL A-3 3.704 12-15-2049	**	3,762,574
CMO WELLS FARGO COML MTG TR SER 2015-C29 CTF CL A-2 2.552% DUE 06-15-2048	**	6,252,196
CMO WELLS FARGO COML MTG TRUST SR 2017-C38 CL A-2 3.043% DUE 07-15-2050	**	3,503,250
CMO WELLS FARGO COML SER 2015-LC22 CL ASB 3.571% 09-15-2058 REG	**	3,165,527
CMO WELLS FARGO MTG BACKED SECS 2004-EE TR SER 2004-EE CL-2A1 DUE 12-25-2034 REG	**	332,464
CMO WELLS FARGO MTG BKD SECS 2004-AA TR MTG PTHRU CTF CL A-1 VAR 12-25-34 REG	**	280,546
CMO WFRBS COML MTG TR 2014-C19 COML MTG PASSTHRU CTF CL B 4.723 DUE 03-15-2047	**	309,902
CMO WFRBS COML MTG TR 2014-C23 COML MTG PASSTHRU CTF CL B DUE 10-14-2057 REG	**	5,292,696
CMOMORGAN STANLEY BK AMER MERRILL SER 2016-C31 CL A-SB 2.952% 12-15-2025	**	3,448,505
CMS ENERGY CORP 3.45% 08-15-2027	**	115,465
CMS ENERGY CORP COM	**	218,659
CNA FINL CORP 3.95% DUE 05-15-2024	**	123,841
CNA FINL CORP 4.5% DUE 03-01-2026	**	82,670
CNB FINL CORP PA COM	**	60,772
CNH EQUIP SER 17-C CL A3 2.3% 02-15-2023	**	9,979,632
CNH EQUIP TR 1.63% DUE 08-15-2021	**	389,098
CNH EQUIP TR 2.07% DUE 05-16-2022	**	1,779,357
CNH EQUIP TR FIXED 1.86% DUE 09-15-2022	**	7,537,387
CNH EQUIP TR SR 17-B CL A4 2.17% 04-17-2023	**	1,424,283
CNH INDL CAP LLC 4.375% 11-06-2020	**	201,100
CNH INDUSTRIAL NV COM STK	**	10,661,726
CNO FINL GROUP INC COM	**	1,419,418
CNOOC FIN 2015 2.625% DUE 05-05-2020	**	445,557
CNOOC FIN 2015 U S 3.5% DUE 05-05-2025	**	1,946,743
CNOOC FIN 2015 U S 4.375% DUE 05-02-2028	**	1,852,139
CNOOC LTD HKD0.02	**	2,483,565
CNOOC NEXEN FIN 2014 ULC 4.25 DUE 04-30-2024	**	304,130
CNOOC NEXEN FIN 2014 ULC 4.25 DUE 04-30-2024	**	1,034,042
CNP ASSURANCES EUR1.00	**	703,729
CNSMR PORTFOLIO SVCS DEL	**	7,405
CNX RESOURCES CORPORATION COM	**	878,929
COAL INDIA LTD	**	214,884
COCA-COLA AMATIL NPV	**	74,915
COCA-COLA CONSOLIDATED INC COM	**	283,276
COCA-COLA EUROPEAN FIXED 3.5% DUE 09-15-2020	**	200,685
COCA-COLA HBC AG ORD (CDI)	**	2,530,616
COCHLEAR LTD NPV	**	131,602
CODORUS VY BANCORP INC COM	**	33,363
COEUR MNG INC COM NEW COM NEW	**	102,828
COGECO INC SUB-VTG SHS NPV	**	12,793
COGENT COMMUNICATIONS HLDGS INC	**	3,635,743
COGNEX CORP COM	**	1,430,249
COGNIZANT TECH SOLUTIONS CORP CL A	**	4,055,547
COHEN & STEERS INC COM	**	394,302
COHERENT INC COM	**	221,040
COHU INC COM	**	60,616

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
COLES GROUP LTD	**	391,412
COLFAX CORP COM US .01	**	792,821
COLGATE-PALMOLIVE CO COM	**	1,658,346
COLOPLAST SER'B'DKK1	**	373,891
COLTV SHORT TERM INVT FD	**	52,810,112
COLUMBIA BKG SYS INC COM	**	275,114
COLUMBIA PIPELN 3.3% DUE 06-01-2020	**	3,378,342
COLUMBIA PPTY TR INC COM NEW STK	**	2,584,173
COLUMBUS MCKINNON CORP N Y COM	**	111,126
COM ALCOA CORPORATION COM USD0.01	**	1,171,726
COMCAST CORP 3.0% 02-01-2024	**	342,204
COMCAST CORP NEW 2.85% DUE 01-15-2023	**	784,449
COMCAST CORP NEW 3.15% DUE 02-15-2028	**	14,087,745
COMCAST CORP NEW 3.15% DUE 03-01-2026	**	88,984
COMCAST CORP NEW 3.3% DUE 10-01-2020	**	11,508,187
COMCAST CORP NEW 3.375 DUE 02-15-2025	**	225,269
COMCAST CORP NEW 3.375 DUE 02-15-2025	**	97,943
COMCAST CORP NEW 3.375% DUE 08-15-2025	**	911,083
COMCAST CORP NEW 3.45% DUE 10-01-2021	**	9,505,408
COMCAST CORP NEW 3.55% DUE 05-01-2028	**	481,658
COMCAST CORP NEW 3.95% 10-15-2025	**	88,030
COMCAST CORP NEW 3.95% 10-15-2025	**	3,708,383
COMCAST CORP NEW 4.15% DUE 10-15-2028	**	2,305,033
COMCAST CORP NEW 4.2% DUE 08-15-2034	**	144,630
COMCAST CORP NEW 4.6% 10-15-2038	**	323,129
COMCAST CORP NEW 4.95% DUE 10-15-2058	**	289,746
COMCAST CORP NEW 5.15% DUE 03-01-2020	**	358,279
COMCAST CORP NEW 5.7% DUE 07-01-2019	**	101,178
COMCAST CORP NEW FIXED 3.999% DUE 11-01-2049	**	500,898
COMCAST CORP NEW-CL A	**	31,631,292
COMERICA INC 2.125 05-23-2019	**	4,129,160
COMERICA INC 3.7% DUE 07-31-2023	**	499,722
COMFORT SYS USA INC COM	**	380,016
COMINAR REAL ESTAT TRUST UNITS	**	86,923
COML METALS CO COM	**	648,041
COMM MTG TRUST SER 2015-CR24 CL A-4 3.432% 8-10-2048	**	7,479,885
COMM 2012-LC4 MTG TR CTF CL A-4 3.288 12-10-2044	**	732,523
COMM 2013-CCRE12 4.3% DUE 10-10-2046	**	298,445
COMM 2013-CCRE12 MTG TR MTG PASS THRU CTF CL C VAR RATE DUE 10-10-2046	**	850,399
COMM 2013-LC6 MTG 2.666% DUE 01-10-2046	**	2,504,992
COMM 2014-CCRE17 3.012% DUE 05-10-2047	**	2,129,028
COMM 2014-CR21 MTG TR MTG PASS THRU CTF CL A-2 3.095% DUE 12-10-2047	**	10,515,797
COMM 2014-UBS4 MTG 2.963% DUE 08-10-2047	**	17,046,789
COMM 2014-UBS6 MTG SER 2014-UBS6 CL A-2 2.935% 12-10-2047 REG	**	2,941,348
COMM 2015-CCRE22 FIXED 2.856% DUE 03-10-2048	**	4,985,405
COMM 2015-CCRE23 MTG TR 2015-CR23 CL A-SB 3.257% DUE 05-10-2048	**	2,810,363
COMM 2015-CCRE26 3.373% DUE 10-10-2048	**	2,620,821

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
COMM 2018-HOME MTG VAR RT 3.81507% DUE 04-10-2033	**	1,031,189
COMM 2018-HOME MTG VAR RT 3.81507% DUE 04-10-2033	**	6,268,014
COMM BANCSHARES INC COM	**	1,491,550
COMM MORTGAGE TRUST SR 2013-CR9 CL A-SB 3.834 DUE 07-10-2045 REG	**	13,132,976
COMM SER 2015-DC1 CL A-SB 3.142% 02-10-2048	**	1,100,322
COMMERCIAL VEH GROUP INC COM	**	28,192
COMMONWEALTH EDISON CO 2.95% 08-15-2027	**	2,307,749
COMMONWEALTH EDISON CO 4.0% DUE 03-01-2048 REG	**	217,046
COMMONWEALTH FING AUTH PA REV 3.631% 06-01-2029 BEO TAXABLE	**	1,461,572
COMMSCOPE HLDG CO INC COM	**	1,260,784
COMMUNITY BANKERS TR CORP COM STK	**	10,888
COMMUNITY BK SYS INC COM	**	255,704
COMMUNITY FINL CORP MD COM	**	19,123
COMMUNITY HEALTHCARE TR INC REIT	**	49,097
COMMUNITY TR BANCORP INC COM	**	315,098
COMMVAULT SYS INC COM STK	**	603,900
COMP ENG & CONSULT NPV	**	387,613
COMPASS BK 2.875% DUE 06-29-2022	**	479,112
COMPASS BK 3.5% DUE 06-11-2021	**	4,427,626
COMPASS GROUP ORD GBP0.1105	**	6,068,749
COMPUGROUP MEDICAL NPV	**	41,570
COMPUTACENTER ORD GBP0.075555	**	746,746
COMPUTER PROGRAMS & SYS INC COM	**	119,526
COMPUTER TASK GROUP INC COM	**	5,018
COMSCORE INC COM	**	56,277
COMTECH TELECOMMUNICATIONS CORP COM NEW COM NEW	**	104,394
COMWLTH BK 2.3% DUE 03-12-2020	**	4,403,489
COMWLTH BK 2.3% DUE 09-06-2019	**	3,552,196
COMWLTH BK 2.55% DUE 03-15-2021	**	590,840
COMWLTH EDISON CO 4% DUE 08-01-2020	**	187,623
COMWLTH REIT SR NT 5.875 DUE 09-15-2020	**	235,605
CONAGRA BRANDS INC 3.8% 10-22-2021	**	900,318
CONAGRA BRANDS INC 3.8% 10-22-2021	**	1,000,353
CONAGRA BRANDS INC 4.6% 11-01-2025	**	90,285
CONAGRA BRANDS INC FLTG 10-22-2020	**	6,581,461
CONAGRA BRANDS INC FORMERLY CONAGRA 5.3% 11-01-2038	**	184,263
CONCERT PHARMACEUTICALS INC COM	**	41,817
CONCHO RES INC 3.75% DUE 10-01-2027	**	1,162,585
CONCHO RES INC COM STK	**	4,140,073
CONCHO RESOURCES INC 4.3% 06-18-2028	**	772,779
CONDUENT INC COM	**	339,076
CONMED CORP COM	**	3,533,440
CONNECTICUT LIGHT & POWER CO 4.0% 04-01-2048	**	146,098
CONNECTONE BANCORP INC NEW COM	**	105,076
CONNS INC COM	**	83,210
CONOCO INC 6.95% DUE 04-15-2029	**	173,111
CONOCOPHILLIPS GTD NT 6.5 DUE 02-15-2039REG	**	148,511

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
CONS EDISON CO N Y 3.875% DUE 06-15-2047	**	83,002
CONS EDISON CO N Y 4.2% DUE 03-15-2042	**	116,918
CONS EDISON INC 2% DUE 05-15-2021	**	242,536
CONSOL ENERGY INC NEW COM	**	215,850
CONSOLIDATED COMMUNICATIONS HLDGS INC COM STK	**	97,772
CONSOLIDATED TOMOKA LD CO COM STK	**	52,553
CONSTELLATION 2.25% 11-06-2020	**	2,864,269
CONSTELLATION 4.75% DUE 11-15-2024	**	119,144
CONSTELLATION 5.15% DUE 12-01-2020	**	81,756
CONSTELLATION BRANDS INC CL A CL A	**	4,827,816
CONSTELLATION BRANDS INC FLTG 11-15-2021	**	3,329,634
CONSTELLATION SOFT COM STK NPV	**	1,923,925
CONSUMERS ENERGY 2.85 DUE 05-15-2022	**	138,472
CONSUMERS ENERGY 2.85 DUE 05-15-2022	**	296,725
CONSUMERS ENERGY 3.375 DUE 08-15-2023	**	2,372,786
CONSUMERS ENERGY 4.05% DUE 05-15-2048	**	246,519
CONSUMERS ENERGY 5.65% DUE 04-15-2020	**	31,070
CONTANGO OIL & GAS CO COM NEW COM NEW	**	10,689
CONTINENTAL AIRLS INC 5.5% DUE 04-29-2022	**	815,011
CONTINENTAL AIRLS PASS THRU TR 2007-1A 5.983% DUE 04-19-2023	**	1,663,850
CONTINENTAL BLDG PRODS INC COM	**	1,584,644
CONTINENTAL RES INC COM	**	105,820
CONTL AIRLINES 2012-A 4.15% 04-11-2024	**	240,042
CONTL AIRLS INC 4% DUE 04-29-2026	**	225,423
CONTL RES INC 4.375% DUE 01-15-2028	**	94,076
CONTL RES INC 4.375% DUE 01-15-2028	**	188,152
CONTL RES INC 4.5 DUE 04-15-2023	**	6,697,324
CONTL RES INC FIXED 3.8% DUE 06-01-2024	**	1,797,724
CONTROL4 CORP COM	**	124,960
CONVENANT TRANSN GROUP INC CL A	**	135,706
CONVIVIALITY PLC ORD GBP0.0002	**	42,404
COOP GRP HLDG 2011 5.625% GTD SNR 08/07/20 GBP	**	532,612
COOPER TIRE & RUBBER CO COM, NO PAR	**	198,830
COOPERATIEVE RABOBANK UA/NY 2.75% 01-10-2023	**	2,418,798
COOPERATIEVE 2.75% DUE 01-10-2022	**	5,166,708
COOPERATIEVE 4.375% DUE 08-04-2025	**	7,022,444
COOPERATIEVE CENTRALE RAIFFEISEN 2.25% 01-14-2020	**	495,727
COOPERATIEVE CENTRALE RAIFFEISEN BOERENL2.25 DUE 01-14-2019	**	6,806,801
COOPERATIEVE RABOBANK UA 4.625% DUE 12-01-2023 REG	**	506,965
COOPER-STANDARD HOLDING COM	**	1,284,331
COPA HOLDINGS SA COM STK	**	156,239
CORE LABORATORIES NV NLG0.03	**	626,430
CORE MOLDING TECHNOLOGIES INC COM STK	**	5,830
CORECIVIC INC COM	**	511,240
CORE-MARK HLDG CO INC COM	**	445,912
COREPOINT LODGING INC COM	**	57,685
CORESITE RLTY CORP CORESITE REALTY CORP	**	906,581

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
CORETRONICS CORP TWD10	**	152,610
CORNERSTONE ONDEMAND INC COM	**	1,110,771
CORNING INC COM	**	10,286,505
CORP FINANC ALBA EUR1	**	389,837
CORP OFFICE PPTYS TR COM	**	1,063,739
CORPORACION ANDINA DE FOMENTO NT 2% DUE 05-10-2019 REG	**	1,394,938
CORPORACION ANDINA DE FOMENTO NT 2.125% DUE 09-27-2021 REG	**	5,634,739
CORPORACION ANDINA DE FOMENTO NT 2.75% DUE 01-06-2023 REG	**	512,484
COSAN SA COM NPV	**	27,708
COSLIGHT TECHNOLOG HKD0.10	**	20,931
COSTAMARE INC COM STK	**	31,169
COSTAR GROUP INC COM	**	3,340,003
COSTCO WHOLESALE CORP NEW COM	**	10,073,052
COTY INC COM CL A COM CL A	**	522,373
COUNTRY GARDEN HLD HKD0.10	**	197,189
COUNTRYWIDE AST-BACKED CERTIFICATES SER 2007-13 RATE 02-25-2036 REG	**	3,487,993
COUNTY BANCORP INC COM	**	7,834
COUPA SOFTWARE INC COM	**	3,649,777
COUSINS PPTYS INC COM	**	324,453
COVENTRY HLTH CARE 5.45% DUE 06-15-2021	**	4,736,905
COVESTRO AG NPV	**	3,075,476
COVIDIEN INTL FINANCE SA 4.2 DUE 6-15-2020	**	203,196
COWEN INC COM USD0.01 CL A	**	30,695
CPI AEROSTRUCTURES INC COM NEW	**	10,128
CPPIB CAPITAL INC 144A 2.25% DUE 01-25-2022 REG	**	14,775,600
CPS AUTO 3.95% DUE 03-15-2023	**	188,542
CR ACCEP AUTO LN 2.15% DUE 04-15-2024	**	1,405,167
CR ACCEP AUTO LN 3.02% DUE 04-15-2026	**	485,574
CR AGRICOLE S A 3.75% DUE 04-24-2023	**	244,635
CR AGRICOLE S A 3.75% DUE 04-24-2023	**	1,139,999
CR SUISSE AG FIXED 3.625% DUE 09-09-2024	**	2,328,364
CR SUISSE AG NEW 3% DUE 10-29-2021	**	5,430,260
CR SUISSE AG NEW 5.3% DUE 08-13-2019	**	4,718,683
CR SUISSE AG NEW 5.4% DUE 01-14-2020	**	304,640
CR SUISSE AG TRANCHE # TR 00006 4.375 DUE 08-05-2020	**	1,229,719
CR SUISSE GROUP 3.125% DUE 12-10-2020	**	495,110
CR SUISSE GROUP 3.125% DUE 12-10-2020	**	4,505,501
CR SUISSE GROUP 3.75% DUE 03-26-2025	**	476,779
CR SUISSE GROUP 3.75% DUE 03-26-2025	**	5,721,342
CR SUISSE GROUP 3.8% DUE 06-09-2023	**	245,322
CR SUISSE GROUP 4.55% DUE 04-17-2026	**	13,168,131
CR SUISSE GROUP AG 3.574% DUE 01-09-2023	**	731,648
CR SUISSE GROUP AG 4.282% DUE 01-09-2028	**	1,254,117
CR SUISSE GROUP AG 4.282% DUE 01-09-2028	**	4,823,525
CR SUISSE GROUP AG FLTG RT 3.869% DUE 01-12-2029	**	3,879,397
CR SUISSE GROUP AG STEP CPN 7.25% DUE 12-29-2999	**	1,320,690
CRA INTL INC COM	**	45,997

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
CRAFT BREW ALLIANCE INC COM	**	39,438
CRANE CO COM	**	281,502
CRAY INC COM NEW STK	**	267,198
CRCAM NORD DE FRAN EUR3.05 (INVEST CERT)	**	111,282
CREDICORP LTD COM STK	**	757,225
CREDIT AGRICOLE CORP C/D 05-09-2018 FLTG DUE 05-11-2020	**	7,018,712
CREDIT AGRICOLE S A TRANCHE # TR 00013 VAR DTD 04/15/2014 DUE 04-15-2019 BEO	**	1,201,684
CREDIT AGRICOLE S A UNDATED DEEPLY FIXEDTO 144A FLTG RATE NT 8.375 15 AUG 39	**	3,016,375
CREDIT AGRICOLE SA EUR3	**	242,084
CREDIT SUISSE GROUP AG 6.5% 08/08/2023	**	627,381
CREE INC COM	**	420,264
CRESCENT POINT EN COM NPV	**	18,490
CROCS INC COM	**	48,271
CROSS CTRY HEALTHCARE INC COM	**	45,937
CROWN CASTLE INTL 2.25% DUE 09-01-2021	**	2,383,211
CROWN CASTLE INTL 3.4% DUE 02-15-2021	**	499,826
CROWN CASTLE INTL 4% DUE 03-01-2027	**	65,256
CROWN CASTLE INTL 4.875% DUE 04-15-2022	**	4,115,932
CROWN CASTLE INTL 5.25% DUE 01-15-2023	**	51,921
CROWN CASTLE INTL CORP NEW COM	**	12,335,045
CROWN CASTLE TOWERS LLC/CROWN PPN BOND 4.241% 07-15-2028	**	8,160,230
CROWN HLDGS INC COM	**	2,366,830
CROWN RESORTS LIMITED	**	460,563
CRYOLIFE INC COM	**	33,119
CSAIL COML MTG SR 2018-CX11 CL ASB 4.0339% 04-15-2051	**	4,631,346
CSAIL 2016-C6 COML 2.66190004349% DUE 01-15-2049	**	5,925,018
CSAIL 2016-C6 COML 2.8233% DUE 01-15-2049	**	2,193,197
CSAIL 2016-C6 COML 2.95989990234% DUE 01-15-2049	**	11,994,083
CSL LTD NPV	**	581,373
CSPC PHARMACEUTICAL GROUP LTD HKD0.10	**	1,010,301
CSR LIMITED NPV	**	114,738
CSS INDS INC COM	**	14,765
CSW INDUSTRIALS INC COM	**	106,370
CSX CORP 3.7 11-01-2023	**	152,235
CSX CORP 4.25% DUE 03-15-2029	**	253,826
CTBC FINANCIAL HOLDING CO COM STK	**	696,696
CTS CORP COM	**	119,172
CUBESMART	**	522,875
CUBIC CORP COM	**	765,204
CULLEN / FROST BANKERS INC COM	**	1,212,605
CULP INC COM	**	33,718
CUMMINS INC	**	15,929,888
CURRENCY OPTION CALL BARCGB33 EUR/USD 1.3075 European 22/09/2021 31750E064	**	7,682
CURRENCY OPTION CALL CITIUS33 EUR/USD 1.2908 European 24/06/2021 31750DN53	**	6,638
CURRENCY OPTION CALL GSCMUS33 USD/CNH 7.11 European 02-11-2019 31750E6M3	**	731
CURRENCY OPTION PUT BARCGB33 EUR/USD 1.3075 European 22/09/2021 31750E072	**	20,320
CURRENCY OPTION PUT CITIUS33 EUR/USD 1.2908 European 24/06/2021 31750DN61	**	16,296

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
CUSHMAN & WAKEFIELD INC	**	975,278
CUSTOMERS BANCORP INC COM	**	54,818
CVB FINL CORP COM	**	1,685,442
CVC CORDATUS LOA 4 FRN CLO 01/2028 EUR 'A'	**	1,369,150
CVS CAREMARK CORP 4 DUE 12-05-2023	**	3,008,571
CVS HEALTH CORP 2.125% DUE 06-01-2021	**	311,651
CVS HEALTH CORP 2.75% DUE 12-01-2022	**	144,361
CVS HEALTH CORP 2.75% DUE 12-01-2022	**	3,041,203
CVS HEALTH CORP 2.8% DUE 07-20-2020	**	12,867,836
CVS HEALTH CORP 3.35% DUE 03-09-2021	**	99,715
CVS HEALTH CORP 3.35% DUE 03-09-2021	**	12,125,283
CVS HEALTH CORP 3.5% DUE 07-20-2022	**	993,139
CVS HEALTH CORP 3.7% DUE 03-09-2023	**	98,930
CVS HEALTH CORP 3.7% DUE 03-09-2023	**	18,178,296
CVS HEALTH CORP 3.875% DUE 07-20-2025	**	5,704,723
CVS HEALTH CORP 4.1% DUE 03-25-2025	**	1,188,026
CVS HEALTH CORP 4.1% DUE 03-25-2025	**	1,336,530
CVS HEALTH CORP 4.3% DUE 03-25-2028	**	1,289,466
CVS HEALTH CORP 4.3% DUE 03-25-2028	**	10,743,923
CVS HEALTH CORP 4.78% DUE 03-25-2038	**	479,128
CVS HEALTH CORP 4.78% DUE 03-25-2038	**	814,518
CVS HEALTH CORP 5.05% DUE 03-25-2048	**	233,426
CVS HEALTH CORP 5.05% DUE 03-25-2048	**	534,936
CVS HEALTH CORP SR NT FLTG RATE DUE 03-09-2020 REG	**	4,921,116
CVS HEALTH CORP SR NT FLTG RATE DUE 03-09-2021 REG	**	198,388
CWABS INC 2004-6 ASSET BKD CTF CL 1-A-1 FLTG RATE 12-25-2034 REG	**	3,263,634
CWABS INC FLTG RT 3.01% DUE 10-25-2034	**	7,802,361
CWABS INC SER 2005-15 CL 2AV3 VAR RT 04-25-2036	**	2,325,450
CYBER-ARK SOFTWARE LTD COM ILS0.01	**	348,458
CYBEROPTICS CORP COM	**	9,926
CYFROWY POLSAT SA PLN0.04	**	31,903
CYIENT LIMITED INR5	**	226,775
CYRELA BRAZIL RLTY S A EMPREENDIMENTOS ECOM NPV	**	656,730
CYRUSONE INC COM	**	510,239
CYTOKINETICS INC COMMON STOCK	**	128,953
CYTOMX THERAPEUTICS INC. COM	**	232,525
CZECH(REP OF) 0.95% BDS 15/05/30 CZK10000	**	120,831
D R HORTON INC 2.55% 12-01-2020	**	390,374
D R HORTON INC 3.75 DUE 03-01-2019	**	599,951
D R HORTON INC SR NT 4.375 09-15-2022	**	303,482
DA-CIN CONSTRUCTN TWD10	**	68,736
DAE DUCK ELECTRNC KRW500	**	181,653
DAELIM INDUSTRIAL KRW5000	**	251,297
DAI HAN PHARM KRW500	**	141,969
DAIHO CORPORATION NPV	**	792,816
DAIICHI JITSUGYO NPV	**	47,899
DAI-ICHI LIFE HOLD NPV	**	249,224

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
DAIKIN INDUSTRIES NPV	**	4,720,139
DAIMLER FIN N AMER 2.2% DUE 05-05-2020	**	295,084
DAIMLER FIN N AMER 2.25% DUE 09-03-2019	**	9,744,717
DAIMLER FIN N AMER 2.25% DUE 09-03-2019	**	198,725
DAIMLER FIN N AMER 2.85% DUE 01-06-2022	**	1,367,475
DAIMLER FIN N AMER 3.1% DUE 05-04-2020	**	1,337,561
DAIMLER FIN N AMER 3.35% DUE 02-22-2023	**	197,272
DAIMLER FIN N AMER 3.35% DUE 02-22-2023	**	641,133
DAIMLER FIN NORTH AMER LLC 3.7% DUE 05-04-2023 BEO	**	7,565,162
DAIMLER FIN NORTH AMER LLC NT FLTG 144A DUE 10-30-2019 BEO	**	4,046,608
DAISHI HOKUETSU NPV	**	225,279
DAISHIN SECURITIES 1ST PRF KRW5000	**	116,122
DAISHIN SECURITIES KRW5000	**	79,672
DAITO TRUST CONST NPV	**	177,382
DAIWA HOUSE INDS NPV	**	212,576
DAIWA SECS GROUP 3.129% DUE 04-19-2022	**	179,082
DAIWA SECS GROUP 3.129% DUE 04-19-2022	**	688,778
DAKTRONICS INC COM	**	222,207
DANA INC COM	**	2,210,636
DANAHER CORP 2.4% DUE 09-15-2020	**	247,709
DANAHER CORP COM	**	12,589,199
DANONE 1.691% DUE 10-30-2019	**	197,248
DANONE 1.691% DUE 10-30-2019	**	4,102,767
DANONE EUR0.25	**	4,990,056
DANSKE BANK A/S DKK10	**	284,285
DANSKE BK A/S 2.2% 03-02-2020	**	489,260
DANSKE BK A/S 144A 2.7% DUE 03-02-2022	**	383,258
DANSKE BK A/S 2.8% DUE 03-10-2021	**	2,506,477
DANSKE HYPOTEK 1% CVD BDS 21/12/2022 SEK	**	459,255
DAOU TECHNOLOGY KRW500	**	166,710
DARDEN RESTAURANTS INC COM	**	296,384
DARLING INGREDIENTS INC COMSTK	**	2,953,282
DART GROUP ORD GBP0.0125	**	524,459
DASAN ZHONE SOLUTIONS INC COM NEW COM NEW	**	40,673
DASSAULT SYSTEMES EUR0.50	**	2,039,798
DAVE & BUSTERS ENTMT INC COM	**	2,356,466
DAWSON GEOPHYSICAL CO NEW COM	**	13,990
DBS BK LTD GLOBAL 3.3% DUE 11-27-2021	**	100,740
DBS GROUP HLDGS NPV	**	3,679,511
DEAN FOODS CO NEW COM NEW COM USD0.01 (POST REV SPLIT)	**	43,811
DECKERS OUTDOOR CORP COM	**	1,276,685
DEERE & CO 2.6% DUE 06-08-2022	**	675,312
DEERE JOHN CAP 2.7% DUE 01-06-2023	**	585,155
DEERE JOHN CAP 2.8% DUE 03-06-2023	**	977,716
DEERE JOHN CAP CORP 1.7 01-15-2020	**	720,475
DEERE JOHN CAP CORP 2.25 DUE 04-17-2019	**	878,023
DEFAULTED PACIFIC GAS & ELEC CO 0.0% DUE 12-31-2040	**	1,132,129

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
DEFAULTED PACIFIC GAS & ELEC CO 0.0% DUE 12-31-2040	**	221,164
DEFAULTED PACIFIC GAS & ELEC CO 0.0% DUE 12-31-2040	**	1,530,455
DEFAULTED PACIFIC GAS & ELEC CO 0.0% DUE 12-31-2040	**	3,622,169
DEL FRISCOS RESTAURANT GROUP INC COM	**	32,161
DEL TACO RESTAURANTS INC NEW COM USD 0.0001	**	48,981
DELEK US HLDGS INC NEW COM	**	310,763
DELMARVA PWR & LT 3.5% DUE 11-15-2023	**	703,779
DELTA 2012-1A PASS 4.75% DUE 11-07-2021	**	386,640
DELTA AIR LINES 3.625% DUE 03-15-2022	**	5,548,605
DELTA AIR LINES 6.821% DUE 02-10-2024	**	1,677,673
DELTA AIR LINES 7.75% DUE 06-17-2021	**	118,748
DELTA AIR LINES FIXED 2.875% DUE 03-13-2020	**	1,167,194
DELTA AIR LINES INC DEL 2.6% 12-04-2020 REG	**	196,663
DELTA AIR LINES INC DEL 2.6% 12-04-2020 REG	**	1,504,469
DELTA ELECTRONIC TWD10	**	602,884
DELTA ELECTRONICS THB1(NVDR)	**	54,890
DENBURY RES INC HLDG CO COM NEW	**	70,009
DENSO CORP NPV	**	3,959,167
DENTIUM CO LTD	**	200,718
DEPY TR & CLEARING 4.875% DUE 12-29-2049	**	738,750
DERMIRA INC COM	**	186,314
DERWENT LONDON ORD GBP0.05	**	964,897
DESTINATION MATERNITY CORP COM STK	**	2,618
DETROIT EDISON CO 3.9% DUE 06-01-2021	**	289,938
DETROIT EDISON CO GEN & REF MTG 2012 SERA 2.65 DUE 06-15-2022	**	273,267
DEUTSCHE BK AG 2.5% DUE 02-13-2019	**	199,620
DEUTSCHE BK AG 3.375% DUE 05-12-2021	**	2,123,101
DEUTSCHE BK AG 3.7% DUE 05-30-2024	**	60,861
DEUTSCHE BK AG N Y FLTG DUE 01-22-2021	**	477,182
DEUTSCHE BK AG N Y BRH 4.25% 02-04-2021	**	3,542,930
DEUTSCHE BK AG N Y FIXED 3.125% DUE 01-13-2021	**	145,172
DEUTSCHE BK AG N Y FIXED 3.125% DUE 01-13-2021	**	1,945,298
DEUTSCHE BK AG N Y FIXED 3.375% DUE 05-12-2021	**	220,030
DEUTSCHE BK AG N Y FIXED 4.25% DUE 10-14-2021	**	3,324,360
DEUTSCHE BOERSE AG NPV(REGD)	**	460,020
DEUTSCHE LUFTHANSA ORD NPV (REGD)(VINK)	**	1,389,711
DEUTSCHE PFAND AG 1.625% PFBRF 30/08/2019 USD	**	198,164
DEUTSCHE TELEKOM 2.225% DUE 01-17-2020	**	1,812,743
DEUTSCHE TELEKOM NPV(REGD)	**	155,092
DEUTSCHE WOHNEN SE NPV (BR)	**	167,198
DEVELOPMENT BK JAPAN INC DEVELOPMENT BK OF JAPAN 3.125% DUE 09-06-2023 REG	**	503,446
DEVELOPMENT BK JAPAN INC NT 144A 1.625% DUE 09-01-2021 BEO	**	483,453
DEVELOPMENT BK JAPAN INC NT 144A 1.625% DUE 09-01-2021 BEO	**	12,666,456
DEVON ENERGY CORP 3.25% DUE 05-15-2022	**	12,694,160
DEVON ENERGY CORP 4% DUE 07-15-2021	**	2,472,433
DEVON ENERGY CORP 5.85% DUE 12-15-2025	**	1,050,028
DEXCOM INC COM	**	280,811

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
DEXIA CR LOC GTD NT 144A 3.25% DUE 09-26-2023 BEO	**	1,013,364
DEXIA CR LOC MEDIUM TERM NT 144A 2.25% DUE 02-18-2020 BEO	**	3,479,389
DEXIA CR LOC NT 144A 1.875% DUE 09-15-2021 BEO	**	1,850,505
DEXIA CR LOC NT 144A 1.875% DUE 09-15-2021 BEO	**	2,678,363
DEXIA CREDIT LOCAL 2.0% DUE 22/01/2021	**	717,121
DEXUS PROPERTY GROUP NPV	**	185,536
DHI GROUP INC COM	**	5,671
DHT HOLDINGS INC SHS NEW	**	1,433,916
DIAGEO CAP PLC 3.5% DUE 09-18-2023	**	5,736,514
DIAGEO CAP PLC GTD NT 4.828 DUE 07-15-2020	**	3,369,836
DIAGEO CAP PLC GTD NT FLTG RATE DUE 05-18-2020 REG	**	2,653,612
DIAGEO INVT CORP 2.875% DUE 05-11-2022	**	118,830
DIAGEO ORD PLC	**	5,312,764
DIAGEO PLC SPONSORED ADR NEW	**	10,758,791
DIALOG GROUP MYR0.10	**	230,738
DIAMOND 1 FIN CORP 3.48% DUE 06-01-2019	**	3,788,771
DIAMOND 1 FIN CORP 3.48% DUE 06-01-2019	**	4,725,993
DIAMOND 1 FIN CORP 4.42% DUE 06-15-2021	**	299,505
DIAMOND 1 FIN CORP 4.42% DUE 06-15-2021	**	8,765,513
DIAMOND OFFSHORE DRILLING INC COM	**	114,828
DIAMONDBACK ENERGY INC COM	**	830,912
DIAMONDROCK HOSPITALITY CO COM STK	**	183,961
DICKS SPORTING GOODS INC OC-COM OC-COM	**	292,937
D'IETEREN NV NPV	**	768,681
DIGI INTL INC COM	**	130,080
DIGIRAD CORP COM	**	1,289
DIGITAL RLTY TR LP 3.95% DUE 07-01-2022	**	603,565
DILLARDS INC CL A COM	**	228,696
DIME CMNTY BANCSHARES INC COM	**	82,608
DINE BRANDS GLOBAL INC	**	21,683
DINO POLSKA SA PLN0.10	**	350,625
DIODES INC COM	**	223,917
DIPLOMAT PHARMACY INC COM	**	139,930
DIRECT LINE INSURANCE PLC ORD GBP	**	365,688
DISCOVER BK NEW 3.1% DUE 06-04-2020	**	337,672
DISCOVER BK NEW 3.35% DUE 02-06-2023	**	1,956,454
DISCOVER BK NEW 3.45% DUE 07-27-2026	**	275,099
DISCOVER BK NEW 4.2% DUE 08-08-2023	**	2,500,575
DISCOVER BK NEW 8.7% DUE 11-18-2019	**	383,811
DISCOVER BK NEW CASTLE DEL 3.200 DUE 08-09-2021	**	593,767
DISCOVER CARD 1.67% DUE 01-18-2022	**	993,529
DISCOVER CARD 1.9% DUE 10-17-2022	**	16,563,515
DISCOVER CARD 2.19% DUE 04-17-2023	**	16,913,200
DISCOVER CARD 2.39% DUE 07-15-2024	**	6,538,083
DISCOVER CARD 3.03% DUE 08-15-2025	**	5,263,545
DISCOVER CARD EXECUTION NT TR 3.11% 2018-A4 A4 01-16-2024	**	2,213,242
DISCOVER FINL SVCS 3.75% DUE 03-04-2025	**	941,945

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
DISCOVER FINL SVCS 3.85% DUE 11-21-2022	**	1,719,994
DISCOVER FINL SVCS COM STK	**	8,605,182
DISCOVERY 3.95% DUE 03-20-2028	**	1,539,217
DISCOVERY 6.35% DUE 06-01-2040	**	83,822
DISCOVERY COMMUNIC 3.3 BDS DUE 05-15-2022	**	58,819
DISCOVERY COMMUNIC 3.3 BDS DUE 05-15-2022	**	1,862,589
DISCOVERY COMMUNICATIONS LLC 2.2% DUE 09-20-2019	**	2,481,761
DISCOVERY COMMUNICATIONS LLC 2.95% 03-20-2023	**	574,045
DISCOVERY COMMUNICATIONS LLC 2.95% 03-20-2023	**	4,783,710
DISCOVERY INC COM USD0.01 SERIES C	**	16,735,308
DISH DBS CORP SR NT 7.875 DUE 09-01-2019	**	510,150
DISNEY WALT CO NEW 2.75 DUE 08-16-2021	**	616,240
DISNEY WALT CO NEW 4.125 DUE 06-01-2044	**	50,516
DISNEY WALT COMPANY 2.55 DUE 02-15-2022	**	147,596
DMC GLOBAL INC COM	**	13,100
DMG MORI CO LTD	**	566,411
DNB BANK ASA/NY 04/10/2018 FLTG RTE CD 04-06-2020	**	15,030,795
DNB BOLIGKREDITT A CORPBOND 3.25% 06-28-2023	**	403,631
DNB NOR 2.25% DUE 03-28-2022	**	393,600
DOCUSIGN INC COM	**	94,348
DOLLAR GEN CORP NEW COM	**	26,082,730
DOLLAR TREE INC COM STK	**	21,145,899
DOMINION ENERGY GAS HLDGS LLC FORMERLY SR NT 2018 SER A FLTG DUE 06-15-2021 REG	**	99,721
DOMINION ENERGY INC FORMERLY 2.579% 07-01-2020	**	8,583,541
DOMINION GAS HLDGS 2.5% DUE 12-15-2019	**	198,519
DOMINION GAS HLDGS 2.8% DUE 11-15-2020	**	1,182,191
DOMINION GAS HLDGS 2.8% DUE 11-15-2020	**	543,808
DOMINION RES INC 1.6% DUE 08-15-2019	**	1,325,082
DOMINION RES INC 2.75 DUE 09-15-2022	**	115,581
DOMINION RES INC 2.85% DUE 08-15-2026	**	571,318
DOMINOS PIZZA INC COM	**	3,671,244
DOMTAR CORP COM NEW COM NEW	**	558,883
DONEGAL GROUP INC CL A NEW CLA	**	47,389
DONGYUE GROUP LTD HKD0.1	**	69,145
DONNELLEY FINL SOLUTIONS INC COM	**	70,150
DOOSAN CORPORATION 1ST PFD KRW5000	**	60,914
DOOSAN INFRACORE C KRW5000	**	317,991
DORIAN LPG LIMITED COM USD0.01	**	57,869
DOUGLAS EMMETT INC COM REIT	**	4,248,195
DOUTOR NICHIRES HO NPV	**	165,161
DOW CHEM CO 4.125 DUE 11-15-2021	**	142,463
DOW CHEM CO 4.25% DUE 11-15-2020	**	4,968,802
DOW CHEMICAL CO 3% DUE 11-15-2022	**	339,497
DOW CHEMICAL CO 3% DUE 11-15-2022	**	664,445
DOWDUPONT INC 3.766% DUE 11-15-2020	**	1,463,901
DOWDUPONT INC 4.493% DUE 11-15-2025	**	617,746
DOWDUPONT INC COM USD0.01	**	2,688,867

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
DOWDUPONT INC FLTG RT 3.81681% DUE 11-15-2023	**	3,097,175
DOWDUPONT INC NT FLTG RATE DUE 11-15-2020 REG	**	2,566,362
DOWNER EDI LTD NPV	**	739,555
DR AUTO 2.64% DUE 09-15-2020	**	974,307
DR AUTO 2.75% DUE 09-15-2023	**	302,386
DR AUTO 3.04% DUE 06-15-2021	**	1,253,571
DR AUTO 3.04% DUE 06-15-2021	**	4,345,881
DR AUTO 3.04% DUE 11-15-2021	**	1,669,291
DR AUTO 3.36% DUE 10-17-2022	**	654,703
DR AUTO 4.18% DUE 03-15-2024	**	224,133
DR PEPPER SNAPPLE 2.55% DUE 09-15-2026	**	45,581
DR PEPPER SNAPPLE GROUP 2 DUE 01-15-2020	**	24,583
DR PEPPER SNAPPLE GROUP 2 DUE 01-15-2020	**	294,997
DR REDDYS LABS INR5	**	27,209
DRAX GROUP ORD GBP0.1155172	**	693,746
DREAM OFFICE REAL ESTATE INVESTMENT TRUST UNITS SERIES A	**	40,800
DRIL-QUIP INC COM	**	123,964
DRIVE AUTO RECEIVABLES TR 2017-3 CL B 2.3% 05-17-2021 REG	**	655,471
DRIVE AUTO RECEIVABLES TR SER 17-1 CL D 3.84% 03-15-2023	**	217,778
DRIVE AUTO RECEIVABLES TRUST SR 17-1 CL C 2.84% 04-15-2022	**	190,756
DSP GROUPS INC COM	**	106,680
DSW INC CL A CL A	**	248,383
DT AUTO OWNER TR 3.77% DUE 10-17-2022	**	112,968
DTE ENERGY CO 2.4% DUE 12-01-2019	**	544,549
DTE ENERGY CO 2.4% DUE 12-01-2019	**	6,641,149
DTE ENERGY CO 3.7% 08-01-2023	**	1,663,272
DTR AUTOMOTIVE CORPORATION	**	39,357
DU PONT E I DE 2.2% DUE 05-01-2020	**	1,251,156
DUCOMMUN INC DEL COM	**	59,093
DUKE ENERGY 2.5% DUE 03-15-2023	**	3,671,028
DUKE ENERGY 3.95% 03-15-2048	**	381,678
DUKE ENERGY 3.95% DUE 11-15-2028	**	1,272,140
DUKE ENERGY CAROLINAS DTD 06/07/2010 4.3DUE 06-15-2020	**	152,909
DUKE ENERGY CORP 2.4% DUE 08-15-2022	**	3,718,029
DUKE ENERGY CORP 2.65% DUE 09-01-2026	**	1,259,152
DUKE ENERGY CORP 3.05 DUE 08-15-2022	**	1,861,968
DUKE ENERGY CORP 3.05 DUE 08-15-2022	**	489,992
DUKE ENERGY CORP 3.15% DUE 08-15-2027	**	37,341
DUKE ENERGY CORP 5.05% DUE 09-15-2019	**	121,109
DUKE ENERGY CORP 5.05% DUE 09-15-2019	**	201,849
DUKE ENERGY CORP NEW 3.95 DUE 10-15-2023	**	12,511,898
DUKE ENERGY CORP NEW COM NEW COM NEW	**	15,791,001
DUKE ENERGY CORP NEW SR NT FLTG RATE 144A DUE 05-14-2021 BEO	**	298,573
DUKE ENERGY FLA 3.2% DUE 01-15-2027	**	6,869,811
DUKE ENERGY FLA FIXED 3.8% DUE 07-15-2028	**	7,372,956
DUKE ENERGY IND 1ST MTG BD SER PPP 3.75 DUE 07-15-2020	**	1,003,049
DUKE ENERGY PROGRESS LLC FLTG DUE 09-08-2020	**	3,345,597

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
DXC TECHNOLOGY CO COM	**	3,019,524
DXC TECHNOLOGY CO FIXED 4.25% DUE 04-15-2024	**	61,990
DXC TECHNOLOGY CO FIXED 4.45% DUE 09-15-2022	**	510,203
DXC TECHNOLOGY CO SR NT FLTG 3-01-2021	**	1,420,419
DXP ENTERPRISES INC COM NEW STK	**	76,866
DYCOM INDS INC COM	**	82,951
E TRADE FINL CORP FORMERLY E TRADE GROUPINC TO 10/01/2003 COM NEW COM NEW	**	351,654
E.ON SE NPV	**	1,464,965
E.SUN FINL HLDGS TWD10	**	292,968
EAGLE BANCORP INC MD COM	**	490,023
EAGLE BULK SHIPPING INC COM STK	**	60,760
EAGLE COLD STORAGE TWD10	**	6,760
EARTHSTONE ENERGY INC COM USD0.10 CL A	**	20,331
EAST JAPAN RAILWAY CO NPV	**	79,915
EAST WEST BANCORP INC COM	**	1,347,471
EASTERLY GOVERNMENT PROPERTI COMMON STOCK	**	70,999
EASTMAN CHEM CO 2.7% DUE 01-15-2020	**	1,669,602
EASTMAN CHEM CO 3.5% DUE 12-01-2021	**	3,165,794
EASTN CO COM	**	25,462
EASYJET ORD GBP0.27285714	**	235,263
EATON CORP OHIO 2.75% DUE 11-02-2022	**	3,968,179
EATON CORP PLC COM USD0.50	**	7,780,139
EBAY INC FIXED 2.15% DUE 06-05-2020	**	3,080,479
ECHO GLOBAL LOGISTICS INC COM	**	305,926
ECHOSTAR CORPORATION	**	244,776
ECLAT TEXTILE CO TWD10	**	506,951
ECLIPSE RES CORP COM	**	25,249
ECOLAB INC 3.25% DUE 12-01-2027	**	207,528
ECOLAB INC 4.35% DUE 12-08-2021	**	617,463
ECOPETROL S A 5.375% DUE 06-26-2026	**	5,806,063
ECOPETROL S A 5.875% DUE 05-28-2045	**	283,266
EDENRED EUR2	**	136,291
EDF EUR0.5	**	698,254
EDGEWELL PERS CARE CO COM	**	336,785
EDION CORP NPV	**	399,516
EDISON INTL 2.125% 04-15-2020 REG	**	2,044,235
EDISON INTL FIXED 2.4% DUE 09-15-2022	**	2,135,859
EDWARDS LIFESCIENCES CORP COM	**	509,903
EI GROUP PLC ORD GBP0.025	**	386,368
EISAI CO NPV	**	256,695
EL PASO ENERGY CORP MEDIUM TERM NTS BOOK TR 4 7.8 8-1-31	**	718,817
EL PASO PIPELINE PART OP 5 10-1-2021	**	4,977,049
EL POLLO LOCO HLDGS INC COM	**	92,416
ELAN MICROELECTRON TWD10	**	165,077
ELANCO ANIMAL HEALTH INC COM	**	150,713
ELASTIC N V COM USD0.01	**	450,324
ELDORADO RESORTS INC COM USD0.00001	**	60,978

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
ELECTR ARTS INC 3.7% DUE 03-01-2021	**	4,088,676
ELECTRICITY GENRTG THB10(NVDR)	**	28,204
ELECTROLUX AB SER'B'NPV (POST SPLIT)	**	201,680
ELECTRONICS FOR IMAGING INC COM	**	348,539
ELEVATE CR INC COM	**	57,340
ELISA OYJ NPV	**	113,043
ELLIE MAE INC COM STK	**	92,172
EMAAR PROPERTIES AED1	**	71,084
EMC CORP 2.65% DUE 06-01-2020	**	576,253
EMC INS GROUP INC COM	**	100,296
EMCOR GROUP INC COM	**	3,520,218
EMCORE CORP COM STK	**	20,786
EMD FIN LLC 2.4% DUE 03-19-2020	**	791,856
EMERA US FIN LP 2.15% DUE 06-15-2019	**	3,223,428
EMERA US FIN LP 2.7% DUE 06-15-2021	**	487,098
EMERALD BAY S.A. 0% NTS 19/10/2020 EUR1	**	525,780
EMERALD EXPOSITIONS EVENTS INC COM	**	332,995
EMERGENT BIOSOLUTIONS INC COM	**	878,826
EMERSON ELEC CO 5% DUE 04-15-2019	**	271,553
EMIRA PROPERTY FD NPV (REIT)	**	164,541
EMIRATE ABU DHABI GLOBAL MEDIUM NTS BOOK TR 00001 2.125% DUE 05-03-2021	**	4,616,760
EMIRATES TELECOMMUNICATIONS GROUP COMPA NY PJSC ETISALAT GROUP	**	91,710
EMIS GROUP PLC ORD GBP0.01	**	306,944
EMLAK KONUT GAYRIM TRY1 (B SHARES)	**	226,824
EMPIRE ST RLTY TR INC CL A CL A	**	191,450
EMPLOYERS HLDGS INC COM	**	145,090
EMPRESAS CMPC SA COM NPV	**	116,113
EMPRESAS COPEC SA COM NPV	**	249,481
ENBRIDGE ENERGY 4.375% DUE 10-15-2020	**	5,134,271
ENBRIDGE INC 2.9% 07-15-2022	**	3,116,194
ENBRIDGE INC 4.25% DUE 12-01-2026	**	172,055
ENBRIDGE INC SR NT FLTG RATE DUE 06-15-2020 REG	**	1,096,195
ENCANA CORP 3.9% DUE 11-15-2021	**	3,152,662
ENCANA CORP 6.5% DUE 05-15-2019	**	75,771
ENCANA CORP 6.5% DUE 08-15-2034	**	105,806
ENCOMPASS HEALTH CORP COM USD0.01	**	6,955,194
ENCORE CAP GROUP INC COM	**	65,730
ENCORE WIRE CORP COM	**	92,582
ENDESA SA EUR1.2	**	1,637,184
ENDO INTL LTD COM STK	**	442,044
ENDOLOGIX INC COM	**	20,530
ENEA SA PLN1.00	**	133,141
ENEL CHILE SA COM NPV	**	47,468
ENEL FIN INTL N V 4.25% DUE 09-14-2023	**	977,786
ENEL SPA EUR1	**	1,883,760
ENERGA SA PLN10.92	**	174,227
ENERGY TRANSFER 3.6% DUE 02-01-2023	**	270,723

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
ENERGY TRANSFER 4.05% DUE 03-15-2025	**	366,975
ENERGY TRANSFER 4.15% DUE 10-01-2020	**	301,811
ENERGY TRANSFER 4.65% DUE 06-01-2021	**	101,739
ENERGY TRANSFER 4.65% DUE 06-01-2021	**	2,877,185
ENERGY TRANSFER 4.75% DUE 01-15-2026	**	14,575
ENERGY TRANSFER 4.95% DUE 06-15-2028	**	953,953
ENERGY TRANSFER 6.625% DUE 10-15-2036	**	51,344
ENERGY TRANSFER PARTNERS 5.2 2-1-2022	**	10,269,610
ENERGY TRANSFER SR NT 9 DUE 04-15-2019	**	610,127
ENERSYS COM	**	819,639
ENEVA SA	**	76,352
ENGHOUSE SYSTEMS COM NPV	**	544,583
ENGIE BRASIL COM NPV	**	36,314
ENGIE COMSTK	**	6,843,724
ENGRO CORPORATION LTD PKR10	**	16,148
ENGRO FERTILIZER L PKR10	**	194,265
ENI SPA EUR1	**	7,812,101
ENLINK MIDSTREAM 2.7% DUE 04-01-2019	**	397,500
ENLINK MIDSTREAM 4.4% DUE 04-01-2024	**	612,549
ENLINK MIDSTREAM LLC COM UNIT REPSTG LTD LIABILITY CO INTS	**	266,508
ENN ENERGY COMSTK	**	265,227
ENNIS INC COM	**	80,292
ENOVA INTL INC COM	**	250,528
ENPRO INDS INC COM	**	175,192
ENSCO PLC SHS CLASS A COM	**	90,994
ENSIGN GROUP INC COM STK	**	101,940
ENSTAR GROUP LIMITED COM	**	437,693
ENTEGRA FINL CORP COM	**	25,274
ENTEGRIS INC COM	**	591,513
ENTERCOM MUNICATIONS CORP CL A CL A	**	121,697
ENTERGY ARK INC 3.05% DUE 06-01-2023	**	53,401
ENTERGY CORP 5.125 DUE 09-15-2020	**	1,632,981
ENTERGY CORP 5.125 DUE 09-15-2020	**	790,975
ENTERGY CORP DISC COML PAPER 4/2 YRS 3&403-05-2019	**	5,987,671
ENTERGY GULF STS 5.59% DUE 10-01-2024	**	443,503
ENTERGY LA LLC 2.4% DUE 10-01-2026	**	73,568
ENTERGY LA LLC 3.12% 09-01-2027	**	90,662
ENTERGY LA LLC 4.0% 03-15-2033	**	166,906
ENTERGY LA LLC 5.4% DUE 11-01-2024	**	1,313,569
ENTERPRISE BANCORP INC MASS CDT-COM CDT-COM	**	44,509
ENTERPRISE FINL SVCS CORP COM STK	**	881,295
ENTERPRISE FLEET 1.74000000954% DUE 02-22-2022	**	1,635,658
ENTERPRISE PRODS 2.55% DUE 10-15-2019	**	2,135,976
ENTERPRISE PRODS 2.85% DUE 04-15-2021	**	1,168,227
ENTERPRISE PRODS 3.35% DUE 03-15-2023	**	1,666,915
ENTERPRISE PRODS 3.75% DUE 02-15-2025	**	321,574

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
ENTERPRISE PRODS 3.9% DUE 02-15-2024	**	112,949
ENTERPRISE PRODS 3.9% DUE 02-15-2024	**	403,390
ENTERPRISE PRODS 4.15% DUE 10-16-2028	**	587,027
ENTERPRISE PRODS 6.5% DUE 01-31-2019	**	120,264
ENTERPRISE PRODS 6.5% DUE 01-31-2019	**	2,311,071
ENTERPRISE PRODS OPER DTD 05-20-2010 5.2DUE 09-01-2020	**	2,504,752
ENTERPRISE PRODS OPER LLC 2.8% 02-15-2021 REG	**	1,724,712
ENTERPRISE PRODS OPER LLC 3.7% 02-15-2026	**	53,206
ENTRA ASA NOK1	**	780,517
ENTRAVISION COMMUNICATIONS CORP CL A CL A	**	33,759
EOG RES INC 2.45 DUE 04-01-2020	**	346,608
EOG RES INC 2.625 DUE 03-15-2023	**	134,498
EOG RES INC 3.15% DUE 04-01-2025	**	1,450,740
EOG RES INC 4.1% DUE 02-01-2021	**	86,237
EOG RES INC 4.1% DUE 02-01-2021	**	563,077
EOG RES INC 4.15% DUE 01-15-2026	**	759,517
EOG RES INC 4.4% DUE 06-01-2020	**	4,955,218
EOG RES INC 5.625% DUE 06-01-2019	**	9,996,724
EOG RES INC 5.625% DUE 06-01-2019	**	267,506
EOG RESOURCES INC COM	**	13,183,885
EP ENERGY CORP CL A CL A	**	204
EPAM SYS INC COM STK	**	748,729
EPIZYME INC COM	**	58,674
EPLUS INC COM	**	463,032
EPR PPTYS 4.5% DUE 06-01-2027	**	128,189
EPR PPTYS 4.95% DUE 04-15-2028	**	217,692
EPR PPTYS COM SH BEN INT COM SH BEN INT	**	463,577
EQM MIDSTREAM 4.125% DUE 12-01-2026	**	1,180,101
EQT CORP 4.875% DUE 11-15-2021	**	509,559
EQT CORP 4.875% DUE 11-15-2021	**	302,678
EQT CORP COM	**	278,798
EQT CORP FIXED 2.5% DUE 10-01-2020	**	826,271
EQTY LIFESTYLE PPTYS INC REIT	**	1,440,049
EQUATORIAL ENERGIA COM NPV	**	102,384
EQUIFAX INC COM	**	5,789,613
EQUIFAX INC SR NT FLTG DUE 08-15-2021 REG	**	98,862
EQUINIX INC 2.875% 15/03/2024	**	228,687
EQUITABLE GP INC COM NPV	**	77,049
EQUITY BANCSHARES INC COM CL A COM CL A	**	100,392
EQUITY COMMONWEALTH USD0.01( BNF INT)	**	3,250,203
ERA GROUP INC COM USD0.01	**	36,857
ERAC USA FIN LLC 2.6% DUE 12-01-2021	**	291,894
ERAMET EUR3.05	**	45,602
ERICSSON	**	6,106,108
ERICSSON SER'B'NPV	**	863,675
ERP OPER LTD 2.375% DUE 07-01-2019	**	320,008
ERP OPER LTD 3.5% DUE 03-01-2028	**	238,199

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
ERP OPERATING LP 4.625 DUE 12-15-2021 REG	**	93,115
ERP OPERATING LP 4.625 DUE 12-15-2021 REG	**	362,116
ERSTE GROUP BANK AG NPV	**	460,705
ESCALADE INC COM	**	25,110
ESCO TECHNOLOGIES INC	**	2,086,658
ESSA BANCORP INC COM STK	**	19,200
ESSENT GROUP LTD COM STK	**	395,839
ESSILORLUXOTTICA EUR 0.18	**	3,535,685
ESSILORLUXOTTICA EUR0.18	**	384,036
ESSITY AB SER'B'NPV	**	2,671,541
ESSO (THAILAND) PC THB4.9338 (NVDR)	**	7,567
ESTACIO PARTICIPAC COM NPV	**	47,031
ESTEE LAUDER COMPANIES INC CL A USD0.01	**	8,294,005
ESTEE LAUDER COS 3.15% DUE 03-15-2027	**	63,334
ESTERLINE TECHNOLOGIES CORP COM STK	**	328,158
ETHAN ALLEN INTERIORS INC COM	**	50,483
ETSY INC COM	**	1,454,500
EURONET WORLDWIDE INC COM	**	339,902
EUROPEAN INVT BK 1.875 03-15-2019	**	8,760,792
EUROPEAN INVT BK GLOBAL NT 1.625% DUE 12-15-2020 REG	**	12,755,652
EUROPEAN INVT BK GLOBAL NT 1.75% DUE 05-15-2020 REG	**	1,168,580
EUROPEAN INVT BK NT 1.25% DUE 12-16-2019REG	**	7,083,295
EUROSAIL-UK 07-3BL FRN M/BKD 06/2045 GBP'A3A'	**	55,271
EUROSAIL-UK 2007-3BL PLC NO MIN REGD NOTES FLTG RT REG-S 13/06/2045	**	73,343
EVA AIRWAYS CORPORATION RIGHT 18/01/2019	**	804
EVA AIRWAYS TWD10	**	82,972
EVANS BANCORP INC COM NEW COM NEW	**	27,211
EVERCORE INC	**	752,668
EVEREST RE GROUP COM	**	1,944,379
EVERI HLDGS INC COM	**	98,617
EVERSOURCE ENERGY 2.5% DUE 03-15-2021	**	2,762,721
EVERTEC INC COM	**	525,009
EVO PMTS INC CL A COM CL A COM	**	3,587,635
EVOLENT HEALTH INC CL A CL A	**	30,444
EVRAZ PLC ORD US0.5	**	775,855
EXACT SCIENCES CORP COM	**	1,057,682
EXELON CORP 3.95% DUE 06-15-2025	**	98,702
EXELON CORP JR SUB NT STEP UP 06-01-202205-01-2022	**	88,011
EXELON CORP JR SUB NT STEP UP 06-01-202205-01-2022	**	195,580
EXELON GENERATION 5.75% DUE 10-01-2041	**	49,751
EXELON GENERATION CO LLC 2.95% DUE 01-15-2020	**	2,627,291
EXELON GENERATION CO LLC 3.4% 03-15-2022	**	738,181
EXELON GENERATION CO LLC 3.4% 03-15-2022	**	305,115
EXELON GENERATION CO LLC 4.25 06-15-2022	**	116,581
EXETER AUTOMOBILE 2.05% DUE 12-15-2021	**	51,498
EXETER AUTOMOBILE 2.05% DUE 12-15-2021	**	272,971
EXETER AUTOMOBILE 2.84% DUE 08-16-2021	**	82,990

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
EXETER AUTOMOBILE 2.9% DUE 01-18-2022	**	1,565,630
EXETER AUTOMOBILE RECEIVABLES SER 18-1A CL C 3.03% 01-16-2023	**	283,192
EXIDE INDUSTRIES INR1	**	372,912
EXLSERVICE COM INC COM STK	**	840,815
EXPEDIA INC FIXED 3.8% DUE 02-15-2028	**	113,354
EXPERIAN ORD USD0.10	**	6,416,860
EXPONENT INC COM STK	**	227,181
EXPORT IMPORT BK KOREA NT 4% DUE 01-29-2021 REG	**	406,209
EXPRESS INC COM	**	49,587
EXPRESS SCRIPTS 2.6% 11-30-2020	**	3,760,263
EXPRESS SCRIPTS 3.05% 11-30-2022	**	290,340
EXPRESS SCRIPTS 3.4% DUE 03-01-2027	**	1,586,290
EXTERRAN CORP COM	**	213,126
EXTRACTION OIL & GAS INC EXTRACTION OIL & GAS LLC	**	903,238
EXTREME NETWORKS INC COM	**	738,966
EXXARO RESOURCES ZAR0.01	**	981,355
EXXON MOBIL CORP 1.708% DUE 03-01-2019	**	5,230,668
EXXON MOBIL CORP 2.222% DUE 03-01-2021	**	2,183,108
EXXON MOBIL CORP 3.043% DUE 03-01-2026	**	1,902,356
EXXON MOBIL CORP COM	**	5,941,395
EZCORP INC CL A NON VTG CL A NON VTG	**	47,764
F N B CORP PA COM	**	2,717,906
FABRINET COM USD0.01	**	631,113
FACEBOOK INC COM USD0.000006 CL 'A'	**	13,935,391
FACTSET RESH SYS INC COM STK	**	750,087
FAES FARMA SA EUR0.1(REGD)	**	113,517
FAIR ISAAC CORPORATION COM	**	581,757
FAIRFAX FINL HLDGS 2.75% 29/03/2028 DUALCURR	**	227,687
FAIRFAX FINL HLDGS SUB-VTG COM NPV	**	88,884
FALCK RENEWABLES EUR1	**	216,989
FALCON MINERALS CORP	**	137,131
FAMILYMART UNY HLD NPV	**	555,321
FANNIE MAE 1997-89 CL-ZA 7.0% DUE 12-20-2027	**	171,715
FANNIE MAE SER 1994-43 CL PK 6.35% 02-25-2024	**	73,960
FANNIEMAE-ACES SR 2015-M8 CL AB 2.829% 01-25-2025	**	4,164,075
FANUC CORP NPV	**	2,418,010
FARFETCH LTD COM USD0.04 CLASS A	**	1,795,812
FARMERS NATL BANC CORP COM	**	60,935
FARO TECHNOLOGIES INC COM	**	95,748
FASTIGHETS AB BALD SER'B'NPV	**	928,925
FAUJI FERTILIZER PKR10	**	79,605
FB FINL CORP COM	**	150,831
FBL FINL GROUP INC CL A CL A	**	237,850
FBR SECURITIZATION FLTG RT 3.25% DUE 11-25-2035	**	939
FCE BANK FR SNR EMTN 08/20 EUR100000	**	112,055
FED HOME LN MTG CORP G14239 4 DUE 09-01-2026	**	117,110
FEDERAL AGRIC MTG CORP CL C	**	95,556

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FEDERAL HOME LN BK CONS DISC NTS 01-03-2019	**	4,540,224
FEDERAL HOME LN BKS 3.0% DUE 10-12-2021 REG	**	1,068,458
FEDERAL HOME LN MTG CORP 2.375% 02-16-2021	**	1,554,584
FEDERAL HOME LN MTG CORP 2014-DN1 CL M2 FLT RT 02-25-2024 REG	**	10,672,066
FEDERAL HOME LN MTG CORP MULTICLASS MTG 4 11-15-2039	**	682,052
FEDERAL HOME LN MTG CORP MULTICLASS SER 3778 CL M 4.5 08-15-2039	**	1,775,195
FEDERAL HOME LN MTG CORP MULTICLASS SR 2008-25 CL EF VAR 04-25-2038 REG	**	1,833,827
FEDERAL HOME LN MTG CORP MULTICLASS SR 2008-6 CL BF VAR 02-25-2038 REG	**	939,523
FEDERAL HOME LN MTG CORP MULTICLASS SR 2410 CL PF VAR 02-15-2032 REG	**	879,083
FEDERAL HOME LN MTG CORP MULTICLASS SR 3055 CL CF VAR 10-15-2035 REG	**	400,586
FEDERAL HOME LN MTG CORP MULTICLASS SR 3150 CL FA VAR 05-15-2036 REG	**	1,921,415
FEDERAL HOME LN MTG CORP MULTICLASS VAR SR 2012-17 CL FG 03-25-2042 REG	**	2,925,066
FEDERAL HOME LN MTG CORP POOL #2B0646 FLTG RT DUE 07-01-2042 BEO	**	138,924
FEDERAL HOME LN MTG CORP POOL #41-0792 4.657% 02-01-2030 BEO	**	21,457
FEDERAL HOME LN MTG CORP POOL #53-8275 9% 12-01-2019 BEO	**	29
FEDERAL HOME LN MTG CORP POOL #84-6004 4.705% 12-01-2024 BEO	**	8,967
FEDERAL HOME LN MTG CORP POOL #84-6313 FLTG RT 4.678% 02-01-2026 BEO	**	693
FEDERAL HOME LN MTG CORP POOL #849407 4.444% 09-01-2037 BEO	**	364,143
FEDERAL HOME LN MTG CORP POOL #84-9790 FLTG RT DUE 03-01-2045	**	5,995,253
FEDERAL HOME LN MTG CORP POOL #A01672 9.5% 09-01-2019 BEO	**	560
FEDERAL HOME LN MTG CORP POOL #A39803 5.5% 11-01-2035 BEO	**	214,640
FEDERAL HOME LN MTG CORP POOL #A47038 5%09-01-2035 BEO	**	106,104
FEDERAL HOME LN MTG CORP POOL #A62378 6%06-01-2037 BEO	**	27,624
FEDERAL HOME LN MTG CORP POOL #A63809 6%08-01-2037 BEO	**	55,197
FEDERAL HOME LN MTG CORP POOL #A69654 6%12-01-2037 BEO	**	25,633
FEDERAL HOME LN MTG CORP POOL #A71410 6%01-01-2038 BEO	**	764
FEDERAL HOME LN MTG CORP POOL #A75218 6%04-01-2038 BEO	**	33,345
FEDERAL HOME LN MTG CORP POOL #A85726 5%04-01-2039 BEO	**	97,069
FEDERAL HOME LN MTG CORP POOL #A86313 5%05-01-2039 BEO	**	28,675
FEDERAL HOME LN MTG CORP POOL #A90176 5%12-01-2039 BEO	**	28,739
FEDERAL HOME LN MTG CORP POOL #A9-0826 4.5% 01-01-2040 BEO	**	400,345
FEDERAL HOME LN MTG CORP POOL #A9-1235 4.5% 02-01-2040 BEO	**	215,382
FEDERAL HOME LN MTG CORP POOL #A93318 5%08-01-2040 BEO	**	426,482
FEDERAL HOME LN MTG CORP POOL #A9-3625 5% 08-01-2040 BEO	**	377,547
FEDERAL HOME LN MTG CORP POOL #A9-3652 5% 09-01-2040 BEO	**	209,796
FEDERAL HOME LN MTG CORP POOL #A9-3713 5% 09-01-2040 BEO	**	517,787
FEDERAL HOME LN MTG CORP POOL #A9-4069 5% 09-01-2040 BEO	**	152,991
FEDERAL HOME LN MTG CORP POOL #A9-4113 5% 10-01-2040 BEO	**	238,309
FEDERAL HOME LN MTG CORP POOL #A94132 5%09-01-2040 BEO	**	2,522
FEDERAL HOME LN MTG CORP POOL #A94898 4.5% 11-01-2040 BEO	**	288,448
FEDERAL HOME LN MTG CORP POOL #A95085 4%11-01-2040 BEO	**	424,373
FEDERAL HOME LN MTG CORP POOL #A9-5519 4.5% 12-01-2040 BEO	**	114,221
FEDERAL HOME LN MTG CORP POOL #A95561 4%12-01-2040 BEO	**	663,708
FEDERAL HOME LN MTG CORP POOL #A95575 4%12-01-2040 BEO	**	481,124
FEDERAL HOME LN MTG CORP POOL #A97040 4%02-01-2041 BEO	**	441,416
FEDERAL HOME LN MTG CORP POOL #C03517 4.5% 09-01-2040 BEO	**	296,532
FEDERAL HOME LN MTG CORP POOL #C03520 4%09-01-2040 BEO	**	1,942,532

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FEDERAL HOME LN MTG CORP POOL #C03520 4%09-01-2040 BEO	**	864,771
FEDERAL HOME LN MTG CORP POOL #C03545 5%08-01-2040 BEO	**	454,411
FEDERAL HOME LN MTG CORP POOL #C03613 4%11-01-2040 BEO	**	450,274
FEDERAL HOME LN MTG CORP POOL #C03792 3.5% 04-01-2042 BEO	**	1,448,221
FEDERAL HOME LN MTG CORP POOL #C0-4240 3.5% 09-01-2042 BEO	**	554,664
FEDERAL HOME LN MTG CORP POOL #C04422 3%12-01-2042 BEO	**	653,045
FEDERAL HOME LN MTG CORP POOL #C09022 3%01-01-2043 BEO	**	3,364,136
FEDERAL HOME LN MTG CORP POOL #C09055 4%12-01-2043 BEO	**	690,882
FEDERAL HOME LN MTG CORP POOL #C1-0542 7% 06-01-2028 BEO	**	5,777
FEDERAL HOME LN MTG CORP POOL #C1-2585 7% 07-01-2028 BEO	**	766
FEDERAL HOME LN MTG CORP POOL #C1-4084 7% 08-01-2028 BEO	**	10,391
FEDERAL HOME LN MTG CORP POOL #C91161 5%02-01-2028 BEO	**	14,881
FEDERAL HOME LN MTG CORP POOL #C91589 3.5% 11-01-2032 BEO	**	413,715
FEDERAL HOME LN MTG CORP POOL #C91960 3.5% 11-01-2037 BEO	**	1,474,980
FEDERAL HOME LN MTG CORP POOL #C91981 3%02-01-2038 BEO	**	1,581,555
FEDERAL HOME LN MTG CORP POOL #C91987 3%04-01-2038 BEO	**	1,306,682
FEDERAL HOME LN MTG CORP POOL #D64290 7%10-01-2025 BEO	**	11,528
FEDERAL HOME LN MTG CORP POOL #D7-0703 7% 04-01-2026 BEO	**	10,904
FEDERAL HOME LN MTG CORP POOL #D75342 8%10-01-2026 BEO	**	652
FEDERAL HOME LN MTG CORP POOL #D7-5558 8% 10-01-2026 BEO	**	948
FEDERAL HOME LN MTG CORP POOL #D7-5787 8% 11-01-2026 BEO	**	2,472
FEDERAL HOME LN MTG CORP POOL #D7-7163 7.5% 01-01-2027 BEO	**	2,374
FEDERAL HOME LN MTG CORP POOL #D7-7490 7.5% 01-01-2027 BEO	**	307
FEDERAL HOME LN MTG CORP POOL #D7-7541 7.5% 01-01-2027 BEO	**	7,005
FEDERAL HOME LN MTG CORP POOL #D8-0177 7% 05-01-2027 BEO	**	8,312
FEDERAL HOME LN MTG CORP POOL #D98914 4%01-01-2032 BEO	**	110,114
FEDERAL HOME LN MTG CORP POOL #E04113 2.5% 11-01-2027 BEO	**	967,934
FEDERAL HOME LN MTG CORP POOL #G0-0552 8.5% 03-01-2023 BEO	**	5,536
FEDERAL HOME LN MTG CORP POOL #G0-0561 9.5% 06-01-2025 BEO	**	1,036
FEDERAL HOME LN MTG CORP POOL #G0-0627 8% 06-01-2025 BEO	**	4,857
FEDERAL HOME LN MTG CORP POOL #G0-0704 7% 12-01-2026 BEO	**	6,424
FEDERAL HOME LN MTG CORP POOL #G01665 5.5% 03-01-2034 BEO	**	389,262
FEDERAL HOME LN MTG CORP POOL #G02031 5.5% 02-01-2036 BEO	**	113,549
FEDERAL HOME LN MTG CORP POOL #G02427 5.5% 12-01-2036 BEO	**	343,039
FEDERAL HOME LN MTG CORP POOL #G03073 5.5% 07-01-2037 BEO	**	194,951
FEDERAL HOME LN MTG CORP POOL #G03233 6%08-01-2037 BEO	**	6,204
FEDERAL HOME LN MTG CORP POOL #G03600 7%11-01-2037 BEO	**	66,581
FEDERAL HOME LN MTG CORP POOL #G03695 5.5% 11-01-2037 BEO	**	105,355
FEDERAL HOME LN MTG CORP POOL #G03812 5.5% 02-01-2038 BEO	**	129,407
FEDERAL HOME LN MTG CORP POOL #G03819 6%01-01-2038 BEO	**	45,960
FEDERAL HOME LN MTG CORP POOL #G04448 5.5% 07-01-2038 BEO	**	54,369
FEDERAL HOME LN MTG CORP POOL #G04585 5.5% 02-01-2038 BEO	**	96,157
FEDERAL HOME LN MTG CORP POOL #G04588 5.5% 08-01-2038 BEO	**	58,281
FEDERAL HOME LN MTG CORP POOL #G04636 5%12-01-2035 BEO	**	47,485
FEDERAL HOME LN MTG CORP POOL #G04688 5.5% 09-01-2038 BEO	**	52,630
FEDERAL HOME LN MTG CORP POOL #G05179 5.5% 01-01-2039 BEO	**	65,103
FEDERAL HOME LN MTG CORP POOL #G05527 4%07-01-2039 BEO	**	51,765

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FEDERAL HOME LN MTG CORP POOL #G05676 4%11-01-2039 BEO	**	863,581
FEDERAL HOME LN MTG CORP POOL #G05726 5%08-01-2039 BEO	**	213,935
FEDERAL HOME LN MTG CORP POOL #G05741 4.5% 12-01-2039 BEO	**	457,374
FEDERAL HOME LN MTG CORP POOL #G0-5927 4.5% 07-01-2040 BEO	**	943,915
FEDERAL HOME LN MTG CORP POOL #G06021 5.5% 01-01-2040 BEO	**	150,822
FEDERAL HOME LN MTG CORP POOL #G06087 5%09-01-2040 BEO	**	43,437
FEDERAL HOME LN MTG CORP POOL #G06172 5.5% 12-01-2038 BEO	**	364,326
FEDERAL HOME LN MTG CORP POOL #G06601 4.5% 12-01-2040 BEO	**	1,810,851
FEDERAL HOME LN MTG CORP POOL #G06669 6.5% 09-01-2039 BEO	**	192,629
FEDERAL HOME LN MTG CORP POOL #G06875 5.5% 12-01-2038 BEO	**	1,282,412
FEDERAL HOME LN MTG CORP POOL #G07032 3%06-01-2042 BEO	**	1,077,383
FEDERAL HOME LN MTG CORP POOL #G07129 3.5% 09-01-2042 BEO	**	895,551
FEDERAL HOME LN MTG CORP POOL #G07434 3.5% 07-01-2043 BEO	**	1,719,093
FEDERAL HOME LN MTG CORP POOL #G08273 5.5% 06-01-2038 BEO	**	37,052
FEDERAL HOME LN MTG CORP POOL #G08368 4.5% 10-01-2039 BEO	**	435,606
FEDERAL HOME LN MTG CORP POOL #G08457 4.5% 08-01-2041 BEO	**	802,168
FEDERAL HOME LN MTG CORP POOL #G08521 3%01-01-2043 BEO	**	571,894
FEDERAL HOME LN MTG CORP POOL #G08540 3%08-01-2043 BEO	**	915,326
FEDERAL HOME LN MTG CORP POOL #G08567 4%01-01-2044 BEO	**	1,469,727
FEDERAL HOME LN MTG CORP POOL #G08624 4%01-01-2045 BEO	**	2,083,570
FEDERAL HOME LN MTG CORP POOL #G08653 3%07-01-2045 BEO	**	2,153,176
FEDERAL HOME LN MTG CORP POOL #G08672 4%10-01-2045 BEO	**	1,412,780
FEDERAL HOME LN MTG CORP POOL #G08681 3.5% 12-01-2045 BEO	**	4,882,918
FEDERAL HOME LN MTG CORP POOL #G0-8732 3% 11-01-2046 BEO	**	4,275,592
FEDERAL HOME LN MTG CORP POOL #G0-8741 3% 01-01-2047 BEO	**	2,538,464
FEDERAL HOME LN MTG CORP POOL #G0-8771 4% 07-01-2047 BEO	**	13,696,802
FEDERAL HOME LN MTG CORP POOL #G0-8772 4.5% 07-01-2047 BEO	**	480,414
FEDERAL HOME LN MTG CORP POOL #G08785 4%10-01-2047 BEO	**	996,180
FEDERAL HOME LN MTG CORP POOL #G08786 4.5% 10-01-2047 BEO	**	930,638
FEDERAL HOME LN MTG CORP POOL #G08790 4.5% 11-01-2047 BEO	**	740,467
FEDERAL HOME LN MTG CORP POOL #G08792 3.5% 12-01-2047 BEO	**	2,957,565
FEDERAL HOME LN MTG CORP POOL #G08809 4%04-01-2048 BEO	**	505,553
FEDERAL HOME LN MTG CORP POOL #G08817 4%06-01-2048 BEO	**	3,982,866
FEDERAL HOME LN MTG CORP POOL #G08824 4%07-01-2048 BEO	**	3,563,701
FEDERAL HOME LN MTG CORP POOL #G08827 4.5% 07-01-2048 BEO	**	4,949,906
FEDERAL HOME LN MTG CORP POOL #G08835 3.5% 09-01-2048 BEO	**	7,489,812
FEDERAL HOME LN MTG CORP POOL #G08836 4%09-01-2048 BEO	**	2,603,780
FEDERAL HOME LN MTG CORP POOL #G08838 5%09-01-2048 BEO	**	577,473
FEDERAL HOME LN MTG CORP POOL #G08842 4%10-01-2048 BEO	**	3,534,109
FEDERAL HOME LN MTG CORP POOL #G08844 5%10-01-2048 BEO	**	102,696
FEDERAL HOME LN MTG CORP POOL #G08847 4%11-01-2048 BEO	**	6,576,003
FEDERAL HOME LN MTG CORP POOL #G08859 5%01-01-2049 BEO	**	6,184,587
FEDERAL HOME LN MTG CORP POOL #G11634 5.5% 11-01-2019 BEO	**	397
FEDERAL HOME LN MTG CORP POOL #G11652 6%01-01-2020 BEO	**	4,450
FEDERAL HOME LN MTG CORP POOL #G12467 6%11-01-2021 BEO	**	89,406
FEDERAL HOME LN MTG CORP POOL #G12978 5.5% 12-01-2022 BEO	**	113,245
FEDERAL HOME LN MTG CORP POOL #G13300 4.5% 05-01-2023 BEO	**	37,173

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FEDERAL HOME LN MTG CORP POOL #G13825 4%05-01-2025 BEO	**	948,169
FEDERAL HOME LN MTG CORP POOL #G13868 4.5% 07-01-2025 BEO	**	219,928
FEDERAL HOME LN MTG CORP POOL #G14171 6%10-01-2024 BEO	**	82,912
FEDERAL HOME LN MTG CORP POOL #G14375 4%07-01-2026 BEO	**	524,414
FEDERAL HOME LN MTG CORP POOL #G14492 4%10-01-2025 BEO	**	281,847
FEDERAL HOME LN MTG CORP POOL #G1-4956 2.5% 05-01-2028 BEO	**	896,377
FEDERAL HOME LN MTG CORP POOL #G16015 3%01-01-2032 BEO	**	649,540
FEDERAL HOME LN MTG CORP POOL #G16177 2%01-01-2032 BEO	**	1,729,154
FEDERAL HOME LN MTG CORP POOL #G18401 3.5% 09-01-2026 BEO	**	106,466
FEDERAL HOME LN MTG CORP POOL #G18475 2.5% 08-01-2028 BEO	**	220,664
FEDERAL HOME LN MTG CORP POOL #G20028 7.5% 12-01-2036 BEO	**	885,988
FEDERAL HOME LN MTG CORP POOL #G30591 6%02-01-2028 BEO	**	57,013
FEDERAL HOME LN MTG CORP POOL #G60985 3%05-01-2047 BEO	**	6,261,441
FEDERAL HOME LN MTG CORP POOL #G61502 5%02-01-2048 BEO	**	503,177
FEDERAL HOME LN MTG CORP POOL #G61638 4%07-01-2048 BEO	**	1,976,982
FEDERAL HOME LN MTG CORP POOL #G61657 5%12-01-2047 BEO	**	2,083,846
FEDERAL HOME LN MTG CORP POOL #G61658 5%08-01-2048 BEO	**	2,291,229
FEDERAL HOME LN MTG CORP POOL #J0-6009 5% 10-01-2020 BEO	**	28,318
FEDERAL HOME LN MTG CORP POOL #J0-9212 5% 01-01-2024 BEO	**	41,135
FEDERAL HOME LN MTG CORP POOL #J12439 4.5% 06-01-2025 BEO	**	335,361
FEDERAL HOME LN MTG CORP POOL #J14494 4%02-01-2026 BEO	**	88,907
FEDERAL HOME LN MTG CORP POOL #J14494 4%02-01-2026 BEO	**	600,269
FEDERAL HOME LN MTG CORP POOL #J1-5658 4% 06-01-2026 BEO	**	224,047
FEDERAL HOME LN MTG CORP POOL #J1-5719 4% 06-01-2026 BEO	**	560,826
FEDERAL HOME LN MTG CORP POOL #J15974 4%06-01-2026 BEO	**	212,731
FEDERAL HOME LN MTG CORP POOL #J16059 4%07-01-2026 BEO	**	114,121
FEDERAL HOME LN MTG CORP POOL #J1-8912 FIXED 2.5% 04-01-2027 BEO	**	366,063
FEDERAL HOME LN MTG CORP POOL #J2-3929 2.5% 05-01-2028 BEO	**	2,079,850
FEDERAL HOME LN MTG CORP POOL #J2-5735 3% 09-01-2028 BEO	**	486,144
FEDERAL HOME LN MTG CORP POOL #J27464 3.5% 02-01-2029 BEO	**	910,265
FEDERAL HOME LN MTG CORP POOL #J34888 2.5% 07-01-2031 BEO	**	893,378
FEDERAL HOME LN MTG CORP POOL #Q04673 4%11-01-2041 BEO	**	824,569
FEDERAL HOME LN MTG CORP POOL #Q04674 4%12-01-2041 BEO	**	60,094
FEDERAL HOME LN MTG CORP POOL #Q1-0448 3.5% 08-01-2042 BEO	**	471,932
FEDERAL HOME LN MTG CORP POOL #Q19853 3.5% 06-01-2043 BEO	**	874,359
FEDERAL HOME LN MTG CORP POOL #Q2-5702 4.5% 04-01-2044 BEO	**	666,380
FEDERAL HOME LN MTG CORP POOL #Q2-5703 4.5% 04-01-2044 BEO	**	603,633
FEDERAL HOME LN MTG CORP POOL #Q2-5705 4.5% 04-01-2044 BEO	**	344,001
FEDERAL HOME LN MTG CORP POOL #Q2-5712 4.5% 04-01-2044 BEO	**	377,336
FEDERAL HOME LN MTG CORP POOL #Q2-5850 4.5% 04-01-2044 BEO	**	310,921
FEDERAL HOME LN MTG CORP POOL #Q2-5851 4.5% 04-01-2044 BEO	**	56,141
FEDERAL HOME LN MTG CORP POOL #Q2-5852 4.5% 04-01-2044 BEO	**	438,066
FEDERAL HOME LN MTG CORP POOL #Q2-5853 4.5% 04-01-2044 BEO	**	466,799
FEDERAL HOME LN MTG CORP POOL #Q29920 4.5% 11-01-2044 BEO	**	51,848
FEDERAL HOME LN MTG CORP POOL #Q54896 5%03-01-2048 BEO	**	51,488
FEDERAL HOME LN MTG CORP POOL #Q55429 4%04-01-2048 BEO	**	486,194
FEDERAL HOME LN MTG CORP POOL #Q55997 4%05-01-2048 BEO	**	2,844,508

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FEDERAL HOME LN MTG CORP POOL #Q56364 4%05-01-2048 BEO	**	3,045,091
FEDERAL HOME LN MTG CORP POOL #Q56795 5%06-01-2048 BEO	**	30,312
FEDERAL HOME LN MTG CORP POOL #Q56797 4%06-01-2048 BEO	**	10,705,954
FEDERAL HOME LN MTG CORP POOL #Q56836 4.5% 06-01-2048 BEO	**	397,862
FEDERAL HOME LN MTG CORP POOL #Q57230 4%07-01-2048 BEO	**	6,928,907
FEDERAL HOME LN MTG CORP POOL #Q57925 5%08-01-2048 BEO	**	1,539,340
FEDERAL HOME LN MTG CORP POOL #Q58591 5%09-01-2048 BEO	**	1,223,016
FEDERAL HOME LN MTG CORP POOL #Q59125 5%10-01-2048 BEO	**	723,470
FEDERAL HOME LN MTG CORP POOL #Q59799 5%11-01-2048 BEO	**	1,778,687
FEDERAL HOME LN MTG CORP POOL #S0-6297 3.5% 09-15-2042 BEO	**	179,486
FEDERAL HOME LN MTG CORP POOL #U8-0439 3.5% 07-01-2033 BEO	**	538,928
FEDERAL HOME LN MTG CORP POOL #U90245 3.5% 10-01-2042 BEO	**	576,890
FEDERAL HOME LN MTG CORP POOL #U9-0690 3.5 DUE 06-01-2042	**	208,611
FEDERAL HOME LN MTG CORP POOL #U92272 4.5% 12-01-2043 BEO	**	625,034
FEDERAL HOME LN MTG CORP POOL #U99076 4.5% 12-01-2043 BEO	**	226,795
FEDERAL HOME LN MTG CORP POOL #U99076 4.5% 12-01-2043 BEO	**	4,730,299
FEDERAL HOME LN MTG CORP POOL #U99084 4.5% 02-01-2044 BEO	**	4,101,663
FEDERAL HOME LN MTG CORP POOL #U99091 4.5% 03-01-2044 BEO	**	340,945
FEDERAL HOME LN MTG CORP POOL #U99091 4.5% 03-01-2044 BEO	**	1,159,212
FEDERAL HOME LN MTG CORP POOL #U99114 3.5% 02-01-2044 BEO	**	253,772
FEDERAL HOME LN MTG CORP PREASSIGN 001011.5% 01-17-2020	**	8,899,047
FEDERAL HOME LN MTG CORP Q15062 3 DUE 02-01-2043	**	2,057,569
FEDERAL HOME LN MTG CORP Q5-2319 3.5% 11-01-2047	**	3,185,940
FEDERAL HOME LN MTG CORP REMIC SER 4042 CL EB 6.5 08-15-2039	**	1,288,886
FEDERAL HOME LN MTG CORP SER 004288 CL AG 3 DUE 09-15-2037 REG	**	1,883,706
FEDERAL HOME LN MTG CORP SER 004305 CL KA 3 03-15-2038	**	639,933
FEDERAL HOME LN MTG CORP SER 004638 CL FA FLTG 07-15-2040	**	228,712
FEDERAL HOME LN MTG CORP SER 14-HQ1 CL M2 DUE 08-25-2024 BEO	**	115,479
FEDERAL HOME LN MTG CORP SER 2519 CL NU 5.0% 11-15-2032	**	3,550,359
FEDERAL HOME LN MTG CORP SER 2595 CL DC 5 04-15-2023	**	65,124
FEDERAL HOME LN MTG CORP SER 2638 CL JG 5.0% 02-15-2033	**	109,209
FEDERAL HOME LN MTG CORP SER 3221 CL FW 09-15-2036	**	1,136,564
FEDERAL HOME LN MTG CORP SER 3231 CL FA FRN 10-15-2036	**	644,208
FEDERAL HOME LN MTG CORP SER 3361 CL PF FRN 08-15-2035	**	2,708,035
FEDERAL HOME LN MTG CORP SER 3404 CL FB FRN 01-15-2038	**	1,746,529
FEDERAL HOME LN MTG CORP SER 3539 CL DB 4.5% 06-15-2024	**	997,920
FEDERAL HOME LN MTG CORP SER 3616 CL FG FRN 03-15-2032	**	683,863
FEDERAL HOME LN MTG CORP SER 3680 CL MA 4.5% DUE 07-15-2039	**	244,996
FEDERAL HOME LN MTG CORP SER 3786 CL NA 4.5 DUE 07-15-2040 REG	**	1,123,558
FEDERAL HOME LN MTG CORP SER 3843 CL GH 3.75 10-15-2039	**	609,230
FEDERAL HOME LN MTG CORP SER 3925 CL DE 2.0% 07-15-2040	**	1,106,390
FEDERAL HOME LN MTG CORP SER 4016 CL NL 3.0% 09-15-2039	**	1,233,393
FEDERAL HOME LN MTG CORP SER 4229 CL MA 3.5 05-15-2041 REG	**	1,643,158
FEDERAL HOME LN MTG CORP SER 4559 CL AF FLTG 03-15-2042 REG	**	1,458,675
FEDERAL HOME LN MTG CORP SER 4637 CL WF FLTG RT 07-15-2041	**	4,772,492
FEDERAL HOME LN MTG CORP SER 4678 CL AF FLTG RT 12-15-2042	**	4,761,599
FEDERAL HOME LN MTG CORP SER 4772 CL GA 4.5% 10-15-2044	**	2,187,020

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FEDERAL HOME LN MTG CORP SR K156 CL A1 3.7% 07-25-2036	**	7,836,781
FEDERAL HOME LN MTG CORP TRANCHE 2.864% SER KJ13 CL A2 08-25-2022	**	364,896
FEDERAL HOME LN MTG CORP TRANCHE VAR RT 11-25-2027	**	396,277
FEDERAL HOME LN MTG CORP VAR RT 10-25-2028	**	4,716,806
FEDERAL HOME LOAN MORTGAGE CORP SER 3609 CL FA FLTG RT 12-15-2039 REG	**	5,382,393
FEDERAL NATIONAL MORTGAGE ASSOC SER 2016-M11 CL AB2 2.254% 07-25-2026	**	6,409,027
FEDERAL NATIONAL MORTGAGE ASSOC SER 2016-M11 CL AL 2.944% 07-25-2039	**	1,151,357
FEDERAL NATIONAL MORTGAGE ASSOC SER 2016-M12 CL AB1 BNDS 1.931% 09-25-2026	**	1,899,424
FEDERAL NATIONAL MORTGAGE ASSOC SER 2016-M12 CL AB2 2.362% 09-25-2026	**	6,949,505
FEDERAL NATL MTG ASSN GTD MTG POOL #AH0210 4.5% 12-01-2040 BEO	**	979,598
FEDERAL NATL MTG ASSN GTD MTG POOL #AH0864 4% 12-01-2040 BEO	**	21,657
FEDERAL NATL MTG ASSN GTD MTG POOL #AH0943 4% DUE 12-01-2040 BEO	**	764,826
FEDERAL NATL MTG ASSN GTD MTG POOL #AH1115 4.5% 01-01-2041 BEO	**	1,944,077
FEDERAL NATL MTG ASSN GTD MTG POOL #AH1266 4% 01-01-2041 BEO	**	424,926
FEDERAL NATL MTG ASSN GTD MTG POOL #AH1508 4.5% 12-01-2040 BEO	**	1,130,096
FEDERAL NATL MTG ASSN GTD MTG POOL #AH1559 4% 12-01-2040 BEO	**	877,796
FEDERAL NATL MTG ASSN GTD MTG POOL #AH1560 4% 01-01-2041 BEO	**	1,142,681
FEDERAL NATL MTG ASSN GTD MTG POOL #AH1565 4.5% 12-01-2040 BEO	**	457,647
FEDERAL NATL MTG ASSN GTD MTG POOL #AH2442 4% 01-01-2041 BEO	**	45,815
FEDERAL NATL MTG ASSN GTD MTG POOL #AH3203 4% DUE 01-01-2041 BEO	**	216,966
FEDERAL NATL MTG ASSN GTD MTG POOL #AH4404 4% 01-01-2041 BEO	**	1,370,292
FEDERAL NATL MTG ASSN GTD MTG POOL #AH5098 4% DUE 01-01-2041 BEO	**	17,385
FEDERAL NATL MTG ASSN GTD MTG POOL #AH6958 ADJ RT DUE 02-01-2041 BEO	**	136,978
FEDERAL NATL MTG ASSN GTD MTG POOL #AI0511 5% 04-01-2041 BEO	**	65,036
FEDERAL NATL MTG ASSN GTD MTG POOL #AI1051 4% DUE 06-01-2026 REG	**	275,644
FEDERAL NATL MTG ASSN GTD MTG POOL #AI1863 5% 05-01-2041 BEO	**	150,667
FEDERAL NATL MTG ASSN GTD MTG POOL #AI1892 5% 05-01-2041 BEO	**	734,167
FEDERAL NATL MTG ASSN GTD MTG POOL #AI2433 5% 05-01-2041 BEO	**	208,366
FEDERAL NATL MTG ASSN GTD MTG POOL #AI2443 5% 05-01-2041 BEO	**	103,115
FEDERAL NATL MTG ASSN GTD MTG POOL #AI2462 5% 05-01-2041 BEO	**	134,157
FEDERAL NATL MTG ASSN GTD MTG POOL #AI4261 5% 06-01-2041 BEO	**	107,188
FEDERAL NATL MTG ASSN GTD MTG POOL #AI7778 4% 07-01-2041 BEO	**	12,755
FEDERAL NATL MTG ASSN GTD MTG POOL #AI8382 3.5% 09-01-2026 BEO	**	244,161
FEDERAL NATL MTG ASSN GTD MTG POOL #AI8630 4% 07-01-2042 BEO	**	79,663
FEDERAL NATL MTG ASSN GTD MTG POOL #AI9940 5% 09-01-2041 BEO	**	392,094
FEDERAL NATL MTG ASSN GTD MTG POOL #AJ1884 FIXED 3.5% 02-01-2042 BEO	**	519,531
FEDERAL NATL MTG ASSN GTD MTG POOL #AJ2288 4% 09-01-2041 BEO	**	471,253
FEDERAL NATL MTG ASSN GTD MTG POOL #AJ4051 4% 10-01-2041 BEO	**	8,075
FEDERAL NATL MTG ASSN GTD MTG POOL #AJ9317 4% 01-01-2042 BEO	**	1,569,285
FEDERAL NATL MTG ASSN GTD MTG POOL #AJ9982 3.5% 08-01-2042 BEO	**	3,007,158
FEDERAL NATL MTG ASSN GTD MTG POOL #AK0968 3% 02-01-2027 BEO	**	470,369
FEDERAL NATL MTG ASSN GTD MTG POOL #AK1140 3% 02-01-2027 BEO	**	291,393
FEDERAL NATL MTG ASSN GTD MTG POOL #AK1608 3% 01-01-2027 BEO	**	332,943
FEDERAL NATL MTG ASSN GTD MTG POOL #AK3107 4% 02-01-2042 BEO	**	203,295
FEDERAL NATL MTG ASSN GTD MTG POOL #AK5551 FIXED 4% 04-01-2042 BEO	**	4,956,244
FEDERAL NATL MTG ASSN GTD MTG POOL #AK6966 3% 03-01-2027 BEO	**	489,424
FEDERAL NATL MTG ASSN GTD MTG POOL #AL0007 5% 12-01-2034 BEO	**	668,713

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FEDERAL NATL MTG ASSN GTD MTG POOL #AL0009 5.5% 12-01-2034 BEO	**	584,369
FEDERAL NATL MTG ASSN GTD MTG POOL #AL0215 4.5% 04-01-2041 BEO	**	1,211,000
FEDERAL NATL MTG ASSN GTD MTG POOL #AL0379 8% 12-01-2036 BEO	**	162,490
FEDERAL NATL MTG ASSN GTD MTG POOL #AL0476 5% 11-01-2040 BEO	**	544,063
FEDERAL NATL MTG ASSN GTD MTG POOL #AL0484 5.5% DUE 05-01-2040 BEO	**	217,472
FEDERAL NATL MTG ASSN GTD MTG POOL #AL0533 ADJ RT DUE 07-01-2041 BEO	**	568,252
FEDERAL NATL MTG ASSN GTD MTG POOL #AL0998 4.5% 10-01-2041 BEO	**	584,526
FEDERAL NATL MTG ASSN GTD MTG POOL #AL1051 4.5% 09-01-2041 BEO	**	422,239
FEDERAL NATL MTG ASSN GTD MTG POOL #AL1469 7% DUE 02-01-2039 BEO	**	589,900
FEDERAL NATL MTG ASSN GTD MTG POOL #AL1470 7% DUE 04-01-2037 BEO	**	302,420
FEDERAL NATL MTG ASSN GTD MTG POOL #AL1945 3.5% 06-01-2042 BEO	**	437,830
FEDERAL NATL MTG ASSN GTD MTG POOL #AL2151 3.5% 03-01-2042 BEO	**	913,321
FEDERAL NATL MTG ASSN GTD MTG POOL #AL2171 4% 06-01-2042 BEO	**	383,022
FEDERAL NATL MTG ASSN GTD MTG POOL #AL2382 4% 02-01-2042 BEO	**	778,274
FEDERAL NATL MTG ASSN GTD MTG POOL #AL2389 3.5% 09-01-2042 BEO	**	1,002,254
FEDERAL NATL MTG ASSN GTD MTG POOL #AL3626 4% 09-01-2042 BEO	**	17,361
FEDERAL NATL MTG ASSN GTD MTG POOL #AL4324 6.5% 05-01-2040 BEO	**	2,383,967
FEDERAL NATL MTG ASSN GTD MTG POOL #AL4465 3% 07-01-2028 BEO	**	1,458,531
FEDERAL NATL MTG ASSN GTD MTG POOL #AL4741 4.5% 01-01-2044 BEO	**	234,406
FEDERAL NATL MTG ASSN GTD MTG POOL #AL4741 4.5% 01-01-2044 BEO	**	644,616
FEDERAL NATL MTG ASSN GTD MTG POOL #AL5540 4.5% 07-01-2044 BEO	**	430,498
FEDERAL NATL MTG ASSN GTD MTG POOL #AL5548 4.42% DUE 05-01-2038 BEO	**	318,220
FEDERAL NATL MTG ASSN GTD MTG POOL #AL5674 4.5% 08-01-2044 BEO	**	2,037,835
FEDERAL NATL MTG ASSN GTD MTG POOL #AL5760 4% 09-01-2043 BEO	**	46,573
FEDERAL NATL MTG ASSN GTD MTG POOL #AL6308 5% 08-01-2038 BEO	**	2,197,452
FEDERAL NATL MTG ASSN GTD MTG POOL #AL6851 2.5% 10-01-2043 BEO	**	688,355
FEDERAL NATL MTG ASSN GTD MTG POOL #AL7204 5% 10-01-2043 BEO	**	97,529
FEDERAL NATL MTG ASSN SR 2011-59 CL NZ 5.5 DUE 07-25-2041	**	3,026,700
FEDERAL RLTY INVT TR 2.55% 01-15-2021	**	337,290
FEDERAL SIGNAL CORP COM	**	166,165
FEDEX CORP 3.3% DUE 03-15-2027	**	147,383
FEDEX CORP 4.2% 10-17-2028	**	298,032
FEDEX CORP COM	**	17,315,388
FEDNAT HLDG CO COMSTK	**	194,061
FERGUSON PLC ORD GBP0.11403197	**	156,163
FERREXPO PLC ORD GBP0.10	**	291,786
FERROGLOBE PLC COM NPV	**	46,498
FFP EUR1.00	**	371,032
FHLB BD 5.5 07-15-2036	**	11,957,708
FHLB DISC NT 01-04-2019 0% DISC NTS 04/01/2019 USD	**	7,024,073
FHLB DISC NT 01-07-2019 0% DISC NTS 07/01/2019 USD	**	589,728
FHLB DISC NT 03-29-2019 0% DISC NTS 29/03/2019 USD	**	4,116,067
FHLB DISC NT 04-15-2019 0% DISC NTS 15/04/2019 USD	**	2,075,410
FHLB DISC NT 06-21-2019 0% DISC NTS 21/06/2019 USD	**	19,658,003
FHLB DISC NT 07-10-2019 0% DISC NTS 10/07/2019 USD	**	5,872,531
FHLB TRANCHE 00110 1 09-26-2019	**	4,939,540

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FHLB TRANCHE 00481 2.625% 10-01-2020	**	505,657
FHLMC CMO SER 2248 CL FB FLTG DUE 09-15-2030 REG	**	5,229
FHLMC GOLD #A53630 A53630 6 10-01-2036	**	98,541
FHLMC GOLD #G00473 7.5% DUE 05-01-2026	**	163
FHLMC GOLD 3% MBS 01/06/2029 USD'V6-0564' V60564 3 06-01-2029	**	931,095
FHLMC GOLD 3% MBS 01/10/2046 USD'G6-7701' G67701 3 10-01-2046	**	3,750,577
FHLMC GOLD 4.5% MBS 01/02/2048 USD'V8-3956' V83956 4.5 02-01-2048	**	2,081,634
FHLMC GOLD A47999 5 08-01-2035	**	435,353
FHLMC GOLD A62077 6 06-01-2037	**	33,986
FHLMC GOLD A9-5825 4.0% DUE 12-01-2040	**	545,703
FHLMC GOLD A95831 4.5 12-01-2040	**	911,189
FHLMC GOLD C00371 7 09-01-2024	**	996
FHLMC GOLD C00522 7.0% 05-01-2027	**	6,139
FHLMC GOLD C00632 7 07-01-2028	**	5,286
FHLMC GOLD C00987 7.5 05-01-2030	**	1,217
FHLMC GOLD C01116 7.5 01-01-2031	**	22,652
FHLMC GOLD C04272 3 10-01-2042	**	1,656,122
FHLMC GOLD C80373 7.5% 01-01-2026	**	217
FHLMC GOLD C80379 7.0% 02-01-2026	**	6,654
FHLMC GOLD C80407 7.0% 06-01-2026	**	690
FHLMC GOLD C9-1908 3 01-01-2037	**	998,538
FHLMC GOLD G02408 5.5 12-01-2036	**	169,662
FHLMC GOLD G06506 4 12-01-2040	**	1,697,958
FHLMC GOLD G06507 4 02-01-2041	**	292,721
FHLMC GOLD G07335 7 03-01-2039	**	481,115
FHLMC GOLD G0-7388 3.5 05-01-2043	**	1,674,420
FHLMC GOLD G07509 6.5 09-01-2039	**	377,960
FHLMC GOLD G08372 4.5 11-01-2039	**	426,703
FHLMC GOLD G08553 3 10-01-2043	**	110,223
FHLMC GOLD G08793 4 12-01-2047	**	857,870
FHLMC GOLD G13492 5 02-01-2024	**	87,645
FHLMC GOLD GROUP #C00636 7.5 MTG PARTN CTF DUE 07-01-2028 REG	**	15,502
FHLMC GOLD GROUP C26742 6 05-01-2029	**	662
FHLMC GOLD GROUP D93618 6.5 07-01-2019	**	658
FHLMC GOLD J16432 3.5 08-01-2026	**	193,987
FHLMC GOLD J23935 3 05-01-2028	**	420,070
FHLMC GOLD J2-7964 3 04-01-2029	**	479,306
FHLMC GOLD J2-8196 3 05-01-2029	**	2,874,901
FHLMC GOLD J2-9007 3 08-01-2029	**	536,711
FHLMC GOLD J35097 2.5 08-01-2031	**	762,274
FHLMC GOLD POOL #G00280 9.5% 12-01-2022	**	213

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FHLMC GOLD POOL #G00675 7.5% DUE 03-01-2027	**	8,128
FHLMC GOLD POOL #G00869 7.5% DUE 01-01-2028	**	9,492
FHLMC GOLD POOL #Q11288 3.5 09-01-2042	**	409,799
FHLMC GOLD POOL #Q1-1788 3 DUE 10-01-2042	**	229,767
FHLMC GOLD POOL #Q12052 Q12052 3.5 10-01-2042	**	516,061
FHLMC GOLD POOL C00984 8 05-01-2030	**	1,249
FHLMC GOLD POOL G0-0529 7.5% DUE 08-01-2026	**	1,455
FHLMC GOLD POOL G01091 7 12-01-2029	**	20,136
FHLMC GOLD POOL J12398 FLTG RT 4.5% DUE 06-01-2025	**	219,433
FHLMC GOLD POOL# U91254 4 DUE 04-01-2043	**	911,435
FHLMC GOLD POOL#Q17792 3.5 DUE 05-01-2043	**	2,339,154
FHLMC GOLD Q08998 3.5 06-01-2042	**	1,026,782
FHLMC GOLD Q12520 3 10-01-2042	**	126,453
FHLMC GOLD Q14326 2.5 01-01-2043	**	716,116
FHLMC GOLD Q44452 3 11-01-2046	**	1,769,784
FHLMC GOLD Q45458 4 08-01-2046	**	431,386
FHLMC GOLD Q48338 4.5 05-01-2047	**	213,840
FHLMC GOLD Q49494 4.5% 07-01-2047	**	727,010
FHLMC GOLD U90291 4 10-01-2042	**	291,627
FHLMC GOLD U90316 4 10-01-2042	**	2,108,384
FHLMC GOLD U91619 4 06-01-2043	**	966,153
FHLMC GOLD U95137 4 08-01-2043	**	568,899
FHLMC GOLD V60298 3.0% 10-01-2028	**	465,379
FHLMC GOLD V60869 2.5 07-01-2030	**	1,857,070
FHLMC GOLDPOOL #Q10241 3.5 08-01-2042	**	384,907
FHLMC GROUP #C00098 8.00 MTG PARTN CTF DUE 2-1-2022 REG	**	1,536
FHLMC GROUP #C00516 8.0 MTG PARTN CTF DUE 05-01-2027 REG	**	4,242
FHLMC GROUP #G00144 10.0 MTG PARTN CTF DUE 03-01-2021 REG	**	657
FHLMC GROUP #G00825 7.0 MTG PARTN CTF DUE 11-01-2027 REG	**	483
FHLMC MULTICLASS 0 12-31-2040	**	10,075,920
FHLMC MULTICLASS 2.375% DUE 04-25-2023 REG	**	1,959,108
FHLMC MULTICLASS 2005-S001 CTF CL 2A2 VAR RATE 09-25-2045	**	516,681
FHLMC MULTICLASS 4 09-15-2039	**	1,318,865
FHLMC MULTICLASS FHLMC #80-0146 10-15-2037	**	5,165,715
FHLMC MULTICLASS FR CMO 25/10/20 USD1000'A-2' K010 4.333 10-25-2020	**	10,226,130
FHLMC MULTICLASS FREDDIE MAC SER 2017-SR01 CL A3G 3.089% 11-25-2027	**	3,674,262
FHLMC MULTICLASS FREDDIE MAC STRUCTURED 12-25-2020	**	817,969
FHLMC MULTICLASS PREASSIGN 00343 08-25-2031	**	6,093
FHLMC MULTICLASS SER 004305 CL A 3.5 06-15-2048	**	1,802,628
FHLMC MULTICLASS SER 004579 CL FD 01-15-2038	**	561,099
FHLMC MULTICLASS SER 004582 CL PA 3 11-15-2045	**	17,357,581

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FHLMC MULTICLASS SER 15-DNA2 CL M-2 FLTG RT 12-25-2027	**	1,904,644
FHLMC MULTICLASS SER 2012-154 CLS PW 10-25-2042	**	652,326
FHLMC MULTICLASS SER 2113 CL MW 6.5 01-15-2029	**	131,131
FHLMC MULTICLASS SER 2135 CL OH 6.5 03-15-2029	**	118,098
FHLMC MULTICLASS SER 2175 CL TH 6 07-15-2029	**	128,656
FHLMC MULTICLASS SER 2319 CL PZ 6.5 05-15-2031	**	319,794
FHLMC MULTICLASS SER 2338 CL ZC 6.5 07-15-2031	**	156,883
FHLMC MULTICLASS SER 2430 CL WF 6.5 03-15-2032 REG	**	63,959
FHLMC MULTICLASS SER 2812 CL FL FRN 02-15-2023	**	26,187
FHLMC MULTICLASS SER 2980 CL QA 6 05-15-2035	**	90,877
FHLMC MULTICLASS SER 3005 CL ED 5 07-15-2025	**	58,915
FHLMC MULTICLASS SER 3117 CL FE FLT RT 02-15-2036	**	641,641
FHLMC MULTICLASS SER 3187 CL Z 5 07-15-2036	**	124,958
FHLMC MULTICLASS SER 3209 CL EG 4.5 08-15-2020	**	75,074
FHLMC MULTICLASS SER 3397 CL FC FLTG 12-15-2037	**	8,481
FHLMC MULTICLASS SER 3564 CL AL FLT RT 08-15-2036	**	509,126
FHLMC MULTICLASS SER 3578 CL VZ 5.5 08-15-2036	**	633,831
FHLMC MULTICLASS SER 3648 CL CY 4.5% DUE 03-15-2030	**	176,370
FHLMC MULTICLASS SER 3649 CL BW 4 03-15-2025	**	153,268
FHLMC MULTICLASS SER 3653 CL HJ 5 04-15-2040	**	190,382
FHLMC MULTICLASS SER 3662 CL PJ 5 DUE 04-15-2040	**	157,615
FHLMC MULTICLASS SER 3677 CL PB 4.5 DUE 05-15-2040 REG	**	214,130
FHLMC MULTICLASS SER 3746 CL KL 3.25 04-15-2040	**	1,746,294
FHLMC MULTICLASS SER 3786 CL P 4 01-15-2041	**	8,933,547
FHLMC MULTICLASS SER 3819 CL G 4 06-15-2040	**	1,983,962
FHLMC MULTICLASS SER 3857 CL LH 2.5% 01-15-2040	**	1,317,241
FHLMC MULTICLASS SER 3910 CL CU 4.0% DUE03-15-2041 REG	**	185,728
FHLMC MULTICLASS SER 3919 CL BE 2.75%08-15-2039	**	775,932
FHLMC MULTICLASS SER 3939 CL BZ 4.5 06-15-2041	**	2,068,441
FHLMC MULTICLASS SER 4016 CL CA 2% 07-15-2041	**	967,863
FHLMC MULTICLASS SER 4118 CL PD 1.5 05-15-2042	**	457,563
FHLMC MULTICLASS SER 4219 CL JA 3.5 08-15-2039	**	283,521
FHLMC MULTICLASS SER 4227 CL VA 3.5 DUE 10-15-2037 REG	**	1,596,186
FHLMC MULTICLASS SER 4318 CL MA 3.0% DUE09-15-2039 REG	**	1,479,960
FHLMC MULTICLASS SER 4331 CL EA 4 03-15-2043	**	1,361,333
FHLMC MULTICLASS SER 4377 CL KA STEP UP 12-15-2047	**	2,301,979
FHLMC MULTICLASS SER 4631 CL AE 3.5 05-15-2044	**	10,066,734
FHLMC MULTICLASS SER 4650 CL CA 3.5% DUE 05-15-2043 REG	**	10,710,337
FHLMC MULTICLASS SER 4651 CL LA 3.5% DUE 04-15-2042 REG	**	15,604,724
FHLMC MULTICLASS SER T-21 CL A 10-25-2029	**	144,537
FHLMC MULTICLASS SER T-34 CL A1V 07-25-2031	**	4,152,651

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FHLMC MULTICLASS SER T-61 CL 1A1 FLT RT 07-25-2044	**	676,623
FHLMC MULTICLASS SER-4238 CL-BG 3.0% 08-15-2030	**	1,514,821
FHLMC MULTICLASS SER-4447 CL-BA 3.0% 02-15-2033	**	3,156,734
FHLMC MULTICLASS SERIES K725 CLASS AM 3.104% DUE 05-25-2023 REG	**	594,118
FHLMC MULTICLASS SR 18-1 CL A1 3.5% 06-25-2028	**	1,567,575
FHLMC MULTICLASS SR 4569 CL JA FLTG 3.0% 03-15-2042	**	6,934,934
FHLMC MULTICLASS SR K081 CL A2 VAR RT 08-25-2028	**	2,136,557
FHLMC MULTICLASS TRANCHE 00045 2.952 02-25-2027	**	2,609,753
FHLMC MULTICLASS TRANCHE 00112 3.176 11-25-2028	**	2,947,799
FHLMC MULTICLASS TRANCHE 00222 09-25-2028	**	5,403,913
FHLMC MULTICLASS TRANCHE 00544 2.2 07-25-2025	**	4,380,262
FHLMC MULTICLASS TRANCHE 00627 3.243 04-25-2027	**	178,636
FHLMC MULTICLASS TRANCHE 00628 3.326 05-25-2027	**	132,952
FHLMC MULTICLASS TRANCHE 00673 1.78 07-25-2019	**	2,386,830
FHLMC MULTICLASS TRANCHE 00704 2.272 01-25-2023	**	6,102,155
FHLMC MULTICLASS TRANCHE 00868 09-25-2022	**	147,926
FHLMC MULTICLASS TRANCHE 00871 2.995 12-25-2025	**	4,461,908
FHLMC MULTICLASS TRANCHE 00878 3.08999991417 08-25-2022	**	3,567,377
FHLMC MULTICLASS TRANCHE 1.418 05-25-2021	**	210,678
FHLMC MULTICLASS TRANCHE 2.158 10-25-2021	**	7,089,294
FHLMC MULTICLASS TRANCHE 2.72 07-25-2026	**	366,860
FHLMC MULTICLASS TRANCHE 2.838 09-25-2022	**	189,037
FHLMC MULTICLASSSER 3613 CL HJ 5.5 DUE 12-15-2039 REG	**	536,112
FHLMC MULTIFAMILY STRUCTURED PASS THRO SER K733 CL AM VAR 09-25-2025	**	4,075,199
FHLMC POOL #1B8062 ADJ RT 03-01-2041	**	123,429
FHLMC POOL #1G1381 ADJ RT 12-01-2036	**	31,218
FHLMC POOL #1J1467 ADJ RT 12-01-2036	**	110,151
FHLMC POOL #1J-1492 ADJ RT 11-01-2036	**	38,843
FHLMC POOL #2B4296 ADJ RT 06-01-2045	**	2,537,235
FHLMC POOL #549820 9 09-01-2020	**	45
FHLMC POOL #C00650 7 09-01-2028	**	3,138
FHLMC POOL #G08788 3.5 11-01-2047	**	1,036,648
FHLMC POOL #Q25818 4.5 04-01-2044	**	2,644,216
FHLMC POOL #Q25819 4.5 04-01-2044	**	2,660,449
FHLMC POOL 846661 ADJ RT DUE 02-01-2029	**	834
FHLMC SER 3645 CL KP 5 02-15-2040	**	624,497
FIAT CHRYSLER 4.5% DUE 04-15-2020	**	700,840
FIBI BANK	**	41,858
FIBROGEN INC COM	**	574,011
FID NATL 2.25% DUE 08-15-2021	**	1,448,525
FID NATL 2.25% DUE 08-15-2021	**	1,115,364

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FID NATL 3.625% DUE 10-15-2020	**	1,143,173
FID SOUTHN CORP NEW COM STK	**	127,316
FIDELITY NATL FINANCIAL 5.5 DUE 09-01-2022 BEO	**	2,432,947
FIDELITY NATL INFORMATION SVCS INC COM STK	**	10,075,127
FIESTA RESTAURANT GROUP INC COM	**	250,518
FIFTH THIRD BANCORP 3.5 BNDS DUE 03-15-2022	**	2,003,526
FIFTH THIRD BK 2.375 04-25-2019	**	299,381
FIFTH THIRD BK CINCINNATI OHIO MEDIUM TE3.35% DUE 07-26-2021	**	3,186,405
FIFTH THIRD BK TRANCHE # SR 00035 FLTG DUE 10-30-2020	**	6,318,124
FINANCIAL INSTNS INC COM	**	73,476
FINCANTIERI SPA NPV	**	77,317
FINISAR CORPORATION COMMON STOCK	**	234,360
FINJAN HLDGS INC COM NEW COM NEW	**	12,332
FINNAIR OYJ NPV	**	128,487
FINNING INTL INC COM NPV	**	437,925
FINNVERA PLC SR NT 144A 2.375% DUE 06-04-2025 BEO	**	384,668
FIREEYE INC COM	**	723,728
FIRST ABU DHABI BK AED1	**	110,450
FIRST AMERN FINL CORP COM STK	**	353,192
FIRST BANCORP INC ME COM	**	44,342
FIRST BANCORP N C COM	**	134,788
FIRST BANCORP P R COM NEW COM NEW	**	654,168
FIRST BANCSHARES INC MISS COM	**	104,877
FIRST BK WILLIAMSTOWN NEW JERSEY COM	**	33,269
FIRST BUSEY CORP COM NEW COM NEW	**	1,041,968
FIRST BUSINESS FINL SVCS INC WIS COM STK	**	30,319
FIRST CMNTY BANKSHARES	**	90,253
FIRST CMNTY CORP S C COM	**	15,019
FIRST DEFIANCE FINANCIAL CORP COM STK USD0.01	**	59,853
FIRST FINL BANCORP OHIO COM	**	389,008
FIRST FINL CORP IND COM	**	53,480
FIRST FINL HLDG CO TWD10	**	691,077
FIRST FINL NORTHWEST INC COM STK	**	23,777
FIRST GEN CORPORAT PHP1	**	63,750
FIRST HAWAIIAN INC COM	**	1,003,901
FIRST HORIZON NATL CORP COM	**	645,630
FIRST INTERNET BANCORP COM STK	**	36,976
FIRST INTERSTATE BANCSYS/MT	**	193,256
FIRST LONG IS CORP COM	**	89,875
FIRST MERCHANTS CORP COM	**	236,017
FIRST MID ILL BANCSHARES INC COM	**	104,251

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FIRST MIDWEST BANCORP INC DEL COM	**	1,132,597
FIRST NORTHWEST BANCORP COM	**	30,787
FIRST SOLAR INC COM	**	1,968,893
FIRSTENERGY CORP 2.85% 07-15-2022	**	194,925
FIRSTENERGY CORP 2.85% 07-15-2022	**	4,882,881
FIRSTENERGY CORP 4.25 DUE 03-15-2023	**	4,886,955
FIRSTENERGY CORP 7.375% DUE 11-15-2031	**	1,263,549
FIRSTGROUP ORD GBP0.05	**	130,436
FIRSTSOURCE SOLUTI INR10	**	16,567
FISERV INC 3.8% 10-01-2023	**	2,077,859
FISERV INC COM	**	8,668,586
FITBIT INC CL A CL A	**	411,740
FIVE PRIME THERAPEUTICS INC COM	**	169,604
FIVE STAR SENIOR LIVING INC COM USD0.01	**	2,094
FL PWR & LT CO 3.125% DUE 12-01-2025	**	7,430,678
FL PWR & LT CO 3.25% DUE 06-01-2024	**	184,561
FL PWR & LT CO 3.8% DUE 12-15-2042	**	114,194
FL PWR & LT CO 3.95% 03-01-2048	**	195,328
FLAGSHIP CR AUTO 2.05% DUE 11-15-2020	**	95,872
FLAGSHIP CR AUTO 2.83% DUE 03-15-2023	**	104,693
FLAGSHIP CR AUTO 2.96000003815% DUE 07-15-2023	**	273,018
FLAGSHIP CR AUTO 3.61999988556% DUE 07-15-2023	**	159,220
FLAGSTAR BANCORP INC COM PAR$.001	**	233,165
FLAGSTAR MTG TR 2018-2 MTG SER 2018-2 CLS A4 VAR 04-25-2048	**	6,599,899
FLEETCOR TECHNOLOGIES INC COM	**	7,873,599
FLEX LTD FLEX LTD	**	436,768
FLEXSTEEL INDS INC COM	**	31,133
FLEXTRONICS INTL 4.625% DUE 02-15-2020	**	402,021
FLIR SYS INC COM	**	152,259
FLOOR & DECOR HLDGS INC CL A CL A	**	883,190
FLORIDA ST TPK AUTH TPK REV 6.8% 07-01-2039 BEO TAXABLE	**	2,344,114
FLOTEK INDS INC DEL COM	**	12,999
FLOWSERVE CORP COM	**	247,890
FLUIDIGM CORP DEL COM STK	**	192,433
FLUOR CORP NEW COM	**	1,479,010
FLUSHING FINL CORP COM	**	66,205
FMR BROS CO DEL	**	56,995
FNMA 2.625% 09-06-2024	**	99,652
FNMA 2.625% 09-06-2024	**	1,315,404
FNMA . POOL #AO6482 ADJ RT DUE 07-01-2042 BEO	**	38,512
FNMA 2.375% 01-19-2023	**	7,369,431

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FNMA 2004-W1 CL-2A1 6.5% DUE 12-25-2043	**	138,806
FNMA 2009-W1 CL-A 6 12-25-2049	**	88,950
FNMA 2011-74 CL QM 4.5 11-25-2040	**	3,329,695
FNMA 99-6 PB 6 03-25-2019	**	1,039
FNMA AR9203 3.5 DUE 03-01-2043	**	1,283,399
FNMA AT0238 2.5 DUE 03-01-2043	**	785,040
FNMA CMO SER 2002-86 CL PG 6 09-25-2032 BEO	**	146,182
FNMA DTD 11/03/2000 6.625 11-15-2030	**	3,210,323
FNMA DUE SER 2018-M10 CL A2 VAR RT 07-25-2028 REG	**	9,283,746
FNMA FANNIE MAE 2.125 04-24-2026	**	285,751
FNMA FANNIE MAE 5 03-25-2021/02-25-2019	**	30,081
FNMA FEDERAL NATL MTG ASSN 1.0% 08-28-2019 1 08-28-2019	**	1,187,213
FNMA FN BF0145 POOL #BF0145 3.5% DUE 03-01-2057 REG	**	10,548,347
FNMA FNMA 11-25-2046	**	2,779,125
FNMA FNMA 3.726 06-25-2021	**	4,017,632
FNMA FR CMO 25/10/2037 USD1000 A7 10-25-2037	**	29,094
FNMA MULTICLASS SER 2018-M7 CL A1 VAR RT 03-25-2028 REG	**	5,946,553
FNMA POOL CA2652 5.0% 11-01-2048	**	9,908,430
FNMA POOL #100168 9.5% 01-15-2021 BEO	**	164
FNMA POOL #108489 9% 11-01-2020 BEO	**	4,209
FNMA POOL #190353 5% 08-01-2034 BEO	**	7,007
FNMA POOL #190357 5% 03-01-2035 BEO	**	5,307
FNMA POOL #190360 5% 08-01-2035 BEO	**	4,176
FNMA POOL #190377 5% 11-01-2036 BEO	**	173,135
FNMA POOL #190533 7% 01-01-2024 BEO	**	1,482
FNMA POOL #242136 7% 10-01-2023 BEO	**	291
FNMA POOL #245442 7.0 GTD MTG PASS THRU CTF DUE 11-01-2023 REG	**	1,828
FNMA POOL #252210 6.5% DUE 02-01-2019 REG	**	68
FNMA POOL #253153 7% DUE 02-01-2020 REG	**	1,273
FNMA POOL #253947 8% DUE 08-01-2031 REG	**	32,538
FNMA POOL #254223 7.5% DUE 02-01-2032 REG	**	351
FNMA POOL #254793 5% 07-01-2033 BEO	**	132,436
FNMA POOL #256901 6.5% 09-01-2037 BEO	**	5,125
FNMA POOL #256937 6.5% 10-01-2037 BEO	**	9,571
FNMA POOL #257239 5.5% 06-01-2028 BEO	**	89,115
FNMA POOL #267989 7.0 GTD MTG PASS THRU CTF DUE 02-01-2024 REG	**	1,898
FNMA POOL #274621 7% 03-01-2024 BEO	**	875
FNMA POOL #312206 FLTG RT 4.22% 06-01-2025 BEO	**	31,191
FNMA POOL #313947 7% 01-01-2028 BEO	**	1,092
FNMA POOL #330089 8% 04-01-2025 BEO	**	18,594
FNMA POOL #330126 4.265% 08-01-2025 BEO	**	34,900

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FNMA POOL #331427 ADJ RT DUE 11-01-2025 REG	**	12,051
FNMA POOL #347547 ADJ RT DUE 08-01-2026 BEO	**	159
FNMA POOL #347633 4.358% 07-01-2026 BEO	**	12,909
FNMA POOL #362968 ADJ RT DUE 01-01-2026 REG	**	32,460
FNMA POOL #369996 7.5% DUE 01-01-2027 REG	**	2,822
FNMA POOL #371049 7.5% 02-01-2027 BEO	**	10,937
FNMA POOL #371073 7.5% 02-01-2027 BEO	**	5,794
FNMA POOL #371871 7.5% 02-01-2027 BEO	**	5,429
FNMA POOL #377038 7.5% 04-01-2027 BEO	**	9,488
FNMA POOL #396439 7.5% 11-01-2027 BEO	**	6,864
FNMA POOL #397256 7.5% 10-01-2027 BEO	**	348
FNMA POOL #398754 7.5% 09-01-2027 BEO	**	4,797
FNMA POOL #401788 7.5 GTD MTG PASS THRU CTF DUE 10-01-2027 REG	**	577
FNMA POOL #479545 7% DUE 08-01-2029 REG	**	521
FNMA POOL #492745 7% 05-01-2029 BEO	**	7,205
FNMA POOL #50305 9.5% 05-01-2020 BEO	**	316
FNMA POOL #503573 7% DUE 10-01-2029 REG	**	2,331
FNMA POOL #50402 9% 02-01-2021 BEO	**	106
FNMA POOL #50415 9.00 GTD MTG PASS THRU CTF DUE 03-01-2021 REG	**	143
FNMA POOL #507521 7% 08-01-2029 BEO	**	4,518
FNMA POOL #50795 7% 09-01-2023 BEO	**	741
FNMA POOL #509436 7% DUE 10-01-2029 REG	**	7,122
FNMA POOL #50947 7% 12-01-2023 BEO	**	9,963
FNMA POOL #50966 7% 01-01-2024 BEO	**	3,864
FNMA POOL #509662 7% DUE 08-01-2029 REG	**	431
FNMA POOL #50993 7% DUE 02-01-2024 REG	**	2,521
FNMA POOL #511103 7% DUE 08-01-2029 REG	**	6,535
FNMA POOL #511384 7% 09-01-2029 BEO	**	1,635
FNMA POOL #515518 7% DUE 10-01-2029 REG	**	3,244
FNMA POOL #517511 7% DUE 10-01-2029 REG	**	3,073
FNMA POOL #523486 8% DUE 08-01-2030 REG	**	957
FNMA POOL #534194 8% DUE 04-01-2030 REG	**	2,916
FNMA POOL #545204 ADJ RT DUE 05-01-2036 REG	**	23,790
FNMA POOL #545278 7.5% DUE 11-01-2031 REG	**	58,919
FNMA POOL #554482 7.5% 10-01-2030 BEO	**	65,921
FNMA POOL #555743 5% 09-01-2033 BEO	**	161,607
FNMA POOL #569972 7.5% DUE 03-01-2031 REG	**	16,266
FNMA POOL #593848 8% 07-01-2031 BEO	**	19,647
FNMA POOL #602065 7% DUE 09-01-2031 REG	**	61,128
FNMA POOL #604576 6.5% 09-01-2021 BEO	**	2,409
FNMA POOL #60680 ADJ RT DUE 02-01-2028 REG	**	9,653

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FNMA POOL #609504 7% DUE 10-01-2031 REG	**	88,925
FNMA POOL #725162 6% 02-01-2034 BEO	**	38,780
FNMA POOL #725229 6% 03-01-2034 BEO	**	107,071
FNMA POOL #725946 5.5% 11-01-2034 BEO	**	91,409
FNMA POOL #735061 6% 11-01-2034 BEO	**	998,978
FNMA POOL #735208 6% DUE 10-01-2019 REG	**	1,486
FNMA POOL #735382 5% 04-01-2035 BEO	**	699,980
FNMA POOL #735439 6% 09-01-2019 BEO	**	1,641
FNMA POOL #735500 5.5% 05-01-2035 BEO	**	959,271
FNMA POOL #735501 6% 05-01-2035 BEO	**	234,570
FNMA POOL #735503 6% 04-01-2035 BEO	**	272,553
FNMA POOL #735561 FLTG DUE 04-01-2034	**	65,155
FNMA POOL #735580 5% 06-01-2035 BEO	**	333,282
FNMA POOL #735676 5% 07-01-2035 BEO	**	220,207
FNMA POOL #735893 5% 10-01-2035 BEO	**	92,492
FNMA POOL #735989 5.5% 02-01-2035 BEO	**	1,370,378
FNMA POOL #745000 6% 10-01-2035 BEO	**	49,215
FNMA POOL #745140 5% 11-01-2035 BEO	**	1,262,051
FNMA POOL #745327 6% DUE 03-01-2036 REG	**	132,317
FNMA POOL #745412 5.5% 12-01-2035 BEO	**	711,655
FNMA POOL #745885 6% 10-01-2036 BEO	**	443,229
FNMA POOL #745948 6.5% DUE 10-01-2036 BEO	**	49,731
FNMA POOL #745959 5.5% 11-01-2036 BEO	**	319,174
FNMA POOL #758777 6.5% 04-01-2028 BEO	**	247
FNMA POOL #811569 6% 06-01-2021 BEO	**	7,305
FNMA POOL #813599 ADJ RT DUE 01-01-2036 BEO	**	159,466
FNMA POOL #825480 FLTG RT 06-01-2035	**	31,150
FNMA POOL #831561 6.5% 05-01-2036 BEO	**	47,666
FNMA POOL #833600 6.5% DUE 11-01-2035 REG	**	9,450
FNMA POOL #836464 ADJ RT DUE 10-01-2035 BEO	**	75,961
FNMA POOL #836852 ADJ RT DUE 10-01-2035 BEO	**	356,980
FNMA POOL #843823 ADJ RT DUE 11-01-2035 BEO	**	323,297
FNMA POOL #843997 4.203% 11-01-2035 BEO	**	124,538
FNMA POOL #844052 4.065 11-01-2035 BEO	**	11,445
FNMA POOL #844148 4.276% 11-01-2035 BEO	**	13,417
FNMA POOL #844237 ADJ RT DUE 11-01-2035 BEO	**	10,112
FNMA POOL #844789 4.139% 11-01-2035 BEO	**	13,521
FNMA POOL #866888 ADJ RT DUE 01-01-2036 BEO	**	115,754
FNMA POOL #872021 6% 06-01-2021 BEO	**	13,738
FNMA POOL #879067 ADJ RT DUE 04-01-2036 BEO	**	990,865
FNMA POOL #879394 5% DUE 02-01-2021 REG	**	6,391

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FNMA POOL #880870 6.5% 03-01-2036 BEO	**	12,812
FNMA POOL #884729 4.012% 08-01-2036 BEO	**	92,806
FNMA POOL #884773 ADJ RT DUE 10-01-2036 BEO	**	75,170
FNMA POOL #888365 6% 04-01-2022 BEO	**	12,829
FNMA POOL #888560 6 11-01-2035 BEO	**	514,590
FNMA POOL #888601 5.5% 06-01-2020 BEO	**	5,980
FNMA POOL #888637 6% 09-01-2037 BEO	**	71,951
FNMA POOL #888832 6.5% 11-01-2037 BEO	**	21,111
FNMA POOL #888890 6.5% DUE 10-01-2037 BEO	**	145,117
FNMA POOL #888893 5.5% 08-01-2037 BEO	**	33,735
FNMA POOL #889072 6.5% 12-01-2037 BEO	**	155,667
FNMA POOL #889117 5% 10-01-2035 BEO	**	457,616
FNMA POOL #889190 6% 03-01-2038 BEO	**	64,433
FNMA POOL #889579 6% DUE 05-01-2038 REG	**	951,968
FNMA POOL #890116 7% 02-01-2023 BEO	**	142,831
FNMA POOL #890236 4.5% 08-01-2040 BEO	**	84,135
FNMA POOL #890248 6% 08-01-2037 BEO	**	1,060,700
FNMA POOL #890268 6.5% 10-01-2038 BEO	**	238,470
FNMA POOL #890604 4.5% 10-01-2044 BEO	**	2,574,683
FNMA POOL #891654 6.5% DUE 06-01-2036 REG	**	98,611
FNMA POOL #902425 ADJ RT DUE 11-01-2036	**	27,098
FNMA POOL #903261 6% 10-01-2036 BEO	**	74,134
FNMA POOL #906666 6.5% 12-01-2036 BEO	**	8,015
FNMA POOL #908172 6.5% DUE 01-01-2037 REG	**	1,099
FNMA POOL #914875 6.5% DUE 04-01-2037 REG	**	179,975
FNMA POOL #918653 6% 06-01-2037 BEO	**	35,491
FNMA POOL #924874 7% 10-01-2037 BEO	**	13,708
FNMA POOL #928746 6.5% DUE 09-01-2037 REG	**	5,640
FNMA POOL #928938 7% 12-01-2037 BEO	**	39,922
FNMA POOL #929298 5% 03-01-2038 BEO	**	158,731
FNMA POOL #930719 4.5% 03-01-2019 BEO	**	255
FNMA POOL #931307 4.5% 06-01-2039 BEO	**	352,287
FNMA POOL #931991 4.5% 09-01-2039 BEO	**	487,703
FNMA POOL #932058 4.5% 10-01-2039 BEO	**	432,903
FNMA POOL #932426 4.5% 01-01-2040 BEO	**	1,078,622
FNMA POOL #932495 4.5% 02-01-2040 BEO	**	121,984
FNMA POOL #932669 4.5% 03-01-2040 BEO	**	8,917
FNMA POOL #932850 4% 12-01-2040 BEO	**	247,682
FNMA POOL #933409 5% 03-01-2038 BEO	**	160,863
FNMA POOL #933638 ADJ RT DUE 08-01-2038 BEO	**	33,851
FNMA POOL #934648 7% DUE 11-01-2038 BEO	**	149,186

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FNMA POOL #942798 6.5% DUE 08-01-2037 REG	**	55,646
FNMA POOL #943699 6.5% DUE 08-01-2037 REG	**	83,264
FNMA POOL #946065 6.5% 09-01-2037 BEO	**	17,091
FNMA POOL #948849 6% 08-01-2037 BEO	**	326,828
FNMA POOL #955183 7% 11-01-2037 BEO	**	65,322
FNMA POOL #955762 6.5% 10-01-2037 BEO	**	3,688
FNMA POOL #962062 5% 03-01-2038 BEO	**	216,727
FNMA POOL #962444 5% DUE 04-01-2038 BEO	**	131,946
FNMA POOL #968066 6% 10-01-2022 BEO	**	37,626
FNMA POOL #968252 7% 02-01-2038 BEO	**	13,500
FNMA POOL #971053 4.5% 02-01-2039 BEO	**	47,866
FNMA POOL #972242 6.5% 03-01-2038 BEO	**	1,539
FNMA POOL #972571 5% 03-01-2038 BEO	**	16,238
FNMA POOL #972572 5% DUE 03-01-2038 REG	**	6,331
FNMA POOL #973161 6.5% 02-01-2038 BEO	**	101,684
FNMA POOL #974156 7% 02-01-2038 BEO	**	18,983
FNMA POOL #975184 5% 03-01-2038 BEO	**	101,791
FNMA POOL #975441 5% DUE 03-01-2038 REG	**	57,682
FNMA POOL #979973 5% 09-01-2036 BEO	**	15,027
FNMA POOL #984632 ADJ RT DUE 06-01-2038 BEO	**	514,346
FNMA POOL #985626 6% 04-01-2033 BEO	**	260,086
FNMA POOL #987325 ADJ RT DUE 09-01-2038 BEO	**	332,744
FNMA POOL #991549 7% 11-01-2038 BEO	**	41,590
FNMA POOL #992249 7% 11-01-2038 BEO	**	8,531
FNMA POOL #992262 5% 01-01-2039 BEO	**	17,288
FNMA POOL #995072 5.5% 08-01-2038 BEO	**	241,749
FNMA POOL #995149 6.5% 10-01-2038 BEO	**	157,049
FNMA POOL #995381 6% 01-01-2024 BEO	**	69,753
FNMA POOL #995899 6% 02-01-2038 BEO	**	109,559
FNMA POOL #AA0472 4% 03-01-2039 BEO	**	135,057
FNMA POOL #AA2700 5% 01-01-2039 BEO	**	5,335
FNMA POOL #AB1228 5% 07-01-2040 BEO	**	34,088
FNMA POOL #AB2801 3.5% 04-01-2026 BEO	**	433,940
FNMA POOL #AB3701 4.5% 10-01-2041 BEO	**	705,737
FNMA POOL #AB4058 4% 12-01-2041 BEO	**	571,278
FNMA POOL #AB4590 3.5% DUE 03-01-2042 BEO	**	551,405
FNMA POOL #AB4689 3.5% 03-01-2042 BEO	**	870,368
FNMA POOL #AB4698 4% 03-01-2042 BEO	**	259,724
FNMA POOL #AB4941 3.5% 04-01-2042 BEO	**	2,862,737
FNMA POOL #AB4955 4% 04-01-2042 BEO	**	418,569
FNMA POOL #AB5236 3% 05-01-2027 BEO	**	384,440

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FNMA POOL #AB5546 3.5% DUE 06-01-2042 BEO	**	695,569
FNMA POOL #AB5593 3.5% 07-01-2042 BEO	**	432,780
FNMA POOL #AB6136 2.5% 09-01-2027 BEO	**	1,342,469
FNMA POOL #AB6229 3.5% 09-01-2042 BEO	**	2,028,093
FNMA POOL #AB6238 3.5% 09-01-2042 BEO	**	492,245
FNMA POOL #AB6390 3% 10-01-2042 BEO	**	280,453
FNMA POOL #AB6694 3% 10-01-2042 BEO	**	576,159
FNMA POOL #AB6832 3.5% 11-01-2042 BEO	**	1,551,479
FNMA POOL #AB7059 2.5% 11-01-2042 BEO	**	3,281,095
FNMA POOL #AB7272 3 12-01-2042 REG	**	1,064,218
FNMA POOL #AB7410 3% 12-01-2042 BEO	**	2,938,258
FNMA POOL #AB7426 3% 12-01-2042 BEO	**	826,883
FNMA POOL #AB7568 3% 01-01-2043 BEO	**	1,233,353
FNMA POOL #AB7570 3% 01-01-2043 BEO	**	2,016,993
FNMA POOL #AB7716 2.5% 01-01-2028 BEO	**	215,062
FNMA POOL #AB7728 2.5% 01-01-2043 BEO	**	335,274
FNMA POOL #AB7741 3% 01-01-2043 BEO	**	1,696,690
FNMA POOL #AB8464 2.5% 02-01-2043 BEO	**	296,648
FNMA POOL #AB8465 2.5% 02-01-2043 BEO	**	499,825
FNMA POOL #AB8925 3% DUE 04-01-2043 BEO	**	88,729
FNMA POOL #AB9136 2.5% 04-01-2043 BEO	**	1,313,797
FNMA POOL #AB9347 3% 05-01-2043 BEO	**	1,805,022
FNMA POOL #AB9361 3.5% DUE 05-01-2043 BEO	**	531,706
FNMA POOL #AB9461 3% 05-01-2043 BEO	**	2,249,420
FNMA POOL #AB9516 2.5% 05-01-2028 BEO	**	226,100
FNMA POOL #AB9615 4% 06-01-2033 BEO	**	273,383
FNMA POOL #AB9663 3% 06-01-2043 BEO	**	202,920
FNMA POOL #AB9825 2.5% 07-01-2028 BEO	**	87,447
FNMA POOL #AB9980 3.5% 07-01-2043 BEO	**	599,516
FNMA POOL #AC1889 4% 09-01-2039 BEO	**	267,175
FNMA POOL #AC2953 4.5% 09-01-2039 BEO	**	119,192
FNMA POOL #AC3237 5% 10-01-2039 BEO	**	138,856
FNMA POOL #AC3237 5% 10-01-2039 BEO	**	941,807
FNMA POOL #AC9526 5.5% DUE 01-01-2040 BEO	**	720,839
FNMA POOL #AD0217 6% 08-01-2037 BEO	**	68,969
FNMA POOL #AD0249 5.5% 04-01-2037 BEO	**	432,636
FNMA POOL #AD0296 FLTG 12-01-2036	**	149,196
FNMA POOL #AD0329 6.5 DUE 09-01-2028 BEO	**	57,189
FNMA POOL #AD0452 6% 04-01-2021 BEO	**	98,007
FNMA POOL #AD0471 5.5% 01-01-2024 BEO	**	127,510
FNMA POOL #AD0752 7% 01-01-2039 BEO	**	85,254

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FNMA POOL #AD0979 7.5% 10-01-2035 BEO	**	138,176
FNMA POOL #AD4178 4.5% 06-01-2040 BEO	**	941,127
FNMA POOL #AD6510 5% 05-01-2040 BEO	**	17,637
FNMA POOL #AD9143 4.5% 08-01-2040 BEO	**	32,922
FNMA POOL #AD9153 4.5% 08-01-2040 BEO	**	225,986
FNMA POOL #AD9713 5% 08-01-2040 BEO	**	119,082
FNMA POOL #AE0081 6% 07-01-2024 BEO	**	118,629
FNMA POOL #AE0113 4% 07-01-2040 BEO	**	391,036
FNMA POOL #AE0478 4% 11-01-2040 BEO	**	6,356
FNMA POOL #AE0521 6% 08-01-2037 BEO	**	633,901
FNMA POOL #AE0654 3.798% DUE 12-01-2040 BEO	**	2,363,992
FNMA POOL #AE0758 7% 02-01-2039 BEO	**	650,989
FNMA POOL #AE0967 3.5% 06-01-2039 BEO	**	744,928
FNMA POOL #AE1807 4% 10-01-2040 BEO	**	11,096
FNMA POOL #AE1840 5% 08-01-2040 BEO	**	33,434
FNMA POOL #AE1862 5% 08-01-2040 BEO	**	266,392
FNMA POOL #AE3505 3.5% 01-01-2026 BEO	**	157,335
FNMA POOL #AE4456 4% 02-01-2041 BEO	**	89,486
FNMA POOL #AE4664 4% 10-01-2040 BEO	**	115,656
FNMA POOL #AE6090 4% 10-01-2040 BEO	**	278,214
FNMA POOL #AE6191 4% 11-01-2040 BEO	**	31,316
FNMA POOL #AE7283 4% 10-01-2040 BEO	**	16,257
FNMA POOL #AE7314 4% 11-01-2040 BEO	**	2,230
FNMA POOL #AE8446 4% 11-01-2040 BEO	**	3,581
FNMA POOL #AE9387 4% 12-01-2040 BEO	**	2,263
FNMA POOL #AH2683 4% 01-01-2041 BEO	**	1,376,183
FNMA POOL #AL8558 6% 07-01-2041 BEO	**	331,843
FNMA POOL #AM1990 2.33% DUE 01-01-2023 BEO	**	405,115
FNMA POOL #AM2674 2.61% DUE 03-01-2023 BEO	**	601,993
FNMA POOL #AM2711 2.57% DUE 03-01-2023 BEO	**	407,257
FNMA POOL #AM4066 3.59% 08-01-2023 BEO	**	926,502
FNMA POOL #AM4764 3.44% DUE 11-01-2023 BEO	**	634,871
FNMA POOL #AM5079 3.45 DUE 01-01-2024 BEO	**	682,045
FNMA POOL #AM5473 3.76% 03-01-2024 BEO	**	909,615
FNMA POOL #AM5612 3.42% DUE 05-01-2024 REG	**	763,652
FNMA POOL #AM7514 3.07% DUE 02-01-2025 BEO	**	1,150,291
FNMA POOL #AN0360 3.95% DUE 12-01-2045 BEO	**	4,469,656
FNMA POOL #AN2670 2.305% DUE 11-01-2026 BEO	**	343,503
FNMA POOL #AN2689 2.2% 10-01-2026	**	941,141
FNMA POOL #AN4000 3% DUE 12-01-2026 BEO	**	981,881
FNMA POOL #AN4439 2.93% DUE 01-01-2027 BEO	**	353,833

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FNMA POOL #AN7895 3.55% DUE 12-01-2027 BEO	**	4,630,421
FNMA POOL #AN7904 3.44% 12-01-2027	**	3,554,026
FNMA POOL #AN9686 3.52% DUE 06-01-2028 BEO	**	2,023,232
FNMA POOL #AN9976 3.96% DUE 02-01-2030 BEO	**	2,209,777
FNMA POOL #AO0454 3.5% 08-01-2042 BEO	**	536,698
FNMA POOL #AO0527 3% 05-01-2027 BEO	**	316,455
FNMA POOL #AO4135 3.5% 06-01-2042 BEO	**	1,496,957
FNMA POOL #AO4688 3% DUE 07-01-2043 BEO	**	2,589,919
FNMA POOL #AO6757 4% 06-01-2042 BEO	**	275,373
FNMA POOL #AO7348 4% 08-01-2042 BEO	**	273,601
FNMA POOL #AP0006 ADJ RT DUE 07-01-2042 BEO	**	265,980
FNMA POOL #AP0645 3.5% 07-01-2032 BEO	**	85,982
FNMA POOL #AP2611 3.5% 09-01-2042 BEO	**	473,339
FNMA POOL #AP3308 3.5% 09-01-2042 BEO	**	457,424
FNMA POOL #AP3902 3% 10-01-2042 BEO	**	390,003
FNMA POOL #AP4710 3.5% 08-01-2042 BEO	**	950,767
FNMA POOL #AP5143 3% 09-01-2042 BEO	**	554,799
FNMA POOL #AP6027 3% 04-01-2043 BEO	**	542,159
FNMA POOL #AP6032 3% 04-01-2043 BEO	**	592,594
FNMA POOL #AP6053 2.5% 07-01-2028 BEO	**	155,847
FNMA POOL #AP6054 3% 07-01-2043 BEO	**	55,437
FNMA POOL #AP7126 2.5% 10-01-2027 BEO	**	368,012
FNMA POOL #AP8057 3.5% 09-01-2042 BEO	**	538,252
FNMA POOL #AP8903 3.5% 10-01-2042 BEO	**	484,275
FNMA POOL #AP9539 3% DUE 10-01-2042 BEO	**	280,628
FNMA POOL #AP9766 4% 10-01-2042 BEO	**	1,506,611
FNMA POOL #AQ0556 3% 11-01-2042 BEO	**	1,989,410
FNMA POOL #AQ1534 3.5% 10-01-2032 BEO	**	257,940
FNMA POOL #AQ1607 3.5% 11-01-2032 BEO	**	202,058
FNMA POOL #AQ1802 3.5% 10-01-2042 BEO	**	295,687
FNMA POOL #AQ7192 3% DUE 07-01-2043 REG	**	109,217
FNMA POOL #AQ8359 3% 01-01-2043 BEO	**	551,296
FNMA POOL #AQ8653 2.5% 12-01-2042 BEO	**	462,572
FNMA POOL #AQ9990 2.5% 02-01-2043 BEO	**	1,122,134
FNMA POOL #AR2602 2.5% DUE 02-01-2043 BEO	**	464,203
FNMA POOL #AR2638 3.5% 02-01-2043 BEO	**	542,206
FNMA POOL #AR3368 2.5% DUE 02-01-2028 REG	**	185,480
FNMA POOL #AR4343 3% 06-01-2043 BEO	**	362,119
FNMA POOL #AR4473 2.5% 03-01-2028 BEO	**	1,276,712
FNMA POOL #AR7182 2.5% 03-01-2043 BEO	**	506,953

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FNMA POOL #AR7213 2.5% 05-01-2043 BEO	**	524,226
FNMA POOL #AR7214 3% DUE 06-01-2043 REG	**	2,299,331
FNMA POOL #AR7399 3% 06-01-2043 BEO	**	150,708
FNMA POOL #AR7961 3.5% DUE 03-01-2033 REG	**	243,933
FNMA POOL #AR7970 2.5% DUE 03-01-2043 REG	**	527,829
FNMA POOL #AR8600 2.5% DUE 07-01-2043 REG	**	583,542
FNMA POOL #AR8749 3% 03-01-2043 BEO	**	2,316,179
FNMA POOL #AS0047 2.5% 07-01-2028 BEO	**	574,486
FNMA POOL #AS0070 4% DUE 08-01-2043 REG	**	518,232
FNMA POOL #AS0302 3% 08-01-2043 BEO	**	117,305
FNMA POOL #AS0522 3.5% 09-01-2043 BEO	**	252,921
FNMA POOL #AS0838 5% 10-01-2043 BEO	**	213,035
FNMA POOL #AS1364 3% 12-01-2043 BEO	**	100,804
FNMA POOL #AS1774 4% 02-01-2044 BEO	**	199,062
FNMA POOL #AS2117 4.0% 04-01-2044	**	9,670
FNMA POOL #AS2369 3.5% 05-01-2029 BEO	**	1,296,367
FNMA POOL #AS3282 3% 10-01-2043 BEO	**	222,653
FNMA POOL #AS3293 4% 09-01-2044 BEO	**	1,055,055
FNMA POOL #AS4271 4.5% 01-01-2045 BEO	**	244,810
FNMA POOL #AS4302 4% 01-01-2045 BEO	**	1,070,995
FNMA POOL #AS4354 4.5% 01-01-2045 BEO	**	1,858,942
FNMA POOL #AS4427 4.5% 02-01-2045 BEO	**	1,632,470
FNMA POOL #AS4431 4.5% 02-01-2045 BEO	**	963,098
FNMA POOL #AS5068 3.5% 06-01-2045 BEO	**	168,590
FNMA POOL #AS5103 3% 06-01-2030 BEO	**	1,854,765
FNMA POOL #AS5133 3.5% 06-01-2045 BEO	**	2,934,709
FNMA POOL #AS5598 4% 08-01-2045 BEO	**	1,347,887
FNMA POOL #AS5722 3.5% 09-01-2045 BEO	**	15,114,499
FNMA POOL #AS6065 3.5% 10-01-2045 BEO	**	394,908
FNMA POOL #AS6067 3.5% 10-01-2045 BEO	**	19,343,801
FNMA POOL #AS6286 4% 12-01-2045 BEO	**	2,879,993
FNMA POOL #AS6304 4% DUE 12-01-2045 BEO	**	4,224,177
FNMA POOL #AS6315 4% 12-01-2045 BEO	**	166,332
FNMA POOL #AS6328 3.5% 12-01-2045 BEO	**	4,468,971
FNMA POOL #AS6386 3% 12-01-2045 BEO	**	354,354
FNMA POOL #AS6395 3.5% 12-01-2045 BEO	**	218,144
FNMA POOL #AS6452 3.5% 01-01-2046 BEO	**	747,998
FNMA POOL #AS6489 4% DUE 01-01-2046 BEO	**	2,218,252
FNMA POOL #AS6534 3.5% 01-01-2046 BEO	**	7,497,879
FNMA POOL #AS7125 2.5% 05-01-2046 BEO	**	1,139,083
FNMA POOL #AS7530 2.5% 07-01-2046 BEO	**	1,749,615
FNMA POOL #AS7693 2% DUE 08-01-2031 BEO	**	1,770,240
FNMA POOL #AS7738 3% 08-01-2046 BEO	**	2,281,299
FNMA POOL #AS7877 2.5% 09-01-2046 BEO	**	1,909,506
FNMA POOL #AS8143 4% 10-01-2046 BEO	**	386,797
FNMA POOL #AS8249 3% 11-01-2036 BEO	**	3,565,256
FNMA POOL #AS8386 2.5% 11-01-2031 BEO	**	1,048,454

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FNMA POOL #AS9453 4% 04-01-2047 BEO	**	11,822,725
FNMA POOL #AS9588 4% 05-01-2047 BEO	**	7,175,031
FNMA POOL #AT0162 2.5% DUE 03-01-2043 REG	**	489,291
FNMA POOL #AT0333 2.5% DUE 04-01-2043 REG	**	753,361
FNMA POOL #AT0874 POOL #AT0874 3% DUE 07-01-2043 REG	**	107,230
FNMA POOL #AT1572 3% DUE 05-01-2043 REG	**	2,309,423
FNMA POOL #AT2008 2.5% DUE 04-01-2043 REG	**	544,275
FNMA POOL #AT2043 3% DUE 04-01-2043 REG	**	59,817
FNMA POOL #AT2722 3% DUE 05-01-2043 REG	**	1,051,361
FNMA POOL #AT2725 3% 05-01-2043 BEO	**	11,629,089
FNMA POOL #AT2894 2.5% DUE 05-01-2028 REG	**	229,236
FNMA POOL #AT3179 3% 05-01-2043 BEO	**	562,401
FNMA POOL #AT3487 3.5% DUE 04-01-2043 REG	**	2,027,382
FNMA POOL #AT5198 2.5 DUE 05-01-2043 REG	**	435,855
FNMA POOL #AT5612 2.5% 04-01-2043 BEO	**	640,202
FNMA POOL #AT5690 3% 06-01-2043 BEO	**	69,740
FNMA POOL #AT5803 3% 06-01-2043 BEO	**	80,441
FNMA POOL #AT5907 4% 06-01-2043 BEO	**	948,652
FNMA POOL #AT5915 4 DUE 06-01-2043 REG	**	354,127
FNMA POOL #AT5994 3% 05-01-2043 BEO	**	209,035
FNMA POOL #AT6656 2.5% 05-01-2043 BEO	**	478,301
FNMA POOL #AT6764 3% 07-01-2043 BEO	**	53,649
FNMA POOL #AT7213 2.5% DUE 06-01-2028 BEO	**	78,129
FNMA POOL #AT7620 3% DUE 06-01-2043 REG	**	1,641,560
FNMA POOL #AT8000 3% 06-01-2043 BEO	**	128,825
FNMA POOL #AT8326 3% DUE 06-01-2043 BEO	**	2,153,606
FNMA POOL #AT8419 3 DUE 06-01-2043 REG	**	303,689
FNMA POOL #AT8489 3% DUE 08-01-2043 REG	**	2,499,445
FNMA POOL #AT8968 2.5% 07-01-2028 BEO	**	143,106
FNMA POOL #AT9250 3% 07-01-2043 BEO	**	2,177,773
FNMA POOL #AT9311 FIXED 2.5% 07-01-2028 BEO	**	117,062
FNMA POOL #AT9521 2.5% 07-01-2028 BEO	**	265,230
FNMA POOL #AU0317 3% 06-01-2043 BEO	**	199,183
FNMA POOL #AU0923 3.5% 07-01-2043 BEO	**	634,101
FNMA POOL #AU1130 2.5% 09-01-2043 BEO	**	442,527
FNMA POOL #AU1629 3% DUE 07-01-2043 REG	**	164,218
FNMA POOL #AU1632 3% DUE 07-01-2043 REG	**	4,133,058
FNMA POOL #AU1811 2.5% 08-01-2028 BEO	**	127,465
FNMA POOL #AU2032 3% 07-01-2043 BEO	**	169,153
FNMA POOL #AU3034 2.5% 08-01-2028 BEO	**	54,993
FNMA POOL #AU3176 3% DUE 08-01-2043 REG	**	169,523
FNMA POOL #AU3191 2.5% DUE 08-01-2028 REG	**	316,813
FNMA POOL #AU3195 3% 08-01-2043 BEO	**	156,110
FNMA POOL #AU3334 2.5% DUE 07-01-2028 REG	**	277,302
FNMA POOL #AU3732 2.5% 08-01-2043 BEO	**	1,172,200
FNMA POOL #AU3789 2.5% DUE 08-01-2028 REG	**	179,333
FNMA POOL #AU3811 3% DUE 08-01-2043 REG	**	121,536

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FNMA POOL #AU4278 2.5% 09-01-2043 BEO	**	398,920
FNMA POOL #AU4585 3% 08-01-2043 BEO	**	130,230
FNMA POOL #AU5161 3 DUE 08-01-2043 REG	**	2,803,131
FNMA POOL #AU5190 2.5% 08-01-2028 BEO	**	221,802
FNMA POOL #AU5202 3% 08-01-2043 BEO	**	115,267
FNMA POOL #AU5904 3.5% 09-01-2033 BEO	**	501,256
FNMA POOL #AU8066 3% 09-01-2043 BEO	**	158,222
FNMA POOL #AV0702 4% 12-01-2043 BEO	**	348,165
FNMA POOL #AV0802 2.5% 08-01-2028 BEO	**	31,775
FNMA POOL #AV2425 4% 02-01-2045 BEO	**	236,707
FNMA POOL #AV4486 4.5% 01-01-2044 BEO	**	227,823
FNMA POOL #AV4502 4.5% 01-01-2044 BEO	**	197,759
FNMA POOL #AV4736 4% 12-01-2043 BEO	**	279,182
FNMA POOL #AV5425 4.5% 01-01-2044 BEO	**	1,481,534
FNMA POOL #AV5667 4% 01-01-2044 BEO	**	237,972
FNMA POOL #AV5730 4.5% 04-01-2044 BEO	**	610,113
FNMA POOL #AV5731 4.5% 04-01-2044 BEO	**	293,097
FNMA POOL #AV5732 4.5% 04-01-2044 BEO	**	231,201
FNMA POOL #AV5733 4.5% 04-01-2044 BEO	**	195,792
FNMA POOL #AV5734 4.5% 04-01-2044 BEO	**	402,490
FNMA POOL #AV7116 4.5% 03-01-2044 BEO	**	290,581
FNMA POOL #AV8492 4.5% 02-01-2044 BEO	**	448,752
FNMA POOL #AV9290 4.5% 02-01-2044 BEO	**	823,218
FNMA POOL #AW3146 4% 06-01-2044 BEO	**	533,454
FNMA POOL #AW9504 3% 01-01-2045 BEO	**	120,569
FNMA POOL #AX1348 4% 10-01-2044 BEO	**	34,835
FNMA POOL #AX3719 3.5% 07-01-2027 BEO	**	658,383
FNMA POOL #AX4277 3% 01-01-2045 BEO	**	1,074,069
FNMA POOL #AX4883 3% 12-01-2044 BEO	**	3,083,595
FNMA POOL #AX6579 3% 01-01-2045 BEO	**	137,523
FNMA POOL #AX7578 3% 01-01-2045 BEO	**	156,717
FNMA POOL #AY1022 3% 05-01-2045 BEO	**	1,437,973
FNMA POOL #AY1363 4% 04-01-2045 BEO	**	520,386
FNMA POOL #AY1377 4% DUE 04-01-2045 REG	**	447,104
FNMA POOL #AY3913 3.5% 02-01-2045 BEO	**	569,969
FNMA POOL #AY4869 4% 06-01-2045 BEO	**	565,012
FNMA POOL #AY5484 4% 12-01-2044 BEO	**	11,989
FNMA POOL #AY9434 4% 12-01-2045 BEO	**	186,503
FNMA POOL #AZ0711 3.5% 02-01-2046 BEO	**	136,584
FNMA POOL #AZ3743 3.5% 11-01-2045 BEO	**	1,816,756
FNMA POOL #AZ3926 4% 10-01-2045 BEO	**	14,001
FNMA POOL #AZ4234 3% 06-01-2030 BEO	**	4,754,525
FNMA POOL #AZ4775 3.5% 10-01-2045 BEO	**	9,455,118
FNMA POOL #AZ5713 4% 09-01-2045 BEO	**	1,649,155
FNMA POOL #AZ7353 3.5% 11-01-2045 BEO	**	837,765
FNMA POOL #BA3779 4% 01-01-2046 BEO	**	15,908
FNMA POOL #BA4750 3.5% 01-01-2031 BEO	**	718,600

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FNMA POOL #BA4766 4% 01-01-2046 BEO	**	511,847
FNMA POOL #BA4780 4% 01-01-2046 BEO	**	9,441,205
FNMA POOL #BA4801 4% 02-01-2046 BEO	**	1,983,412
FNMA POOL #BA5330 4% 11-01-2045 BEO	**	30,541
FNMA POOL #BA5827 3% 11-01-2030 BEO	**	711,644
FNMA POOL #BA6018 3% 01-01-2046 BEO	**	32,861
FNMA POOL #BA6555 3% 01-01-2046 BEO	**	45,260
FNMA POOL #BA6798 4% 01-01-2046 BEO	**	536,332
FNMA POOL #BA6824 3% 02-01-2046 BEO	**	710,602
FNMA POOL #BA6924 3% 02-01-2046 BEO	**	84,869
FNMA POOL #BC0884 3% 05-01-2046 BEO	**	1,555,094
FNMA POOL #BC1104 3% 02-01-2046 BEO	**	616,584
FNMA POOL #BC3020 3% 02-01-2046 BEO	**	772,458
FNMA POOL #BC3883 4% DUE 03-01-2046 BEO	**	1,340,626
FNMA POOL #BC4411 3.5% 03-01-2031 BEO	**	1,090,484
FNMA POOL #BD5388 2.5% 08-01-2031 BEO	**	315,329
FNMA POOL #BE0146 2.5% 10-01-2031 BEO	**	938,330
FNMA POOL #BE9806 4.5% 03-01-2047 BEO	**	727,535
FNMA POOL #BE9838 4.5% 03-01-2047 BEO	**	764,580
FNMA POOL #BE9839 4.5% 04-01-2047 BEO	**	765,154
FNMA POOL #BF0035 4% 04-01-2055 BEO	**	75,366
FNMA POOL #BF0064 4% 09-01-2055 BEO	**	81,099
FNMA POOL #BF0104 4% 02-01-2056 BEO	**	4,686,537
FNMA POOL #BF0133 4% 08-01-2056 BEO	**	16,038,492
FNMA POOL #BF0183 4% 01-01-2057 BEO	**	2,680,526
FNMA POOL #BF0191 4% 06-01-2057 BEO	**	5,546,480
FNMA POOL #BF0222 4.5% 09-01-2057 BEO	**	3,389,951
FNMA POOL #BH2623 4% DUE 08-01-2047 BEO	**	34,506,138
FNMA POOL #BH4101 3.5% 10-01-2047 BEO	**	4,815,869
FNMA POOL #BH6197 4% 07-01-2047 BEO	**	786,410
FNMA POOL #BH6198 4% 07-01-2047 BEO	**	1,240,222
FNMA POOL #BH6199 4% 07-01-2047 BEO	**	1,429,840
FNMA POOL #BJ0669 3.5% 03-01-2033 BEO	**	1,698,870
FNMA POOL #BJ1635 3% 11-01-2032 BEO	**	2,111,187
FNMA POOL #BJ2544 3% 12-01-2037 BEO	**	1,291,487
FNMA POOL #BJ5803 4% 03-01-2048 BEO	**	1,009,955
FNMA POOL #BJ8078 3.5% 03-01-2048 BEO	**	481,686
FNMA POOL #BK0751 3.5% 03-01-2048 BEO	**	365,192
FNMA POOL #BK0806 4% 04-01-2048 BEO	**	8,707,881
FNMA POOL #BK5094 5% 05-01-2048 BEO	**	2,102,235
FNMA POOL #BK5710 4% 04-01-2048 BEO	**	1,865,874
FNMA POOL #BM1565 3% 04-01-2047 BEO	**	3,549,953
FNMA POOL #BM3119 1.8% 02-01-2047 BEO	**	2,168,557
FNMA POOL #BM3473 3.5% 11-01-2047 BEO	**	1,268,653
FNMA POOL #BM3724 3.5% 03-01-2048 BEO	**	36,659,438
FNMA POOL #BM3904 5% 05-01-2048 BEO	**	2,956,898
FNMA POOL #BM4579 3% 04-01-2047 BEO	**	7,458,402

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FNMA POOL #BM4676 4% 10-01-2048 BEO	**	3,155,352
FNMA POOL #BM4716 3.5% 12-01-2030 BEO	**	765,166
FNMA POOL #CA0789 3.5% 11-01-2032	**	1,503,656
FNMA POOL #CA0907 3.5% DUE 12-01-2047	**	1,421,929
FNMA POOL #CA1576 5.0% DUE 01-01-2048 REG	**	1,184,410
FNMA POOL #CA2756 5% DUE 11-01-2048 REG	**	2,709,774
FNMA POOL #FNAT5995 3 DUE 05-01-2043 REG	**	129,658
FNMA POOL #G67717 4.0% DUE 11-01-2048 REG	**	1,450,266
FNMA POOL #MA0006 4% 03-01-2039 BEO	**	14,676
FNMA POOL #MA0214 5% 10-01-2029 BEO	**	427,316
FNMA POOL #MA0243 5% 11-01-2029 BEO	**	327,736
FNMA POOL #MA0295 5% 01-01-2030 BEO	**	192,763
FNMA POOL #MA0320 5% 02-01-2030 BEO	**	122,803
FNMA POOL #MA0583 4% 12-01-2040 BEO	**	5,946
FNMA POOL #MA0706 4.5% 04-01-2031 BEO	**	183,409
FNMA POOL #MA0734 4.5% DUE 05-01-2031 BEO	**	575,510
FNMA POOL #MA0776 4.5% DUE 06-01-2031 BEO	**	573,590
FNMA POOL #MA0816 4.5% 08-01-2031 BEO	**	437,506
FNMA POOL #MA0833 3% DUE 08-01-2021 BEO	**	45,421
FNMA POOL #MA0913 4.5% 11-01-2031 BEO	**	396,989
FNMA POOL #MA0939 4.5% 12-01-2031 BEO	**	455,600
FNMA POOL #MA0968 4.5% 12-01-2031 BEO	**	94,756
FNMA POOL #MA1044 3% DUE 04-01-2042 BEO	**	169,741
FNMA POOL #MA1125 4 07-01-2042 BEO	**	406,828
FNMA POOL #MA1146 4% 08-01-2042 BEO	**	4,215,798
FNMA POOL #MA1177 3.5% 09-01-2042 BEO	**	278,076
FNMA POOL #MA1177 3.5% 09-01-2042 BEO	**	320,857
FNMA POOL #MA1213 3.5% DUE 10-01-2042 BEO	**	270,575
FNMA POOL #MA1221 4.5% 09-01-2042 BEO	**	99,147
FNMA POOL #MA1253 4% 11-01-2042 BEO	**	1,155,885
FNMA POOL #MA1272 3% 12-01-2042 BEO	**	1,218,013
FNMA POOL #MA1373 3.5% 03-01-2043 BEO	**	639,883
FNMA POOL #MA1412 2.5% 04-01-2043 BEO	**	536,297
FNMA POOL #MA1458 3% 06-01-2043 BEO	**	1,042,210
FNMA POOL #MA1463 3.5% 06-01-2043 BEO	**	1,496,282
FNMA POOL #MA1493 2.5% 06-01-2043 BEO	**	370,699
FNMA POOL #MA1508 3.5% 07-01-2043 BEO	**	408,632
FNMA POOL #MA1510 4% 07-01-2043 BEO	**	483,608
FNMA POOL #MA1510 4% 07-01-2043 BEO	**	59,338
FNMA POOL #MA1546 3.5% DUE 08-01-2043 BEO	**	535,696
FNMA POOL #MA1547 4% 08-01-2043 BEO	**	385,037
FNMA POOL #MA1582 3.5% DUE 09-01-2043 BEO	**	2,688,070
FNMA POOL #MA1591 4.5% 09-01-2043 BEO	**	304,345
FNMA POOL #MA1591 4.5% 09-01-2043 BEO	**	1,217,381
FNMA POOL #MA1629 4.5% 10-01-2043 BEO	**	310,540
FNMA POOL #MA1629 4.5% 10-01-2043 BEO	**	1,117,944
FNMA POOL #MA1664 4.5% 11-01-2043 BEO	**	793,417

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FNMA POOL #MA1711 4.5% 12-01-2043 BEO	**	245,143
FNMA POOL #MA1711 4.5% 12-01-2043 BEO	**	919,286
FNMA POOL #MA1728 5% 11-01-2033 BEO	**	184,378
FNMA POOL #MA2516 3% 01-01-2046 BEO	**	1,154,586
FNMA POOL #MA2806 3% DUE 11-01-2046 REG	**	13,457,762
FNMA POOL #MA2863 3% DUE 01-01-2047 BEO	**	8,362,670
FNMA POOL #MA2995 4% 05-01-2047 BEO	**	2,267,985
FNMA POOL #MA3182 3.5% 11-01-2047 BEO	**	10,255,752
FNMA POOL #MA3183 4% 11-01-2047 BEO	**	1,012,293
FNMA POOL #MA3210 3.5% 12-01-2047 BEO	**	193,524
FNMA POOL #MA3211 4% 12-01-2047 BEO	**	2,269,053
FNMA POOL #MA3239 4% 01-01-2048 BEO	**	1,479,371
FNMA POOL #MA3284 3.5% 02-01-2033 BEO	**	498,932
FNMA POOL #MA3305 3.5% 03-01-2048 BEO	**	62,287,099
FNMA POOL #MA3333 4% 04-01-2048 BEO	**	510,492
FNMA POOL #MA3356 3.5% 05-01-2048 BEO	**	17,716,950
FNMA POOL #MA3364 3.5% 05-01-2033 BEO	**	2,169,808
FNMA POOL #MA3383 3.5% 06-01-2048 BEO	**	68,924,227
FNMA POOL #MA3384 4% 06-01-2048 BEO	**	6,008,850
FNMA POOL #MA3385 4.5% 06-01-2048 BEO	**	3,636,005
FNMA POOL #MA3392 3.5% 06-01-2033 BEO	**	501,395
FNMA POOL #MA3501 5% 10-01-2048 BEO	**	3,387,341
FNMA POOL AM8674 2.81% 04-01-2025	**	168,534
FNMA POOL AT3389 3 DUE 08-01-2043 REG	**	603,444
FNMA POOL AU4346 3.5 DUE 07-01-2043 REG	**	1,083,109
FNMA POOL CA0243 4.5% DUE 08-01-2047	**	701,649
FNMA POOL#CA1535 3.5% 02-01-2048 REG	**	25,948,642
FNMA PREASSIGN 00800 5.5 03-25-2033	**	75,086
FNMA REMIC 2004-40 CL-FY FRN 05-25-2034	**	1,445,161
FNMA REMIC SER 2015-M7 CLS A2 2.59% 12-25-2024	**	1,239,389
FNMA REMIC SER 16-49 CL-BA 2.5% 11-25-2041	**	913,144
FNMA REMIC SER 2003-W1 CL IA-1 5.37286 12-25-2042	**	112,643
FNMA REMIC SER 2003-W15 CL 1A1 6.5 07-25-2043	**	89,964
FNMA REMIC SER 2005-70 CL NA 5.5 08-25-2035	**	38,729
FNMA REMIC SER 2007-73 CL A1 FLT RT 07-25-2037	**	400,140
FNMA REMIC SER 2013-133 CL-LA 3.0% 01-25-2033	**	1,573,814
FNMA REMIC SER 2013-9 CL CB 5.50 04-25-2042	**	3,440,988
FNMA REMIC SER 2013-90 CL A 4.0% 11-25-2038	**	1,037,301
FNMA REMIC SER 2014-M1 CL A2 FLTG RT 07-25-2023	**	496,889
FNMA REMIC SER 2015-M12 CL A1 2.331% 04-25-2025	**	4,630,020
FNMA REMIC SER 2017-30 CL E 3.0% 07-25-2043 REG	**	13,650,368
FNMA REMIC SR 2010-149 CL VA 4.5% 02-25-2022	**	3,415,435
FNMA REMIC TR 18-35 CL-EA 3.0% 05-25-2048	**	10,550,167
FNMA REMIC TR 1994-29 CL Z 6.5 02-25-2024	**	27,822
FNMA REMIC TR 2001-81 CL-HE 6.5 01-25-2032	**	480,246
FNMA REMIC TR 2004-38 CL-FK FLTG RATE 05-25-2034	**	233,762
FNMA REMIC TR 2004-80 CL-WB 4 11-25-2019	**	14,637

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FNMA REMIC TR 2004-W1 CL-1A7 5.681 11-25-2043	**	323,916
FNMA REMIC TR 2005-64 CL-PL 5.5% 07-25-2035	**	751,307
FNMA REMIC TR 2006-30 CL-KF VAR RATE 05-25-2036	**	71,909
FNMA REMIC TR 2006-48 CL-TF VAR RATE 06-25-2036	**	36,521
FNMA REMIC TR 2006-9 CL-KZ 6 03-25-2036	**	177,116
FNMA REMIC TR 2007-100 CL-YF FLT RATE DUE 10-25-2037	**	478,255
FNMA REMIC TR 2009-29 CL-LA VAR RATE 05-25-2039	**	771,852
FNMA REMIC TR 2009-62 CL-HJ 6 05-25-2039	**	241,055
FNMA REMIC TR 2009-87 CL-NF VAR RATE 11-25-2039	**	900,631
FNMA REMIC TR 2010-107 CL-KF FLTG RATE 03-25-2036	**	296,469
FNMA REMIC TR 2010-134 CL-KZ PRIN ONLY 4.5 12-25-2040	**	1,464,113
FNMA REMIC TR 2013-53 CL-CL 3 06-25-2037	**	1,848,258
FNMA REMIC TR 2013-62 CL-QA 3 06-25-2037	**	2,425,776
FNMA REMIC TR 2013-96 CL-FY VAR RATE 07-25-2042	**	4,223,659
FNMA REMIC TR 2015-53 CL-MA 2.5 06-25-2045	**	2,670,773
FNMA REMIC TR 2015-94 CL-EP 3 07-25-2043	**	3,106,213
FNMA REMIC TR 2015-M1 CL-AB2 2.465 09-25-2024	**	3,856,927
FNMA REMIC TR 2016-100 CL-WF VAR RATE 01-25-2047	**	7,539,172
FNMA REMIC TR 2016-2 CL-WA 3.5 05-25-2041	**	1,741,658
FNMA REMIC TR 2016-84 CL-DF VAR RATE 11-25-2046	**	4,249,261
FNMA REMIC TR 2016-97 CL-CF VAR RATE 12-25-2056	**	1,133,898
FNMA REMIC TR SER 1994-15 CL ZK 5.5 GTD MTG PASS THRU CTF DUE 02-25-2024 REG	**	284,895
FNMA REMIC TR SER 2013-12 CL-P 1.75% DUE 11-25-2041 REG	**	5,043,759
FNMA SER 17-M3 CL A1 FLTG RT DUE 12-25-2026 REG	**	3,421,904
FNMA SER 18-49 CL CA 4.0% 12-25-2042	**	11,646,410
FNMA SER 2010-54 CL FT FRN 04-25-2037	**	2,130,193
FNMA SER 2010-64 CL DM 05/01/2010 5 06/25/2040	**	281,680
FNMA SER 2011-15 CL AB 9.75 08-25-2019	**	128
FNMA SER 2012-28 CL B 6.5 06-25-2039	**	104,042
FNMA SER 2013-23 CL-NH 2% 03-25-2028	**	846,750
FNMA SER 2013-9 CL BC 6.5 07-25-2042	**	1,971,842
FNMA SER 2013-M7 CL A2 2.27999997139 12-27-2022	**	318,908
FNMA SER 2014-23 CL PA 3.5 08-25-2036	**	1,229,082
FNMA SER 2014-M13 CL AB-2 2.951% 08-25-2024	**	3,438,478
FNMA SER 2017-M12 CL A2 FLTG RT 06-25-2027	**	374,668
FNMA SER 2017-M5 CL A2 3.303% 04-25-2029	**	234,909
FNMA SER 2017-T1 CL A 2.898% DUE 06-25-2027 REG	**	478,428
FNMA SER 2018-M10 CLS A1 VAR RT 07-25-2028	**	8,001,769
FNMA SER 2018-M2 CL A1 VAR 01-25-2028	**	7,922,265
FNMA SER 2018-M3 CL A2 3.1935% 02-25-2030	**	331,002
FNMA SER 2018-M4 CL A2 VAR RT DUE 03-25-2028 REG	**	469,637
FNMA SER 3877 CL FA VAR RT 11-15-2040	**	1,704,736
FNMA SER 4544 CL CA 3.5 06-15-2042	**	1,461,242
FNMA SERIES 2013-96 CLASS YA 3.5 09-25-2038	**	253,250
FNMA SR 18-M14 CL A1 FLTG 08-25-2028	**	6,194,940
FNMA SR 2017-M7 CL A2 VAR RT 02-25-2027	**	215,986
FNMA SR 2018-M13 CL A1 VAR DUE 03-25-2030 REG	**	4,734,108

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FNMA TRANCHE 00689 1.875 09-24-2026	**	558,271
FNMA TRANCHE 00689 1.875 09-24-2026	**	4,680,169
FNMA TRANCHE 00743 3.5 10-25-2037	**	113,177
FNMA TRANCHE 00743 3.5 10-25-2037	**	2,128,798
FNMA TRANCHE 02-25-2026	**	4,279,202
FNMA TRANCHE 05-25-2027	**	376,960
FNMA TRANCHE 12-25-2026	**	507,973
FNMA TRANCHE 2 01-05-2022	**	8,886,531
FNMA TRANCHE 2.15656 10-25-2023	**	3,169,257
FNMA TRANCHE 2.375 04-25-2026	**	4,773,128
FNMA TRANCHE 2.5% 04-13-2021 REG	**	1,693,617
FNMA TRANCHE 2.654 12-25-2026	**	12,205,894
FNMA TRANCHE 2.875% 09-12-2023	**	1,664,368
FNMA TRANCHE 3 01-25-2046	**	362,946
FNMA TRANCHE 3.5 08-25-2042	**	7,554,802
FNMA TRANCHE 3.5 10-25-2042	**	2,413,012
FNMA TRANCHE 4.00 10-25-2040	**	3,183,569
FNMA TRANCHE SER 2018-M4 CLS A1 VAR RT DUE 11-25-2027	**	3,744,171
FNMA TRUST 2004 W-2 CL 2A-2 7 02-25-2044	**	36,900
FNMA VAR 07-25-2024	**	1,185,849
FONAR CORP COM NEW STK	**	23,256
FOOT LOCKER INC COM	**	855,509
FORD CR AUTO LEASE 1.88% DUE 04-15-2020	**	2,349,599
FORD CR AUTO LEASE 2.02% DUE 06-15-2020	**	694,079
FORD CR AUTO LEASE 2.93% DUE 04-15-2021	**	5,488,691
FORD CR AUTO LEASE 3.3% DUE 02-15-2022	**	1,962,890
FORD CR AUTO OWNER 1.33% DUE 10-15-2020	**	161,895
FORD CR AUTO OWNER 1.4% DUE 02-15-2022	**	3,649,272
FORD CR AUTO OWNER 1.8% DUE 09-15-2020	**	3,691,628
FORD CR AUTO OWNER 1.87% DUE 09-15-2022	**	2,544,862
FORD CR AUTO OWNER 2.01% DUE 03-15-2022	**	10,119,516
FORD CR AUTO OWNER 2.36% DUE 03-15-2029	**	13,156,020
FORD CR AUTO OWNER FLTG RT 2.03% DUE 12-15-2027	**	10,145,034
FORD CR AUTO OWNER FLTG RT 2.31% DUE 08-15-2027	**	9,755,199
FORD CR AUTO OWNER FLTG RT 2018-A CL A4 3.16% DUE 10-15-2023	**	1,005,768
FORD CR FLOORPLAN 2.39% DUE 08-15-2022	**	17,399,439
FORD CR FLOORPLAN FLTG RT 3.12894% DUE 07-15-2021	**	1,702,967
FORD CR FLOORPLAN MASTER OWNER TR A 2014-2 NT CL A 02-15-2021 REG	**	6,851,966
FORD CR FLOORPLAN MASTER OWNER TR A 2017-2 CL A-1 2.37% 09-15-2022	**	10,797,573
FORD MOTOR CR LLC FR SNR EMTN 12/21 EUR100000	**	1,388,142
FORD MTR CR CO LLC 4.134% DUE 08-04-2025	**	360,312
FORD MTR CR CO LLC 4.134% DUE 08-04-2025	**	1,310,636
FORD MTR CR CO LLC 2.021% DUE 05-03-2019	**	995,958
FORD MTR CR CO LLC 2.021% DUE 05-03-2019	**	597,575
FORD MTR CR CO LLC 2.262% DUE 03-28-2019	**	474,635
FORD MTR CR CO LLC 2.459% DUE 03-27-2020	**	293,680
FORD MTR CR CO LLC 2.597% DUE 11-04-2019	**	395,586

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FORD MTR CR CO LLC 2.597% DUE 11-04-2019	**	11,279,134
FORD MTR CR CO LLC 2.681% DUE 01-09-2020	**	6,028,450
FORD MTR CR CO LLC 3.157% 08-04-2020	**	979,931
FORD MTR CR CO LLC 3.2% DUE 01-15-2021	**	446,087
FORD MTR CR CO LLC 3.219% DUE 01-09-2022	**	2,347,665
FORD MTR CR CO LLC 3.336% DUE 03-18-2021	**	2,377,267
FORD MTR CR CO LLC 3.339% DUE 03-28-2022	**	528,591
FORD MTR CR CO LLC 3.339% DUE 03-28-2022	**	1,272,393
FORD MTR CR CO LLC 3.813% 10-12-2021	**	2,041,450
FORD MTR CR CO LLC 4.14% DUE 02-15-2023	**	190,102
FORD MTR CR CO LLC 4.14% DUE 02-15-2023	**	2,138,648
FORD MTR CR CO LLC 4.25% DUE 09-20-2022	**	7,189,853
FORD MTR CR CO LLC 5.75% DUE 02-01-2021	**	203,979
FORD MTR CR CO LLC 5.75% DUE 02-01-2021	**	5,767,518
FORD MTR CR CO LLC 5.875 DUE 08-02-2021	**	1,148,637
FORD MTR CR CO LLC 8.125% DUE 01-15-2020	**	20,285,998
FORD MTR CR CO LLC FLTG RT 3.75375% DUE 09-24-2020	**	1,276,720
FORD MTR CR CO LLC NT 2.943% DUE 01-08-2019	**	200,001
FORD OTOMOTIV SAN TRY1	**	43,582
FORESCOUT TECHNOLOGIES INC COM	**	470,523
FORESTAR GROUP INC COM	**	7,050
FORMFACTOR INC COM STK	**	1,241,343
FORMOSA CHEM&FIBRE TWD10	**	487,881
FORMOSA PLASTIC TWD10	**	211,853
FORTINET INC COM	**	2,426,173
FORTIS INC 2.1% 10-04-2021	**	2,590,881
FORTIS INC 3.055% DUE 10-04-2026	**	319,512
FORTIVE CORP FIXED 1.8% DUE 06-15-2019	**	286,533
FORTUM OYJ EUR3.40	**	136,546
FORTUNA MINES INC FORMERLY FORTUNA VENT COM	**	28,756
FORTUNE BRANDS HOME & SEC INC 3.0% DUE 06-15-2020	**	297,527
FORTUNE BRANDS HOME & SEC INC COM	**	1,651,691
FORTY SEVEN INC COM	**	213,855
FORUM ENERGY TECH COM USD0.01	**	675,718
FORWARD AIR CORP COM	**	762,031
FOSSIL GROUP INC COM	**	108,364
FOSTER L B CO CL A	**	31,895
FOSUN INTL NPV	**	43,682
FOUNDATION BLDG MATLS INC COM	**	79,153
FOUR CORNERS PPTY TR INC COM	**	480,901
FRANCE TELECOM SA 4.125% DUE 09-14-2021	**	1,019,968
FRANCE(GOVT OF) 0% T-BILL 13/02/2019 EUR1	**	1,944,929
FRANCE(GOVT OF) 0% T-BILL 16/01/2019 EUR1	**	571,714
FRANCE(GOVT OF) 0.25% IDX/LKD OAT 25/07/24	**	2,132,152
FRANCE(GOVT OF) 2% BDS 25/05/2048 EUR1	**	621,510
FRANCE(GOVT OF) 3.25% SNR 25/05/2045 EUR1	**	157,264
FRANCESCAS HLDGS CORP COM M STOCK	**	4,849

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
FRANKLIN ELEC INC COM	**	277,905
FRANKLIN FINL NETWORK INC COM	**	66,136
FRANKLIN STR PPTYS CORP COM	**	63,465
FRANKS INTERNATIONAL NVRY5H0 EUR0.01	**	52,299
FREDDIE MAC 3.35 07-26-2023	**	10,001,090
FREDDIE MAC SER 4102 CL CE 1.5% 11-15-2040	**	909,530
FREDS INC CL A CL A	**	6,392
FREEPORT-MCMORAN 4% DUE 11-14-2021	**	1,079,475
FREIGHTCAR AMER INC COM	**	11,487
FREMF 2013-KF02 MTG TR POOL #999999 FLTGRT 4.16925% 12-25-2045 BEO	**	40,849
FREMF 2015-K45 MTG FLTG RT 3.59048008919% DUE 04-25-2048	**	569,063
FREQUENCY ELECTRS INC COM	**	16,833
FRESENIUS MEDICAL CARE NPV	**	195,852
FRESENIUS SE&KGAA NPV	**	317,629
FRESH DEL MONTE PRODUCE INC COM STK	**	448,277
FRONT YARD RESIDENTIAL	**	42,480
FRONTIER COMMUNICATIONS CORP COM NEW COMNEW	**	17,077
FRP HLDGS INC COM	**	83,600
FS BANCORP INC COM USD0.01	**	9,005
FTD COS INC COM	**	3,875
FTI CONSULTING INC COM	**	352,925
FUBON FINANCIAL HL TWD10	**	71,655
FUJI ELECTRIC HOLINDGS CO Y50	**	250,520
FUJI SOFT INC NPV	**	683,714
FUJITSU Y50	**	663,856
FUKUDA DENSHI CO NPV	**	48,748
FUKUI COMPUTER HLD NPV	**	28,690
FULLER H B CO COM	**	300,439
FULLSHARE HOLDINGS HKD0.01	**	22,990
FULTON FINL CORP PA COM	**	455,406
FUT CALL MAR 19 EURX EUR-BOBL 13300	**	892
FUT CALL MAR 19 EURX EUR-BUND 16450	**	1,372
FUTUREFUEL CORP COM STK	**	109,767
G1 THERAPEUTICS IN COM USD0.0001	**	152,683
GAIL INDIA LTD INR10	**	802,042
GAIN CAP HLDGS INC COM	**	22,730
GALENICA AG CHF0.1	**	818,432
GAMANIA DIGITAL EN TWD10	**	79,588
GAMCO INVS INC COM	**	21,400
GAMESTOP CORP NEW CL A	**	137,116
GAMING & LEISURE PPTYS INC COM	**	408,948
GAMMA COMMUNICATIO ORD GBP0.0025	**	112,795
GANNETT CO INC COM	**	380,950
GARDNER DENVER HLDGS INC COM	**	1,773,792
GARTNER INC COM	**	2,403,392
GASLOG LTD	**	184,401
GATX CORP COM	**	327,496

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
GATX CORP FLTG 11-05-2021	**	98,970
GAZIT GLOBE ILS1	**	38,728
GAZPROM PJSC SPON ADR-EACH REPR 2 ORD SHS	**	455,602
GCI LIBERTY INC COM NPV CL A	**	30,253
GDI PROPERTY GROUP NPV (STAPLED UNITS)	**	184,300
GDR AP THAILAND PCL COM STK	**	177,327
GE CAP CR CARD MASTER NT 1.85 2012-7 ASSET BACKED NT CL A DUE 09-15-2022	**	1,486,908
GE CAP CR CARD MASTER NT TR SER 2012-7 ASSET BACKED NT CL B 2.21 09-15-2022	**	695,470
GE CAP INTL FDG CO 2.342% DUE 11-15-2020	**	434,275
GE CAP INTL FDG CO 2.342% DUE 11-15-2020	**	6,188,898
GE CAP INTL FDG CO 3.373% DUE 11-15-2025	**	2,309,598
GE CAP INTL FDG CO 4.418% DUE 11-15-2035	**	628,175
GE CAP INTL FDG CO 4.418% DUE 11-15-2035	**	8,375,670
GEELY AUTOMOBILE H HKD0.02	**	220,325
GEN DYNAMICS CORP 2.25% DUE 11-15-2022	**	873,233
GEN DYNAMICS CORP 3% DUE 05-11-2021	**	2,847,302
GEN DYNAMICS CORP 3.75% DUE 05-15-2028	**	2,331,012
GEN ELEC CAP CORP 4.625 DUE 01-07-2021 REG	**	200,516
GEN ELEC CAP CORP 5.3% DUE 02-11-2021	**	750,930
GEN ELEC CAP CORP 5.3% DUE 02-11-2021	**	3,280,062
GEN ELEC CAP CORP 5.5% DUE 01-08-2020	**	1,032,016
GEN ELEC CAP CORP MEDIUM TERM NTS BO TRANCHE # TR 00818 6.875 DUE 01-10-2039	**	345,016
GEN MOTORS FINL CO 4.3750 09-25-2021	**	2,504,838
GEN MOTORS FINL CO 3.2% DUE 07-06-2021	**	293,042
GEN MOTORS FINL CO FLT MTN 26/03/2022	**	1,317,750
GEN MTRS CO COM	**	18,343,980
GEN MTRS FINL CO 2.35% DUE 10-04-2019	**	2,448,481
GEN MTRS FINL CO 3.1% DUE 01-15-2019	**	3,944,842
GEN MTRS FINL CO 3.15% DUE 06-30-2022	**	7,063,393
GEN MTRS FINL CO 3.45% DUE 01-14-2022	**	945,774
GEN MTRS FINL CO 3.7% DUE 05-09-2023	**	2,292,944
GEN MTRS FINL CO 3.7% DUE 11-24-2020	**	4,979,785
GEN MTRS FINL CO 4% DUE 01-15-2025	**	46,771
GEN MTRS FINL CO 4% DUE 10-06-2026	**	7,182,576
GEN MTRS FINL CO 5.25% DUE 03-01-2026	**	4,212,455
GEN MTRS FINL CO FIXED 4.15% 06-19-2023	**	1,563,833
GEN MTRS FINL CO FIXED 4.2% DUE 11-06-2021	**	3,013,643
GEN MTRS FINL CO FIXED 4.35% DUE 04-09-2025	**	492,677
GENCO SERIES A PFD STOCK	**	59,151
GENERAL DYNAMICS CORP 2.875% 11/05/2020	**	2,131,463
GENERAL DYNAMICS CORP FLTG 05-11-2020	**	2,340,714
GENERAL ELEC CAP CORP 2.1 DUE 12-11-2019	**	114,957
GENERAL ELEC CAP CORP MEDIUM TERM NTS 3.1 DUE 01-09-2023	**	186,621
GENERAL ELEC CAP CORP MEDIUM TERM NTS 3.1 DUE 01-09-2023	**	8,920,503
GENERAL ELEC CAP CORP MEDIUM TERM NTS BOOK ENTRY 5.55% DUE 05-04-2020	**	432,284
GENERAL ELEC CAP CORP MEDIUM TERM NTS BOOK ENTRY MTN 4.375% DUE 09-16-2020	**	5,527,118
GENERAL ELEC CAP CORP MEDIUM TERM NTS 2.2% DUE 01-09-2020	**	1,455,492

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
GENERAL ELEC CO 4.125% DUE 10-09-2042	**	97,668
GENERAL ELEC CO 4.5% DUE 03-11-2044	**	823,735
GENERAL ELEC CO DISC COML PAPER 03-29-2019	**	3,983,393
GENERAL ELECTRIC CO	**	18,135,449
GENERAL MILLS INC COM	**	7,289,451
GENERAL MLS INC 3.15% DUE 12-15-2021	**	114,075
GENERAL MLS INC 3.15% DUE 12-15-2021	**	2,479,890
GENERAL MLS INC 3.2% DUE 04-16-2021	**	472,392
GENERAL MLS INC 3.7% 10-17-2023	**	576,616
GENERAL MLS INC 4.2% DUE 04-17-2028	**	132,289
GENERAL MLS INC 5.65% DUE 02-15-2019	**	200,495
GENERAL MLS INC NT FLTG DUE 04-16-2021 REG	**	5,808,479
GENERAL MOTORS FIN FRN GTD SNR EMTN 05/21 EUR	**	1,336,180
GENERAL MOTORS FINL CO BNDS 3.5% 11-07-2024	**	68,576
GENERAL MTRS CO 6.6% DUE 04-01-2036	**	281,342
GENERAL MTRS CO 6.75% DUE 04-01-2046	**	48,405
GENERAL MTRS FINL CO INC 2.65% 04-13-2020	**	4,680,522
GENERAL MTRS FINL CO INC 3.15% 01-15-2020	**	298,184
GENERAL MTRS FINL CO INC 3.15% 01-15-2020	**	6,696,228
GENERAL MTRS FINL CO INC 3.85% 01-05-2028	**	217,689
GENERAL MTRS FINL CO INC 3.95% 04-13-2024	**	109,217
GENERAL MTRS FINL CO INC FLTG DUE 01-14-2022 REG	**	98,635
GENERAL MTRS FINL CO INC FLTG RT DUE 01-05-2023	**	3,083,113
GENERAL MTRS FINL CO INC NT FLTG RATE DUE 10-04-2019 REG	**	301,218
GENERALITAT DE CAT 4.22% SNR 26/04/35 EUR1000	**	119,152
GENERALITAT DE CAT 4.95% SNR 11/02/20 EUR1000	**	1,191,548
GENERALITAT DE CATALUNYA 4.9% EMTN 15/09/21	**	123,365
GENERTEC UNIVERSAL MEDICAL GROUP COMPANY LIMITED	**	65,117
GENESCO INC COM	**	531,024
GENESEE & WYO INC CL A CL A	**	662,997
GENIE ENERGY LTD CL B CL B	**	18,802
GENMARK DIAGNOSTICS INC COM STK	**	170,212
GENOMIC HEALTH INC COM	**	1,492,573
GENPACT LIMITED COM STK USD0.01	**	783,034
GENTERA SAB DE CV COM NPV	**	104,416
GENTEX CORP COM	**	408,889
GENTHERM INC COM NPV	**	203,058
GENTING BHD MYR0.10	**	84,876
GENTING SINGAPORE LTD	**	748,096
GENWORTH FINL INC COM CL A COM CL A	**	97,282
GENWORTH MI CANADA COM NPV	**	803,529
GENWORTH MORTGAGE INSURANCE AUS LTD NPV	**	749,604
GEO HOLDINGS CORP	**	298,896
GEORGIA CAPITAL ORD GBP0.01	**	29,609
GEORGIA PWR CO 2% DUE 03-30-2020	**	4,229,811
GEORGIA PWR CO 2% DUE 09-08-2020	**	3,166,403
GEORGIA PWR CO 2.85% DUE 05-15-2022	**	687,670

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
GEOSPACE TECHNOLOGIES CORP COM	**	25,651
GERDAU SA PRF NPV	**	52,175
GERMANY(FED REP) IDX/LKD SNR 15/04/2020 EUR	**	40,233
GETTY RLTY CORP NEW COM	**	94,141
GGERMAN AMERN BANCORP INC COM STK	**	110,775
GIBRALTAR INDS INC COM	**	158,055
G-III APPAREL GROUP LTD COM	**	190,126
GILDAN ACTIVEWEAR COM NPV	**	75,853
GILEAD SCIENCES 1.85% DUE 09-20-2019	**	3,557,902
GILEAD SCIENCES 2.05% DUE 04-01-2019	**	4,110,553
GILEAD SCIENCES 2.35% DUE 02-01-2020	**	6,267,679
GILEAD SCIENCES 2.5% DUE 09-01-2023	**	250,820
GILEAD SCIENCES 2.55% DUE 09-01-2020	**	545,552
GILEAD SCIENCES 3.25% DUE 09-01-2022	**	9,976
GILEAD SCIENCES 4.5% DUE 04-01-2021	**	1,132,124
GLACIER BANCORP INC NEW COM	**	2,063,410
GLADSTONE COML CORP COM STK	**	49,280
GLATFELTER	**	42,017
GLAUKOS CORP COM	**	860,300
GLAXOSMITHKLINE CAP PLC GTD NT FLTG 05-14-2021	**	3,345,597
GLAXOSMITHKLINE ORD GBP0.25	**	1,372,584
GLENCORE FDG LLC 3% DUE 10-27-2022	**	617,110
GLENCORE FDG LLC 4% DUE 03-27-2027	**	4,427,353
GLENMARK PHARM INR1.00	**	29,423
GLOBAL BLOOD THERAPEUTICS INC COM	**	246,341
GLOBAL INDEMNITY LIMITED CAYMAN LTD	**	48,258
GLOBAL MED REIT INC COM NEW COM NEW	**	16,607
GLOBAL NET LEASE INC COM NEW COMN STOCK	**	123,622
GLOBALSCAPE INC COM	**	14,623
GLOBALTRANS INVEST GDR EACH REPR 1 ORD 'REGS'	**	219,044
GLOBALWAFERS CO LT TWD10	**	598,898
GLOBUS MED INC CL A NEW COM STK	**	278,896
GLP CAP L P / GLP FING II INC 5.3% 01-15-2029	**	1,271,439
GLS AUTO 3.35% DUE 08-15-2022	**	294,453
GLS AUTO 3.35% DUE 08-15-2022	**	1,729,908
GLU MOBILE INC COM	**	462,790
GLYCOMIMETICS INC COM	**	208,586
GM FINANCIAL AUTOMOBILE LEASING TRUST 2.39% SER 18-1 CL A2A 04-20-2020	**	5,894,294
GM FINL AUTO 1.61% DUE 12-20-2019	**	247,252
GM FINL AUTOMOBILE 1.78% DUE 05-20-2020	**	647,866
GM FINL AUTOMOBILE 2.00999999046% DUE 11-20-2020	**	499,466
GM FINL AUTOMOBILE 2.06% DUE 05-20-2020	**	1,970,645
GM FINL AUTOMOBILE 2.11999988556% DUE 09-20-2021	**	397,238
GM FINL AUTOMOBILE 2.26% DUE 08-20-2020	**	626,480
GM FINL AUTOMOBILE 2.68% DUE 12-20-2021	**	2,584,959
GM FINL AUTOMOBILE FIXED 3.18% DUE 06-21-2021	**	224,320
GM FINL AUTOMOBILE FIXED 3.3% DUE 07-20-2022	**	1,154,168

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
GM FINL AUTOMOBILE LEASING SER 2018-2 CL A2A 2.83% DUE 07-20-2020	**	9,652,182
GM FINL AUTOMOBILE LEASING TR 2018-2 CL A3 3.1% 06-21-2021	**	713,926
GM FINL AUTOMOBILE LEASING TR 2018-2 CL A3 3.1% 06-21-2021	**	779,827
GM FINL CNSMR 1.86% DUE 12-16-2021	**	1,226,064
GM FINL CNSMR 2.81% DUE 12-16-2022	**	884,537
GM FINL CNSMR 2.81% DUE 12-16-2022	**	2,003,157
GM FINL CNSMR 3.16% DUE 01-16-2024	**	3,033,618
GM FINL CNSMR 3.32% DUE 06-17-2024	**	1,665,809
GMAT 2013-1 TR FLTG RT 6.9669% DUE 11-25-2043	**	5,132
GMS INC COM	**	75,370
GN STORE NORD DKK4	**	771,742
GNMA 2.3% DUE 11-16-2051	**	2,770,856
GNMA 2.35% DUE 07-16-2056	**	4,368,209
GNMA 2.4% DUE 01-16-2056	**	2,280,381
GNMA 2.4% DUE 06-16-2046	**	4,389,544
GNMA 2.4% DUE 09-16-2058	**	2,363,166
GNMA 2.5% DUE 09-16-2056	**	1,214,253
GNMA 2.5% DUE 10-16-2057	**	2,578,624
GNMA 2002-31 REMIC TR CL FW FLTG 06-16-2031	**	11,728
GNMA 2009-076 REMIC PASSTHRU MX CL CF 09-16-2039	**	915,125
GNMA 2009-096 REMIC PASSTHRU FT 10-20-2039	**	751,605
GNMA 2010-128 CL JC 4 DUE 06-20-2039	**	3,325,424
GNMA 2010-H22 REMIC PASSTHRU CTF CL FE FLTG RATE 05-20-2059	**	1,685,861
GNMA 2011-048 REMIC PASSTHRU CTF CL QA 5 DUE 08-16-2039	**	120,965
GNMA 2011-H09 CL AF VAR 03-20-2061	**	2,040,620
GNMA 2012-059 REMIC PASSTHRU CTF CL F 05-20-2042	**	515,829
GNMA 2013-88 REMIC CL WA VAR RT DUE 06-20-2030 REG	**	671,212
GNMA 2013-H04 REMIC PASSTHRU CTF CL BA 1.65 DUE 02-20-2063	**	205,908
GNMA 2013-H05 REMIC PASSTHRU CL FB FLTG RT 02-20-2062	**	25,743
GNMA 2014-190 REMIC PASSTHRU CTF CL PA FIXED 3.0% 06-20-2044	**	2,039,922
GNMA 2014-H10 CL FA FLTG RT DUE04-20-2064	**	1,367,615
GNMA 2015-021 REMIC PASSTHRU CTF CL MX-AF 07-16-2048	**	961,512
GNMA 2015-H31 REMIC PASSTHRU SEC CL FT 11-20-2065	**	2,058,994
GNMA 2015-H32 REMIC PASSTHRU CTF CL FH 12-20-2065	**	330,400
GNMA 2016-H10 REMIC PASSTHRU CTF CL FJ 04-20-2066	**	65,958
GNMA 2016-H11 REMIC PASSTHRU CTF CL FE 04-20-2066	**	2,384,317
GNMA 2016-H13 REMIC PASS THRU SECS CL FT05-20-2066	**	480,910
GNMA 2016-H26 REMIC PASSTHRU SECS CL MX-FC 12-20-2066	**	115,293
GNMA 2017-153 CL WA DUE 06-20-2036	**	1,602,400
GNMA 2017-H03 CL FB FLTG 06-20-2066	**	4,834,229
GNMA 2017-H10 REMIC PASSTHRU SECS CL FB FLTG RT 04-20-2067 REG	**	1,265,393
GNMA 2017-H14 CL FD FLTG 06-20-2067	**	1,066,219
GNMA 2017-H14 REMIC PASSTHRU CTF CL FB 06-20-2067	**	1,554,588
GNMA 2017-H14 REMIC PASSTHRU CTF CL FE 06-20-2067	**	2,891,579
GNMA 2017-H14 REMIC PASSTHRU CTF CL FG 06-20-2067	**	1,592,625
GNMA 2017-H16 REMIC PASSTHRU CTF CL FG FLTG 07-20-2067 REG	**	28,750,872
GNMA 2017-H16 REMIC PASSTHRU CTF CL FH 07-20-2067	**	31,046,294

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
GNMA 2018-108 REMIC PASSTHRU CTF CL A VAR RT 05-01-2059	**	900,660
GNMA 2018-123 REMIC SER-18-123 CL-AH 3.25% 09-16-2052	**	69,107
GNMA 2018-94 REMIC PASSSTHRU CTF CL P 3.0% DUE 05-20-2043	**	9,735,123
GNMA 2018-H08 REMIC SER 2018-H08 CLS KF VAR RT DUE 05-20-2068	**	4,158,505
GNMA 3.1% DUE 05-16-2059	**	403,283
GNMA 4% DUE 04-16-2041	**	475,302
GNMA 5% DUE 03-16-2034	**	281,261
GNMA 5.5% DUE 08-20-2033	**	191,969
GNMA 5.5% DUE 11-20-2037	**	91,414
GNMA 6.5% DUE 08-16-2042	**	590,294
GNMA CL 2007-035 CL TE 6 DUE 06-20-2037	**	57,813
GNMA FIXED 2.35% DUE 05-16-2053	**	1,741,297
GNMA FIXED 3.5% DUE 02-20-2045	**	254,071
GNMA FLTG RT 2.67694% DUE 10-20-2060	**	5,117,882
GNMA FLTG RT 2.84694% DUE 04-20-2061	**	6,581,146
GNMA MTG PASS THRU CTF CL FM 02-20-2066	**	358,106
GNMA POOL #300672 SER 2022 8.5% DUE 04-15-2022 BEO	**	4,166
GNMA POOL #315855 SER 2022 8.5% DUE 01-15-2022 REG	**	711
GNMA POOL #3529 5% 03-20-2034 BEO	**	2,963
GNMA POOL #4028 6% 09-20-2037 BEO	**	44,382
GNMA POOL #4041 7% 10-20-2037 BEO	**	251,854
GNMA POOL #4073 6% 01-20-2038 BEO	**	95,562
GNMA POOL #4222 6% 08-20-2038 BEO	**	43,557
GNMA POOL #4245 6% 09-20-2038 BEO	**	528,122
GNMA POOL #4247 7% 09-20-2038 BEO	**	180,035
GNMA POOL #4371 6% 02-20-2039 BEO	**	9,316
GNMA POOL #438506 SER 2027 7% DUE 01-15-2027 REG	**	5,321
GNMA POOL #4423 4.5% 04-20-2039 BEO	**	5,127
GNMA POOL #4447 5% 05-20-2039 BEO	**	93,697
GNMA POOL #4520 5% 08-20-2039 BEO	**	459,350
GNMA POOL #4543 6% 09-20-2039 BEO	**	35,965
GNMA POOL #4602 6% 12-20-2039 BEO	**	9,077
GNMA POOL #4617 4.5% 01-20-2040 BEO	**	395,572
GNMA POOL #4717 6% 06-20-2040 BEO	**	20,989
GNMA POOL #4746 4.5% 07-20-2040 BEO	**	196,740
GNMA POOL #476784 SER 2028 7% DUE 08-15-2028 REG	**	6,373
GNMA POOL #4772 5% 08-20-2040 BEO	**	299,827
GNMA POOL #4774 6% 08-20-2040 BEO	**	292,631
GNMA POOL #4800 4% 09-20-2040 BEO	**	479,897
GNMA POOL #4801 4.5% 09-20-2040 BEO	**	17,314
GNMA POOL #4802 5% 09-20-2040 BEO	**	245,225
GNMA POOL #4833 4% 10-20-2040 BEO	**	1,585,660
GNMA POOL #4834 4.5% 10-20-2040 BEO	**	60,219
GNMA POOL #4855 5% 11-20-2040 BEO	**	1,127,290
GNMA POOL #4883 4.5% 12-20-2040 BEO	**	295,786
GNMA POOL #4905 6% 12-20-2040 BEO	**	408,386
GNMA POOL #4923 4.5% 01-20-2041 BEO	**	396,103

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
GNMA POOL #4945 4% 02-20-2041 BEO	**	253,435
GNMA POOL #497630 SER 2029 6% DUE 02-15-2029 REG	**	2,687
GNMA POOL #4978 4.5% 03-20-2041 BEO	**	6,402,282
GNMA POOL #4979 5% 03-20-2041 BEO	**	536,159
GNMA POOL #498387 SER 2029 6% DUE 02-15-2029 REG	**	2,707
GNMA POOL #4984 5.5% 03-20-2041 BEO	**	566,839
GNMA POOL #4991 6% 03-20-2041 BEO	**	126,712
GNMA POOL #5016 4% 04-20-2041 BEO	**	215,435
GNMA POOL #5017 4.5% 04-20-2041 BEO	**	555,572
GNMA POOL #5018 5% 04-20-2041 BEO	**	401,672
GNMA POOL #5019 6% 04-20-2041 BEO	**	66,789
GNMA POOL #5115 4.5% 07-20-2041 BEO	**	87,838
GNMA POOL #5140 4.5% 08-20-2041 BEO	**	816,336
GNMA POOL #5189 6% 09-20-2041 BEO	**	184,350
GNMA POOL #521330 5% 05-15-2035 BEO	**	183,037
GNMA POOL #523278 SER 2031 6% DUE 07-15-2031 REG	**	28,444
GNMA POOL #5240 6% 11-20-2041 BEO	**	189,292
GNMA POOL #5259 4% 12-20-2041 BEO	**	120,868
GNMA POOL #5269 6% 12-20-2041 BEO	**	18,469
GNMA POOL #5280 4% 01-20-2042 BEO	**	183,056
GNMA POOL #5305 4% 02-20-2042 BEO	**	1,116,499
GNMA POOL #543812 SER 2031 6% DUE 02-15-2031 REG	**	10,548
GNMA POOL #586373 5% DUE 02-15-2035 REG	**	4,407
GNMA POOL #594106 SER 2033 4.5% DUE 09-15-2033 BEO	**	68,701
GNMA POOL #595611 SER 2035 5% DUE 01-15-2035 BEO	**	3,826
GNMA POOL #603692 5% 06-15-2034 BEO	**	3,975
GNMA POOL #604497 5% 07-15-2033 BEO	**	7,374
GNMA POOL #607451 SER 2034 5% DUE 01-15-2034 REG	**	30,230
GNMA POOL #607465 5% DUE 02-15-2034 REG	**	50,394
GNMA POOL #610410 SER 2033 5% DUE 08-15-2033 BEO	**	9,282
GNMA POOL #615656 5% 10-15-2033 BEO	**	5,773
GNMA POOL #623871 5.0% 06-15-2034	**	4,202
GNMA POOL #633701 5.0% 09-15-2033	**	12,427
GNMA POOL #636484 5.0% 03-15-2035	**	17,393
GNMA POOL #637746 5.0% 12-15-2034	**	5,296
GNMA POOL #638222 5% 12-15-2034 BEO	**	5,991
GNMA POOL #643362 5% 10-15-2035 BEO	**	6,879
GNMA POOL #668014 3% 11-15-2044 BEO	**	3,589,140
GNMA POOL #672676 SER 2038 5.5% DUE 04-15-2038 BEO	**	109,561
GNMA POOL #676754 SER 2038 5.5% DUE 03-15-2038 REG	**	204,669
GNMA POOL #687179 SER 2038 5.5% DUE 04-15-2038 REG	**	159,950
GNMA POOL #687835 6% 08-15-2038 BEO	**	62,853
GNMA POOL #688043 6% 11-15-2038 BEO	**	100,469
GNMA POOL #690922 5.5% 06-15-2038 BEO	**	83,126
GNMA POOL #697586 5.5% 11-15-2038 BEO	**	5,035
GNMA POOL #711379 SER 2038 5.5% DUE 07-15-2038 REG	**	2,022
GNMA POOL #723344 4% 09-15-2039 BEO	**	458,470

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
GNMA POOL #723430 4.5% 11-15-2039 BEO	**	156,144
GNMA POOL #723616 5% 01-15-2040 BEO	**	1,087,343
GNMA POOL #726480 5% 11-15-2039 BEO	**	1,276,824
GNMA POOL #733600 SER 2040 5% DUE 04-15-2040 REG	**	144,674
GNMA POOL #733627 5% 05-15-2040 BEO	**	278,969
GNMA POOL #736520 SER 2040 4.5% DUE 04-15-2040 REG	**	726,682
GNMA POOL #737111 FIXED 4.5% 04-15-2040 BEO	**	390,596
GNMA POOL #738108 4.5% 03-15-2041 BEO	**	457,476
GNMA POOL #745243 4% 07-15-2040 BEO	**	488,333
GNMA POOL #771561 4.0% 08-15-2041	**	208,341
GNMA POOL #780049 SER 2021 9.5 DUE 11-15-2021 REG	**	693
GNMA POOL #780151 SER 2021 9 DUE 12-15-2021 REG	**	3,973
GNMA POOL #780345 SER 2021 9.5% DUE 12-15-2021 REG	**	666
GNMA POOL #781804 6% 09-15-2034 BEO	**	241,638
GNMA POOL #781847 6% 12-15-2034 BEO	**	183,209
GNMA POOL #781885 SER 2035 5% DUE 03-15-2035 REG	**	12,888
GNMA POOL #781902 6% 02-15-2035 BEO	**	196,311
GNMA POOL #781958 5% 07-15-2035 BEO	**	13,483
GNMA POOL #782382 5.5% 08-15-2038 BEO	**	39,646
GNMA POOL #782436 6% 10-15-2038 BEO	**	92,431
GNMA POOL #782716 SER 2039 5% DUE 07-15-2039 REG	**	137,329
GNMA POOL #782838 SER 2019 4.5% DUE 07-15-2019 REG	**	4,054
GNMA POOL #783867 SER 2036 6% DUE 08-15-2036 BEO	**	619,148
GNMA POOL #784571 3.5% 06-15-2048 BEO	**	11,986,150
GNMA POOL #799706 SER 2042 3.5% DUE 09-15-2042 BEO	**	134,024
GNMA POOL #999999 2% 05-16-2049 BEO	**	2,716,461
GNMA POOL #999999 2.20000004768% 04-16-2057 BEO	**	1,952,436
GNMA POOL #AA5821 3 DUE 11-15-2042 REG	**	1,010,973
GNMA POOL #AB3031 SER 2042 3% DUE 10-15-2042 REG	**	236,679
GNMA POOL #AB9323 SER 2042 3.5% DUE 09-15-2042 BEO	**	135,503
GNMA POOL #AC3752 3 DUE 12-15-2042 REG	**	432,538
GNMA POOL #AD1034 3% DUE 07-15-2043 REG	**	594,754
GNMA POOL #AD2413 3.5% DUE 05-15-2043 REG	**	266,703
GNMA POOL #AD2414 3.5 DUE 05-15-2043 REG	**	238,303
GNMA POOL #AD4102 SER 2043 3 DUE 07-15-2043 REG	**	1,273,699
GNMA POOL #AE7691 3 DUE 08-15-2043 REG	**	2,077,235
GNMA POOL #AE8109 SER 2044 3.5% DUE 01-15-2044 BEO	**	500,653
GNMA POOL #AF5807 SER 2044 3.5% DUE 01-15-2044 BEO	**	65,777
GNMA POOL #AI6888 3% 05-15-2045 BEO	**	1,992,845
GNMA POOL #AK6718 3% 01-15-2045 BEO	**	189,092
GNMA POOL #AK7285 3% 03-15-2045 BEO	**	414,000
GNMA POOL #AK7286 3% 03-15-2045 BEO	**	1,488,829
GNMA POOL #AK7329 3% 04-15-2045 BEO	**	4,081,403
GNMA POOL #AK8997 SER 2045 3% DUE 07-15-2045 BEO	**	2,717,641
GNMA POOL #AL1539 3% 05-15-2045 BEO	**	1,754,367
GNMA POOL #AL4608 SER 2045 3% DUE 03-15-2045 BEO	**	2,464,433
GNMA POOL #AL8635 SER 2045 3% DUE 03-15-2045 BEO	**	1,510,377

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
GNMA POOL #AM4099 3% 04-15-2045 BEO	**	1,896,481
GNMA POOL #AM8643 3% 05-15-2045 BEO	**	2,425,922
GNMA POOL #AM8646 3% 05-15-2045 BEO	**	1,625,750
GNMA POOL #AN5715 3% 06-15-2045 BEO	**	556,889
GNMA POOL #AN5721 3% 06-15-2045 BEO	**	254,778
GNMA POOL #AN5726 SER 2045 3% DUE 06-15-2045 BEO	**	7,229,717
GNMA POOL #AN5733 3% 06-15-2045 BEO	**	322,202
GNMA POOL #AN5734 SER 2045 3% DUE 06-15-2045 BEO	**	2,935,814
GNMA POOL #BJ1853 4.5% 09-20-2048 BEO	**	816,656
GNMA POOL #MA0318 3.5% 08-20-2042 BEO	**	2,403,636
GNMA POOL #MA1376 4% 10-20-2043 BEO	**	602,749
GNMA POOL #MA1377 4.5% 10-20-2043 BEO	**	987,016
GNMA POOL #MA1448 3.5% 11-20-2043 BEO	**	17,533
GNMA POOL #MA1997 4.5% 06-20-2044 BEO	**	752,595
GNMA POOL #MA2072 3% 07-20-2044 BEO	**	464,268
GNMA POOL #MA2149 4% 08-20-2044 BEO	**	413,646
GNMA POOL #MA2303 3.5% 10-20-2044 BEO	**	1,302,007
GNMA POOL #MA2446 4% 12-20-2044 BEO	**	736,766
GNMA POOL #MA2753 3% 04-20-2045 BEO	**	691,787
GNMA POOL #MA2825 3% 05-20-2045 BEO	**	618,609
GNMA POOL #MA2960 3% 07-20-2045 BEO	**	1,181,624
GNMA POOL #MA3037 5% 08-20-2045 BEO	**	377,694
GNMA POOL #MA3243 3% 11-20-2045 BEO	**	388,735
GNMA POOL #MA3245 4% 11-20-2045 BEO	**	845,398
GNMA POOL #MA3311 4% 12-20-2045 BEO	**	1,508,522
GNMA POOL #MA3663 3.5% 05-20-2046 BEO	**	778,717
GNMA POOL #MA3737 4% 06-20-2046 BEO	**	2,137,583
GNMA POOL #MA3803 3.5% 07-20-2046 BEO	**	9,265,289
GNMA POOL #MA3939 4.5% 09-20-2046 BEO	**	702,214
GNMA POOL #MA4070 4% 11-20-2046 BEO	**	740,129
GNMA POOL #MA4071 4.5% 11-20-2046 BEO	**	1,761,898
GNMA POOL #MA4125 2.5% 12-20-2046 BEO	**	1,291,007
GNMA POOL #MA4127 3.5% 12-20-2046 BEO	**	2,116,066
GNMA POOL #MA4195 3% 01-20-2047 BEO	**	1,603,030
GNMA POOL #MA4196 3.5% 01-20-2047 BEO	**	1,863,674
GNMA POOL #MA4261 3% 02-20-2047 BEO	**	4,079,229
GNMA POOL #MA4263 4% 02-20-2047 BEO	**	1,158,474
GNMA POOL #MA4321 3.5% 03-20-2047 BEO	**	2,274,912
GNMA POOL #MA4781 5% 10-20-2047 BEO	**	2,858,620
GNMA POOL #MA4836 3% 11-20-2047 BEO	**	23,369,724
GNMA POOL #MA4899 3% 12-20-2047 BEO	**	33,983,455
GNMA POOL #MA4964 4.5% 01-20-2048 BEO	**	1,445,317
GNMA POOL #MA5018 3% 02-20-2048 BEO	**	3,006,287

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
GNMA POOL #MA5021 4.5% 02-20-2048 BEO	**	8,176,592
GNMA POOL #MA5138 4.5% 04-20-2048 BEO	**	154,124
GNMA POOL #MA5265 4.5% 06-20-2048 BEO	**	11,549,546
GNMA POOL #MA5399 4.5% 08-20-2048 BEO	**	3,993,881
GNMA POOL AE7613 SER 2043 3 DUE 07-15-2043 REG	**	304,228
GNMA POOL#MA5712 5.0% 01-20-2049 REG	**	416,859
GNMA REMIC 2015-H30 CL FD FLT RT 10-20-2065	**	4,405,046
GNMA REMIC SER 15-H04 CL FA FLTG DUE 12-20-2064 REG	**	9,651,236
GNMA REMIC SER-2012-7 CL-MD 3.5% 11-20-2038	**	2,399,439
GNMA REMIC SR 2017-H12 CL FL VAR RT 05-20-2067	**	28,012,084
GNMA SER 2017-H01 CL FC FLTG 12-20-2066	**	1,938,086
GNMA SER 09-98 CLS DA 3.25% 07-16-2039	**	3,889,547
GNMA SER 18-36 CL AM 3.0% 07-20-2045	**	9,502,806
GNMA SER 18-99 CLS A 3.2% 01-16-2052	**	443,227
GNMA SER 2010-113 CL CJ 3 DUE 11-20-2039	**	455,921
GNMA SER 2010-160 CL WX 4.5% 06-20-2039	**	4,432,958
GNMA SER 2010-H010 CL FC FLTG RT DUE 05-20-2060	**	2,808,675
GNMA SER 2013-144 CL DA 3.0% 09-20-2041	**	1,853,321
GNMA SER 2014-054 CL AC 2.87422 DUE 02-16-2049	**	1,558,809
GNMA SER 2015-H11 CL FC FLTG RT 5-20-2065	**	1,901,287
GNMA SER 2015-H20 CL FB FLT RT 08-20-2065	**	477,004
GNMA SER 2017-051 CL AB 2.35% 04-16-2057	**	4,055,249
GNMA SER 2017-H07 CL FG FLTG RT DUE 02-20-2067 REG	**	7,475,993
GNMA SER 2018-38 CL WF FLTG DUE 10-20-2043	**	402,017
GNMA SER 2018-98 CLS A 3.00% DUE 10-16-2050	**	263,399
GNMA SER 2018-H06 CL PF FLTG 02-20-2068	**	5,081,341
GNMA SER 2018-H07 CL FD FLTG 05-20-2068 REG	**	8,715,536
GNMA SR 2006-38 CL FZ FLTG DUE 09-16-2035	**	1,133,202
GNMA SR 2010-115 CL DA 2.5% DUE 09-20-2040	**	1,807,182
GNMAII POOL #004224 SER 2038 7 DUE 08-20-2038 REG	**	225,282
GNMAII POOL #2958 SER 2030 8% DUE 08-20-2030 REG	**	12,698
GNMAII POOL #3879 SER 2036 6% DUE 07-20-2036 REG	**	1,790
GNMAII POOL #4040 SER 2037 6.5% DUE 10-20-2037 REG	**	14,017
GNMAII POOL #4060 SER 2037 6% DUE 12-20-2037 REG	**	45,353
GNMAII POOL #4099 SER 2038 6% DUE 03-20-2038 REG	**	19,216
GNMAII POOL #4195 SER 2038 6% DUE 07-20-2038 REG	**	6,999
GNMAII POOL #4268 SER 2038 6% DUE 10-20-2038 REG	**	5,180
GNMAII POOL #4291 SER 2038 6% DUE 11-20-2038 REG	**	262,904
GNMAII POOL #4696 SER 2040 4.5% DUE 05-20-2040 REG	**	847,340
GNMAII POOL #4697 SER 2040 5% DUE 05-20-2040 REG	**	184,034
GNMAII POOL #4747 SER 2040 5% DUE 07-20-2040 BEO	**	1,078,198
GNMAII POOL #4837 SER 2040 6% DUE 10-20-2040 BEO	**	73,250
GNMAII POOL #4922 SER 2041 4% DUE 01-20-2041 BEO	**	334,557
GNMAII POOL #5063 SER 2041 6% DUE 05-20-2041 BEO	**	96,845
GNMAII POOL #5082 SER 2041 4.5% DUE 06-20-2041 BEO	**	366,390
GNMAII POOL #5326 SER 2027 3% DUE 03-20-2027 BEO	**	227,403
GNMAII POOL #783368 SER 2041 4.5% DUE 07-20-2041 BEO	**	1,212,163

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
GNMAII POOL #783637 SER 2042 3% DUE 06-20-2042 REG	**	108,004
GNMAII POOL #80012 SER 2026 ADJ RT 11-20-2026	**	12,932
GNMAII POOL #80106 3.75% DUE 08-20-2027 REG	**	15,711
GNMAII POOL #80397 SER 2030 ADJ RT 04-20-2030	**	2,220
GNMAII POOL #8358 ADJ RT 01-20-2024	**	8,679
GNMAII POOL #8399 SER 2024 ADJ RT 04-20-2024	**	7,963
GNMAII POOL #8744 SER 2025 ADJ RT 11-20-2025	**	26,489
GNMAII POOL #8770 SER 2025 ADJ RT 12-20-2025	**	26,243
GNMAII POOL #8781 SER 2026 ADJ RT 01-20-2026	**	705
GNMAII POOL #8788 SER 2026 3.375% DUE 01-20-2026 REG	**	6,618
GNMAII POOL #BJ1835 4.5% 09-20-2048	**	721,826
GNMAII POOL #G2 MA4654 SER 2047 4.5% DUE08-20-2047 REG GNMAII	**	1,509,590
GNMAII POOL #MA0023 SER 2042 4% DUE 04-20-2042 REG	**	352,575
GNMAII POOL #MA0317 3 DUE 08-20-2012 REG	**	1,258,411
GNMAII POOL #MA0391 SER 2042 3% DUE 09-20-2042 REG	**	1,597,038
GNMAII POOL #MA0392 SER 2042 3.5 DUE 09-20-2042 REG	**	1,781,934
GNMAII POOL #MA0462 3.5 DUE 10-20-2042 REG	**	2,471,812
GNMAII POOL #MA0463 4 DUE 10-20-2042 REG	**	1,569,517
GNMAII POOL #MA0624 3 12-20-2042 REG	**	595,651
GNMAII POOL #MA0626 4 DUE 11-20-2042 REG	**	756,953
GNMAII POOL #MA0698 3 01-20-2043 REG	**	863,455
GNMAII POOL #MA0933 SER 2043 3% DUE 04-20-2043 REG	**	737,643
GNMAII POOL #MA1012 SER 2043 3.5% DUE 05-20-2043 REG	**	1,897,279
GNMAII POOL #MA1995 SER 2044 3.5% DUE 06-20-2044 BEO	**	5,090,880
GNMAII POOL #MA2372 SER 2044 4% DUE 11-20-2044 REG	**	1,753,222
GNMAII POOL #MA2678 SER 2045 3.5% DUE 03-20-2045 REG	**	1,537,767
GNMAII POOL #MA2754 SER 2045 3.5% DUE 04-20-2045 REG	**	4,438,109
GNMAII POOL #MA3172 SER 2045 3% DUE 10-20-2045 REG	**	2,033,484
GNMAII POOL #MA3174 SER 2045 4% DUE 10-20-2045 REG	**	1,057,002
GNMAII POOL #MA3597 SER 2046 3.5% DUE 04-20-2046 BEO	**	9,038,532
GNMAII POOL #MA3662 SER 2046 3% DUE 05-20-2046 REG	**	3,959,341
GNMAII POOL #MA4003 SER 2046 3% DUE 10-20-2046 REG	**	5,493,201
GNMAII POOL #MA4322 SER 2047 4% DUE 03-20-2047 REG	**	4,001,033
GNMAII POOL #MA4452 4.0% DUE 05-20-2047 REG	**	1,485,720
GNMAII POOL #MA4653 4% DUE 08-20-2047 REG	**	8,185,765
GNMAII POOL #MA4718 3% DUE 09-20-2047 REG	**	9,906,061
GNMAII POOL #MA4900 SER 2047 3.5% DUE 12-20-2047	**	486,317
GNMAII POOL #MA5079 4.5% 03-20-2048	**	487,673
GNMAII POOL #MA5331 4.5% DUE 07-20-2048 REG	**	359,116
GNMAII POOL #MA5400 SER 2048 5% DUE 08-20-2048 REG	**	6,291,714
GNMAII POOL #MA5597 5.0% 11-20-2048 REG	**	978,095
GODADDY INC CL A CL A	**	765,392
GODREJ CONSUMER PR INR1	**	49,482
GOLD RESOURCE CORP COM	**	36,576
GOLDCORP INC NEW 3.625% DUE 06-09-2021	**	15,487,789
GOLDEN OCEAN GROUP LTD COM USD0.0 (POST REV SPLIT)	**	6,567
GOLDFIELD CORP COM	**	6,606

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
GOLDMAN SACHS 2.3% DUE 12-13-2019	**	11,343,417
GOLDMAN SACHS 2.35% DUE 11-15-2021	**	987,352
GOLDMAN SACHS 2.35% DUE 11-15-2021	**	1,929,386
GOLDMAN SACHS 2.875% DUE 02-25-2021	**	2,619,434
GOLDMAN SACHS 2.876% DUE 10-31-2022	**	3,651,746
GOLDMAN SACHS 3% DUE 04-26-2022	**	561,697
GOLDMAN SACHS 3% DUE 04-26-2022	**	12,831,870
GOLDMAN SACHS 3.5% DUE 11-16-2026	**	461,826
GOLDMAN SACHS 3.5% DUE 11-16-2026	**	1,145,327
GOLDMAN SACHS 3.75% DUE 02-25-2026	**	803,799
GOLDMAN SACHS 3.85% DUE 01-26-2027	**	799,550
GOLDMAN SACHS 3.85% DUE 01-26-2027	**	6,730,329
GOLDMAN SACHS 3.85% DUE 07-08-2024	**	6,886,960
GOLDMAN SACHS 4% DUE 03-03-2024	**	27,733,283
GOLDMAN SACHS 4.25% DUE 10-21-2025	**	1,101,268
GOLDMAN SACHS 4.75% DUE 10-21-2045	**	504,277
GOLDMAN SACHS 5.15% DUE 05-22-2045	**	243,136
GOLDMAN SACHS 5.25% DUE 07-27-2021	**	2,107,329
GOLDMAN SACHS 5.75% DUE 01-24-2022	**	319,345
GOLDMAN SACHS 5.75% DUE 01-24-2022	**	2,434,354
GOLDMAN SACHS 6 DUE 06-15-2020	**	9,984,379
GOLDMAN SACHS 6.75% DUE 10-01-2037	**	271,028
GOLDMAN SACHS BK 3.2% DUE 06-05-2020	**	1,770,789
GOLDMAN SACHS CAP II GTD FIXED TO FLTG NORMAL PPS DUE 06-01-2043/06-01-2012 REG	**	4,080
GOLDMAN SACHS FLTG RT 3.691% DUE 06-05-2028	**	11,570,657
GOLDMAN SACHS FLTG RT 3.98819% DUE 09-15-2020	**	401,876
GOLDMAN SACHS GROUP INC 2.908% 06-05-2023 REG	**	3,014,369
GOLDMAN SACHS GROUP INC 3.272% 09-29-2025 REG	**	468,687
GOLDMAN SACHS GROUP INC 3.814% DUE 04-23-2029	**	560,175
GOLDMAN SACHS GROUP INC 4.223% 05-01-2029	**	1,154,866
GOLDMAN SACHS GROUP INC 4.223% 05-01-2029	**	10,393,790
GOLDMAN SACHS GROUP INC 6 45 05 01 6.45 DUE 05-01-2036 BEO	**	100,171
GOLDMAN SACHS GROUP INC 7.5 02-15-2019 MTN1	**	246,180
GOLDMAN SACHS GROUP INC COM	**	35,374,174
GOLDMAN SACHS GROUP INC FRN 10-28-2027	**	96,066
GOLDMAN SACHS GROUP INC MEDIUM TERM NTS BOOK ENTRY NT 5.375% DUE 03-15-2020	**	1,772,774
GOODMAN GROUP NPV	**	201,748
GOODRICH PETE CORP COM PAR $ COM PAR $	**	25,853
GOODYEAR TIRE & RUBBER CO COM	**	665,162
GOOSEHEAD INS INC COM CL A COM CL A	**	1,693,444
GOPRO INC CL A CL A	**	89,464
GORMAN RUPP CO COM	**	117,357
GOVERNMENT NATIONAL MORTGAGE ASSOC POOL #646853 5.5% 08-15-2035 BEO	**	5,121
GOVERNMENT NATL MTG SER 2015-H14 CL FA FLTG RT 06-20-2065	**	3,116,551
GOVERNMENT PPTYS INCOME TR 4.0% 07-15-2022	**	231,274
GOVERNOR & CO OF THE BAN 7.375% 31/12/2049	**	1,554,120
GOVT PPTYS INC TR 3.75% DUE 08-15-2019	**	500,491

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
GOVT PPTYS INC TR 3.75% DUE 08-15-2019	**	990,971
GP STRATEGIES CORP COM STK	**	38,397
GPE BRUXELLES LAM NPV	**	96,712
GPT GROUP NPV (STAPLED SECURITIES)	**	128,717
GRACE W R & CO DEL NEW COM STK	**	1,139,949
GRAFTECH INTL LTD COM	**	1,572,497
GRAHAM HLDGS CO COM	**	424,064
GRAND CANYON ED INC COM STK	**	1,634,380
GRAND PACIF PETROC TWD10	**	159,629
GRANITE CONST INC COM	**	2,695,014
GRANITE REAL ESTATE INVT TR	**	806,448
GRAPHIC PACKAGING HLDG CO COM STK	**	1,280,790
GRAPHITE INDIA INR2	**	292,835
GRAY T.V INC COM CL B	**	125,821
GREAT HALL MG NO.1 FR MTN M/BKD 03/39 EUR'A2B'	**	546,561
GREAT HALL MG NO.1 FRN M/BKD 06/2038 EUR'A2B'	**	590,117
GREAT HALL MTGS NO 1 PLC 2007-02 ASSET BACKED NT CL AC 144A 18 JUN 2039	**	675,797
GREAT LAKES DREDGE & DOCK CORP NEW COM	**	40,713
GREAT PORTLAND EST ORD GBP0.15263157894	**	872,302
GREAT SOUTHN BANCORP INC COM	**	112,635
GREAT WEST LIFECO COM NPV	**	99,036
GREAT WESTN BANCORP INC COM	**	308,563
GREEN BRICK PARTNERS INC COM	**	66,029
GREEN DOT CORP COM STK	**	862,076
GREEN PLAINS INC COM STK	**	54,459
GREEN REIT PLC EUR0.1	**	100,552
GREENBRIER COS INC COM STK	**	1,164,769
GREENLIGHT CAPITAL RE LTD CLASS A	**	47,496
GREENPOINT MTG FDG TR 2006-OH1 MTG PASSTHRU CTF CL A-1 FLTG 01-25-2037 REG	**	1,599,263
GREIF INC	**	81,341
GREIF INC.	**	133,819
GRIEG SEAFOOD NOK4	**	395,879
GRIFFON CORP COM	**	7,315
GROUP 1 AUTOMOTIVE INC COM	**	443,322
GROUPE CGI INC COM NPV SUB VTG SHS CL A	**	1,329,715
GROUPON INC COM USD0.0001	**	455,360
GROWTHPOINT PROPS NPV	**	183,732
GRUBHUB INC COM	**	1,552,023
GRUMA, S.A.B DE C.V	**	567,432
GRUPA LOTOS SA PLN1.00	**	42,190
GRUPO FINANCIERO BANORTE S A B DE C V	**	189,189
GS MTG SECS CORP SER 2004-AR1 CL A2B FLTRT 06-25-2034 REG	**	2,253,694
GS MTG SECS TR 3.36400008202% DUE 11-10-2047	**	8,315,953
GS MTG SECS TR 3.469% DUE 11-10-2050	**	1,818,643
GS MTG SECS TR 3.482 DUE 01-10-2045	**	7,934,351
GS MTG SECS TR 3.707% DUE 08-10-2044	**	7,849,107
GSI TECHNOLOGY INC COM	**	20,144

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
GTD BD 2.25% DUE 02-24-2020 REG	**	2,188,190
GUANGDONG INVEST NPV	**	69,615
GUARANTY BANCSHARES INC TEX COM USD1.00	**	62,354
GUARDANT HEALTH INC COM	**	269,896
GUDANG GARAM TBK IDR500	**	76,164
GUESS INC COM	**	157,540
GUIDEWIRE SOFTWARE INC COM USD0.0001	**	1,730,240
GUJARAT STATE PETR INR10(DEMAT)	**	52,210
GULF IS FABRICATION INC COM	**	19,559
GULF KEYSTONE PETE COMSTK	**	606,159
GULF SOUTH PIPELINE CO LP 4 DUE 06-15-2022 BEO	**	297,273
GULFPORT ENERGY CORP COM NEW COM NEW	**	111,822
GURIT HOLDING AG CHF50 (BR)	**	98,709
H&R REAL ESTATE INVT TR	**	121,786
H.LUNDBECK A/S DKK5	**	614,687
HABIT RESTAURANTS INC COM CL A COM CL A	**	185,850
HAEMONETICS CORP MASS COM	**	316,858
HAIER ELECTRONICS HKD0.10	**	654,353
HAITIAN INTL HLDGS HKD0.10	**	229,508
HALCON RES CORP COM PAR$ NEW COM PAR$ NEW	**	651,338
HALFMOON PARENT 3.2% DUE 09-17-2020	**	4,411,793
HALLADOR ENERGY COMPANY COM STK	**	27,672
HALLIBURTON CO 3.25% DUE 11-15-2021	**	2,268,154
HALLIBURTON CO 3.5% DUE 08-01-2023	**	173,709
HALLIBURTON CO 3.8% DUE 11-15-2025	**	1,560,072
HALLMARK FINL SVCS INC COM NEW COM NEW	**	34,732
HALOZYME THERAPEUTICS INC COM	**	465,936
HAMILTON LANE INC CL A CL A	**	1,995,780
HAMMERSON ORD GBP0.25	**	91,360
HANA FINANCIAL GRP KRW5000	**	1,283,102
HANA MICROELECTRNC THB1 (NVDR)	**	3,139
HANCOCK WHITNEY CORP	**	3,410,149
HANDSOME CORP KRW500	**	19,732
HANESBRANDS INC COM STK	**	2,468,435
HANMI FINL CORP COM NEW COM NEW	**	113,314
HANNON ARMSTRONG SUSTAINABLE INFRASTRUCTURE CAP INC COM	**	221,456
HANNOVER RUECK SE ORD NPV(REGD)	**	351,970
HANNSTAR BOARD CRP TWD10	**	249,757
HANNSTAR DISPLAY C TWD10	**	107,888
HANOVER INS GROUP INC COM	**	3,596,282
HANWHA AEROSPACE CO LTD	**	131,913
HANWHA CORPORATION 3RD PRF KRW5000	**	77,457
HANWHA LIFE INSURANCE CO LTD	**	65,767
HANYANG ENG CO KRW500	**	206,737
HARBORONE BANCORP INC	**	110,436
HARLEY DAVIDSON 2.55% DUE 06-09-2022	**	4,517,479
HARLEY DAVIDSON COM USD0.01	**	4,842,413

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
HARLEY DAVIDSON FLTG RT 3.64681% DUE 03-02-2021	**	199,997
HARMONIC INC COM	**	250,505
HARRIS CORP DEL NT FLTG RATE 04-30-2020	**	299,147
HARTALEGA HOLDINGS MYR0.5	**	64,186
HARTE HANKS INC COM NEW COM NEW	**	1,389
HARTFORD FINL SVCS 4.3 DUE 04-15-2043	**	148,639
HARTFORD FINL SVCS 5.5% DUE 03-30-2020	**	2,472,976
HARUM ENERGY TBK COMM STK	**	49,246
HARVARD BIOSCIENCE INC COM	**	20,953
HARVEST CLO SR 10A CL 15/11/2028	**	457,047
HASBRO INC COM	**	26,064,919
HASEKO CORPORATION NPV	**	100,404
HASHEMITE KINGDOM JORDAN GOVT GTD NT 3/A2 3% DUE 06-30-2025 BEO	**	1,318,019
HAVERTY FURNITURE COS INC COM STK	**	211,594
HAWAIIAN HOLDINGS INC COM	**	186,085
HAWKINS INC COM	**	69,533
HAWTHORN BANCSHARES INC COM STK	**	10,536
HAYNES INTL INC COM NEW COM NEW	**	35,059
HCI GROUP INC COM NPV	**	24,643
HCL TECHNOLOGIES INR2	**	600,614
HCP INC 2.625 DUE 02-01-2020	**	2,831,521
HCP INC 2.625 DUE 02-01-2020	**	282,969
HCP INC 3.875% DUE 08-15-2024	**	352,329
HD SUPPLY HLDGS INC. COM	**	3,008,991
HDC HOLDINGS CO KRW5000	**	302,135
HEALTH INS INNOVATIONS INC COM CL A COM CL A	**	668,250
HEALTHCARE RLTY TR	**	3,289,086
HEALTHCARE TR AMER INC CL A NEW CL A NEW	**	512,553
HEALTHEQUITY INC COM	**	604,255
HEALTHSTREAM INC COM STK ISIN# US42222N1037	**	338,462
HEARTLAND EXPRESS INC COM	**	209,297
HEARTLAND FINL USA INC COM STK	**	211,092
HECLA MNG CO COM	**	190,936
HEG LIMITED INR10	**	261,119
HEICO CORP NEW CL A CL A	**	730,044
HEIDRICK & STRUGGLES INTL INC COM	**	93,508
HEIWADO CO LTD NPV	**	311,218
HELEN TROY LTD COM STK	**	33,189
HELIX ENERGY SOLUTIONS GROUP INC COM STK	**	98,619
HELMERICH & PAYNE INC COM	**	510,705
HEMISPHERE MEDIA GROUP INC CL A CL A	**	37,840
HENDERSON LAND DEVELOPMENT HKD2	**	980,809
HERBALIFE NUTRITION LTD COM STK	**	1,485,540
HERC HLDGS INC COM	**	248,906
HERITAGE COMM CORP COM STK	**	337,977
HERITAGE CRYSTAL CLEAN INC COM STK	**	75,404
HERITAGE FINL CORP WASH COM	**	152,315

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
HERITAGE INS HLDGS INC COM	**	51,491
HERMES INTL NPV	**	1,326,199
HERO FDG 2017-2 FIXED 3.28% DUE 09-20-2048	**	284,661
HERO MOTOCORP LTD INR2	**	596,751
HERON THERAPEUTICS INC COM	**	130,841
HERSHA HOSPITALITY TR PRIORITY SHS BEN INT CL A NEW PRTY SHS BEN INT CL A NEW	**	60,969
HERSHEY CO 3.1% DUE 05-15-2021	**	504,427
HERTZ FLEET LEASE 3.23% DUE 05-10-2032	**	318,046
HERTZ GLOBAL HLDGS INC NEW COM	**	100,095
HERTZ VEH FING II 2.32% DUE 03-25-2020	**	7,083,578
HERTZ VEH FING II 3.29% DUE 02-20-2024	**	507,368
HESKA CORP COM RESTRICTED NEW STOCK	**	1,871,814
HESS CORP COM STK	**	13,385,250
HEWLETT PACKARD CO 4.3% DUE 06-01-2021	**	2,084,032
HEWLETT PACKARD ENTERPRISE CO COM	**	22,010,502
HEWLETT PACKARD ENTERPRISE CO STEP-UP DUE 10-15-2020	**	3,363,686
HEWLETT PACKARD FLTG RT 3.515% DUE 10-05-2021	**	495,649
HEXAGON AB SER'B'NPV	**	75,857
HIBBETT SPORTS INC COM STK	**	154,154
HIBISCUS PETROLEUM MYR0.010	**	242,883
HIGH POINT RESOURCES CORPORATION COM USD0.001	**	81,331
HIGHWOODS PPTYS INC COM	**	2,681,913
HIKMA PHARMACEUTIC ORD GBP0.10	**	503,320
HILL INTL INC COM	**	10,102
HILL-ROM HLDGS INC COM STK	**	631,184
HILLTOP HLDGS INC COM STK	**	171,596
HILTON GRAND VACATIONS INC COM	**	1,134,770
HILTON WORLDWIDE HOLDINGS INC. TERM LOANDUE 10-26-2023 BEO	**	275,000
HINDALCO INDS INR1	**	341,920
HINDUSTAN PETROL INR10	**	48,249
HINDUSTAN UNILEVER INR1	**	597,541
HINGHAM INSTN SVGS MASS COM	**	44,096
HITACHI CAP CORP NPV	**	216,950
HITACHI CONSTRUCTION MACHINERY NPV	**	106,440
HITACHI HIGH-TECH NPV	**	193,200
HITACHI NPV	**	2,480,251
HKC (HOLDINGS) LTD. HKD0.25	**	38,116
HLTH CARE REIT INC 3.75% DUE 03-15-2023	**	114,792
HLTH CARE REIT INC 4.95% DUE 01-15-2021	**	153,549
HMS HLDGS CORP COM	**	737,315
HNI CORP COM	**	40,461
HOCHTIEF AG NPV	**	126,003
HOKKAIDO ELECTRIC NPV	**	59,016
HOKURIKU ELEC PWR NPV	**	325,858
HOLLYFRONTIER CORP COM	**	1,870,583
HOME BANCORP INC COM STK	**	172,894
HOME BANCSHARES INC COM	**	2,724,891

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
HOME DEPOT INC 2.125% DUE 09-15-2026	**	90,016
HOME DEPOT INC 2.625% DUE 06-01-2022	**	133,584
HOME DEPOT INC 3.25% DUE 03-01-2022	**	540,553
HOME DEPOT INC 3.9% DUE 12-06-2028 REG	**	256,064
HOME DEPOT INC COM	**	10,107,140
HOME FED BANCORP INC LA NEW STOCK	**	9,633
HOME PRODUCT CENTE THB1(NVDR)	**	273,692
HOMESTREET INC INC	**	65,792
HOMETRUST BANCSHARES INC COM	**	222,582
HONDA AUTO 1.16% DUE 05-18-2020	**	1,064,799
HONDA AUTO 1.36% DUE 01-18-2023	**	3,448,993
HONDA AUTO 1.8% DUE 01-21-2020	**	3,009,712
HONDA AUTO 2.21% DUE 03-21-2024	**	5,044,429
HONDA AUTO RECEIVABLES 2017-2 OWNER CL A4 1.87% 09-15-2023	**	1,670,342
HONDA AUTO RECEIVABLES 2018-1 OWNER TR SER 18-2 CL A3 3.11% 05-18-2022	**	529,526
HONDA AUTO RECEIVABLES 2018-1 OWNER TR SER 18-2 CL A4 3.28% 08-19-2024	**	10,470,564
HONDA AUTO RECEIVABLES 2018-3 OWNER ASSET BACKED NT CL A-3 2.95% DUE 08-22-2022	**	4,512,837
HONDA AUTO RECEIVABLES OWNER SER 2018-1 CL A2 2.3% 06-15-2020	**	5,139,977
HONDA AUTO RECEIVABLES OWNER SR 18-3 CL A2 2.67% 12-22-2020	**	5,906,857
HONEYWELL INTL INC 2.5% DUE 11-01-2026	**	126,268
HONEYWELL INTL INC COM STK	**	15,409,023
HONG KONG EXCHANGES & CLEAR	**	500,703
HONG LEONG BANK MYR1	**	162,410
HOOKER FURNITURE CORP COM	**	55,683
HOPE BANCORP INC COM	**	171,389
HORACE MANN EDUCATORS CORP COM	**	153,545
HORIZON BANCORP INC/IN COM	**	104,685
HORIZON GLOBAL CORP COM	**	3,312
HORIZON PHARMA INC COMMON STOCK	**	1,148,424
HORNBACH HLDG KGAA NPV	**	248,240
HORNBECK OFFSHORE SVCS INC NEW COM	**	4,723
HOSPITALITY PPTYS 4.25% DUE 02-15-2021	**	486,422
HOSPITALITY PPTYS TR COM SH BEN INT COM SH BEN INT	**	381,507
HOST HOTELS & 3.875% DUE 04-01-2024	**	113,449
HOST HOTELS & 6% DUE 10-01-2021	**	178,424
HOST HOTELS & RESORTS L P 4.0% 06-15-2025	**	679,732
HOSTESS BRANDS INC CL A CL A	**	956,265
HOUGHTON MIFFLIN HARCOURT CO COM	**	1,115,208
HOUSE FOODS GROUP INC	**	127,781
HOUSING DEVEL FIN INR2	**	3,157,282
HOUSTON WIRE & CABLE CO COM STK	**	16,015
HOWARD BANCORP INC COM	**	44,702
HOWARD HUGHES CORP COM STOCK	**	1,507,253
HOYA CORP NPV	**	10,148,339
HSBC BANK USA NA 4.875 DUE 08-24-2020 BEO	**	2,105,516
HSBC BK CDA 3.3% DUE 11-28-2021	**	404,295
HSBC HLDGS PLC 2.65% DUE 01-05-2022	**	2,516,512

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
HSBC HLDGS PLC 2.95% DUE 05-25-2021	**	10,532,506
HSBC HLDGS PLC 3.262% 03-13-2023	**	391,463
HSBC HLDGS PLC 3.262% 03-13-2023	**	8,215,834
HSBC HLDGS PLC 3.4% DUE 03-08-2021	**	11,260,702
HSBC HLDGS PLC 3.6% DUE 05-25-2023	**	2,684,583
HSBC HLDGS PLC 4 DUE 03-30-2022	**	410,275
HSBC HLDGS PLC 4.041% 03-13-2028	**	191,351
HSBC HLDGS PLC 4.25% DUE 08-18-2025	**	2,339,119
HSBC HLDGS PLC 4.583% 06-19-2029	**	2,279,847
HSBC HLDGS PLC 4.875% DUE 01-14-2022	**	2,889,091
HSBC HLDGS PLC 6.5% DUE 12-29-2999	**	181,750
HSBC HLDGS PLC FLTG RATE 05-18-2024	**	298,380
HSBC HLDGS PLC FLTG RATE 05-18-2024	**	1,556,549
HSBC HLDGS PLC FLTG RT 3.033% DUE 11-22-2023	**	193,583
HSBC HLDGS PLC FLTG RT 4.292% DUE 09-12-2026	**	19,699,540
HSBC HLDGS PLC FLTG RT 4.295% DUE 01-05-2022	**	202,001
HSBC HLDGS PLC SR NT FLTG RATE 05-18-2021	**	788,128
HSBC HLDGS PLC SR NT FLTG RATE 05-18-2021	**	7,020,137
HSBC HLDGS PLC SR NT FLTG RATE 05-18-2024	**	584,302
HSBC HOLDINGS PLC 4.25 NTS 03-14-2024 USD1000	**	1,438,996
HSBC HOLDINGS PLC 4.75%-FR SUB PERP EUR200000	**	207,120
HSBC HOLDINGS PLC 5.1 DUE 04-05-2021	**	1,447,754
HSBC HOLDINGS PLC 5.1 DUE 04-05-2021	**	1,437,413
HSBC HOLDINGS PLC 5.875%-FRN SUB PERP GBP1000	**	1,465,677
HSBC USA INC 2.25% DUE 06-23-2019	**	5,357,837
HSBC USA INC NEW 2.35% DUE 03-05-2020	**	947,207
HSBC USA INC NEW 2.375% DUE 11-13-2019	**	5,543,315
HSBC USA INC NEW 5% DUE 09-27-2020	**	817,988
HSTN LTG & PWR CO 9.15 BD DUE 3-15-2021 REG	**	558,631
HUA HONG SEMICONDUCTOR LIMITED NPV	**	433,369
HUA NAN FINANCIAL TWD10	**	67,110
HUANENG RENEWABLES CORP-H	**	133,038
HUB GROUP INC CL A	**	519,796
HUBSPOT INC COM	**	3,241,319
HUDSON PACIFIC PROPERTIES INC COM	**	385,452
HUDSON TECHNOLOGIES INC COM STK	**	3,156
HULIC COMPANY LTD	**	28,607
HUMANA INC 2.5% DUE 12-15-2020	**	196,983
HUMANA INC 2.625% DUE 10-01-2019	**	298,485
HUMANA INC 3.15 DUE 12-01-2022	**	2,605,842
HUMANA INC BNDS 2.9% 12-15-2022	**	2,459,567
HUNT J B TRANS 2.4% DUE 03-15-2019	**	598,975
HUNTINGTON 2.3% DUE 01-14-2022	**	241,378
HUNTINGTON 3.15% DUE 03-14-2021	**	24,889
HUNTINGTON INGALLS INDS INC COM	**	896,360
HUNTINGTON NATL BK 2.2 DUE 04-01-2019	**	598,829
HUNTINGTON NATL BK 2.5% DUE 08-07-2022	**	3,163,978

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
HUNTINGTON NATL BK 3.25% DUE 05-14-2021	**	3,840,425
HUNTINGTON NATL BK FIXED 2.4% DUE 04-01-2020	**	2,017,307
HUNTSMAN CORP COM STK	**	1,484,153
HURCO CO COM	**	25,597
HURON CONSULTING GROUP INC COM STK	**	789,558
HUSKY ENERGY INC 4% DUE 04-15-2024	**	79,171
HUSKY ENERGY INC 4% DUE 04-15-2024	**	3,958,556
HUSKY ENERGY INC 6.15% DUE 06-15-2019	**	1,927,544
HUSKY ENERGY INC COM NPV	**	1,107,002
HUTCHISON WHAMPOA INTERNATIONAL 9/19 LIMITED GTD NT 5.75% DUE 09-11-2019 BEO	**	3,649,873
HUTTIG BLDG PRODS INC COM	**	2,736
HWA SUNG IND KRW5000	**	19,158
HYATT HOTELS CORP COM CL A COM CL A	**	2,057,271
HYDRO-QUEBEC 8.05 DEB DUE 07-07-2024 REGPUTABLE 7-7-06 @100	**	329,165
HYDRO-QUEBEC DEB DTD 01/30/1992 8.4% DUE01-15-2022 REG	**	161,197
HYSAN DEVELOPMENT NPV	**	133,217
HYSTER-YALE MATLS HANDLING INC CL A COM	**	570,094
HYUNDAI AUTO 1.96% DUE 02-15-2023	**	1,421,010
HYUNDAI AUTO 2.38% DUE 04-17-2023	**	690,596
HYUNDAI AUTO 3.23% DUE 12-15-2022	**	1,215,652
HYUNDAI AUTO FIXED 2.53% DUE 11-15-2023	**	1,437,830
HYUNDAI AUTO FIXED 2.79% DUE 07-15-2022	**	249,800
HYUNDAI AUTO LEASE 1.68% DUE 04-15-2020	**	260,230
HYUNDAI AUTO LEASE 3.2% DUE 06-15-2022	**	853,140
HYUNDAI AUTO RECEIVABLES TR 2017-A NT CLA-4 2.09% DUE 04-17-2023	**	1,326,638
HYUNDAI CAP AMER 2% DUE 07-01-2019	**	486,850
HYUNDAI CAP AMER 2.5% DUE 03-18-2019	**	499,168
HYUNDAI DEVELOPMENT COMPANY	**	42,065
HYUNDAI ENG & CONS KRW5000	**	467,566
HYUNDAI MARINE&FIR KRW500	**	467,146
HYUNDAI MIPO DOCK KRW5000	**	329,545
HYUNDAY COMMUNICATIONS & NETWORK CO LTD KRW500	**	10,282
I.T LIMITED HKD0.1	**	46,195
I/L CANADA (GOVT OF) 3% 01/12/2036 CAD1000	**	91,861
I/O CMO DBUBS MTG TR SER 2011-LC2 CL XA FLTG RT 10 07-10-2044	**	18,563
I/O CMO UBS COML MTG TR 2012-C1 COML MTG144A CL X-A 2.561868 05-10-2045 BEO	**	49,642
I/O CMO UBS-BARCLAYS COML MTG TR 2013-C5CL X-A 144A VAR RT 03-10-2046 BEO	**	489,641
I/O FEDERAL HOME LN MTG CORP SER 2936 CL SC VAR RT 03-15-2029	**	55,251
I/O FHLMC MULTICLASS SER 004579 CL SD 01-15-2038	**	30,279
I/O FHLMC MULTICLASS SER 12-K708 CL X1 FLTG RT 01-25-2019	**	13
I/O FHLMC MULTICLASS SER 323 CL 300 DUE 01-15-2044	**	514,027
I/O FHLMC MULTICLASS SER 4075 CL PI 02-15-2041	**	124,949
I/O FNMA POOL #AN6788 2.87% 09-01-2027	**	1,852,361
I/O FNMA REMIC SER 2013-13 CL IK 03-25-2028	**	41,529
I/O FNMA REMIC TR 2013-17 CL-TI 3% 03-25-2028 REG	**	45,870
I/O FNMA SMBS TR 404 CL 05-25-2040	**	404,557
I/O FNMA SMBS TR 421 CL 12-25-2038	**	205,228

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
IBERDROLA SA EUR0.75	**	296,925
IBERIABANK CORP COM	**	5,041,223
IBM CR LLC 2.65% DUE 02-05-2021	**	2,778,396
IBM CREDIT CORP 3.0% 02-06-2023	**	490,419
IBM CREDIT CORP 3.45% DUE 11-30-2020 REG	**	4,045,809
ICE_CDX CSFBUS33 20/12/2023 BUY ITRAXX EUROPE SENIOR F SWPC0HDL0	**	20,435
ICF INTL INC COM STK	**	169,464
ICHOR HOLDINGS LTD COM USD0.0001	**	27,286
ICON PLC COM	**	494,228
ICU MED INC COM	**	374,527
IDACORP INC COM	**	2,394,713
IDEMITSU KOSAN CO NPV	**	464,259
II-VI INC COM	**	886,190
IL ST BUILD AMERICA BONDS-TAXABLE-SER 3 6.725 04-01-2035 BEO	**	428,428
IL TOOL WKS INC 1.95% DUE 03-01-2019	**	199,686
ILL TOOL WKS INC COM	**	11,481,788
ILLINOIS TOOL WKS INC 3.375 DUE 09-15-2021 REG	**	116,035
ILLUMINA INC COM	**	28,873,661
ILUKA RESOURCES NPV	**	838,468
IMAX CORP COM	**	1,066,621
IMERYS EUR2	**	93,339
IMMERSION CORP COM	**	39,657
IMMUNE DESIGN CORP COM	**	11,317
IMMUNOGEN INC COM	**	137,630
IMPERIAL BRANDS FINANCE PLC 3.5% DUE 02-11-2023 BEO	**	9,024,422
IN DEFAULT PAC GAS & ELEC CO NO-INCOME 0% DUE 12-31-2040	**	277,967
IN DEFAULT PACIFIC GAS & ELEC CO 0.0% DUE 12-31-2040	**	886,248
IN MICH PWR CO 3.2% DUE 03-15-2023	**	138,571
INDAH KIAT P&P TBK SCRIPLESS SHARES	**	72,902
INDEPENDENCE CONTRACT DRILLING INC COM	**	21,668
INDEPENDENCE HLDG CO NEW COM NEW	**	89,338
INDEPENDENCE RLTY TR INC COM	**	78,452
INDEPENDENT BK CORP MASS COM	**	269,358
INDEPENDENT BK CORPORATION	**	223,401
INDEPENDENT BK GROUP INC COM	**	399,664
INDIABULLS HOUSING FINANCE LTD CMSTK	**	234,648
INDIAN OIL CORP INR10	**	242,134
INDIANA MICH PWR CO 3.85% DUE 05-15-2028/05-02-2018 REG	**	251,409
INDIKA ENERGY TBK IDR100	**	48,713
INDL ALLIANCE INS COM NPV	**	294,061
INDONESIA GOVERNMEN 8.375% 15/03/34	**	1,023,944
INDONESIA GOVERNMENT 8.25% 15/05/2036	**	918,639
INDONESIA GOVERNMENT 9.0% 15/03/29	**	1,219,812
INDONESIA(REP OF) 2.625% SNR MTN 14/06/23 EUR	**	1,430,921
INDONESIA(REP OF) T BD 5.875 DUE 03-13-2020 BEO	**	159,337
INDUSTRIAL & COMMERCIAL BANK CHINA 'H'	**	2,174,783
INDUSTRIAL LOGISTICS PPTYS TR COM SHS BEN INT COM SHS BEN INT	**	175,034

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
INDUSTRIAS PENOLES NPV	**	45,445
INDUSTRIES OF QATA QAR10	**	51,077
INDYMAC ABS INC SER 2005-B CL M3 FLT RT 08-25-2035 BEO	**	398,925
INES CORPORATION NPV	**	379,887
INFINERA CORP COM STK USD0.001	**	284,635
INFORMATION SVCS GROUP INC COM STK	**	34,721
INFOSYS LIMITED ADR	**	1,078,902
INFRATIL LTD NPV	**	179,383
ING BK N V COVERED 2.625% DUE 12-05-2022	**	1,180,566
ING BK N V MEDIUM 2.3% DUE 03-22-2019	**	1,202,721
ING BK N V MEDIUM 2.3% DUE 03-22-2019	**	230,679
ING GROEP N V 4.1% DUE 10-02-2023	**	469,714
ING GROEP N V FIXED 4.625% DUE 01-06-2026	**	805,415
ING GROEP N V FIXED 4.625% DUE 01-06-2026	**	8,557,537
ING GROEP N.V. EUR0.01	**	5,373,680
INGERSOLL-RAND 2.9% DUE 02-21-2021	**	396,224
INGERSOLL-RAND GLOBAL HLDG CO LTD 4.25 DUE 06-15-2023	**	553,352
INGERSOLL-RAND PLC COM STK	**	7,404,592
INGLES MKTS INC CL A	**	39,061
INGREDION INC COM	**	699,210
INNERWORKINGS INC COM	**	28,237
INNOPHOS HLDGS INC COM STK	**	76,288
INNOSPEC INC COM STK	**	209,366
INOVIO PHARMACEUTICALS INC COM NEW COM NEW	**	101,996
INPHI CORP COM	**	2,382,894
INSAS BERHAD MYR1	**	32,880
INSIGHT ENTERPRISES INC COM	**	150,368
INSPERITY INC COM	**	2,177,249
INSPIRE MED SYS INC COM	**	85,049
INSTALLED BLDG PRODS INC COM	**	194,088
INSTEEL INDS INC COM	**	473,630
INSULET CORP COM STK	**	755,206
INTEGER HLDGS CORP COM	**	5,351,698
INTEGRA LIFESCIENCES HLDG CORP COM DESP	**	236,369
INTEGRATED DEVICE TECHNOLOGY INC COM	**	1,498,909
INTEL CORP 1.85% DUE 05-11-2020	**	3,101,522
INTEL CORP 2.45% DUE 07-29-2020	**	4,950,085
INTEL CORP 3.1% DUE 07-29-2022	**	50,053
INTEL CORP 3.7% DUE 07-29-2025	**	135,170
INTEL CORP 3.7% DUE 07-29-2025	**	3,197,684
INTER AMERN DEV BK 1.625% 05-12-2020 REG	**	12,408,815
INTER PARFUMS INC COM	**	5,665,773
INTERCONTINENTAL EXCHANGE INC 3.45% 09-21-2023	**	1,869,337
INTERCONTINENTAL EXCHANGE INC 4.0% 10-15-2023	**	94,199
INTERCONTINENTAL EXCHANGE INC 4.0% 10-15-2023	**	5,119,500
INTERCONTINENTAL EXCHANGE INC COM	**	24,022,285
INTERDIGITAL INC COM	**	809,582

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
INTERFACE INC COM	**	1,403,711
INTERGLOBE AVIATIO INR10	**	41,536
INTERNATIONAL GAME TECHNOLOGY COMMON STOCK	**	1,140,248
INTERNATIONAL SEAWAYS INC INTERNATIONAL SEAWAYS INC COMMON STOCK	**	88,275
INTERPUBLIC GROUP COMPANIES INC COM	**	6,984,348
INTERPUBLIC GROUP COS INC 3.75% 10-01-2021	**	301,871
INTERSECT ENT INC COM	**	142,873
INTESA SANPAOLO NPV	**	3,963,839
INTESA SANPAOLO S 3.375% DUE 01-12-2023	**	4,071,317
INTEST CORP COM	**	11,690
INTEVAC INC COM	**	16,631
INTL BANCSHARES CORP COM	**	380,258
INTL BUSINESS MACH CORP 8.375 NT DUE 11-1-2019 REG	**	1,258,345
INTL CONS AIRLINE ORD EUR0.50	**	1,986,486
INTL FCSTONE INC COM	**	96,096
INTL FLAVORS & 3.4% DUE 09-25-2020	**	200,154
INTL LEASE FIN 4.625% DUE 04-15-2021	**	7,828,936
INTL LEASE FIN 5.875% DUE 08-15-2022	**	303,762
INTL LEASE FIN 5.875% DUE 08-15-2022	**	2,409,149
INTL LEASE FIN 6.25% DUE 05-15-2019	**	907,961
INTL LEASE FIN 8.25% DUE 12-15-2020	**	107,578
INTL PAPER CO 4.75% DUE 02-15-2022	**	564,382
INTL PAPER CO COM	**	9,759,048
INTOPS CO KRW500	**	42,531
INTRA-CELLULAR THERAPIES INC COM	**	108,490
INTREPID POTASH INC COM	**	61,243
INTU PROPERTIES PLC ORD GBP0.50	**	86,367
INTUITIVE SURGICAL INC COM NEW STK	**	5,088,046
INVACARE CORP COM	**	16,645
INVESCO LTD COM STK USD0.20	**	570,265
INVESCO OFF J-REIT REIT	**	39,909
INVESTAR HLDG CORP COM	**	17,782
INVESTEC ORD GBP0.0002	**	383,283
INVESTMENT TECHNOLOGY GROUP INC NEW COM	**	105,386
INVESTOR AB SER'B'NPV	**	214,529
INVESTORS BANCORP INC NEW COM	**	467,054
INVESTORS REAL ESTATE TRUST COM NEW COM SHS OF BENFCAL INTRST(POST REV SPLT)	**	57,456
INVESTORS TITLE CO NC COM	**	48,234
IONIS PHARMACEUTICALS INC COM	**	116,283
IPALCO ENTERPRISES 3.45% DUE 07-15-2020	**	998,728
IPCA LAB LTD COMSTK	**	261,511
IQVIA HLDGS INC COM USD0.01	**	33,132,613
IRB BRASIL RESSEGU COM NPV	**	53,868
IREN SPA EUR1	**	795,177
IRHYTHM TECHNOLOGIES INC COM	**	827,715
IRIDIUM COMMUNICATIONS INC COM STK	**	340,974
IROBOT CORP COM	**	1,706,370

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
IRS ILS 12M .27%/3MTELBO GSCMUS33 21/03/2020 SWU00OF90	**	16,180
IRS ILS 12M .37%/3MTELBO BOFAUS6NGFX 20/06/2020 SWU00OF09	**	8,315
IRS ILS 12M .37%/3MTELBO GSCMUS33 20/06/2020 SWU00OFY5	**	17,169
IRS ILS 12M .37%/3MTELBO MRMDUS33 20/06/2020 SWU00OFP4	**	5,075
IRS ILS 12M .374%/3MTELBO BARCGB5G 20/06/2020 SWU00OIS5	**	32,988
IRS ILS 12M .42%/3MTELBO CHASUS33 20/06/2020 SWU00OEB6	**	15,024
IRS THB 6MTHBFX/6M 2.48% CITIUS33 18/05/2027 SWU00LT91	**	6,527
IRS THB 6MTHBFX/6M 2.81% CITIUS33 18/05/2037 SWU00LTA8	**	13,969
IRS USD 1MLIBOR/ LIBOR CME_CSFBUS 02/03/2020 SWU0Y9969	**	5,404
IRS USD 1MLIBOR/ LIBOR CME_CSFBUS 27/04/2023 SWU02Y548	**	29
IRS USD 3MLIBOR/ LIBOR CME_CSFBUS 12/06/2022 SWU0AR023	**	2,168
IRS USD 3MLIBOR/ LIBOR CME_CSFBUS 12/06/2022 SWU0JSFF7	**	2,244
IRS USD 3MLIBOR/ LIBOR CME_CSFBUS 19/06/2022 SWU0B8909	**	7,219
ISRAEL DISCOUNT BK ILS0.10	**	900,088
ISRAEL(STATE OF) 1.75% SNR 31/08/25 ILS1000	**	267,184
ISRAEL(STATE OF) GTD NT CL 2 DTD 12/04/2003 5.5% DUE 12-04-2023 REG	**	151,875
ITALY(REP OF) 1.45% BDS 15/11/24 EUR1000	**	1,548,033
ITALY(REP OF) 1.65% IDX/LKD 04/2020 EUR	**	1,164,029
ITALY(REP OF) 2.5% SNR 15/11/2025 EUR1000	**	810,864
ITALY(REPUBLIC OF) 2.35% IDX/LKD NTS 15-09-2024 EUR1000	**	1,388,914
ITAUSA INV ITAU SA PRF NPV	**	417,899
ITC HLDGS CORP 2.7% 11-15-2022 BEO	**	947,245
ITC HLDGS CORP 3.25% DUE 06-30-2026	**	752,700
ITOCHU CORP NPV	**	687,440
ITRON INC COM STK NPV	**	1,650,468
ITT INC COM	**	1,908,885
J & J SNACK FOODS CORP COM STK NPV	**	6,421,965
J ALEXANDERS HLDGS INC COM CL A	**	21,810
J JILL INC COM	**	42,160
J P MORGAN CHASE 2.665 DUE 01-15-2046	**	438,243
J P MORGAN CHASE 2.6942% DUE 04-15-2046	**	3,822,385
J P MORGAN CHASE 3.0934% DUE 07-05-2032	**	4,905,583
J P MORGAN SECS LLC DISC COML PAPER 3/A3 YRS 3&4 02-01-2019	**	15,324,679
J2 GLOBAL INC COM	**	4,761,619
JABIL INC	**	1,649,973
JACK HENRY & ASSOC INC COM	**	2,530,400
JACK IN THE BOX INC COM	**	320,612
JACKSON NATIONAL LIFE GLOBAL FNDG 144A 3.875% DUE 06-11-2025 BEO	**	251,334
JACKSON NATIONAL LIFE GLOBAL FNDG PPN CORPBOND 2.5% 06-27-2022	**	4,553,600
JACKSON NATL LIFE GLOBAL 144A BNDS 2.3% 04-16-2019 BEO	**	448,861
JACOBS ENGR GROUP INC COM	**	103,883
JAGGED PEAK ENERGY INC COM	**	361,435
JAMES RIVER GROUP HOLDINGS COM USD0.0002	**	665,320
JANUS HENDERSON GROUP PLC ORD USD1.50	**	581,652
JAPAN AIRLINES CO NPV	**	2,689,152
JAPAN BK INTL COOPERATION 1% BDS 27/10/2021 USD 2% DUE 11-04-2021 BEO	**	3,711,384
JAPAN BK INTL COOPERATION 1.5% 07/21/2021 1.5% DUE 07-21-2021 REG	**	774,372

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
JAPAN BK INTL COOPERATION 2.125% 07-21-2020	**	1,386,076
JAPAN BK INTL COOPERATION 3.25% DUE 07-20-2023 REG	**	303,978
JAPAN BK INTL COOPERATION GTD BD 2.125% 06-01-2020	**	990,694
JAPAN FIN ORGANIZATION FOR MUNICIPALITIE2.125% DUE 02-12-2021 BEO	**	9,840,230
JAPAN FIN ORGANIZATION FOR MUNICIPALITIEGLOBAL NT 144A 2.125% DUE 10-25-2023 BEO	**	1,245,422
JAPAN FIN ORGANIZATION FOR MUNICIPALITIEGLOBAL NT 144A 2.125% DUE 10-25-2023 BEO	**	1,724,431
JAPAN FIN ORGANIZATION FOR MUNICIPALITIENT SER 53 144A 2.125% DUE 04-13-2021 BEO	**	490,491
JAPAN FIN ORGANIZATION FOR MUNICIPALITIENT SER 53 144A 2.125% DUE 04-13-2021 BEO	**	588,589
JAPAN FIN ORGANIZATION FOR MUNICIPALITIES 144A 2.625% 04-20-2022	**	790,003
JAPAN FIN ORGANIZATION FOR MUNICIPALITIES 144A 2.625% 04-20-2022	**	4,345,018
JAPAN POST HOLD CO NPV	**	198,706
JAPAN PRIME REALTY REIT	**	147,951
JAPAN REAL ESTATE INVESTMENT CO	**	179,522
JAPAN RETAIL FUND REIT	**	126,019
JAPAN STEEL WORKS LTD NPV	**	49,420
JAPAN TOBACCO INC 2% SNR EMTN 13/04/2021USD	**	486,184
JAPAN TOBACCO INC NPV	**	4,230,651
JAPAN(GOVT OF) 0% T-BILL 04/02/2019 JPY	**	2,278,950
JAPAN(GOVT OF) 0% T-BILL 09/01/2019 JPY	**	12,851,697
JAPAN(GOVT OF) 0% T-BILL 11/03/2019 JPY	**	1,549,925
JAPAN(GOVT OF) 0% T-BILL 25/03/2019 JPY	**	3,738,281
JAPAN(GOVT OF) 0.5% SNR 20/09/46 JPY50000	**	280,458
JAPAN(GOVT OF) IDX/LKD SNR 10/03/2026 JPY	**	3,644,477
JAPFA COMFEED INDO LKD SHARES (IDR200 & IDR40)	**	86,574
JARLLYTEC CO. LTD. TWD10	**	97,378
JASTRZEBSKA SPOLKA WEGLOWA S	**	435,828
JB FINANCIAL GROUP	**	335,260
JBG SMITH PROPERTIES COM USD0.01 WI	**	358,090
JD SPORTS FASHION ORD GBP0.0025	**	686,338
JEFFERIES GROUP 5.125% DUE 01-20-2023	**	2,044,938
JELD-WEN HLDG INC COM	**	774,431
JETBLUE AWYS CORP COM	**	1,896,541
JFE HOLDINGS INC NPV	**	330,613
JOHN DEERE OWNER SER 17-A CL A4 2.11% 12-15-2023	**	13,058,495
JOHNSON & JOHNSON COM USD1	**	30,783,587
JOHNSON & JOHNSON FIXED 1.95% 11-10-2020	**	2,808,250
JOHNSON CTLS INTL 3.9% DUE 02-14-2026	**	56,881
JOHNSON CTLS INTL 5% DUE 03-30-2020	**	153,132
JOHNSON CTLS INTL PLC COM USD0.01	**	25,277,159
JOHNSON OUTDOORS INC CL A	**	82,295
JOLLIBEE FOODS PHP1	**	43,167
JONES LANG LASALLE INC COM STK	**	31,144
JOUNCE THERAPEUTICS INC. COM	**	16,621
JOURDENESS GROUP RIGHT 12/11/2018	**	219
JP MORGAN CHASE BK 2.604% DUE 02-01-2021	**	2,876,968
JP MORGAN CHASE BK FLTG RT 3.086% DUE 04-26-2021	**	7,220,696
JPMBB COML MTG 2.8164% DUE 11-15-2048	**	3,466,330

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
JPMBB COML MTG 3.0456% DUE 04-15-2047	**	5,490,293
JPMBB COML MTG 3.31060004234% DUE 03-15-2049	**	12,422,453
JPMBB COML MTG 3.3222% DUE 07-15-2048	**	7,139,733
JPMBB COML MTG 4.20160007477% DUE 09-15-2047	**	6,324,864
JPMBB COML MTG FLTG RT 4.557774% DUE 09-15-2047	**	955,054
JPMBB COML MTG SECS TR 2015-C31 FLTG RT CL B 08-15-2048	**	1,397,522
JPMBB COML MTG SECS TR SER 2014-C23 CL A-SB 3.657%09-15-2047	**	1,843,535
JPMDB COML MTG SECS TR 2016-C4 CL A-2 2.8822% 9-15-2026	**	7,626,472
JPMORGAN CHASE 3.9% 07-15-2025	**	693,648
JPMORGAN CHASE & 1.85% DUE 03-22-2019	**	2,512,758
JPMORGAN CHASE & 2.4% DUE 06-07-2021	**	1,467,158
JPMORGAN CHASE & 2.4% DUE 06-07-2021	**	5,751,257
JPMORGAN CHASE & 2.55% DUE 03-01-2021	**	5,284,424
JPMORGAN CHASE & 2.55% DUE 10-29-2020	**	692,218
JPMORGAN CHASE & 2.7% DUE 05-18-2023	**	4,869,887
JPMORGAN CHASE & 2.75% DUE 06-23-2020	**	4,369,808
JPMORGAN CHASE & 2.95% DUE 10-01-2026	**	1,551,527
JPMORGAN CHASE & 3.2% DUE 01-25-2023	**	4,227,499
JPMORGAN CHASE & 3.625% DUE 05-13-2024	**	1,485,043
JPMORGAN CHASE & 4.203% DUE 07-23-2029	**	1,146,504
JPMORGAN CHASE & 4.25% DUE 10-15-2020	**	819,505
JPMORGAN CHASE & 4.5% DUE 01-24-2022	**	309,116
JPMORGAN CHASE & 4.625 DUE 05-10-2021	**	1,543,689
JPMORGAN CHASE & 6.3% DUE 04-23-2019	**	5,048,880
JPMORGAN CHASE & CO 3.875 09-10-2024	**	7,611,054
JPMORGAN CHASE & CO 3.782% DUE 02-01-2028 BEO	**	26,112,368
JPMORGAN CHASE & CO COM	**	42,006,081
JPMORGAN CHASE & CO NT FIXED/FLTG RATE DUE 05-01-2028/10-25-2017 REG	**	762,709
JPMORGAN CHASE & CO NT FLTG RATE DUE 06-18-2022/06-18-2021 REG	**	1,186,812
JPMORGAN CHASE & CO NT FLTG RATE DUE 06-18-2022/06-18-2021 REG	**	2,981,865
JPMORGAN CHASE & FLTG RT 3.559% DUE 04-23-2024	**	10,495,021
JPMORGAN CHASE & FLTG RT 3.66238% DUE 07-23-2024	**	4,264,697
JPMORGAN CHASE & FLTG RT 4.023% DUE 12-05-2024	**	2,792,041
JPMORGAN CHASE & FLTG RT 4.452% DUE 12-05-2029	**	2,430,977
JPN BANK FOR INT'L COOP 3.375% 10-31-2023 REG	**	407,565
JPN BANK FOR INT'L COOP 3.375% 10-31-2023 REG	**	611,347
JSW STEEL LTD INR1	**	122,287
JUBILANT LIFE SCIENCES LTD INR1	**	266,825
JULIUS BAER GRUPPE CHF0.02 (REGD)	**	1,410,966
JUST EAT PLC ORD GBP0.01	**	1,602,121
JUST GROUP PLC ORD GBP0.10	**	821,285
JXTG HOLDINGS INC NPV	**	1,356,152
K12 INC COM STOCK USD.0001	**	1,007,862
KADANT INC COM	**	1,617,633
KADOKAWA DWANGO	**	157,298

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
KAJIMA CORP NPV	**	1,392,704
KALA PHARMACEUTICALS INC. COM	**	19,540
KAMAN CORP COM	**	218,022
KAMIGUMI CO LTD NPV	**	607,455
KANAMOTO CO LTD NPV	**	663,046
KANSAS CITY POWER & LIGHT CO 4.2% 03-15-2048	**	290,960
KANSAS CITY PWR & LT CO 5.3 DUE 10-01-2041	**	73,594
KANTO DENKA KOGYO NPV	**	108,887
KARYOPHARM THERAPEUTICS INC COM	**	280,266
KB HOME COM	**	189,071
KBC ANCORA NPV	**	506,764
KBC GROEP NV 0.75% SNR 01/03/2022 EUR	**	229,088
KBC GROEP NV NPV	**	5,122,399
KBR INC COM	**	746,659
KC CO LTD KRW500	**	85,279
KEANE GROUP INC COM	**	110,986
KEARNY FINL CORP MD COM	**	210,222
KELLOGG CO 3.125% DUE 05-17-2022	**	1,690,053
KELLOGG CO 3.4% DUE 11-15-2027	**	33,527
KELLY SERVICES INC CL A COM	**	412,037
KEMET CORP COM NEW	**	139,724
KEMPER CORP DEL COM	**	679,731
KENNAMETAL INC CAP	**	337,393
KENNEDY-WILSON HLDGS INC COM	**	1,053,660
KERING	**	723,661
KERR MCGEE CORP 6.95 DUE 07-01-2024 BEO	**	2,107,087
KERRY PROPERTIES HKD1	**	1,547,734
KEWAUNEE SCIENTIFIC CORP COM	**	16,653
KEY TRONIC CORP COM	**	7,006
KEYBANK NATL ASSN 2.25% DUE 03-16-2020	**	1,934,228
KEYBANK NATL ASSN 2.35% DUE 03-08-2019	**	3,215,849
KEYBANK NATL ASSN 2.5% DUE 12-15-2019	**	5,093,538
KEYBANK NATL ASSN 3.375% DUE 03-07-2023	**	249,715
KEYCORP MEDIUM TERM SR NTS 2.9% DUE 09-15-2020	**	744,339
KEYCORP MEDIUM TERM SR NTS BOOK ENTRY MTN 5.1% DUE 03-24-2021	**	300,774
KEYCORP MEDIUM TERM SR NTS BOOK ENTRY MTN 5.1% DUE 03-24-2021	**	326,703
KEYSIGHT TECHNOLOGIES INC COM	**	423,758
KEYW HLDG CORP COM STK	**	60,036
KFORCE INC	**	173,770
KIA MOTORS CORP KRW5000	**	344,433
KIATNAKIN BANK (NVDR)	**	286,625
KILROY RLTY CORP COM	**	598,177
KILROY RLTY L P 4.375% DUE 10-01-2025	**	2,007,020
KIMBALL ELECTRONICS INC COM	**	45,107
KIMBALL INTL INC CL B	**	41,009
KIMBERLY-CLARK CORP COM	**	2,873,909
KIMCO RLTY CORP COM	**	585,751

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
KINDER MORGAN 2.65% DUE 02-01-2019	**	1,134,393
KINDER MORGAN 3.5 DUE 03-01-2021	**	5,011,537
KINDER MORGAN 4.15% DUE 03-01-2022	**	3,545,953
KINDER MORGAN 6.85% DUE 02-15-2020	**	828,334
KINDER MORGAN GTD SR NT FIXED 6.5% DUE 04-01-2020	**	326,217
KINDER MORGAN INC FIXED 3.15% DUE 01-15-2023	**	1,943,474
KINDER MORGAN INC FLTG RT 4.06731% DUE 01-15-2023	**	10,461,080
KINGBOARD LAMINATE HKD0.10	**	219,064
KINGSTONE COS INC COM	**	26,641
KINNEVIK AB SER'B'NPV (POST SPLIT)	**	75,031
KINSALE CAP GROUP INC COM	**	352,806
KIRBY CORP COM	**	1,644,999
KIRIN HOLDINGS CO NPV	**	73,548
KIRKLAND LAKE GOLD LTD COM KIRKLAND LAKEGOLD LTD	**	180,021
KIRKLANDS INC COM	**	16,601
KITE RLTY GROUP TR COM NEW COM NEW	**	113,974
KKR & CO INC COM NPV CLASS A	**	26,759,086
KLAB INC NPV	**	32,805
KLA-TENCOR CORP 3.375% DUE 11-01-2019	**	699,040
KLA-TENCOR CORP 4.125% DUE 11-01-2021	**	609,676
KLEPIERRE EUR1.40	**	92,396
KLX ENERGY SVCS HLDGS INC COM	**	54,216
KNIGHT COM	**	66,439
KNIGHT-SWIFT TRANSN HLDGS INC CL A CLASSA COMMON STOCK USD0.01	**	1,517,236
KNOLL INC COM NEW COM	**	1,852,929
KNOWLES CORP COM	**	131,649
KOBE STEEL LTD	**	69,190
KOJAMO OYJ NPV	**	64,439
KOKUYO CO LTD NPV	**	237,376
KOMATSU FINANCE AMERICA 2.437% 11/09/2022	**	289,002
KOMERI CO LTD NPV	**	740,418
KOMICO LTD KRW500	**	15,537
KOMMUNALBANKEN AS MEDIUM TERM NTS BOOK 3.125% DUE 10-18-2021 REG	**	3,423,455
KOMMUNALBANKEN AS MEDIUM TERM NTS BOOK E TRANCHE # TR 53 2.25% 01-25-2022	**	1,086,020
KOMMUNALBANKEN AS MEDIUM TERM NTS BOOK ENTRYADJ RT 06-16-2020 BEO	**	200,854
KON AHOLD DELHAIZE EUR0.01	**	4,596,613
KONINKLIJKE DSM NV EUR1.50	**	1,124,550
KONINKLIJKE KPN	**	132,826
KONINKLIJKE PHILIP EUR0.20	**	1,569,384
KONINKLIJKE PHILIPS NV	**	2,587,186
KOREA ELEC POWER KRW5000	**	27,932
KOREA INVESTMENT H 1ST PRF KRW5000	**	62,724
KOREA INVESTMENT HOLDINGS KRW5000	**	356,237
KOREA KUMHO PETRO PRF KRW5000	**	59,313
KOREA LINE CORP KRW5000	**	123,367
KOREA(REPUBLIC OF) 7.125% DUE 04-16-2019	**	5,149,850
KORN FERRY COM	**	1,175,564

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
KORNIT DIGITAL LTD COMMON STOCK	**	1,431,986
KORTEK CORPN KRW500	**	252,560
KOSE CORPORATION NPV	**	1,045,671
KOSMOS ENERGY LTD COM USD0.01	**	239,316
KOZA ALTIN ISLETME TRY1 (B SHARES)	**	287,642
KOZA ANADOLU METAL TRY1 (C SHARES)	**	125,499
KRAFT FOODS GROUP 5% DUE 06-04-2042	**	102,841
KRAFT FOODS GROUP 5.375% DUE 02-10-2020	**	1,081,154
KRAFT HEINZ FOODS 2.8% DUE 07-02-2020	**	397,092
KRAFT HEINZ FOODS 2.8% DUE 07-02-2020	**	8,642,716
KRAFT HEINZ FOODS 3% DUE 06-01-2026	**	107,050
KRAFT HEINZ FOODS 3% DUE 06-01-2026	**	5,566,598
KRAFT HEINZ FOODS 3.375% DUE 06-15-2021	**	733,229
KRAFT HEINZ FOODS 3.5% DUE 07-15-2022	**	197,099
KRAFT HEINZ FOODS 3.5% DUE 07-15-2022	**	1,162,882
KRAFT HEINZ FOODS 3.95% DUE 07-15-2025	**	6,440,410
KRAFT HEINZ FOODS 4% DUE 06-15-2023	**	24,934
KRAFT HEINZ FOODS 4% DUE 06-15-2023	**	498,690
KRAFT HEINZ FOODS 5% DUE 07-15-2035	**	107,925
KRAFT HEINZ FOODS CO FLTG RT DUE 02-10-2021 REG	**	595,017
KRATON CORPORATION	**	280,644
KRATOS DEFENSE & SECURITY SOLUTIONS INC	**	562,388
KROGER CO 1.5% DUE 09-30-2019	**	2,918,957
KROGER CO 2.3% DUE 01-15-2019	**	214,926
KROGER CO 3.4 DUE 04-15-2022	**	118,765
KROGER CO 4 DUE 02-01-2024	**	208,751
KROGER CO 4 DUE 02-01-2024	**	1,825,314
KROGER CO 7.5% DUE 04-01-2031	**	98,538
KRONOS WORLDWIDE INC COM STK	**	99,026
KRUNG THAI BNK LTD THB5.15(NVDR)	**	215,565
KS CY PWR & LT CO 3.15 DUE 03-15-2023	**	23,741
KS CY PWR & LT CO 7.15% DUE 04-01-2019	**	277,818
KSL HLDGS BERHAD MYR0.50	**	12,284
KUBOTA CORP NPV	**	3,813,484
KUEHNE&NAGEL INTL CHF1 (REGD)	**	585,854
KULICKE & SOFFA INDS INC COM	**	479,588
KUMAGAI GUMI CO NPV	**	128,364
KUMHO INDUSTRIAL KRW5000	**	28,614
KUMHO PETRO CHEM KRW5000	**	209,425
KUWAIT ST NT 144A 2.75% DUE 03-20-2022 BEO	**	4,087,381
KUWAIT ST NT 144A 3.5% DUE 03-20-2027 BEO	**	1,988,688
KWANG DONG PHARM KRW1000	**	35,604
KY UTILS CO 1ST MTG BD 3.25 DUE 11-01-2020	**	295,830
KYOCERA CORP NPV	**	4,307,190
KYORIN HOLDINGS INC NPV	**	259,696
L A CAL DEPT ARPTS ARPT REV TAX BUILD AMER BD 6.582 DUE 05-15-2039	**	88,304
LA Z BOY INC COM	**	179,561

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
LAB CORP AMER 2.625% DUE 02-01-2020	**	297,915
LAB CORP AMER 3.2% DUE 02-01-2022	**	66,493
LAKELAND BANCORP INC COM	**	873,405
LAKELAND FINL CORP COM STK	**	130,560
LAKELAND INDS INC COM	**	9,605
LAM RESH CORP 2.8% DUE 06-15-2021	**	5,715,622
LAMAR ADVERTISING CO NEW CL A CL A	**	52,508
LAMB WESTON HLDGS INC COM USD5	**	1,435,303
LAND SECURITIES GP ORD GBP0.106666666	**	134,095
LANDEC CORP COM	**	32,761
LANDS END INC NEW COM	**	15,631
LANDSTAR SYS INC COM	**	1,219,793
LANDWIRTSCH RENTENBANK 4.25% 24/01/2023	**	75,419
LANSFORSAKRINGAR H 1.25% BDS 20/09/23 SEK10000	**	785,958
LANSFORSAKRINGAR H 2.25% BDS 21/09/22 SEK10000	**	2,183,712
LAREDO PETROLEUM INC	**	105,121
LARSEN & TOUBRO SPON GDR EA REPR 1 ORD REG	**	936,835
LASALLE LOGIP.REIT REIT	**	501,435
LATTICE SEMICONDUCTOR CORP COM	**	705,798
LAUREATE ED INC CL A CL A	**	78,837
LAWSON PRODS INC COM	**	36,498
LCH_IRS CSFBUS33 18/12/2048 CAD P 3MCDOR / R 2.75% SWU00RPX9	**	13,094
LCH_IRS CSFBUS33 19/06/2024 EUR P 6MEURIB / R 0.5% SWU00RTX5	**	44,020
LCH_IRS CSFBUS33 19/06/2029 EUR P 6MEURIB / R 1% SWU00RTY3	**	108,618
LCH_IRS CSFBUS33 19/06/2029 GBP P 6MLIBOR / R 1.5% SWU00RU62	**	3,619
LCH_IRS CSFBUS33 20/03/2029 EUR P 6MEURIB / R 1% SWU00QRO9	**	104,320
LCH_IRS LCH_CSFBUS EUR P 6M EURIB/R .5% 20/03/2024 SWU00QRN1	**	185,834
LCH_IRS LCH_CSFBUS EUR P 6M EURIB/R 1.0% 20/03/2029 SWU00QRO9	**	233,906
LCH_IRS LCH_CSFBUS EUR P 6M EURIB/R 2.04% 03/02/2037 SWU00KW65	**	98,037
LCH_IRS LCH_CSFBUS GBP P 1.0%/R 6M LIBOR 20/03/2021 SWU00QRQ4	**	40,281
LCH_IRS LCH_CSFBUS GBP P 3M LIBOR/R 1.25% 18/09/2020 SWU00QYU7	**	32,724
LCH_IRS LCH_CSFBUS GBP P 3M LIBOR/R 1.5% 18/12/2020 SWU00OII7	**	72,253
LCH_IRS LCH_CSFBUS GBP P 6M LIBOR/R 1.75% 20/03/2049 SWU00QRT8	**	100,848
LCH_IRS LCH_CSFBUS JPY P 6M LIBOR/R .1% 20/03/2024 SWU00PS44	**	56,959
LCH_IRS LCH_CSFBUS USD P 1.75%/R 3M LIBOR 12/21/2023 SWU00IN94	**	320,940
LCH_IRS LCH_CSFBUS USD P 2.0%/R 3M LIBOR 06/20/2023 SWU00NBJ4	**	104,025
LCH_IRS LCH_CSFBUS USD P 2.25%/R 3M LIBOR 06/20/2028 SWU00NBN5	**	320,584
LCH_IRS LCH_CSFBUS USD P 2.25%/R 3M LIBOR 06/20/2028 SWU00NBN5	**	2,447,755
LCH_IRS LCH_CSFBUS USD P 2.25%/R 3M LIBOR 06/20/2028 SWU00NBN5	**	90,518
LCH_IRS LCH_CSFBUS USD P 2.5%/R 3M LIBOR 12/16/2025 SWU00D6D5	**	3,079
LCH_IRS LCH_CSFBUS USD P 3M LIBOR/R 1.75% 12/21/2026 SWU00INB9	**	52,102
LCI INDUSTRIES COM	**	217,968
LCNB CORP COM	**	23,998
LEAF GROUP LTD COM	**	109,415
LEAR CORP COM NEW COM NEW	**	1,822,137
LEG IMMOBILIEN AG NPV	**	630,591
LEGACY TEXAS FINANCIAL GROUP INC COM	**	1,720,602

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
LEGG MASON INC COM	**	295,457
LEGRAND SA EUR4	**	1,838,770
LEMAITRE VASCULAR INC COM STK	**	1,590,499
LENDINGCLUB CORP COM	**	161,274
LENDINGTREE INC NEW COM USD0.01	**	1,277,897
LENDLEASE GROUP NPV (STAPLED)	**	129,649
LEROY SEAFOOD GROU NOK0.10	**	814,077
LEXICON PHARMACEUTICALS INC FORMERLY LE COMMON STOCK	**	106,061
LEXINGTON RLTY TR COM	**	172,681
LF CORP	**	299,162
LG CORP KRW5000	**	1,374,462
LG HSEHLD & HLTCRE COMMON STOCK	**	506,502
LG&E & KU ENERGY LLC 3.75 DUE 11-15-2020	**	501,920
LHC GROUP INC COM	**	2,925,582
LI & FUNG HKD0.0125	**	129,766
LIBBEY INC COM	**	11,353
LIBERTY EXPEDIA HLDGS INC SER A COM SER A COM	**	882,752
LIBERTY GLOBAL PLC -SERIES C COM	**	19,280,897
LIBERTY GLOBAL PLC USD0.01 A	**	3,579,508
LIBERTY HLDGS ZAR0.0833	**	38,968
LIBERTY LATIN AMERICA LTD COM USD0.01 CLASS A	**	105,805
LIBERTY LATIN AMERICA LTD COM USD0.01 CLASS C	**	807,120
LIBERTY MEDIA CORP DEL COM SER C BRAVES GROUP COM SER C BRAVES GROUP	**	403,044
LIBERTY MEDIA CORPORATION COM USD0.01 SER C FORMULA	**	814,318
LIBERTY PPTY LTD SR NT 4.75 DUE 10-01-2020	**	1,019,998
LIBERTY PPTY TR SH BEN INT	**	606,297
LIBERTY TAX INC CL A CL A	**	9,126
LIBERTY TRIPADVISOR HLDGS INC COM USD0.01 'A'	**	77,162
LIFE STORAGE INC COM	**	2,448,334
LIFETIME BRANDS INC COM	**	27,903
LIGAND PHARMACEUTICALS INCORPORATED CL BCOMMON STOCK	**	236,661
LILLY ELI & CO 2.35% DUE 05-15-2022	**	2,023,101
LIMBACH HLDGS INC COM	**	4,409
LIMELIGHT NETWORKS INC COM	**	94,407
LIMONEIRA CO COM STK	**	54,720
LINCOLN NATL CORP 4.2 DUE 03-15-2022	**	25,416
LINCOLN NATL CORP 6.25% DUE 02-15-2020	**	118,697
LINCOLN NATL CORP 6.25% DUE 02-15-2020	**	4,691,122
LINDAB INTL AB NPV	**	412,690
LINDBLAD EXPEDITIONS HLDGS INC COM	**	305,811
LINDE PLC COMMON STOCK	**	2,555,264
LINK REAL ESTATE INVESTMENT	**	379,821
LIONS GATE ENTMT CORP CL B NON VTG NON VOTING SHS CL B	**	296,365
LIONS GATE ENTMT CORP VOTING SHARES CL A	**	199,044
LIQUIDITY SVCS INC COM STK	**	38,890
LITHIA MTRS INC CL A CL A	**	306,312
LITHUANIA REP SR BD 144A 6.125% DUE 03-09-2021 BEO	**	1,628,812

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
LITHUANIA(REP OF) 6.125% SNR 09/03/2021 USD	**	423,694
LITTELFUSE INC COM	**	2,062,047
LIVANOVA PLC ORD GBP1.00 (DI)	**	736,242
LIVE OAK BANCSHARES INC COM	**	65,416
LIVEPERSON INC COM STK ISIN# US5381461012	**	285,069
LIVERAMP HOLDINGS INC	**	2,674,973
LLOYDS BANK PLC 2.7% DUE 08-17-2020	**	1,579,762
LLOYDS BANK PLC 4.875% GTD SNR 30/03/27 GBP	**	1,696,661
LLOYDS BANK PLC 5.125% GTD 07/03/2025 GBP	**	151,358
LLOYDS BANK PLC 7.5%-VAR SNR 02/04/2032 USD	**	1,607,313
LLOYDS BANKING GP 6.375%-FRN PERP EUR200000	**	339,516
LLOYDS BANKING GP 7.625% UNDATED NTS GBP20000	**	788,048
LLOYDS BANKING GP 7.875%-FRN PERP GBP200000	**	273,835
LLOYDS BANKING GP ORD GBP0.1	**	817,258
LLOYDS BANKING GROUP PLC FORMERLY LLOYDS 7.5% 12-31-2049	**	1,640,840
LLOYDS BK CORP MKTS PLC NY BRH INST FLTGRT 09-24-2018 DUE 9-24-2020	**	13,538,836
LLOYDS BK CORPORATE MKTS PLC NY BRH INST10-19-2018 3.03% CTF OF DEP 10-21-2018	**	6,318,124
LLOYDS BK PLC 3.3% DUE 05-07-2021	**	4,187,261
LLOYDS BKG GROUP 3% DUE 01-11-2022	**	11,506,961
LLOYDS BKG GROUP 4.05% DUE 08-16-2023	**	987,924
LLOYDS BKG GROUP 4.45% DUE 05-08-2025	**	471,658
LLOYDS BKG GROUP 7.0% 29/12/2049	**	1,752,706
LLOYDS BKG GROUP FLTG RT 2.907% DUE 11-07-2023	**	2,056,738
LLOYDS BKG GROUP FLTG RT 3.574% 11-07-2028	**	13,342,845
LOBLAWS COS LTD COM NPV	**	178,748
LOCKHEED MARTIN 3.35 DUE 09-15-2021	**	140,929
LOCKHEED MARTIN 3.35 DUE 09-15-2021	**	643,242
LOCKHEED MARTIN 3.55% DUE 01-15-2026	**	1,141,135
LOCKHEED MARTIN CORP COM	**	4,695,577
LOGISTA HOLDINGS EUR0.2	**	840,389
LOGMEIN INC COM	**	583,470
LOJAS RENNER SA COM NPV	**	671,806
LONDON STOCK EXCHANGE GROUP ORD GBP0.06918604	**	161,771
LONESTAR RES US INC CL A VTG CL A VTG	**	16,246
LONGFOR GROUP HOLDINGS LTD	**	92,651
LOOMIS AB SER'B'NPV	**	319,103
L'OREAL EUR0.20	**	4,668,806
LOTTE CHEMICAL COR KRW5000	**	216,945
LOTTE SHOPPING C0 KRW5000	**	215,616
LOUISIANA-PACIFIC CORP COM	**	385,561
LOWES COMPANIES INC BNDS 3.12% DUE 04-15-2022 REG	**	176,902
LOWES COS INC 2.5% DUE 04-15-2026	**	177,773
LOWES COS INC 2.5% DUE 04-15-2026	**	5,066,536
LOXO ONCOLOGY INC COM	**	1,878,339
LPL FINL HLDGS INC COM	**	2,024,069
LPP SA PLN2.00	**	148,283
LRAD CORP COM	**	14,011

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
LS INDL SYSTEMS KRW5000	**	269,293
LSB INDS INC COM	**	28,505
LSC COMMUNICATIONS INC COM	**	33,166
LSI INDS INC OHIO COM	**	9,424
LTC PPTYS INC COM	**	160,135
LUBYS INC COM	**	3,444
LULULEMON ATHLETICA INC COM	**	2,820,987
LUMENTUM HLDGS INC COM	**	454,884
LUMINEX CORP DEL COM	**	143,051
LUNA INNOVATIONS INC COM STK	**	14,737
LUXOFT HOLDING INC COM NPV	**	95,336
LVMH MOET HENNESSY LOUIS VUITTON SE EUR0.30	**	7,802,590
LYDALL INC COM	**	35,380
LYON WILLIAM HOMES CL A NEW COM USD0.01 CL'A'(POST REV SPLIT)	**	34,133
LYONDELLBASELL 5% DUE 04-15-2019	**	6,763,864
LYONDELLBASELL 5% DUE 04-15-2019	**	1,951,121
LYONDELLBASELL INDS N V 6 DUE 11-15-2021	**	1,876,209
M & T BK CORP 3.55% DUE 07-26-2023	**	2,770,999
M / I HOMES INC	**	51,709
M D C HLDGS INC COM	**	140,466
MA EDL FING AUTH STUD LN ASSET-BKD NTS VAR RT DUE 04-25-2028 BEO N/C	**	23,421
MACATAWA BK CORP COM	**	56,614
MACERICH CO REIT	**	578,913
MACK CALI RLTY CORP COM REIT	**	172,980
MACOM TECHNOLOGY SOLUTIONS HOLDINGS INC COM STK	**	22,389
MACQUARIE BK LTD DISC COML PAPER 4/2 YRS3&4 04-17-2019	**	1,442,696
MACQUARIE GP LTD NPV	**	800,081
MACQUARIE GROUP LTD SR MEDIUM TERM TRANCHE # TR 00003 6 14/01/2020	**	1,026,528
MACQUARIE GROUP LTD SR MEDIUM TERM NTS 144A 6.25 DUE 01-14-2021	**	472,518
MACQUARIE INFRASTRUCTURE CORP	**	471,514
MACROGENICS INC COM	**	141,122
MACYS RETAIL HLDGS 4.375% DUE 09-01-2023	**	226,951
MADDEN STEVEN LTD COM	**	3,677,256
MADISON SQUARE GARDEN CO NEW CL A CL A	**	1,450,131
MADRID(COMUNIDAD) 4.688% SNR 12/03/20 EUR1000	**	241,777
MAGAZINE LUIZA SA COM NPV	**	535,114
MAGELLAN HEALTH INC COM NEW COM NEW	**	1,710,284
MAGELLAN MIDSTREAM 4.25% DUE 02-01-2021	**	710,192
MAGELLAN MIDSTREAM 6.55% DUE 07-15-2019	**	268,912
MAGNA INTERNATIONAL INC COMMON STOCK	**	6,431,175
MAGNA INTL INC COM NPV	**	1,670,849
MAHANAGAR GAS LTD INR10	**	138,118
MAHLE METAL LEVE COM NPV	**	215,087
MAIDEN HOLDINGS LTD\MAIDEN HOLDINGS LTD\COM STK	**	22,811
MAINFREIGHT LTD NPV	**	13,693
MAIRE TECNIMONT SP NPV	**	39,441
MAKALOT INDUSTRIAL TWD10	**	126,858

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
MAKINO MILLING NPV	**	526,705
MALAY BUILDING SOC MYR1	**	84,175
MALAYAN BKG BERHAD MYR1	**	1,115,632
MALAYSIA (GOVT OF) 4.378% BDS 29/11/2019MYR	**	73,193
MALAYSIA 4.232% BDS 30/06/31 MYR	**	237,758
MALAYSIA AIRPORT MYR1	**	531,291
MALIBU BOATS INC COM CL A COM CL A	**	1,218,348
MALLINCKRODT PLC COMMON STOCK	**	622,046
MALVERN BANCORP INC COM	**	10,694
MANHATTAN ASSOCS INC COM	**	496,407
MANITEX INTL INC COM STK	**	16,023
MANITOBA PROV CDA DEB SER GM 2.125% DUE 06-22-2026 REG	**	187,015
MANITOWOC CO INC COM USD0.01(POST REV SPLIT)	**	356,932
MANPOWERGROUP INC	**	4,725,410
MANTECH INTL CORP CL A CL A	**	229,889
MANULIFE FINL CORP 4.061% DUE 02-24-2032	**	117,877
MANULIFE FINL CORP 4.15% DUE 03-04-2026	**	116,149
MANULIFE FINL CORP 4.9% DUE 09-17-2020	**	410,424
MANULIFE FINL CORP COM NPV	**	551,147
MAPFRE EUR0.10	**	1,128,926
MAPLE ESCR 3.551% DUE 05-25-2021	**	6,909,516
MAPLE LEAF FOODS COM NPV	**	39,320
MARATHON OIL CORP 2.7% DUE 06-01-2020	**	1,014,781
MARATHON OIL CORP COM	**	16,060,800
MARATHON PETE CORP 3.4% DUE 12-15-2020	**	399,878
MARATHON PETE CORP COM	**	3,292,817
MARCHEX INC CL B CL B	**	82,905
MARCUS & MILLICHAP INC COM	**	207,765
MARCUS CORP DEL COM	**	109,257
MARICO LTD INR1	**	41,231
MARINEMAX INC COM	**	65,879
MARKEL CORP 4.9% DUE 07-01-2022	**	4,129,480
MARKEL CORP 5.35% DUE 06-01-2021	**	57,246
MARLIN BUSINESS SVCS CORP COM	**	41,177
MARRIOTT INTL INC 2.3% DUE 01-15-2022	**	6,720,144
MARRIOTT INTL INC FLTG RT 3.229% DUE 12-01-2020	**	2,808,230
MARRIOTT INTL INC NEW 3.375 DUE 10-15-2020	**	4,925,859
MARRIOTT INTL INC NEW COM STK CL A	**	9,711,560
MARRIOTT VACATIONS WORLDWIDE CORP COM	**	256,092
MARSH & MCLENNAN 2.35% DUE 03-06-2020	**	117,945
MARSH & MCLENNAN COS INC 2.35 09-10-2019	**	497,367
MARSH & MCLENNAN COS INC SR NT 3.5 DUE 06-03-2024	**	576,245
MARTEN TRANS LTD COM	**	2,660,114
MARTIN MARIETTA 3.45% DUE 06-01-2027	**	96,984
MARTIN MARIETTA 4.25% 12-15-2047	**	204,628
MARUBENI CORP NPV	**	765,400
MARUHA NICHIRO COR NPV	**	526,539

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
MARVELL TECH GROUP COM USD0.002	**	2,728,808
MASCO CORP 3.5% DUE 04-01-2021	**	995,333
MASCO CORP 3.5% DUE 04-01-2021	**	199,067
MASCO CORP 5.95 DUE 03-15-2022	**	804,291
MASCO CORP 6.5% DUE 08-15-2032	**	331,635
MASCO CORP 7.125% DUE 03-15-2020	**	417,850
MASIMO CORP COM STK	**	920,698
MASONITE INTL CORP NEW COM	**	530,967
MASTEC INC COM	**	347,640
MASTECH DIGITAL INC COM	**	9,954
MASTERCARD INC 3.375 DUE 04-01-2024 BEO	**	2,113,106
MASTERCARD INC CL A	**	41,449,801
MASTR AST BACKED FLTG RT 2.62% DUE 11-25-2036	**	2,210,572
MATADOR RES CO COM	**	1,162,886
MATCH GROUP INC COM	**	99,740
MATERION CORP COM	**	126,377
MATRIX SVC CO COM	**	286,556
MATSON INC COM	**	1,722,580
MATTHEWS INTL CORP CL A CL A	**	181,246
MAXIMUS INC COM	**	3,537,642
MAXLINEAR INC COMMON STOCK	**	46,358
MAZDA MOTOR CORP NPV	**	651,514
MB FINL INC NEW COM	**	235,838
MBT FINL CORP COM	**	36,995
MCCLATCHY CO CL A NEW CL A NEW	**	3,213
MCDERMOTT INTL INC COM USD1.00 (POST REVSPLIT)	**	178,110
MCDONALDS CORP 4.45% DUE 03-01-2047 REG	**	86,049
MCDONALDS CORP 4.875% DUE 07-15-2040	**	122,919
MCDONALDS CORP MEDIUM TERM FLTG 10-28-2021	**	397,230
MCDONALDS CORP MEDIUM TERM NTS 3.35% 04-01-2023	**	3,183,818
MCGRATH RENTCORP COM	**	939,098
MCKESSON CORP	**	5,484,283
MCKESSON CORP NEW 2.284% DUE 03-15-2019	**	456,067
MCKESSON CORP NEW 3.65% DUE 11-30-2020	**	6,500,940
MCMILLAN SHAKESPEA NPV	**	754,004
MEAD JOHNSON 4.9% DUE 11-01-2019	**	390,187
MEDCO HLTH NT 4.125 DUE 09-15-2020	**	181,941
MEDCO HLTH NT 4.125 DUE 09-15-2020	**	101,078
MEDEQUITIES RLTY TR INC COM	**	19,302
MEDIASET ESPANA EUR0.5	**	770,454
MEDIATEK INC TWD10	**	398,235
MEDICAL PPTYS TR INC COM REIT	**	715,801
MEDIDATA SOLUTIONS INC COM	**	3,220,653
MEDIFAST INC COM	**	716,865
MEDIPAL HOLDINGS CORP	**	172,880
MEDNAX INC COM	**	434,544
MEDPACE HLDGS INC COM	**	1,458,063

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
MEDTRONIC GLOBAL 1.7% DUE 03-28-2019	**	5,735,211
MEDTRONIC INC 2.5% DUE 03-15-2020	**	7,352,163
MEDTRONIC INC 3.125 DUE 03-15-2022 REG	**	259,006
MEDTRONIC INC 3.5% DUE 03-15-2025 REG	**	373,518
MEDTRONIC INC 3.5% DUE 03-15-2025 REG	**	1,065,772
MEDTRONIC PLC COMMON STOCK STOCK	**	31,532,285
MEDY-TOX INC KRW500	**	149,391
MEGGITT ORD GBP0.05	**	193,721
MEI PHARMA INC COM NEW COM NEW	**	9,050
MELINTA THERAPEUTICS INC COM USD0.001	**	6,338
MENLO THERAPEUTICS INC COM	**	7,004
MERCANTILE BK CORP COM	**	84,497
MERCEDES- BENZ AUTO LEASE TR 2018-A CL A-3 2.41% 02-16-2021	**	1,038,274
MERCEDES-BENZ AUTO 1.26% DUE 02-16-2021	**	785,031
MERCEDES-BENZ AUTO 1.35% DUE 08-15-2019	**	30,579
MERCEDES-BENZ AUTO 1.46% DUE 12-15-2022	**	2,152,957
MERCEDES-BENZ AUTO RECEIVABLES TR 2018-1SER 18-1 C A4 3.15% 10-15-2024	**	2,008,092
MERCER INTL INC COM SH BEN INT	**	94,169
MERCHANTS BANCORP IND COM	**	132,674
MERCK & CO INC NEW 1.85% DUE 02-10-2020	**	2,834,389
MERCK & CO INC NEW 3.875% DUE 01-15-2021	**	2,479,783
MERCK & CO INC NEW COM	**	12,572,578
MERCK & CO INC NEW FIXED 2.75% DUE 02-10-2025	**	290,216
MERCK KGAA NPV	**	4,124,269
MERCURY GEN CORP NEW COM	**	236,263
MERCURY SYSTEMS INC	**	3,876,125
MEREDITH CORP COM	**	2,581,574
MERIDA INDUSTRY TWD10	**	629,649
MERIDIAN BANCORP INC MD COM	**	438,106
MERIT MED SYS INC COM	**	304,444
MERITAGE HOMES CORP COM	**	143,024
MERITZ FIRE & MARINE INSURANCE LTD KRW500	**	89,984
MERITZ SECURITIES KRW1000	**	200,290
MERLIN PROPERTIES EUR1	**	610,896
MERRILL LYNCH MTG FLTG RT 2.93% DUE 07-25-2030	**	104,429
MERRILL LYNCH MTG FLTG RT 3.305% DUE 09-25-2035	**	595,995
MERRIMACK PHARMACEUTICALS INC COM NEW COM NEW	**	3,316
MERSANA THERAPEUTICS INC COM	**	42,864
MESA LABS INC COM	**	3,242,548
MET LIFE GLOBAL 1.55% DUE 09-13-2019	**	925,656
MET LIFE GLOBAL 2.05% DUE 06-12-2020	**	1,968,004
MET LIFE GLOBAL 2.5% DUE 12-03-2020	**	494,023
MET LIFE GLOBAL 2.65% DUE 04-08-2022	**	1,856,546
MET LIFE GLOBAL 3.875% DUE 04-11-2022	**	288,659
MET LIFE GLOBAL FLTG RT 3.17594% DUE 06-12-2020	**	2,055,897
MET LIFE GLOBAL FLTG RT DUE 09-07-2020	**	6,358,239
MET LIFE GLOBAL FLTG RT DUE 09-07-2020	**	12,020,394

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
META FINL GROUP INC COM	**	49,968
METHANEX CORP COM NPV	**	1,681,402
METHODE ELECTRS INC COM	**	161,679
METLIFE INC 5.7% DUE 06-15-2035	**	90,121
METLIFE INC 6.4% DUE 12-15-2066	**	4,241,216
METLIFE INC COM STK USD0.01	**	8,326,065
METRO PACIFIC INVE PHP1	**	35,978
METROPOLIS TOKYO BD 144A 2% DUE 05-17-2021 BEO	**	878,835
METROPOLITAN BANK PHP20	**	49,531
METROPOLITAN TRANSN AUTH N Y REV 6.668% 11-15-2039 BEO TAXABLE	**	130,236
MEXICHEM SAB DE CV	**	1,138,550
MEXICO(UNITED MEXICAN STATES) 4.0% 15/03/2115	**	503,330
*MFB NT COLLECTIVE AGGREGATE BOND INDEX FUND-NON LENDING	**	5,446,979,627
*MFB NT COLLECTIVE RUSSELL 2000 INDEX FUND - DC - NON LENDING (TIER J)	**	2,961,970,912
MFC ISHARES TR RUSSELL 2000 ETF	**	1,629,027
MFO AEW GLOBAL PROPERTIES TRUST FUND DC PLAN CALSS B	**	377,621,095
MFO JPMORGAN MBS FUND COMMINGLED	**	90,404,437
MFO PIMCO FDS PAC INVT MGMT SER SHORT-TERM PORTFOLIO INSTL CL	**	2,228,818
MFO PIMCO FDS PAC INVT MGMT SER INVT GRADE CR BD PORT INSTL CL	**	18,051,480
MFO PIMCO PAPS ASSET BACKED SECURITIES	**	46,035,959
MFO PIMCO SHORT TERM FLOATING NAV II	**	10,621,944
MFO SSGA GLOBAL ALL CAP EQUITY EX US INDEX NL FUND CLASS A	**	2,850,282,607
MFO WTC CIF II DIVERSIFIED REAL ASSETS SERIES	**	418,365,044
MFO WTC CIF II GLOBAL EQUITY SERIES 3	**	476,363,772
MFRS & TRADERS TR 2.25% DUE 07-25-2019	**	398,590
MFRS & TRADERS TR 2.625% 01-25-2021	**	493,338
MFRS & TRADERS TR 2.625% 01-25-2021	**	246,669
MFRS & TRADERS TR CO BK NT PROGRAM 2.1% DUE 02-06-2020	**	4,154,892
MFRS & TRADERS TR CO BK NT PROGRAM 2.3 DUE 01-30-2019	**	1,150,000
MGIC INVT CORP WIS COM	**	778,098
MGM RESORTS INTL 6.75 DUE 10-01-2020	**	205,500
MIAMI-DADE CNTY FLA AVIATION REV 3.285% 10-01-2023 BEO TAXABLE	**	910,278
MIAMI-DADE CNTY FLA AVIATION REV 3.405% 10-01-2024 BEO TAXABLE	**	2,889,501
MIAMI-DADE CNTY FLA AVIATION REV 3.505% 10-01-2025 BEO TAXABLE	**	3,553,900
MICHAELS COS INC COM	**	333,084
MICHELIN (CGDE) EUR2	**	739,964
MICROSOFT CORP 1.55% DUE 08-08-2021	**	167,092
MICROSOFT CORP 1.55% DUE 08-08-2021	**	1,165,760
MICROSOFT CORP 1.85% DUE 02-12-2020	**	550,279
MICROSOFT CORP 2% DUE 08-08-2023	**	129,798
MICROSOFT CORP 2.375 DUE 05-01-2023	**	195,718
MICROSOFT CORP 2.4% DUE 02-06-2022	**	1,749,608
MICROSOFT CORP 2.4% DUE 08-08-2026	**	466,174
MICROSOFT CORP 2.4% DUE 08-08-2026	**	2,461,396
MICROSOFT CORP 2.875% DUE 02-06-2024	**	357,597
MICROSOFT CORP 3.3% DUE 02-06-2027	**	6,547,218
MICROSOFT CORP 3.45% DUE 08-08-2036	**	127,151

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
MICROSOFT CORP 3.45% DUE 08-08-2036	**	75,349
MICROSOFT CORP COM	**	90,708,003
MICROSOFT CORP FIXED 1.85% DUE 02-06-2020	**	10,354,309
MICROSTRATEGY INC CL A NEW	**	779,275
MIDDLEBY CORP COM	**	2,376,967
MIDLAND STS BANCORP INC ILL COM	**	95,593
MIDSOUTH BANCORP INC COM	**	29,638
MIDSTATES PETE CO INC COM PAR $0.01 COM PAR $0.01	**	28,238
MIDWESTONE FINL GROUP INC NEW COM STK	**	140,786
MILACRON HLDGS CORP COM	**	965,373
MILLER HERMAN INC COM	**	9,922
MILLER INDS INC TENN COM NEW	**	30,429
MIMECAST LIMITED MIMECAST LTD	**	2,432,794
MINDBODY INC COM CL A COM CL A	**	3,267,774
MINERALS TECHNOLOGIES INC COM	**	1,884,948
MINERVA NEUROSCIENCES INC COM	**	16,142
MIRAE ASSET LIFE I KRW5000	**	86,294
MIRVAC GROUP STAPLED SECURITIES	**	134,898
MISSISSIPPI PWR CO SR NT SER 2018A FLTG DUE 03-27-2020/09-27-2018 REG	**	499,154
MISTRAS GROUP INC COM	**	64,839
MITCHAM INDS INC COM	**	2,885
MITSUBISHI CORP 2.625% SNR 14/07/2022 USD	**	293,687
MITSUBISHI CORP NPV	**	894,310
MITSUBISHI ELEC CP NPV	**	248,608
MITSUBISHI ESTATE CO LTD	**	313,105
MITSUBISHI GAS CHM NPV	**	631,307
MITSUBISHI MOTOR C NPV	**	190,836
MITSUBISHI UFJ 2.527% DUE 09-13-2023	**	1,140,102
MITSUBISHI UFJ 2.95% DUE 03-01-2021	**	494,977
MITSUBISHI UFJ 2.95% DUE 03-01-2021	**	2,492,702
MITSUBISHI UFJ 3.761% DUE 07-26-2023	**	502,306
MITSUBISHI UFJ 3.761% DUE 07-26-2023	**	502,306
MITSUBISHI UFJ FIN NPV	**	1,086,719
MITSUBISHI UFJ FINANCIAL GROUP INC 2.19%BNDS 09-13-2021	**	1,254,947
MITSUBISHI UFJ FINANCIAL GROUP INC 2.19%BNDS 09-13-2021	**	6,660,874
MITSUBISHI UFJ FINL GROUP INC 2.998% 02-22-2022	**	28,594
MITSUBISHI UFJ FINL GROUP INC 3.535% 07-26-2021	**	903,382
MITSUBISHI UFJ LEASE & FIN 3.96% 144A 09-19-2023	**	482,643
MITSUI & CO LTD NPV	**	589,888
MITSUI CHEMICALS NPV	**	136,725
MITSUI CONSTRUCT JPY50	**	819,259
MITSUI FUDOSAN CO LTD NPV	**	343,095
MIXI. INC NPV	**	801,317
MIZUHO FINANCE(CAYMAN) 4.6 SUB BDS 03-27-2024 USD200000 'REGS'	**	5,070,825
MIZUHO FINANCIAL GROUP NPV	**	1,048,800
MIZUHO FINL GROUP 2.601% DUE 09-11-2022	**	193,445
MIZUHO FINL GROUP 2.632% DUE 04-12-2021	**	1,952,258

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
MIZUHO FINL GROUP 2.953% DUE 02-28-2022	**	1,470,552
MIZUHO FINL GROUP 3.17% DUE 09-11-2027	**	282,618
MIZUHO FINL GROUP 3.922% DUE 09-11-2024	**	1,819,033
MIZUHO FINL GROUP FLTG RT 3.919% DUE 09-13-2021	**	3,322,161
MIZUHO FINL GROUP INC FLTG 09-11-2024	**	299,564
MIZUHO FINL GROUP INC SR NT FLTG RATE 03-05-2023	**	4,148,788
MIZUHO FINL GROUP INC SR NT FLTG RATE DUE 09-11-2022 REG	**	893,836
MIZUNO CORP NPV	**	31,722
MKS INSTRS INC COM	**	1,725,604
MLP APOLLO GLOBAL MGMT LLC CL A SHS	**	1,668,720
MLP NEXTERA ENERGY PARTNERS LP COM UNIT LTD PARTNERSHIP INT	**	111,930
MMA CAPITAL HOLDINGS INC COM	**	11,164
MMI HOLDINGS LIMIT ZAR0.000001	**	47,350
MOBILE MINI INC COM	**	196,660
MOBILE TELESYSTEMS PJSC ADR	**	235,578
MOBILEIRON INC COM NEW COM NEW	**	131,609
MODEL N INC COM USD0.00015	**	84,011
MODINE MFG CO COM STK	**	250,316
MOIL LTD	**	32,310
MOL HUNGARIAN OIL HUF125(POST SUBDIVISION)	**	52,958
MOLINA HEALTHCARE INC COM	**	3,892,092
MOLSON COORS 3.5 DUE 05-01-2022	**	238,564
MOLSON COORS FIXED 2.25% DUE 03-15-2020	**	2,959,122
MONARCH CASINO & RESORT INC COM	**	245,126
MONCLER SPA NPV	**	636,827
MONDELEZ INTL INC 3% DUE 05-07-2020	**	2,909,176
MONDELEZ INTL INC COM	**	15,491,410
MONDI LTD NPV	**	41,125
MONEYSUPERMARKET.C ORD GBP0.0002	**	838,511
MONGODB INC CL A CL A	**	229,615
MONMOUTH REAL ESTATE CORP MD	**	78,566
MONOLITHIC PWR SYS INC COM	**	2,289,195
MONOTYPE IMAGING HLDGS INC COM STK	**	93,306
MONRO INC COM USD0.01	**	91,163
MONSTER BEVERAGE CORP NEW COM	**	4,281,795
MOODYS CORP 2.75 07-15-2019	**	500,086
MOODYS CORP 3.25% 01-15-2028	**	4,731,750
MOODYS CORP 5.25% DUE 07-15-2044	**	539,005
MOODYS CORP COM	**	5,387,339
MOOG INC CL A	**	3,016,761
MOORIM PAPER KRW5000	**	39,504
MORGAN STANLEY 2.5% DUE 04-21-2021	**	7,938,036
MORGAN STANLEY 2.625% DUE 11-17-2021	**	6,241,693
MORGAN STANLEY 2.65% DUE 01-27-2020	**	110,167
MORGAN STANLEY 2.65% DUE 01-27-2020	**	2,342,286
MORGAN STANLEY 2.75% DUE 05-19-2022	**	223,763
MORGAN STANLEY 2.75% DUE 05-19-2022	**	6,493,981

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
MORGAN STANLEY 3.125% DUE 01-23-2023	**	4,987,299
MORGAN STANLEY 3.125% DUE 07-27-2026	**	85,991
MORGAN STANLEY 3.625% DUE 01-20-2027	**	130,205
MORGAN STANLEY 3.625% DUE 01-20-2027	**	3,972,664
MORGAN STANLEY 3.737% DUE 04-24-2024	**	2,131,691
MORGAN STANLEY 3.737% DUE 04-24-2024	**	5,864,628
MORGAN STANLEY 3.75% DUE 02-25-2023	**	249,559
MORGAN STANLEY 3.75% DUE 02-25-2023	**	1,068,114
MORGAN STANLEY 3.772% DUE 01-24-2029	**	79,412
MORGAN STANLEY 3.772% DUE 01-24-2029	**	2,741,160
MORGAN STANLEY 3.875% DUE 01-27-2026	**	2,496,950
MORGAN STANLEY 3.875% DUE 04-29-2024	**	497,611
MORGAN STANLEY 3.875% DUE 04-29-2024	**	1,890,920
MORGAN STANLEY 4.1% DUE 05-22-2023	**	370,534
MORGAN STANLEY 4.1% DUE 05-22-2023	**	395,570
MORGAN STANLEY 4.3% DUE 01-27-2045	**	200,164
MORGAN STANLEY 4.35 DUE 09-08-2026	**	485,902
MORGAN STANLEY 4.35 DUE 09-08-2026	**	2,672,461
MORGAN STANLEY 5.5% DUE 01-26-2020	**	2,214,187
MORGAN STANLEY 5.5% DUE 07-24-2020	**	175,249
MORGAN STANLEY 5.625% DUE 09-23-2019	**	1,572,938
MORGAN STANLEY 5.75% DUE 01-25-2021	**	521,326
MORGAN STANLEY 5.75% DUE 01-25-2021	**	104,265
MORGAN STANLEY ABS CAP I INC 2005-HE1 CLM1 FLT RT DUE 12-25-2034	**	5,933,348
MORGAN STANLEY BK 2.655% DUE 02-15-2046	**	6,267,094
MORGAN STANLEY BK 2.858 DUE 09-15-2022	**	1,945,896
MORGAN STANLEY BK 2.982% DUE 07-15-2050	**	2,984,394
MORGAN STANLEY BK 3.077% DUE 03-15-2048	**	8,113,150
MORGAN STANLEY BK 3.101% DUE 12-15-2047	**	16,995,563
MORGAN STANLEY BK 3.15% DUE 03-15-2048	**	1,988,262
MORGAN STANLEY BK 3.372% DUE 10-15-2048	**	693,860
MORGAN STANLEY BK 3.372% DUE 10-15-2048	**	6,839,480
MORGAN STANLEY BK 3.473% DUE 12-15-2047	**	5,778,946
MORGAN STANLEY BK 3.753% DUE 12-15-2047	**	323,766
MORGAN STANLEY BK 4.11000013351% DUE 10-15-2047	**	2,254,655
MORGAN STANLEY BK AMER MERRILL LYNCH TR 2017-C34 CL A-SB 3.354% 11-15-2052	**	2,207,524
MORGAN STANLEY CAP 3.261% DUE 05-15-2048	**	8,144,186
MORGAN STANLEY CAP FLTG RT 5.37497% DUE 09-15-2047	**	1,292,973
MORGAN STANLEY FIXED 3.7% DUE 10-23-2024	**	474,977
MORGAN STANLEY FORMERLY MORGAN STANLEY 3.591% 07-22-2028	**	472,752
MORGAN STANLEY FORMERLY MORGAN STANLEY 3.591% 07-22-2028	**	17,019,072
MORGAN STANLEY SR NT 2.45% DUE 02-01-2019	**	5,732,190
MORGAN STANLEY VAR RT 0% DUE 02-10-2021	**	98,883
MORGUARD CORPORATI COM NPV	**	206,191
MORGUARD NA RES RE TR UNIT	**	241,529
MORGUARD REAL ESTA TRUST UNIT	**	211,749
MORI TRUST SOGO RE REIT	**	348,755

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
MORINAGA & CO NPV	**	557,674
MOSAIC CO NEW 3.25% DUE 11-15-2022	**	521,437
MOSAIC CO NEW 5.45% DUE 11-15-2033	**	241,545
MOSAIC CO NEW FIXED 4.05% DUE 11-15-2027	**	142,265
MOTORCAR PTS & ACCESSORIES INC COM	**	35,260
MOTOROLA SOLUTIONS INC	**	340,518
MOVADO GROUP INC COM	**	72,473
MPHASIS LTD INR10	**	351,290
MPLX LP 4% 03-15-2028	**	2,638,362
MPLX LP 4.7% 04-15-2048	**	217,126
MPLX LP 4.8% 02-15-2029	**	1,566,133
MPLX LP 4.875% DUE 12-01-2024	**	117,062
MPLX LP BNDS 3.375% DUE 03-15-2023	**	1,410,336
MPLX LP FIXED 4.125% DUE 03-01-2027	**	142,817
MPLX LP FIXED 4.125% DUE 03-01-2027	**	1,937,552
MR COOPER GROUP INC COM USD0.01	**	71,292
MR PRICE GROUP COM STK	**	404,398
MRC GLOBAL INC COM	**	153,780
MS&AD INS GP HLDGS NPV	**	527,437
MTS SYS CORP COM	**	99,763
MTU AERO ENGINES A NPV (REGD)	**	1,665,949
MUELLER INDS INC COM	**	188,375
MUELLER WTR PRODS INC COM SER A STK	**	19,756
MULTI-COLOR CORP COM	**	100,463
MUNICIPAL ELEC AUTH GA 6.637% 04-01-2057BEO TAXABLE	**	10,572
MUNICIPAL ELEC AUTH GA 6.655% 04-01-2057BEO TAXABLE	**	2,294,998
MURPHY OIL CORP COM	**	11,242,825
MURPHY USA INC COM	**	33,645
MUTHOOT FINANCE LTD	**	30,606
MUTUALFIRST FINL INC COM	**	34,727
MVB FINL CORP COM	**	24,913
MYLAN N V FIXED 2.5% DUE 06-07-2019	**	274,702
MYLAN N V FIXED 2.5% DUE 06-07-2019	**	1,117,719
MYLAN N V FIXED 3.15% DUE 06-15-2021	**	195,593
MYLAN N V FIXED 3.75% DUE 12-15-2020	**	799,628
MYLAN N V FIXED 3.95% DUE 06-15-2026	**	1,549,402
MYOKARDIA INC COM	**	493,730
MYR GROUP INC DEL COM STK	**	295,419
MYRIAD GENETICS INC COM	**	190,961
N.E BANCORP COM NEW	**	20,595
NABORS INDUSTRIES COM USD0.10	**	119,136
NACCO IND INC CL A COM	**	20,849
NAN YA PRINTED CIR TWD10	**	29,312
NANKAI ELEC RAIL NPV	**	734,925
NANOMETRICS INC COM DELAWARE	**	118,448
NANYA TECHNOLOGY C TWD10	**	817,910
NASDAQ INC	**	9,135,840

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
NASPERS N ZAR0.02	**	2,556,095
NATERA INC COM	**	228,763
NATIONAL ALUMINUM	**	322,912
NATIONAL AUSTRALIA BK LIMITED ACTING THR2.5% DUE 01-12-2021	**	295,012
NATIONAL AUSTRALIA BK LIMITED ACTING THR2.5% DUE 01-12-2021	**	295,012
NATIONAL AUSTRALIA BK LTD GLOBAL MEDIUM 2.4% DUE 12-09-2019 BEO '144A'	**	6,271,701
NATIONAL BEVERAGE CORP COM	**	167,224
NATIONAL BK HLDGS CORP CL A COM STK	**	3,561,904
NATIONAL CITY CORP 6.875% DUE 05-15-2019	**	1,317,840
NATIONAL COMM CORP COM	**	128,952
NATIONAL GEN HLDGS CORP COM	**	308,871
NATIONAL GRID ORD GBP0.12431289	**	595,349
NATIONAL HEALTH INVS INC COM	**	170,041
NATIONAL INSTRS CORP COM	**	31,766
NATIONAL OILWELL VARCO COM STK	**	7,907,890
NATIONAL PRESTO INDS INC COM	**	113,763
NATIONAL RETAIL PPTYS INC COM STK	**	250,845
NATIONAL RURAL UTILS COOP FIN CORP MEDIUM TERM NTS 1.5% 11-01-2019	**	4,430,777
NATIONAL STORAGE AFFILIATES TR COM SHS BEN INT COM SHS BEN INT	**	131,903
NATIONAL VISION HLDGS INC COM	**	1,605,690
NATIONAL WESTN LIFE GROUP INC CL A COMMON STOCK	**	173,805
NATIONWIDE BLDG FLTG RT 4.363% DUE 08-01-2024	**	1,371,619
NATIONWIDE BLDG FLTG RT 4.363% DUE 08-01-2024	**	2,174,996
NATIXIS EUR1.6(POST SUBDV)	**	85,881
NATL AUSTRALIA BK 2.25% DUE 01-10-2020	**	5,185,650
NATL AUSTRALIA BK 2.4% DUE 12-07-2021	**	14,768,175
NATL AUSTRALIA BK 3.7% DUE 11-04-2021	**	3,977,257
NATL AUSTRALIA BK LTD GLOBAL MEDIUM TR # SR 00047 144A 4.375 12-10-2020	**	768,103
NATL AUSTRALIA BK NY 3 DUE 01-20-2023	**	2,451,215
NATL BK CDA 2.2% DUE 11-02-2020	**	392,073
NATL BK CDA MEDIUM 2.15% DUE 06-12-2020	**	295,648
NATL BK CDA MEDIUM FLTG RT 3.33594% DUE 06-12-2020	**	7,167,560
NATL HEALTHCARE CORP COM	**	199,028
NATL RETAIL PPTYS 3.6% DUE 12-15-2026	**	20,194
NATL RETAIL PPTYS 3.9% DUE 06-15-2024	**	80,042
NATL RETAIL PPTYS 4% DUE 11-15-2025	**	132,579
NATL RETAIL PPTYS 4.3% DUE 10-15-2028	**	1,406,901
NATL RURAL UTILS 2.3% DUE 11-15-2019	**	149,142
NATL RURAL UTILS 2.35% DUE 06-15-2020	**	197,960
NATL RURAL UTILS 2.4% DUE 04-25-2022	**	58,386
NATL RURAL UTILS 2.95% DUE 02-07-2024	**	62,978
NATL RURAL UTILS 2.95% DUE 02-07-2024	**	6,002,571
NATL RURAL UTILS 3.4% DUE 02-07-2028	**	492,687
NATURA COSMETICOS SA COM NPV	**	250,267
NATURAL GAS SVCS GROUP INC COM	**	26,748
NATURAL GROCERS BY VITAMIN COTTAGE INC COM USD0.001	**	54,100
NATURES SUNSHINE PRODS INC COM	**	6,642

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
NATUS MED INC DEL COM	**	92,698
NATWEST MARKETS PL 0.625% SNR 02/03/2022EUR	**	333,272
NAUTILUS INC COM	**	52,298
NAVIENT CORP 5% DUE 10-26-2020	**	287,250
NAVIENT CORP COM	**	645,315
NAVIGANT CONSULTING INC COM	**	120,418
NAVIGATORS GROUP INC COM	**	199,436
NAVISTAR INTL CORP NEW COM	**	571,575
NBCUNIVERSAL MEDIA 5.15% DUE 04-30-2020	**	4,053,096
NBCUNIVERSAL MEDIA LLC SR NT 2.875 01-15-2023	**	2,871,537
NBCUNIVERSAL MEDIA LLC SR NT 4.375 4-1-2021	**	25,624
NBCUNIVERSAL MEDIA LLC SR NT 4.375 4-1-2021	**	7,343,967
NBT BANCORP INC COM	**	209,477
NCS MULTISTAGE HLDGS INC COM	**	27,237
NCUA GTD NTS TR 2010-R3 SR III-A NT 2.4%DUE 12-08-2020 BEO	**	106,972
NEDERLANDSE WATERSCHAPSBANK N V SR NTS BTRANCHE # TR 37 3% DUE 12-21-2021 REG	**	2,746,858
NELNET INC CL A CL A	**	256,675
NELNET STUD LN 2004-4 CL B FLTG DUE 01-25-2041	**	3,118,472
NEOGEN CORP COM	**	1,957,380
NEOGENOMICS INC COM NEW COM NEW	**	1,714,077
NEON THERAPEUTICS INC COM	**	32,861
NEOPHOTONICS CORP	**	29,296
NEOPOST EUR1	**	399,571
NEPI ROCKCASTLE PL ORD EUR0.01	**	78,837
NESTE OYJ NPV	**	2,830,354
NESTLE HLDGS INC 3.35% DUE 09-24-2023	**	4,559,699
NESTLE INDIA INR10	**	76,847
NESTLE SA CHF0.10(REGD)	**	19,324,050
NETAPP INC 3.375 DUE 06-15-2021	**	99,622
NETCARE LTD ZAR0.01	**	32,341
NETENT AB SER'B'NPV	**	203,837
NETFLIX INC COM STK	**	19,331,476
NETGEAR INC COM	**	348,965
NETLINK NBN TRUST	**	267,105
NETSCOUT SYS INC COM	**	774,804
NETSOL TECHNOLOGIES INC COM	**	12,860
NETWORK-1 TECHNOLOGIES INC COM	**	6,467
NEUROCRINE BIOSCIENCES INC COM	**	1,186,334
NEVADA PWR CO 7.125% DUE 03-15-2019	**	186,542
NEVADA PWR CO 7.125% DUE 03-15-2019	**	302,501
NEW CENTY HOME FLTG RT 2.85% DUE 12-25-2035	**	2,803,255
NEW HOME CO INC COM	**	17,641
NEW HOPE CORP NPV	**	663,777
NEW MEDIA INVT GROUP INC COM	**	116,174
NEW RELIC INC COM	**	2,332,584
NEW SR INVT GROUP INC COM	**	29,998
NEW YORK CMNTY BANCORP INC COM	**	634,394

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
NEW YORK LIFE CAP CORP FLTG 144A DUE 06-10-2022	**	197,273
NEW YORK LIFE GLOBAL FDG 2.3% DUE 06-10-2022 BEO	**	2,525,449
NEW YORK LIFE GLOBAL FDG PPN BOND 3.25% 08-06-2021	**	1,001,278
NEW YORK N Y CITY TRANSITIONAL FIN AUTH REV 5.572% 11-01-2038 BEO TAXABLE	**	164,158
NEW YORK ST DORM AUTH ST PERS INCOME TAXREV 5.051% 09-15-2027 BEO TAXABLE	**	899,248
NEW YORK ST TWY AUTH SECOND GEN HWY & BRDG TR FD 5.449% 04-01-2025 BEO TAXABLE	**	1,443,910
NEW YORK TIMES CO CL A ISIN #US6501111073	**	821,230
NEW ZEALAND(GOVT) IDX/LKD SNR 20/09/2025NZD	**	76,172
NEWELL BRANDS INC 3.85% DUE 04-01-2023	**	1,083,880
NEWELL BRANDS INC 4.2% DUE 04-01-2026	**	908,907
NEWELL RUBBERMAID INC 4 DUE 06-15-2022	**	287,766
NEWFIELD EXPLORATION	**	40,711
NEWGATE FUND.PLC FRN M/BKD 12/2050 GBP 'A3A'	**	1,432,213
NEWLINK GENETICS CORP COM STK	**	8,890
NEWPARK RES INC COM PAR $0.01 NEW COM PAR $0.01 NEW	**	1,521,952
NEWS CORP COM CL A	**	719,976
NEWS CORP COM CL B	**	320,282
NEXA RESOURCES S A COM	**	132,709
NEXEO SOLUTIONS INC COM SHS COM SHS	**	38,595
NEXON CO LTD NPV	**	1,620,749
NEXPOINT RESIDENTIAL TR INC COM	**	377,243
NEXSTAR MEDIA GROUP INC CL A CL A	**	440,305
NEXTEER AUTOMOTIVE GROUP LIMITED HKD0.1	**	27,083
NEXTERA ENERGY CAP FLTG 09-03-2019	**	1,058,809
NEXTERA ENERGY CAP 2.3% DUE 04-01-2019	**	3,033,029
NEXTERA ENERGY CAP 3.342% DUE 09-01-2020	**	1,603,174
NEXTERA ENERGY CAP 3.342% DUE 09-01-2020	**	490,972
NEXTERA ENERGY CAP FLTG RT 3.10681% DUE 08-21-2020	**	9,627,617
NEXTERA ENERGY CAP FLTG RT 3.10681% DUE 08-21-2020	**	199,755
NEXTGEN HEALTHCARE INC COM	**	291,986
NHA MORTGAGE BACK. VAR M/BKD 01/07/2020 CAD	**	625,073
NHA MORTGAGE BACKE FRN M/BKD 08/2020 CAD	**	219,957
NHA MTG BACKED SECS 98001212 FLTG RT 01/06/2020	**	238,038
NHN ENTERTAINMENT KRW500	**	63,835
NIAGARA MOHAWK PWR 4.881% DUE 08-15-2019	**	116,019
NIAGARA MOHAWK PWR 4.881% DUE 08-15-2019	**	3,855,878
NIAGARA MOHAWK PWR 4.881% DUE 08-15-2019	**	781,864
NICE INFOR&TELECOM KRW500	**	74,374
NICHI-IKO PHARM NPV	**	185,708
NICHIREI CORP NPV	**	350,006
NICHOLAS FINL INC BC COM NEW COM NEW	**	11,721
NICOLET BANKSHARES INC COM	**	85,107
NIEN MADE ENTERPRI TWD10	**	38,045
NIIT TECHNOLOGIES INR10	**	283,921
NIKE INC CL B	**	11,658,144
NIKON CORP NPV	**	1,135,441
NINE DRAGONS PAPER HKD0.1	**	225,945

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
NINE ENERGY SVC INC COM STK	**	87,207
NIPPON BUILDING FD REIT	**	213,910
NIPPON CARBON CO NPV	**	477,371
NIPPON EXPRESS CO NPV	**	987,877
NIPPON LIFE INS CO STEP CPN 5.1% DUE 10-16-2044	**	10,025,000
NIPPON PAPER INDUSTRIES CO JPY50	**	731,357
NIPPON SHEET GLASS Y50	**	726,602
NIPPON TELEGRAPH & TELEPHONE CORP NPV	**	1,773,440
NISOURCE FIN CORP 3.49% 05-15-2027	**	238,561
NISOURCE FIN CORP 5.65% DUE 02-01-2045	**	95,806
NISSAN AUTO 1.18% DUE 01-15-2021	**	2,128,426
NISSAN AUTO 1.32% DUE 01-15-2021	**	248,170
NISSAN AUTO 1.54% DUE 10-17-2022	**	6,239,440
NISSAN AUTO 1.59% DUE 07-15-2022	**	2,167,715
NISSAN AUTO 1.95% DUE 10-16-2023	**	1,573,046
NISSAN AUTO LEASE TR 2017-B CL A-3 2.05% 09-15-2020	**	1,172,317
NISSAN AUTO RECEIVABLES 2017-C CL A-3 2.12% 04-18-2022	**	456,238
NISSAN AUTO RECEIVABLES 2017-C CL A-3 2.12% 04-18-2022	**	4,572,255
NISSAN AUTO RECEIVABLES 2017-C CL A-4 2.28% 02-15-2024	**	1,960,154
NISSAN AUTO RECEIVABLES SER 2018 CL A2A 2.39% DUE 12-15-2020	**	2,447,165
NISSAN MTR ACCEP 1.9% DUE 09-14-2021	**	39,044
NISSAN MTR ACCEP 1.9% DUE 09-14-2021	**	838,028
NISSAN MTR ACCEP 2.15% DUE 09-28-2020	**	3,138,704
NISSAN MTR ACCEP 2.35% DUE 03-04-2019	**	199,613
NISSAN MTR ACCEP 2.55% DUE 03-08-2021	**	495,694
NISSAN MTR ACCEP CORP SR NT FLTG RATE 144A VAR RT DUE 01-13-2022	**	884,361
NITTETSU MINING CO NPV	**	123,205
NJ RES CORP COM	**	710,123
NL INDS INC COM NEW	**	12,496
NMI HLDGS INC CL A CL A	**	1,317,330
NN GROUP N.V. EUR0.12	**	913,863
NN INC COM	**	40,233
NOBINA AB NPV	**	595,514
NOBLE CORP PLC COMMON STOCK	**	107,771
NOBLE ENERGY INC 3.85% DUE 01-15-2028	**	1,871,537
NOBLE ENERGY INC 3.9% DUE 11-15-2024	**	4,213,754
NOBLE ENERGY INC 4.15% DUE 12-15-2021	**	4,189,582
NOKIA OYJ EUR0.06	**	85,648
NOMURA ASSET ACCEP CORP ALTERNATIVE CL I-A-5 FLTG RATE DUE 03-25-2047 REG	**	2,906,479
NOMURA HLDGS INC 2.75% DUE 03-19-2019	**	2,123,179
NOMURA RESEARCH INSTITUTE NPV	**	216,665
NOMURA RL EST INC NPV	**	27,340
NORD/LB LUX CVD BD 2.875% SNR SEC 16/02/21 USD	**	198,848
NORDEA BANK ABP NPV	**	255,949
NORDEA BK AB 2.125% DUE 05-29-2020	**	393,929
NORDEA BK AB 3.75% DUE 08-30-2023	**	503,047
NORDEA BK AB 4.875% DUE 01-27-2020	**	254,334

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
NORDEA BK AB PUBL NY BRH IAM INSTL CTF DEP 03-29-2018 VAR RT DUE 03-27-2020	**	17,750,919
NORDEA BK AG 2.375% DUE 04-04-2019	**	493,197
NORDEA BK AG 4.875% DUE 05-13-2021	**	3,818,152
NORDEA HYPOTEK AB MTN 1.0% 08/04/2022	**	1,105,496
NORDEA KREDIT REALKREDITAKTIE 2.5% 01/10/2047	**	350
NORDEA REALKREDIT 2% SNR SEC 01/10/47 DKK0.01	**	1,398,182
NORDEA REALKREDIT 2.5% CVD BDS 01/10/2037 DKK	**	16,905
NORDSON CORP COM	**	1,169,630
NORDSTROM INC 4 DUE 10-15-2021	**	60,408
NORDSTROM INC 4.75% DUE 05-01-2020	**	2,389,971
NORFOLK SOUTHN 3.25 DUE 12-01-2021	**	230,605
NORFOLK SOUTHN 3.95 DUE 10-01-2042	**	320,916
NORFOLK SOUTHN 4.45% DUE 06-15-2045	**	685,675
NORFOLK SOUTHN 5.9% DUE 06-15-2019	**	2,102,185
NORFOLK SOUTHN FIXED 4.05% DUE 08-15-2052	**	357,234
NORTH AMERN DEV BK NT 4.375% DUE 02-11-2020 REG	**	2,844,271
NORTHERN TECHNOLOGIES INTL CORP COM STK	**	23,494
NORTHFIELD BANCORP INC DEL COM USD0.01	**	120,473
NORTHRIM BANCORP INC COM	**	118,135
NORTHROP GRUMMAN 2.55% DUE 10-15-2022	**	1,586,951
NORTHROP GRUMMAN 2.93% DUE 01-15-2025	**	379,554
NORTHROP GRUMMAN 2.93% DUE 01-15-2025	**	7,325,392
NORTHROP GRUMMAN 3.25% DUE 01-15-2028	**	2,612,403
NORTHROP GRUMMAN 5.05% DUE 08-01-2019	**	1,187,961
NORTHROP GRUMMAN 7.75% DUE 02-15-2031	**	32,916
NORTHROP GRUMMAN CORP COM	**	13,585,828
NORTHSTAR RLTY EUROPE CORP COM	**	63,293
NORTHWEST AIRLS PASS THRU TRS NORTHWEST AIRLINES INC P/THRU STEP UP 05-20-2023	**	216,736
NORTHWEST BANCSHARES INC MD COM	**	170,823
NORTHWEST PIPE CO COM	**	40,827
NORWAY ROYAL SALMO NOK1	**	106,257
NORWAY(KINGDOM OF) 3.75% SNR 25/05/21 NOK1000	**	98,097
NORWOOD FINL CORP COM	**	19,338
NOVANTA INC NOVANTA INC	**	305,676
NOVARTIS AG CHF0.50 (REGD)	**	11,144,489
NOVARTIS CAP CORP 3% DUE 11-20-2025	**	334,197
NOVARTIS CAP CORP 4.4% DUE 04-24-2020	**	1,420,137
NOVASTAR MTG FDG FLTG RT 3.59% DUE 06-25-2035	**	198,969
NOVATEK PJSC GDR EACH REPR 10 ORD 'REG S	**	247,437
NOVOCURE LTD COM USD0.00	**	2,521,848
NOVOLIPETSK STEEL GDR EACH REP 10 RUB1 'REGS'	**	357,294
NOVO-NORDISK AS DKK0.2 SERIES'B'	**	11,458,280
NOW INC COM	**	209,927
NRG ENERGY INC COM NEW	**	4,568,969
*NT COLLECTIVE ALL COUNTRY WORLD EX-US INVESTABLE MARKET INDEX FUND - DC - NONLEN	**	2,845,891,210
*NT COLLECTIVE S&P500 INDEX FUND-DC-NON LENDING (TIER J)	**	12,238,801,510

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
NTPC LTD INR10	**	59,705
NTT DOCOMO NPV	**	549,596
NTT FINANCE CORP 1.9% SNR EMTN 21/07/21 USD	**	578,843
NU SKIN ENTERPRISES INC CL A CL A	**	934,363
NUCOR CORP 4% DUE 08-01-2023	**	152,302
NUCOR CORP 6.4% DUE 12-01-2037	**	29,850
NUTANIX INC CL A CL A	**	207,617
NUTRIEN LTD 3.15% 10-01-2022	**	4,474,119
NUTRIEN LTD 6.75% 01-15-2019	**	275,307
NUTRIEN LTD FIXED 3.5% 06-01-2023	**	613,870
NUTRIEN LTD FIXED 3.625% DUE 03-15-2024	**	252,626
NUTRIEN LTD FIXED 4.125% DUE 03-15-2035	**	9,104
NUTRIEN LTD FIXED 5.25% DUE 01-15-2045	**	210,494
NUVASIVE INC COM	**	276,446
NV5 GLOBAL INC COMMON STOCK	**	45,715
NVENT ELECTRIC PLC COM USD0.01 WI	**	21,741
NVIDIA CORP 2.2% DUE 09-16-2021	**	4,124,788
NVIDIA CORP COM	**	7,455,308
NY N Y TAXABLE-BUILD AMER BDS-F-1 6.646 DUE 12-01-2031/12-01-2020 BEO	**	106,491
NYKREDIT 2.5% 01/10/2014	**	7,444
NYKREDIT REALKREDI 1% CVD BDS 01/01/19 DKK0.01	**	3,025,452
NYKREDIT REALKREDI 1.5% CVD BDS 01/10/2037 DKK	**	108,062
NYKREDIT REALKREDI 2% CVD BDS 01/10/47 DKK0.01	**	1,019,554
NYKREDIT REALKREDI 2.5% SNR SEC 01/10/2037 DKK	**	21,720
NYKREDIT REALKREDI 3% SNR SEC 01/10/47 DKK0.01	**	6,427
O REILLY 4.625% DUE 09-15-2021	**	3,592,803
O REILLY AUTOMOTIVE INC NEW 3.6% DUE 09-01-2027	**	53,354
O/SEAS CHINESE T.A HKD0.1	**	35,252
OAK VY BANCORP OAKDALE CALIF COM STK	**	11,950
OASIS PETE INC NEW COM STK	**	635,723
OBAYASHI CORP NPV	**	356,120
OCCIDENTAL PETE 2.7% DUE 02-15-2023	**	179,308
OCCIDENTAL PETE 2.7% DUE 02-15-2023	**	213,231
OCCIDENTAL PETE 3% DUE 02-15-2027	**	1,679,944
OCCIDENTAL PETE 3.125% DUE 02-15-2022	**	487,250
OCCIDENTAL PETE 3.4% DUE 04-15-2026	**	1,614,347
OCCIDENTAL PETE 4.1% DUE 02-01-2021	**	651,060
OCCIDENTAL PETE 4.2% DUE 03-15-2048	**	382,297
OCCIDENTAL PETROLEUM CORP	**	5,193,116
OCEANEERING INTL INC COM	**	198,646
OCEANFIRST FINL CORP COM	**	2,329,582

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
OCP S A 5.625% DUE 04-25-2024	**	1,329,250
OCWEN FINL CORP COM NEW COM NEW	**	13,413
ODEBRECHT OFFSHORE DRILLING FINANCE 6.72% DUE 12-01-2022	**	117,884
ODEBRECHT OFFSHORE DRILLING FINANCE 7.72% 12-01-2026	**	122,749
ODEBRECHT OIL & FINANCE ODEBRECHT OIL & FINANCE VAR RT 12-31-2099	**	731
OFFICE DEPOT INC COM	**	554,021
OFG BANCORP COM	**	67,486
OH ST UNIV GEN RCPTS TAXABLE-SER A 4.8 DUE 06-01-2111	**	1,106,384
OHIO PWR CO 5.375% DUE 10-01-2021	**	740,292
OHIO STATE 4.534% 05-01-2021 BEO TAXABLE	**	10,386,700
OHIO STATE 4.654% 05-01-2022 BEO TAXABLE	**	10,567,800
OIL & NATURAL GAS	**	76,883
OIL CO LUKOIL PJSC ADR EACH REPR 1 ORD RUB0.02	**	1,130,599
OIL DRI CORP AMER COM	**	21,677
OIL STS INTL INC COM ISIN US6780261052	**	83,181
OK GAS & ELEC CO 8.25% DUE 01-15-2019	**	5,645,036
OKI ELECTRIC IND NPV	**	421,025
OKTA INC CL A CL A	**	362,512
OLAV THON EIENDOMS NOK1	**	86,560
OLD 2ND BANCORP INC DEL COM	**	190,736
OLD LINE BANCSHARES INC COM STK	**	80,855
OLD MUTUAL LTD NPV	**	798,787
OLD NATL BANCORP IND COM	**	353,291
OLD REP INTL CORP COM	**	959,776
OLIN CORP COM	**	1,174,685
OLYMPIC STL INC COM	**	21,519
OLYMPUS CORP NPV	**	4,618,784
OMEGA HEALTHCARE INVS INC REIT	**	619,413
OMNICOM GROUP INC COM	**	10,783,565
OMNOVA SOLUTIONS INC COM	**	338,477
ON DECK CAP INC COM	**	764,587
ON SEMICONDUCTOR CORP COM	**	567,036
ONCOR ELEC 2.15% DUE 06-01-2019	**	199,404
ONCOR ELEC 4.1 DUE 06-01-2022	**	1,705,561
ONE GAS INC COM	**	2,822,696
ONE LIBERTY PPTYS INC COM	**	35,385
ONEMAIN DIRECT 2.31% DUE 12-14-2021	**	3,477,418
ONEMAIN DIRECT 2.82% DUE 07-15-2024	**	945,386
ONEMAIN HLDGS INC COM	**	1,094,872
ONEOK INC NEW 4% DUE 07-13-2027	**	1,073,058
ONEOK PARTNERS L P 3.375% DUE 10-01-2022	**	196,371

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
ONEOK PARTNERS L P 3.375% DUE 10-01-2022	**	2,194,450
ONEOK PARTNERS L P 3.8% DUE 03-15-2020	**	3,756,739
ONEOK PARTNERS L P 4.9% DUE 03-15-2025	**	253,289
ONESPAN INC COM STK USD0.001	**	93,758
ONO PHARMACEUTICAL NPV	**	80,871
ONT TEACHERS 3.125% DUE 03-20-2022	**	956,018
ONTARIO PROV CDA 2.55% DUE 02-12-2021	**	498,109
ONTARIO PROV CDA BD 2.5% DUE 09-10-2021 REG	**	4,366,943
ONTARIO PROV CDA BD 3.4% 10-17-2023	**	3,285,215
ONTARIO PROV CDA PROV OF ON 2.5% 2.5% DUE 04-27-2026 BEO	**	29,064,410
ONTARIO PROV CDA USD BD 1.65% DUE 09-27-2019 REG	**	114,104
ONTARIO(PROV OF) 0.024% BDS 02/06/26 CAD1	**	859,892
ONTARIO(PROV OF) 4.2% DEB 02/06/2020 CAD	**	226,259
OOMA INC COM	**	177,650
OPEN TEXT CO COM NPV	**	234,979
OPHTHOTECH CORP COM	**	53,576
OPPENHEIMER HLDGS INC CL A NON VTG SHS CL A NON VTG SHS	**	60,528
OPTION ONE MTG LN TR SER 2005-2 CL M-1 FLTG RT 05-25-2035	**	685,636
OPUS BK IRVINE CALIF FORMERLY OPUS BK REDONDO BEACH CALIF TO 04/11/2014 COM	**	281,175
ORACLE CORP 1.9% DUE 09-15-2021	**	1,072,079
ORACLE CORP 2.4% DUE 09-15-2023	**	345,468
ORACLE CORP 2.4% DUE 09-15-2023	**	7,340,225
ORACLE CORP 2.5% BNDS 10-15-2022	**	1,951,376
ORACLE CORP 2.5% DUE 05-15-2022	**	1,306,342
ORACLE CORP 2.625% 02-15-2023	**	2,945,436
ORACLE CORP 2.65% DUE 07-15-2026	**	92,676
ORACLE CORP 2.95% DUE 05-15-2025	**	4,114,868
ORACLE CORP 2.95% DUE 11-15-2024	**	730,415
ORACLE CORP 3.85% DUE 07-15-2036	**	103,893
ORACLE CORP 3.9% DUE 05-15-2035	**	143,584
ORACLE CORP 5% DUE 07-08-2019	**	1,490,715
ORACLE CORP 5.375 DUE 07-15-2040	**	132,595
ORACLE CORP COM	**	19,721,520
ORACLE CORP JAPAN NPV	**	240,188
ORANGE 5.375% DUE 07-08-2019	**	8,043,480
ORANGE BELGIUM	**	59,025
ORANGE S A 1.625% DUE 11-03-2019	**	3,391,967
ORANGE S A 1.625% DUE 11-03-2019	**	7,258,052
ORASURE TECHNOLOGIES INC COM	**	135,827
ORBCOMM INC COM STK	**	202,130
ORCHIDS PAPER PRODS CO DEL COM	**	771

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
ORICA LIMITED NPV	**	669,013
ORIGIN BANCORP INC COM STK USD 5.00	**	138,160
ORION GROUP HLDGS INC FORMERLY ORION MARINE GROUP INC TO 05/20/2016 COM STK	**	11,870
ORITANI FINL CORP NEW COM STK	**	123,458
ORIX CORP 2.9% DUE 07-18-2022	**	61,557
ORIX CORP 2.9% DUE 07-18-2022	**	293,129
ORIX CORP FIXED 3.25% DUE 12-04-2024	**	96,896
ORIX CORP NPV	**	566,087
ORMAT TECHNOLOGIES INC COM	**	284,774
ORRSTOWN FINL SVCS INC COM	**	26,350
ORTHOFIX MED INC COM USD0.10	**	312,840
OSCAR US FDG VI 2.82% DUE 06-10-2021	**	1,843,984
OSHKOSH CORPORATION	**	130,406
OSI SYS INC COM	**	183,983
OTONOMY INC COM	**	23,077
OTP BANK NYRT HUF100	**	406,260
OTSUKA CORP NPV	**	784,947
OUE LTD NPV	**	113,099
OUTFRONT MEDIA INC COM	**	1,044,364
OVERSEAS PVT INVT 3.43% DUE 05-15-2030	**	6,839,308
OVERSEAS SHIPHOLDING GROUP INC NEW COM USD0.01 CL A (POST REV SPLT)	**	25,244
OWENS & MINOR INC NEW COM	**	65,762
OWENS CORNING NEW 4.2 DUE 12-15-2022	**	198,576
OWENS CORNING NEW COM STK	**	522,306
OWENS ILL INC COM NEW	**	243,653
OXFORD IMMUNOTEC GLOBAL PLC ORD GBP0.006705	**	204,135
OXFORD INDS INC COM	**	2,148,321
OYO CORP NPV	**	199,252
OZ MINERALS LTD COMSTK	**	46,464
P A M TRANSN SVCS INC COM	**	38,109
PAC PREMIER BANCORP COM	**	87,712
PACCAR FINL CORP MEDIUM TERM SR NTS BOOKTRANCHE # SR 00682 VAR RT DUE 05-10-2021	**	2,044,866
PACCAR FINL CORP MEDIUM TERM SR NTS BOOKTRANCHE # SR 00685 VAR RT DUE 11-13-2020	**	4,975,272
PACCAR INC COM	**	2,839,858
PACIFIC ETHANOL INC COM PAR $.001 COM PAR $.001	**	7,288
PACIFIC GAS & ELEC CO INDEFAULTED 0.0% 12-31-2040	**	2,877,651
PACIFICORP 3.6% DUE 04-01-2024	**	109,022
PACIFICORP 5.5% DUE 01-15-2019	**	80,064
PACIFICORP 6.25% DUE 10-15-2037	**	99,778
PACIRA PHARMACEUTICALS INC COM	**	891,676
PACKAGING CORP AMER COM ISIN US6951561090	**	533,727

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
PACWEST BANCORP DEL COM	**	5,197,970
PAGSEGURO DIGITAL LTD COM USD CLS A	**	936,500
PAKISTAN OILFIELDS PKR10	**	101,614
PAL GROUP HOLDINGS CO LTD	**	71,254
PANAMA REP 4.5% DUE 04-16-2050 REG	**	191,500
PANASONIC CORP	**	214,232
PANDORA A/S DKK0.01	**	61,395
PANHANDLE OIL & GAS INC.CL A COM STK	**	41,199
PANIN FINANCIAL IDR125	**	122,075
PAPA JOHNS INTL INC COM	**	238,183
PAR PACIFIC HOLDINGS INC COM NEW COM NEW	**	301,098
PARAMOUNT GROUP INC COM	**	856,316
PAREX RESOURCES IN COM NPV	**	423,558
PARK ELECTROCHEMICAL CORP COM	**	18,721
PARK HOTELS & RESORTS INC COM	**	512,819
PARK NATL CORP COM	**	185,786
PARKE BANCORP INC COM	**	21,391
PARKER-HANNIFIN CORP COM	**	9,017,899
PARK-OHIO HLDGS CORP COM	**	159,128
PARSLEY ENERGY INC CL A CL A	**	434,320
PARTRON CO LTD KRW500	**	20,963
PARTY CITY HOLDCO INC COM	**	77,634
PATRICK INDS INC COM	**	14,302
PATRIOT TRANSN HLDG INC COM	**	5,983
PATTERN ENERGY GROUP INC CL A CL A	**	288,182
PATTERSON COS INC COM	**	311,414
PATTERSON-UTI ENERGY INC COM	**	557,772
PAYLOCITY HLDG CORP COM	**	4,013,117
PAYPAL HLDGS INC COM	**	29,981,365
PBF ENERGY INC CL A CL A	**	1,431,273
PC CONNECTION INC COM	**	214,710
PCCW LIMITED NPV	**	23,618
PCM INC COM	**	16,395
PCSB FINL CORP COM	**	64,548
PC-TEL INC COM	**	12,355
PDF SOLUTIONS INC COM	**	46,862
PDL BIOPHARMA INC COM	**	46,319
PEABODY ENERGY CORP NEW	**	1,354,379
PEAPACK-GLADSTONE FINL CORP COM	**	84,957
PEARSON ORD GBP0.25	**	79,740
PEBBLEBROOK HOTEL TR COM STK	**	2,220,920

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
PEGASYSTEMS INC COM	**	6,335,657
PENN NATL GAMING INC COM	**	1,882,944
PENN VA CORP NEW COM	**	34,869
PENNEY J.C CO INC COM	**	30,328
PENNS WOODS BANCORP INC COM	**	32,071
PENNSYLVANIA REAL ESTATE INVT TR SH BEN INT SH BEN INT	**	28,007
PENNSYLVANIA ST HIGHER ED ASSISTANCE AGY SER 2009-1 CL A1 FLTG 1A1 07-25-2029	**	1,209,468
PENNSYLVANIA ST HIGHER ED ASSISTANCE AGYSTUDENT LN REV FLTG RT 0% 10-25-2036 BEO	**	4,918,193
PENSKE AUTOMOTIVE GROUP INC COM STK	**	463,438
PENSKE TRUCK 3.2% DUE 07-15-2020	**	4,049,703
PENSKE TRUCK 4.125% DUE 08-01-2023	**	284,497
PENSKE TRUCK 4.125% DUE 08-01-2023	**	1,781,848
PENSKE TRUCK FIXED 2.7% DUE 03-14-2023	**	171,732
PENTAIR PLC COM STK	**	1,383,126
PEOPLES BANCORP INC COM STK	**	135,841
PEOPLES BANCORP N C INC COM PEOPLES BANCORP OF NORTH CAROLINA INC	**	16,902
PEOPLES UTAH BANCORP COM	**	97,716
PEOPLES UTD FINL INC COM	**	757,575
PEPSICO INC 1.55% DUE 05-02-2019	**	1,872,435
PEPSICO INC 2.0% 04-15-2021	**	3,949,726
PEPSICO INC 2.375% DUE 10-06-2026	**	128,527
PEPSICO INC 3% DUE 08-25-2021	**	3,408,221
PEPSICO INC 4% DUE 05-02-2047	**	146,639
PEPSICO INC COM	**	15,185,586
PER AARSLEFF HLDNG SER'B'DKK2	**	58,312
PERFICIENT INC COM STK	**	107,338
PERFORMANCE FOOD GROUP CO COM	**	3,217,384
PERNOD RICARD NPV EUR 1.55	**	6,814,146
PERRIGO COMPANY LIMITED COM EUR0.001	**	438,573
PERSIMMON ORD GBP0.10	**	293,811
PERSPECTA INC COM	**	77,559
PERU(REP OF) 6.15% GTD 12/08/2032 PEN	**	120,667
PERUSAHAAN GAS COMSTK	**	110,154
PETIQ INC COM CL A COM CL A	**	739,305
PETROBRAS GLOBAL 6.25% DUE 03-17-2024	**	101,450
PETROBRAS GLOBAL 7.25% DUE 03-17-2044	**	394,204
PETROBRAS GLOBAL 7.375% DUE 01-17-2027	**	924,750
PETROBRAS GLOBAL FINANCE 5.999% 01-27-2028	**	282,453
PETROBRAS GLOBAL FINANCE 5.299% 01-27-2025	**	445,030
PETRO-CDA 7.875% DUE 06-15-2026	**	239,645
PETROCHINA COMPANY LIMITED H CNY1	**	124,659

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
PETROL BRASILEIROS PRF NPV	**	258,562
PETROLEOS 3.5% DUE 07-23-2020	**	2,904,660
PETROLEOS 4.5% DUE 01-23-2026	**	77,580
PETROLEOS MEXICANOS FIXED 6.5% DUE 01-23-2029	**	131,483
PETROLEOS MEXICANOS 6.5% 03-13-2027	**	470,000
PETROLEOS MEXICANOS FIXED 5.35% 02-12-2028	**	209,400
PETROLEOS MEXICANOS GTD 6.875% DUE 08-04-2026 REG	**	189,540
PEUGEOT SA EUR1	**	1,848,033
PFD BK L A CAL COM	**	93,289
PFIZER INC 3% DUE 06-15-2023	**	64,722
PFIZER INC COM	**	22,663,517
PFIZER LTD INR10	**	25,716
PGE POLSKA GRUPA PLN10.25	**	165,702
PHASEBIO PHARMACEUTICALS INC COM	**	101,457
PHI INC COM NON VTG	**	4,673
PHI INC COM VTG	**	691
PHILIP MORRIS INTL 2.625 DUE 03-06-2023	**	2,187,551
PHILIP MORRIS INTL 2.75% DUE 02-25-2026	**	7,394,608
PHILIP MORRIS INTL 3.125% DUE 08-17-2027	**	5,693,928
PHILIP MORRIS INTL 3.375% DUE 08-11-2025	**	5,247,072
PHILIP MORRIS INTL COM STK NPV	**	18,942,883
PHILIP MORRIS INTL INC 1.875% DUE 11-01-2019	**	4,566,949
PHILIP MORRIS INTL INC 1.875% DUE 11-01-2019	**	2,627,998
PHILIP MORRIS INTL INC 2.5% 11-02-2022	**	384,441
PHILIP MORRIS INTL INC 2.9 DUE 11-15-2021	**	2,478,756
PHILIPPINES(REP OF 6.25% BDS 14/01/2036 PHP	**	187,871
PHILLIPS 66 3.55% DUE 10-01-2026	**	280,400
PHILLIPS 66 3.9% DUE 03-15-2028	**	173,878
PHILLIPS 66 FLTG RT 3.53731% DUE 04-15-2020	**	400,069
PHOENIX GP HLDGS ORD GBP0.10	**	547,050
PHOTRONICS INC COM	**	66,676
PHYSICIANS RLTY TR COM	**	286,200
PICC PROPERTY & CA 'H'CNY1	**	914,628
PICK'N PAY STORES ZAR0.0125	**	50,348
PICO HLDGS INC COM NEW STK	**	30,683
PIEDMONT NAT GAS 3.64% DUE 11-01-2046	**	697,735
PIEDMONT OFFICE REALTY TRU-A	**	212,966
PIER 1 IMPORTS INC COM	**	3,308
PILGRIMS PRIDE CORP	**	234,341
PINNACLE FINL PARTNERS INC COM	**	1,267,289
PINNACLE W CAP 2.25% 11-30-2020	**	2,764,319

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
PIONEER ENERGY SVCS CORP COM	**	17,321
PIONEER NAT RES CO 7.5% DUE 01-15-2020	**	332,524
PIVOTAL SOFTWARE INC CL A COM CL A COM	**	863,558
PJT PARTNERS INC COM CL A COM CL A	**	201,552
PKN ORLEN SA PLN1.25	**	852,194
PLAINS ALL AMER PIPELINE 2.85 1-31-2023	**	1,413,944
PLAINS ALL AMER PIPELINE BNDS 4.65% DUE 10-15-2025	**	113,096
PLAINS ALL AMERN 2.6% DUE 12-15-2019	**	197,046
PLAINS ALL AMERN 3.6% DUE 11-01-2024	**	3,806,644
PLAINS ALL AMERN 3.65 DUE 06-01-2022	**	82,465
PLAINS ALL AMERN 4.5% DUE 12-15-2026	**	1,377,377
PLAINS ALL AMERN 5.75% DUE 01-15-2020	**	3,087,522
PLAINS ALL AMERN PIPELN L P/PAA 4.9% 02-15-2045	**	183,730
PLANET FITNESS INC CL A CL A	**	3,001,862
PLAYA HOTELS & RESORTS N V COMN STOCK	**	118,326
PLAYAGS INC COM	**	200,100
PLEXUS CORP COM	**	167,542
PLUM CREEK 4.7% DUE 03-15-2021	**	3,484,330
PLURALSIGHT INC CL A CL A	**	977,890
PNC BANK NA 2.625% 02-17-2022	**	3,371,930
PNC BK N A 3.8 07-25-2023	**	3,512,348
PNC BK N A PITT PA 1.95% DUE 03-04-2019	**	1,013,230
PNC BK N A PITT PA 2% DUE 05-19-2020	**	295,332
PNC BK N A PITT PA 2.3% DUE 06-01-2020	**	295,961
PNC BK N A PITT PA 2.5% DUE 01-22-2021	**	394,697
PNC BK N A PITT PA 2.6% DUE 07-21-2020	**	2,730,833
PNC BK N A PITTSBURGH PA 2.7 DUE 11-01-2022	**	524,745
PNC BK N A PITTSBURGH PA 2.7 DUE 11-01-2022	**	1,385,716
PNC BK NA PITT PA 2.55% DUE 12-09-2021	**	1,351,191
PNC FDG CORP 4.375% DUE 08-11-2020	**	2,038,785
PNC FDG CORP 5.125% DUE 02-08-2020	**	255,283
PNC FDG CORP SR NT 6.7 DUE 06-10-2019	**	175,729
PNC FINANCIAL SERVICES GROUP COM STK	**	16,435,442
PNM RES INC 3.25% 03-09-2021	**	173,592
PNM RES INC 3.25% 03-09-2021	**	3,149,451
PNM RES INC COM	**	2,292,411
POL.GORN.NAFT.I GA PLN1.00	**	260,266
POLARIS INDS INC COM	**	758,058
POLY PROPERTY GROUP CO LTD HKD0.50	**	36,925
POLYONE CORP COM	**	1,884,969
POPULAR INC COM NEW COM USD6 (POST REV SPLIT)	**	1,870,479

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
PORSCHE AUTO HL SE NON VTG PRF NPV	**	150,680
PORT AUTH N Y & N J 4.458% 10-01-2062 BEO TAXABLE	**	610,446
PORT AUTH N Y & N J 5.859% 12-01-2024 BEO TAXABLE	**	20,667,304
PORT MORROW ORE TRANSMISSION FACS REV 2.987% 09-01-2036 BEO TAXABLE	**	5,291,100
PORTO SEGURO SA COM NPV	**	231,754
PORTOLA PHARMACEUTICALS INC COM	**	127,388
POSCO KRW5000	**	545,712
POST HLDGS INC COM STK	**	1,789,017
POSTE ITALIANE SPA NPV	**	162,457
POTBELLY CORP COM	**	32,433
POU CHEN TWD10	**	70,709
POWELL INDS INC COM	**	250,075
POWER CORP CANADA SUB-VTG NPV	**	89,801
POWER FINANCE CORP INR10	**	404,953
POWERLONG REAL EST HKD0.01	**	193,942
POWERTECH TECHNOLO TWD10	**	42,576
POWSZECHNA KASA OS PLN1.00	**	918,858
PPDC ENERGY INC COM	**	1,758,697
PPG IND INC COM	**	15,516,163
PPL CAP FDG INC 3.4% DUE 06-01-2023	**	49,468
PPL CAP FDG INC 3.5 DUE 12-01-2022	**	29,513
PPL CAP FDG INC 4.2% DUE 06-15-2022	**	121,466
PPL CORP COM ISIN US69351T1060	**	6,850,194
PPL ELEC UTILS 4.125% DUE 06-15-2044	**	73,432
PPN CMO 4TIMES SQR TR 06-4TS CMLMTG PASTHRU CTF 144A CL A 5.4 DUE 121328 BEO	**	1,972,957
PQ GROUP HLDGS INC COM	**	293,223
PRA GROUP INC COM	**	912,949
PRA HEALTH SCIENCES INC COM	**	4,833,418
PRADA SPA COM EUR0.10	**	378,959
PRAKASH INDUSTRIES INR10	**	57,852
PRAXAIR INC 2.2 DUE 08-15-2022	**	169,098
PREFORMED LINE PRODS CO COM	**	49,259
PREMIER FINL BANCORP INC CDT-CAP STK CDT-CAP STK	**	31,863
PREMIER INC CL A CL A	**	72,160
PRESIDENT CHAIN ST TWD10	**	444,554
PRESIDIO INC COM	**	292,333
PRESTIGE CONSUMER HEALTHCARE INC COM	**	266,834
PRGX GLOBAL INC	**	22,321
PRICESMART INC COM STK	**	111,817
PRIMERICA INC COM	**	850,077
PRIMORIS SVCS CORP COM	**	381,797

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
PRIN FINL GROUP 3.125% DUE 05-15-2023	**	2,961,318
PRIN LIFE GLOBAL 2.375% DUE 11-21-2021	**	131,313
PRINCIPAL LFE GLB FND II 144A 2.2% 04-08-2020	**	1,171,453
PRINCIPAL LIFE GLOBAL FDG II GLOBAL MEDITRANCHE # TR 27 VAR RT DUE 06-26-2020	**	5,775,567
PRINCIPIA BIOPHARMA INC COM	**	53,356
PRIVATE EXPT FDG CORP 2.05 DUE 11-15-2022 REG	**	551,447
PRIVATE EXPT FDG CORP 2.25% DUE 03-15-2020	**	6,258,618
PRIVATE EXPT FDG CORP SECD NT SER GG 2.45 DUE 07-15-2024	**	429,183
PRIVATE EXPT FDG CORP SECD NT SER Z 4.375% DUE 03-15-2019 REG	**	491,668
PROASSURANCE CORP COM	**	604,790
PROCTER & GAMBLE COM NPV	**	2,362,252
PROGRESS ENERGY 3.15% DUE 04-01-2022	**	492,447
PROGRESS ENERGY 3.15% DUE 04-01-2022	**	768,217
PROGRESS ENERGY 4.4% DUE 01-15-2021	**	219,103
PROGRESS ENERGY 4.875% DUE 12-01-2019	**	1,610,107
PROGRESS RESIDENTIAL SER 2015-SFR2 CLS A 2.74% 06-12-2032	**	730,775
PROGRESS RESIDENTIAL SER 2015-SFR2 CLS A 2.74% 06-12-2032	**	1,102,471
PROGRESS RESIDENTIAL TRUST SER 2015-SFR2 CLS B 3.138% DUE 06-12-2032	**	297,343
PROGRESSIVE CORP 4.35 DUE 04-25-2044	**	93,784
PROPETRO HLDG CORP COM	**	675,247
PROSIEBENSAT.1 MEDIA SE NPV	**	2,042,024
PROSPERITY BANCSHARES INC COM	**	1,522,238
PROTECTIVE INS CORP CL B CL B	**	20,480
PROTECTIVE LIFE 1.555% DUE 09-13-2019	**	6,567,681
PROTECTIVE LIFE 1.555% DUE 09-13-2019	**	965,552
PROTECTIVE LIFE 2.161% DUE 09-25-2020	**	3,211,660
PROTECTIVE LIFE 2.615% DUE 08-22-2022	**	9,817,220
PROTECTIVE LIFE GLOBAL FDG MEDIUM TERM NTRANCHE # TR 00011 VAR RT DUE 06-28-2021	**	7,020,137
PROTECTIVE LIFE GLOBAL FDG MEDIUM TERM NTRANCHE # TR 00011 VAR RT DUE 06-28-2021	**	10,119,522
PROTEOSTASIS THERAPEUTICS INC COM	**	49,378
PROTHENA CORP PLC USD0.01	**	123,157
PROTO LABS INC COM	**	1,158,241
PROVID HLTH & SVCS 2.746% DUE 10-01-2026	**	1,395,963
PROVIDENCE SVC CORP COM STK	**	121,300
PROVIDENT BANCORP INC COM COMMON STOCK	**	35,425
PROVIDENT FINL HLDGS INC COM	**	14,291
PROVIDENT FINL SVCS INC COM	**	179,382
PROVINCE OF ALBERTA 2.2% DUE 07-26-2022 BEO	**	933,614
PROVINCE OF ALBERTA BNDS 2.35% 01/06/2025	**	359,006
PRUDENTIAL BANCORP INC NEW COM	**	28,090
PRUDENTIAL FINL INC 3.878% 03-27-2028	**	427,105

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
PRUDENTIAL FINL INC COM	**	2,237,569
PRUDENTIAL FINL INC DTD 06-21-2010 5.37506-21-2020	**	144,264
PRUDENTIAL FINL INC MEDIUM TERM NTS BOOKENTRY MTN 7.375% DUE 06-15-2019	**	712,697
PRUDENTIAL GBP0.05	**	1,779,731
PS BUSINESS PKS INC CALIF COM	**	80,303
PT BANK NEGARA IND LKD SHS(IDR7500 & IDR375)	**	554,653
PT INDOFOOD SUKSES IDR100	**	43,844
PTC INC COM	**	1,238,941
PTT EXPLORTN & PRD THB1(FOREIGN)	**	290,373
PTT EXPLORTN & PRD THB1(NVDR)	**	501,882
PTT GLOBAL CHEMICAL PUBLIC CO LTD THB10(NVDR)	**	288,641
PTT PUBLIC COMPANY THB10(NVDR)	**	737,147
PUB STORAGE COM	**	3,317,500
PUB SVC CO OF CO 3.2% DUE 11-15-2020	**	200,911
PUB SVC ELEC & GAS FIXED 3.65% DUE 09-01-2028	**	5,214,257
PUB SVC ENTERPRISE 1.6% DUE 11-15-2019	**	4,132,460
PUB SVC ENTERPRISE 2% DUE 11-15-2021	**	3,697,174
PUBLIC BK BHD MYR1	**	768,114
PUBLIC SERVICE CO OF COLORADO 2.25 DUE 09-15-2022 BEO	**	49,130
PUBLIC SERVICE ELECTRIC & GAS CO 3.25% DUE 09-01-2023	**	3,185,600
PUBLIC SVC CO N H 3.5 DUE 11-01-2023	**	42,360
PUBLIC SVC CO OKLA 5.15% DUE 12-01-2019	**	101,840
PUBLIC SVC ELEC GAS CO SECD MEDIUM TERM 2% DUE 08-15-2019	**	398,322
PUGET ENERGY INC NEW SR SECD NT 6.5 DUE 12-15-2020	**	528,233
PULTE GROUP INC	**	1,015,897
PUMA BIOTECHNOLOGY INC COM .	**	79,365
PUT SWPTN USD DEUTGB2L 6M 2.5%/3MLIBOR European 317U473M2 11-07-2019	**	132,424
PUT SWPTN USD GSCMUS33 6M 2.3%/3MLIBOR European 317U384M0 10-21-2019	**	533,540
PVH CORP COM USD1	**	705,026
PVPTL ABU DHABI GOVT INT'L 2.5% 10-11-2022	**	1,649,408
PVPTL ABU DHABI GOVT INT'L 2.5% 10-11-2022	**	5,899,059
PVPTL ABU DHABI GOVT INT'L 3.125% 10-11-2027	**	477,520
PVPTL ABU DHABI GOVT INT'L 3.125% 10-11-2027	**	10,529,316
PVPTL ANZ NEW ZEALAND INTL LTD 2.75% 01-22-2021	**	989,505
PVPTL BANQUE FEDERATIVE DU CR MUTUEL 2.2% 07-20-2020	**	3,641,929
PVPTL CARNOW AUTO RECEIVABLES TR SER 2017-1 CL A 2.92% 09-15-2022	**	136,107
PVPTL CREDIT SUISSE GROUP AG VAR RT DUE 12-14-2023	**	3,045,078
PVPTL DAIMLER FIN N AMER 2.3% 02-12-2021	**	458,588
PVPTL DEVELOPMENT BK JAPAN GTD NT SER GG 2.125% DUE 09-01-2022	**	6,504,702
PVPTL DEXIA CR LOC GTD SR NT 2.375% DUE 09-20-2022	**	883,393
PVPTL HEWLETT PACKARD ENTERPRISE CO 2.1% 10-04-2019	**	1,374,337

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
PVPTL INTESA SANPAOLO S P A 3.875% 01-12-2028	**	1,460,405
PVPTL MET LIFE GLOB FUNDING I 1.75% 09-19-2019	**	2,425,369
PVPTL MID-ATLANTIC INTST TRANSMISSION LLC 4.1% DUE 05-15-2028	**	1,548,888
PVPTL MITSUBISHI UFJ LEASE & FIN CO LTD 2.652% DUE 09-19-2022	**	1,723,207
PVPTL SANDS CHINA LTD 5.4% DUE 08-08-2028	**	193,011
PVPTL SMITHFIELD FOODS FIXED 2.65% DUE 10-03-2021	**	2,274,576
PVPTL SPRINT SPECTRUM CO LLC / SPRINT 4.738% 144A 03-20-2025 BEO	**	1,177,500
PVPTL SUMITOMO MITSUI TR BK LTD 1.95% DUE 09-19-2019	**	396,446
PVPTL SUNCORP METWAY LTD 2.375% 11-09-2020	**	996,471
PVT EXPT FDG CORP 2.65% DUE 02-16-2021	**	3,878,092
PVTP PVTPL VOYA CLO LTD SER 15-1A CL A1R VAR RT 01-18-2029	**	1,475,865
PVTPL 1166 AVE OF THE AMERS COML MTG TR II 2005-C6 COML 5.6896% 10-13-2037	**	1,273,460
PVTPL ABBOTT LABS 3.875% 09-15-2025	**	96,196
PVTPL ABN AMRO BK N V MEDIUM TERM 3.4% 08-27-2021	**	1,397,178
PVTPL ABN AMRO BK N V MEDIUM TERM 3.4% 08-27-2021	**	2,729,486
PVTPL ABN AMRO BK N V MEDIUM TERM 144A FLTG 08-27-2021	**	4,056,637
PVTPL ABN AMRO BK N V MEDIUM TERM SR SUB BK NT 1.8% 144A 09-20-2019	**	3,297,304
PVTPL ABS TOWD PT MTG TR 2016-3 CL A-1 FLTG RT 144A DUE 08-25-2055 BEO	**	2,324,905
PVTPL ACIS CLO 2015-6A LTD CL A-1 FLTG RT 05-01-2027 BEO	**	1,861,643
PVTPL AEP TEX INC SR NT SER E 144A 3.95%DUE 06-01-2028/05-17-2018 BEO	**	3,214,786
PVTPL AIB GROUP PLC AIB GROUP PLC 4.75 4.75% DUE 10-12-2023 BEO	**	287,130
PVTPL AIR CDA 2013-1 PASS THRU 4.125 DUE 11-15-2026 BEO	**	226,380
PVTPL AIR CDA PASS THRU TR 2017-1 PVTPL AIR CANADA BNDS 3.55% DUE 07-15-2031	**	389,810
PVTPL AIR LIQUIDE FIN S A NT 144A 1.375%DUE 09-27-2019 BEO	**	543,322
PVTPL ALIMENTATION COUCHE-TARD INC SR NT2.7% DUE 07-26-2022/07-26-2017 BEO	**	2,629,568
PVTPL ALLEGRO CLO I LTD SER SECD NT CL A1R VAR 01-30-2026	**	1,418,794
PVTPL ALLEGRO CLO LTD SER 17-1A CL A FLT 10-16-2030	**	5,580,725
PVTPL ALTICE S A BD 7.75 DUE 05-15-2022	**	910,000
PVTPL AMERICAN CREDIT ACCEP RECEIVABLES SR 18-3 CL A 2.92% 08-12-2021	**	296,494
PVTPL AMMC CLO SER 12-11A CL A1R2 FLTG 04-30-2031	**	3,159,047
PVTPL ANGLO AMERN CAP PLC GTD NT 3.625% 09-11-2024	**	189,050
PVTPL ANGLO AMERN CAP PLC GTD NT 3.625% 09-11-2024	**	2,363,125
PVTPL ANGLO AMERN CAP PLC SR 4.125% DUE 04-15-2021 BEO	**	2,391,768
PVTPL ANGLO AMERN CAP PLC SR NT 144A 4.5% DUE 03-15-2028 BEO	**	371,879
PVTPL ANHEUSER-BUSCH COS LLC / ANHEUSER-BUSCH 4.7% 02-01-2036	**	139,110
PVTPL ANHEUSER-BUSCH COS LLC/ANHEU 3.65% DUE 02-01-2026	**	855,721
PVTPL ANZ NEW ZEALAND INTL LTD 2.2% DUE 07-17-2020	**	2,870,918
PVTPL ANZ NEW ZEALAND INTL LTD 3.45% 01-21-2028	**	238,502
PVTPL ANZ NEW ZEALAND INTL LTD MEDIUM TERM NTS 2.6% DUE 09-23-2019 REG	**	1,181,110
PVTPL APEX CREDIT CLO LLC SER 16-1A CL ASR FLTG 10-27-2028	**	3,980,670
PVTPL APIDOS CLO SR 16-25A CL A1R FLTG RATE 10-20-2031	**	4,931,080

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
PVTPL APT PIPELINES LTD SR GTD NT 144A 4.25% DUE 07-15-2027/03-23-2017 BEO	**	127,467
PVTPL ATHENE GLOBAL FDG MEDIUM TERM SR SECD 144A 4.0% DUE 01-25-2022	**	1,454,746
PVTPL ATHENE GLOBAL FDG MEDIUM TERM SR SECD 144A 4.0% DUE 01-25-2022	**	1,363,824
PVTPL ATRIUM VIII CDO CORP SER 8A CL AR FLTG 10-23-2024	**	1,800,780
PVTPL AUSTRALIA & NEW ZEALAND BKG GROUP FLTG DUE 11-09-2020	**	4,737,590
PVTPL AVERY PT V CLO LTD/AVERY PT V SER 14-5A CL AR FLTG 07-17-2026	**	1,431,679
PVTPL AVIATION CAP GROUP 2.875% 01-20-2022	**	5,317,072
PVTPL AVIATION CAP GROUP CORP SR NT 144A6.75% DUE 04-06-2021 BEO	**	1,103,672
PVTPL AVIATION CAP GROUP LLC SR NT 144A 3.5% DUE 11-01-2027/07-01-2027 BEO	**	361,328
PVTPL AVIATION CAP GROUP LLC SR NT 144A 3.875% DUE 05-01-2023/05-01-2018 BEO	**	284,121
PVTPL AVIATION CAP GROUP LLC SR NT 144A 3.875% DUE 05-01-2023/05-01-2018 BEO	**	509,458
PVTPL B A T INTL FIN PLC 144A 3.25% DUE 06-07-2022 BEO	**	1,754,765
PVTPL B A T INTL FIN PLC 3.5% DUE 06-15-2022	**	1,174,064
PVTPL BACARDI LTD GTD NT 144A 4.7% DUE 05-15-2028/04-30-2018 BEO	**	1,345,379
PVTPL BANK OF THE WEST SER 17-1 CL A2 1.78% 02-15-2021	**	812,262
PVTPL BANK OF TOKYO MITSUBISHI UFJ LTD SR NT 144A 2.3% DUE 03-05-2020 BEO	**	297,156
PVTPL BARCLAYS BK PLC NT 144A 10.179% DUE 06-12-2021 BEO	**	11,859,761
PVTPL BAT INTL FINANCE PLC 2.75% DUE 06-15-2020 BEO	**	393,026
PVTPL BAT INTL FINANCE PLC 2.75% DUE 06-15-2020 BEO	**	4,785,096
PVTPL BAYER US FIN II LLC 4.25% 12-15-2025	**	1,459,892
PVTPL BAYER US FIN II LLC 3.875% 12-15-2023	**	1,570,973
PVTPL BAYER US FIN II LLC 3.875% 12-15-2023	**	5,100,752
PVTPL BCC FDG XIII LLC EQUIP CONTRACT BACKED NT 144A 2.2% DUE 12-20-2021 BEO	**	26,428
PVTPL BEAR STEARNS COML MTG SECS INC SE 2006-T22 CL D VAR 04-12-2038	**	8,738,717
PVTPL BELLSOUTH CORP 144A 4.333% DUE 04-26-2021	**	1,203,768
PVTPL BG ENERGY CAP PLC GTD NT 144A 4% DUE 10-15-2021 BEO	**	1,059,643
PVTPL BHARTI AIRTEL LTD SR NT 4.375% DUE 06-10-2025 BEO	**	336,598
PVTPL BK OF TOKYO MITSUBISHI UFJ LTD SR NT 2.3 DUE 03-10-2019	**	399,398
PVTPL BMW US CAP LLC FLTG 08-13-2021	**	3,900,188
PVTPL BMW US CAP LLC NT 144A 1.45% DUE 09-13-2019 BEO	**	4,069,032
PVTPL BMW US CAP LLC NT 144A 2.15% DUE 04-06-2020 BEO	**	1,976,762
PVTPL BMW US CAP LLC NT FLTG 144A DUE 04-12-2021 BEO	**	4,243,172
PVTPL BMW US CAP LLC NT FLTG 144A DUE 04-12-2021 BEO	**	5,248,420
PVTPL BMW US CAPITAL LLC BNDS 2.0% DUE 04-11-2021	**	1,202,681
PVTPL BNP PARIBAS SR NON PFD MED 4.4% 08-14-2028	**	1,717,832
PVTPL BPCE SR NON PFD 4.0% DUE 09-12-2023	**	1,571,875
PVTPL BPCE SR NON PFD 4.0% DUE 09-12-2023	**	938,213
PVTPL BRAMBLES USA INC GTD SR NT 144A 5.35% DUE 04-01-2020 BEO	**	306,682
PVTPL BRAMBLES USA INC GTD SR NT 144A 5.35% DUE 04-01-2020 BEO	**	270,902
PVTPL BRITISH AWYS PASS THRU 3.8% 09-20-2031	**	582,806
PVTPL BRITISH AWYS PASS THRU TR 2018-1A 4.125% 09-20-2031	**	521,177

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
PVTPL BRITISH SKY BROADCASTING GROUP PLCSR NT 144A 3.125% DUE 11-26-2022 BEO	**	1,502,663
PVTPL BUSINESS JET SECS 2018-2 LLC SECD NT CL A 144A 4.447% DUE 06-15-2033 BEO	**	680,051
PVTPL BUSINESS JET SECS LLC SECD NT SER 2018-1 CL A 4.335% 02-15-2033	**	552,252
PVTPL BX TR 2017-APPL CL B FLTG 07-15-2034	**	3,004,555
PVTPL CAPITAL AUTO RECEIVABLES ASSET TR SER-18-1 CL-A3 2.79% 01-20-2022	**	1,157,032
PVTPL CARFINANCE CAP AUTO TR 2014-2 NT CL B 2.64% DUE 11-16-2020	**	18,705
PVTPL CARGILL INC NT 3.25% 03-01-2023	**	94,855
PVTPL CEDAR FUNDING LTD SR 16-6A CL A-R FLTG RATE DUE 10-20-2028	**	456,142
PVTPL CHARTER COMMUNICATIONS OPER 3.75% 02-15-2028	**	3,437,541
PVTPL CHESAPEAKE FDG II LLC 2018-2 CL A-2 FLTG RATE 08-15-2030	**	1,595,776
PVTPL CHESAPEAKE FDG II LLC SER 18-2A CLS A1 3.23% DUE 08-15-2030 BEO	**	1,105,664
PVTPL CHESAPEAKE FDG II LLC SER-18-1A CL-A1 3.04% 04-15-2030 BEO	**	7,962,251
PVTPL CIFC FDG 2018-IV LTD/CIFC FDG 2018-IV SER 18-4A CLS A1 VAR RT 10-17-2031	**	2,964,622
PVTPL CIFC FUNDING LTD SER 15-1A CL ARR FLTG RT DUE 01-22-2031	**	2,974,557
PVTPL CIFC FUNDING LTD SER 17-4A CL A2 FRNS 10-24-2030	**	4,181,686
PVTPL CMO 1166 AVE OF THE AMERS COML 2005-C6A CL D 144A 5.6896 10/13/2037	**	537,241
PVTPL CMO 1166 AVE OF THE AMERS COML 2005-C6A CL F 144A 5.6896 10/13/2037	**	426,421
PVTPL CMO 280 PK AVE 2017-280P MTG TR COML CTF CL A VAR DUE 09-15-2034	**	792,006
PVTPL CMO AVENTURA MALL TR 2013-AVM COMLCL A VAR RT 12-05-2032	**	13,166,321
PVTPL CMO BBCCRE TRUST SER 2015-GTP CL A 3.966% 08-10-2033	**	1,123,957
PVTPL CMO BB-UBS TR 2012-TFT COML MTG CLA 144A 2.8922 06-05-2030	**	86,601
PVTPL CMO BX COML MTG TR 2018-BIOA COML MTG PASSTHRU CTF CL A FLTG 03-15-2037	**	12,355,825
PVTPL CMO BX TRUST SR 2018-IND CL A FLTG DUE 11-15-2035	**	4,564,434
PVTPL CMO BXMT 2017-FL1 LTD/BXMT 2017-FL1 LLC 5TH PRTY SECD NT CL D FLTG	**	422,995
PVTPL CMO BXMT 2017-FL1 LTD/BXMT 2017-FL1 LLC SR SECD NT CL A FLTG 144A	**	2,862,880
PVTPL CMO CGGS COML MTG TR 2018-WSS COMLMTG PASSTHRU CTF CL A 02-15-2020	**	398,435
PVTPL CMO COLD STORAGE SER 2017-ICE3 CL B FLTG 04-15-2019	**	1,872,392
PVTPL CMO COLD STORAGE TRUST SER 2017-ICE3 CL A FRN 04-15-2024	**	6,481,999
PVTPL CMO COMM 2014-277P MTG TR COML MTGPASSTHRU CTF CL A 3.731 08-10-2049	**	760,334
PVTPL CMO COMM MTG TR SER 2014-PAT CL A FLTG RT 08-13-2027	**	593,486
PVTPL CMO COMM SER 2016-GCT CL A 144A 2.681% 08-10-2029	**	8,580,279
PVTPL CMO CREDIT SUISSE MORTGAGE TRUST SER 2014-USA CL A2 3.953% DUE 09-15-2037	**	1,607,784
PVTPL CMO CREDIT SUISSE MORTGAGE TRUST SER 2017-LSTK CL A 2.76074% 04-05-2033	**	1,952,631
PVTPL CMO CSMC 2017-RPL3 TR CL A-1 FLTG 08-25-2057	**	4,532,764
PVTPL CMO CSMC 2017-RPL3 TR MTG BACKED NT CL B-2 VAR 144A VAR RT DUE 08-01-2057	**	4,541,708
PVTPL CMO CSMC TR SR 2017-CHOP CL A VAR RT 07-15-2032	**	2,196,110
PVTPL CMO FREMF 2015-K48 MTG TR FLTG RT DUE 06-25-2025 BEO	**	434,211
PVTPL CMO FREMF 2016-K59 MTG TR 144A CL B VAR RT DUE 11-25-2049 BEO	**	169,712
PVTPL CMO GOSFORTH FUNDING 2012-1 PLC STEP UP DUE 08-25-2060 BEO	**	6,805,726
PVTPL CMO GS MTG SECS TR 2012-GC6 COML MTG PASSTHRU CTF CL C FLTG RT 01-10-2045	**	4,603,528
PVTPL CMO HERO FDG 2016-3 NT CL A-1 144A3.07999992371% DUE 09-20-2042 BEO	**	57,414

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
PVTPL CMO IRVINE CORE OFFICE TR 2013-IRVMTG CTF CL A-1 144A VAR05-15-48	**	3,193,873
PVTPL CMO J P MORGAN CHASE COML MTG SECS TR 2018-WPT CL A-FX 4.2475% 07-05-2023	**	5,273,930
PVTPL CMO J P MORGAN MTG TR 2017-1 VAR RT DUE 01-25-2047	**	8,028,308
PVTPL CMO LMREC SR 15-CRE1 CL AR FLTG 144A 02-22-2032	**	4,492,337
PVTPL CMO MORGAN STANLEY CAP I TR 2011-C1 5.44173 DUE 09-15-2047 BEO	**	2,120,760
PVTPL CMO MORGAN STANLEY CAP I TR 2014-CPT VAR RT DUE 07-13-2029 BEO	**	398,472
PVTPL CMO MORGAN STANLEY CAP I TR 2018-MP MTG CTF CL A 4.4185% DUE 07-11-2040	**	2,619,693
PVTPL CMO MOTEL 6 TR 2017-MTL6 COML MTG PASSTHRU CTF CL A FLTG RT 08-15-2034	**	9,689,541
PVTPL CMO MSDB TR 2017-712F CL A VAR RT DUE 07-11-2039 BEO	**	6,522,463
PVTPL CMO NEW RESIDENTIAL MTG LN TR SER 16-3A CL A1B 144A VAR 09-01-2056	**	3,027,976
PVTPL CMO ONE MKT PLAZA TR SER 2017-1MKT CL A 144A 3.6139% 02-10-2032 BEO	**	6,526,871
PVTPL CMO SER 17-3 CL 1A6 FR 08-25-2047 BEO	**	5,788,237
PVTPL CMO TRICON AMERN HOMES SER 2017-SFR1 CL A 2.761% 09-17-2034 BEO	**	8,407,576
PVTPL CMO UBS COML MTG TR 2012-C1 144A CL D VAR RT DUE 05-10-2045 BEO	**	355,989
PVTPL CMO UBS-BAMLL TR 2012-WRM CTF CL A144A 3.663 DUE 06-10-2030 BEO	**	156,979
PVTPL CMO WA MUT MTG SECS CORP VAR RT DUE 02-25-2033 BEO	**	11,253
PVTPL CMO WFRBS COML MTG TR 2013-C11 COML PASS THRU CTF CL D VAR RT 03-15-45	**	389,483
PVTPL CNPC GEN CAP LTD GTD NT 144A 2.75%DUE 05-14-2019 BEO	**	499,375
PVTPL COLONY AMERN FIN 2016-2 LTD/COLONYAME 2.554% 11-15-2048	**	251,345
PVTPL COLUMBIA CENT CLO 27 LTD/COLUMBIA CENT SR 18-27A CL A-1 FLTG RT 10-25-2031	**	1,795,298
PVTPL COMMONWEALTH BANK AUST 144A BNDS 2.25% DUE 03-10-2020	**	4,807,242
PVTPL COMMONWEALTH BK AUSTRALIA MEDIUM 2.5% 09-18-2022	**	2,414,668
PVTPL COMMONWEALTH BK AUSTRALIA TRANCHE # TR 00201 FLTG DUE 03-10-2020	**	6,017,261
PVTPL COMMONWEALTH BK AUSTRALIA TRANCHE # TR 00202 2.75% 03-10-2022	**	117,741
PVTPL COMWLTH BK 2.2% 11-09-2020	**	4,987,879
PVTPL CONSUMER LN UNDERLYING BD CLUB CR SER 17-P2 CLS A 2.61% 01-15-2024	**	672,902
PVTPL CONSUMER LOAN UNDERLYING BOND CREDIT TR SER 17-NP2 CL A 2.55% 01-16-2024	**	10,264
PVTPL CORE INDL TR SER 2015-CALW CL A 3.04% 02-10-2034	**	9,247,843
PVTPL COX COMMUNICATIONS INC NEW NT 144A3.35% DUE 09-15-2026/09-13-2016 BEO	**	184,520
PVTPL COX COMMUNICATIONS INC NEW NT 4.8% DUE 02-01-2035 BEO	**	82,055
PVTPL CPS AUTO RECEIVABLES TR 2018-C ASSET BACKED NT CL C 3.68% 06-17-2024	**	3,441,680
PVTPL CPS AUTO TRUST SER 17-B CL C 2.92% 02-15-2022	**	99,474
PVTPL CR ACCEP AUTO LN TR 2017-3 AST BACKED NT CL A 2.65 DUE 06-15-2026	**	14,882,356
PVTPL CREDIT ACCEP AUTO LN TR 2018-2A CL A 3.47% 05-17-2027	**	1,492,207
PVTPL CREDIT ACCEP AUTO SER 18-1A CL A 3.01% DUE 02-16-2027	**	360,183
PVTPL CREDIT ACCEP AUTO SER 18-1A CL A 3.01% DUE 02-16-2027	**	533,825
PVTPL CREDIT ACCEP AUTO SER 18-3A CL A 3.55% 08-15-2027	**	7,205,921
PVTPL CREDIT AGRICOLE LONDON 2.5 DUE 04-15-2019 BEO	**	8,499,829
PVTPL CREDIT AGRICOLE LONDON 2.5 DUE 04-15-2019 BEO	**	609,054

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
PVTPL CREDIT AGRICOLE S A 2.75% DUE 06-10-2020BEO	**	543,778
PVTPL CREDIT AGRICOLE S A LONDON 4.125% 01-10-2027	**	482,150
PVTPL CREDIT AGRICOLE S A MEDIUM TERM SRBK NT 2.375% DUE 07-01-2021 BEO	**	1,846,912
PVTPL CREDIT SUISSE GROUP AG PERP TIER 1 7.5% 12-31-2049	**	292,500
PVTPL CREDIT SUISSE GROUP AG VAR DUE 06-12-2024 BEO	**	4,089,389
PVTPL CRH AMER FIN INC GTD NT 144A 3.4% DUE 05-09-2027/05-09-2017 BEO	**	367,213
PVTPL CRISPR THERAPEUTICS AG	**	66,740
PVTPL CROWN PT CLO SER 18-5A CL A FLTG 07-17-2028	**	892,837
PVTPL CSAIL COML MTG TR SER 2017-CX10 CL UESA 4.0274% 11-15-2027	**	1,891,224
PVTPL CTL 1999-11 TR (CVS CORP BROOKLYN NY) 7.15 PASS THRU CTFS 5-15-19 BEO	**	140,572
PVTPL CVS LEASE BACKED PASS THRU SER 2013 TR 4.704 01-10-2036	**	293,532
PVTPL DAIMLER FIN N AMER 3.35% DUE 05-04-2021	**	3,474,430
PVTPL DAIMLER FIN NORTH AMER LLC GTD NT 144A 2.3% DUE 01-06-2020 BEO	**	321,449
PVTPL DAIMLER FIN NORTH AMER LLC GTD NT 144A 2.3% DUE 01-06-2020 BEO	**	3,689,250
PVTPL DANONE 2.077% DUE 11-02-2021	**	2,898,165
PVTPL DELUXE CORP COM STK	**	167,022
PVTPL DEUTSCHE TELEKOM INTL FIN B V 2.82% 01-19-2022	**	293,249
PVTPL DEUTSCHE TELEKOM INTL FIN B V 2.82% 01-19-2022	**	351,899
PVTPL DEUTSCHE TELEKOM INTL FIN B V NT 144A 1.5% DUE 09-19-2019 BEO	**	6,375,242
PVTPL DEUTSCHE TELEKOM INTL FIN B V NT 144A 1.95% DUE 09-19-2021/09-19-2016 BEO	**	767,577
PVTPL DIAMOND 1 FIN CORP/DIAMOND 2 FIN CORP 1ST LIEN NT 144A 6.02	**	9,643,411
PVTPL DISCOVER CARD EXECUTION NT TR 2017-6 NT CL A 1.88% DUE 02-15-2023 REG	**	2,754,688
PVTPL DISCOVERY COMMUNICATIONS LLC 2.75% 11-15-2019	**	197,964
PVTPL DISCOVERY COMMUNICATIONS LLC 2.8% DUE 06-15-2020	**	855,829
PVTPL DISCOVERY COMMUNICATIONS LLC 3.5% DUE 06-15-2022 BEO	**	2,172,243
PVTPL DRIVE AUTO RECEIVABLES SER 17-3 CL D 3.53% DUE 12-15-2023	**	1,090,872
PVTPL DRIVE AUTO RECEIVABLES TR 2016-C NT CL C 144A 3.02% DUE 11-15-2021 BEO	**	1,536,646
PVTPL DT AUTO OWNER TR 1.85% DUE 08-17-2020	**	67,022
PVTPL DT AUTO OWNER TR 2017-2 AST BACKEDNT CL C 144A 3.03 DUE 01-17-2023BEO	**	159,832
PVTPL DT AUTO OWNER TR 2018-3 SER 18-3A CL A 3.02% 02-15-2022	**	1,978,816
PVTPL DT AUTO OWNER TR SE 18-1A CL C 3.47% DUE 12-15-2023	**	395,941
PVTPL DT AUTO OWNER TR SER 17-1 A CL C 144A 2.7% 11-15-2022	**	181,465
PVTPL DT AUTO OWNER TR SER 18-2 CL A 2.84% 09-15-2021	**	2,104,586
PVTPL DT AUTO OWNER TR SER 2017-4A CL B 2.44% 01-15-2021	**	1,896,206
PVTPL DT AUTO OWNER TRUST SER 18-1A CL D 4.09% DUE 12-15-2023	**	274,613
PVTPL DT AUTO OWNER TRUST SR 18-1A CL A 2.59% 05-17-2021	**	785,144
PVTPL ECMC GROUP STUDENT LN TR SR 17-2A CL A FLTG RT 05-25-2067	**	3,994,299
PVTPL EDF S A NT 144A 4.6% DUE 01-27-2020 BEO	**	101,456
PVTPL EDP FINANCE BV 3.625% 07-15-2024	**	187,016
PVTPL ENEL FIN INTL N V 4.625 09-14-2025	**	191,896
PVTPL ENEL FIN INTL N V GTD NT 144A 2.75% DUE 04-06-2023 BEO	**	3,044,481
PVTPL ENI S P A 4% DUE 09-12-2023 BEO	**	315,106
PVTPL ENI S P A 4% DUE 09-12-2023 BEO	**	315,106
PVTPL ENTERPRISE FLEET FING LLC SR 17-2 CL A301-20-2023	**	1,996,473
PVTPL ENTERPRISE FLEET FING SER 2017-3 CL A-3 2.36% 05-20-2023	**	1,595,404
PVTPL ERAC USA FIN CO GTD NT 144A 6.7% DUE 06-01-2034 REG	**	160,352
PVTPL ERAC USA FIN LLC NT 144A 2.35% DUE10-15-2019 BEO	**	397,295

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
PVTPL ERAC USA FIN LLC NT 144A 3.85% DUE11-15-2024/05-22-2014 BEO	**	338,313
PVTPL ERAC USA FIN LLC NT 144A 3.85% DUE11-15-2024/05-22-2014 BEO	**	3,980,152
PVTPL EVANS GROVE CLO LTD SER 18-1A CL A1 FLTG 05-28-2028	**	99,207
PVTPL EVERGREEN CR CARD TR SE 2018-1 CL A 2.95% 03-15-2023	**	4,746,233
PVTPL EXETER AUTOMOBILE RECEIVABLES BACKED NT CL A 3.05% 12-15-2021	**	2,900,813
PVTPL EXETER AUTOMOBILE RECEIVABLES BACKED NT CL B 3.64% 11-15-2022	**	312,925
PVTPL EXETER AUTOMOBILE RECEIVABLES SER 18-2A CL A BNDS 2.79% 07-15-2021	**	893,551
PVTPL EXETER AUTOMOBILE RECEIVABLES TR 2017-1 CL B 144A 3.0% DUE 12-15-2021	**	204,595
PVTPL EXETER AUTOMOBILE RECEIVABLES TRST SER 17-2A CLS B 2.82% 05-16-2022	**	323,563
PVTPL EXETER AUTOMOBILE RECEIVABLESSER 17-2A CLS C 3.93% DUE 04-17-23 BEO	**	241,264
PVTPL FEDERATION DES CAISSES DESJARDINS DU QUE 2.25% 10-30-2020	**	2,993,590
PVTPL FEDERATION DES CAISSES DESJARDINS DU QUE FLTG 10-30-2020	**	2,514,212
PVTPL FIRST FNDTN INC COM	**	101,208
PVTPL FIRST INVS AUTO OWNER TR 2017-1A CL B 2.67% DUE 04-17-2023 BEO	**	140,960
PVTPL FIRST INVS AUTO OWNER TR SER 17-2A CL A1 1.86% DUE 10-15-2021	**	80,831
PVTPL FLAGSHIP CR AUTO TR SR 2018-4 CL A 3.41% 05-15-2023	**	3,123,414
PVTPL FLAGSHIP CREDIT AUTO TRUST SER 17-4 CL A2.07% 144A 04-15-2022	**	821,882
PVTPL FORD CR AUTO OWNER TR SER 2017-1 CL A 144A 2.62% 08-15-2028	**	11,827,368
PVTPL FOREST LABS INC SR NT 4.875 DUE 02-15-2021 BEO	**	204,855
PVTPL FORT CRE LLC 18-1A C FLTG 144A 12-21-2023	**	1,324,414
PVTPL FR 2.5%042419 2.5% DUE 04-24-2019 BEO	**	856,270
PVTPL FRESENIUS MED CARE US FIN II INC 5.625% 07-31-2019	**	1,719,145
PVTPL FRESENIUS US FINANCE II INC 4.25 DUE 02-01-2021 BEO	**	400,660
PVTPL GAIF BD ISSUER PTY LTD SR NT 144A 3.4% DUE 09-30-2026/09-30-2016 BEO	**	70,822
PVTPL GALLATIN CLO IX 2018-1 LTD/GALLATIN CL SR SECD NT CL A FLTG DUE 01-21-2028	**	298,183
PVTPL GDF SUEZ S A NT 2.875 DUE 10-10-2022 BEO	**	392,147
PVTPL GEORGIA-PAC LLC SR NT 144A 2.539% DUE 11-15-2019/11-06-2014 BEO	**	198,485
PVTPL GEORGIA-PACIFIC LLC 5.4% DUE 11-01-2020	**	2,072,348
PVTPL GLENCORE FDG LLC GTD NT 144A 2.875% DUE 04-16-2020 BEO	**	267,440
PVTPL GOODGREEN 2017-1 TR NT CL A 144A 3.74% DUE 10-15-2052 BEO	**	158,584
PVTPL GOODGREEN 2017-2 NT CL A 144A 3.26% DUE 10-15-2053 BEO	**	315,151
PVTPL GOODMAN US FIN THREE LLC 3.7% DUE 03-15-2028	**	1,435,212
PVTPL GUARDIAN LIFE 3.4% DUE 04-25-2023	**	229,137
PVTPL GUARDIAN LIFE 3.4% DUE 04-25-2023	**	383,555
PVTPL HALCYON LN ADVISORS FDG 2015-2 LTD/HAL SR 15-2A CL A-R FLTG 07-25-2027	**	1,149,731
PVTPL HALFMOON PARENT INC 3.4% 09-17-2021	**	718,362
PVTPL HALFMOON PARENT INC 3.75% 07-15-2023	**	6,742,473
PVTPL HALFMOON PARENT INC 4.125% 11-15-2025	**	559,212
PVTPL HALFMOON PARENT INC 4.375% 10-15-2028	**	3,283,222
PVTPL HARLEY-DAVIDSON FINL SVCS INC GTD 3.55% 05-21-2021	**	5,209,776
PVTPL HARVEST OPERATIONS CORP 4.2% 06-01-2023	**	1,744,693
PVTPL HEINEKEN N V SR NT 3.4 DUE 04-01-2022 BEO	**	60,101
PVTPL HEINZ H J CO 4.875% DUE 02-15-2025	**	1,164,849
PVTPL HERO FDG 2017-3 NT CL A2 3.95% 09-20-2048	**	1,031,271
PVTPL HERO FDG SER 2017-1A NT CL A2 4.46% 09-20-2047 BEO	**	169,371
PVTPL HSBC BK PLC SR NT 144A 4.125% DUE 08-12-2020 BEO	**	2,905,867
PVTPL HSBC BK PLC SR NT 144A 4.75% DUE 01-19-2021 BEO	**	769,333

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
PVTPL HUTCHISON WHAMPOA INTL 09 LTD GTD NT 144A 7.625% DUE 04-09-2019 BEO	**	9,904,545
PVTPL HYUNDAI AUTO LEASE SECURITIZATION TR 201 NT CL A-2-A 144A 1.89	**	2,423,240
PVTPL IBERDROLA FIN IRELAND LTD NT 144A 5% DUE 09-11-2019 BEO	**	403,782
PVTPL ICG US CLO SER 15-2A CL AR FLTG 01-16-2028	**	594,570
PVTPL IMPERIAL TOB FIN PLC 2.95% DUE 07-21-2020 BEO	**	2,068,637
PVTPL IMPERIAL TOB FIN PLC 2.95% DUE 07-21-2020 BEO	**	3,743,247
PVTPL IMPERIAL TOBBACCO FINANCE 3.75% 07-21-2022	**	1,587,117
PVTPL ING BANK NV 2.45% 03-16-2020	**	198,088
PVTPL ING BK N V 2.5% DUE 10-01-2019 BEO	**	527,589
PVTPL ING BK N V NT 144A 1.65% DUE 08-15-2019 BEO	**	3,600,522
PVTPL INTESA SANPAOLO S P A 144A BD 5.017% DUE 06-26-2024 REG	**	3,636,601
PVTPL INTESA SANPAOLO S P A RCPTS CL X 144A 3.125% DUE 07-14-2022 BEO	**	1,201,996
PVTPL INTESA SANPAOLO S P A RCPTS CL X 144A 3.875% DUE 07-14-2027 BEO	**	2,055,825
PVTPL J G WENTWORTH XXII LLC 3.82 DUE 12-15-2048 BEO	**	1,280,475
PVTPL J P MORGAN CHASE COML MTG SR 2011-CA-SB 3.7339% DUE 07-15-2046	**	1,679,407
PVTPL J P MORGAN MTG SER 18-4 CL A1 VAR 10-25-2048	**	3,402,716
PVTPL J P MORGAN MTG TR SER 18-3 CLS A1 FLTG 04-25-2018	**	8,421,954
PVTPL JACKSON NATL LIFE FDG LLC 3.25% DUE 01-30-2024 BEO	**	34,318
PVTPL JACKSON NATL LIFE FDG LLC TRANCHE SR 00412 FLTG 2.73631% 10-15-2020 REG	**	6,544,774
PVTPL JACKSON NATL LIFE GLOBAL 2.25% 04-29-2021 REG	**	317,342
PVTPL JACKSON NATL LIFE GLOBAL 2.6% DUE 12-09-2020	**	429,425
PVTPL JACKSON NATL LIFE GLOBAL FDG 3.3% DUE 06-11-2021 BEO	**	6,996,395
PVTPL JACKSON NATL LIFE GLOBAL FDG SECD FLTG 06-11-2021	**	5,805,654
PVTPL JACKSON NATL LIFE GLOBAL FDG SECD FLTG 06-11-2021	**	1,987,492
PVTPL JACKSON NATL LIFE GLOBAL FDG SECD MEDIUM 2.2% DUE 01-30-2020 REG	**	2,008,569
PVTPL JAPAN FIN ORG MUNICIPAL 3.25% 04-24-2023	**	8,272,103
PVTPL JAPAN FIN ORGANIZATION FOR MUNICIPALITIES 3.25% 09-27-2023	**	1,321,060
PVTPL JFIN CLO 2014 LTD SER 2014-1A CL A-R FLTG 04-21-2025	**	1,567,570
PVTPL KINDER MORGAN INC DEL SR NT 5 DUE 02-15-2021	**	512,258
PVTPL KINDER MORGAN INC DEL SR NT 5 DUE 02-15-2021	**	614,709
PVTPL LCM LTD PARTNERSHIP SR 20A CL AR FLTG 10-20-2027	**	2,978,159
PVTPL LENDMARK FDG TR 2017-1A ASSET BACKED CTF CL A 2.83% 01-22-2024	**	132,211
PVTPL LIBERTY MUT GROUP INC GTD SR NT 144A 4.25% DUE 06-15-2023 BEO	**	80,657
PVTPL LIBERTY MUT GROUP INC GTD SR NT 144A 4.25% DUE 06-15-2023 BEO	**	6,049,296
PVTPL LIBERTY MUT GROUP INC GTD SR NT 144A 5% DUE 06-01-2021 BEO	**	282,424
PVTPL LIBERTY MUT GROUP INC SR NT 144A 4.95% DUE 05-01-2022 BEO	**	118,568
PVTPL LIMEROCK CLO SER 2014-3A CL A1R FLTG DUE 10-20-2026	**	2,600,012
PVTPL MACQUARIE BK LTD 2.6 DUE 06-24-2019 BEO	**	84,746
PVTPL MACQUARIE GROUP LTD 144A 3.189% DUE 11-28-2023	**	528,629
PVTPL MACQUARIE GROUP LTD SR 5.033% DUE 01-15-2030	**	295,628
PVTPL MACQUARIE GROUP LTD SR MEDIUM 3.763% 11-28-2028	**	132,965
PVTPL MADISON PK FDG XII LTD SER 14-12A CL A-R FLTG RATE 07-20-2026	**	2,130,241
PVTPL MAGNETITE CLO LTD SR 15-12A CL ARR FLTG 10-15-2031	**	3,762,855
PVTPL MAPLE ESCR 4.057% DUE 05-25-2023	**	2,321,936
PVTPL MARATHON CLO X LTD SR 17-10A CL A-2 FLTG RT 11-15-2029 BEO	**	2,464,812
PVTPL MARINER FIN ISSUANCE TR 2017-AA ASSET BACKED NT CL A 3.62% 02-20-2029	**	238,001
PVTPL MARLETTE FDG TR SER 2017-1A CL A 2.61% 03-15-2028	**	307,139

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
PVTPL MASSMUTUAL GLOBAL FDG 144A 2.35 DUE 04-09-2019	**	888,537
PVTPL MASSMUTUAL GLOBAL FDG II 2.5 10-17-2022	**	192,934
PVTPL MASSMUTUAL GLOBAL FDG II 2.5 10-17-2022	**	289,401
PVTPL MASSMUTUAL GLOBAL FDG II MEDIUM TERM NTS 2.0% DUE 04-15-2021	**	194,732
PVTPL MASSMUTUAL GLOBAL FDG II MEDIUM TERM NTS 2.95% 01-11-2025	**	480,156
PVTPL MET LIFE GLOBAL FDG I MEDIUM TE TRANCHE # TR 00038 2% DUE 04-14-2020 BEO	**	887,133
PVTPL METROPOLITAN LIFE GLOBAL FDG I TRANCHE # TR 00059 2.4% DUE 01-08-2021	**	393,909
PVTPL METROPOLITAN LIFE GLOBAL TRANCHE #TR 00030 2.3% DUE 04-10-2019 BEO	**	3,444,121
PVTPL MIDOCEAN CR CLO VII/MIDOCEAN CR CLO VI NT CL B FLTG 144A 3C7 07-15-2029	**	987,982
PVTPL MIZUHO BK LTD 2.4% DUE 03-26-2020 BEO	**	1,683,391
PVTPL MIZUHO BK LTD SR NT 2.45 DUE 04-16-2019 BEO	**	599,023
PVTPL MONDELEZ INTL HLDGS NETH B V NT 144A 1.625 DUE 10-28-2019/10-28-2016 BEO	**	295,823
PVTPL MONDELEZ INTL HLDGS NETH B V NT 144A 1.625 DUE 10-28-2019/10-28-2016 BEO	**	7,385,702
PVTPL MONONGAHELA PWR CO 3.55% DUE 05-15-2027 BEO	**	5,192,829
PVTPL MONROE CAP BSL CLO LTD SR 2015-1A CL B-R FLTG DUE 05-22-2027	**	5,926,299
PVTPL MORGAN STANLEY TR 2012-IO REMIC PASSTHRU CTF CL AXA 1 03-27-2051	**	1,195
PVTPL MOSAIC SOLAR LN TRUST SR 2018-2-GS CL A 4.2% DUE 02-20-2044	**	1,963,589
PVTPL NARRAGANSETT ELEC CO SR NT 4.534% 03-15-2020	**	223,058
PVTPL NATIONWIDE BLDG SOC 3.766% 03-08-2024	**	2,887,302
PVTPL NATIONWIDE BLDG SOC MEDIUM TERM SR NTS B 2.35% DUE 01-21-2020 BEO	**	2,164,787
PVTPL NATIONWIDE FINL SVCS INC SR NT 144A 5.375% DUE 03-25-2021 BEO	**	414,473
PVTPL NAVIENT PVT ED REFI LN TR 2018-C NT CL A-2 3.52% DUE 06-16-2042	**	3,930,291
PVTPL NAVIENT STUDENT LN SER 18-2A CL A1 FLTG 03-25-2067	**	1,628,615
PVTPL NAVIENT STUDENT LN TR SR 2017-3 CL A-1 FLTG DUE 07-26-2066	**	983,499
PVTPL NBCUNIVERSAL ENTERPRISE INC GTD SRNT 144A 1.974% DUE 04-15-2019 BEO	**	268,144
PVTPL NELNET STUDENT LN TR SER 17-3A CL A FLTG 02-25-2066	**	8,007,315
PVTPL NEUBERGER BERMAN LN SER 17-25A CL B FLTG 10-18-2029	**	3,431,712
PVTPL NEW RESIDENTIAL MTG LN TR 2017-1 SER 17-1A CL A1 VAR 02-25-2057	**	3,320,315
PVTPL NEW YORK LIFE GLOBAL 1.7% DUE 09-14-2021 BEO	**	3,136,850
PVTPL NEW YORK LIFE GLOBAL FDG 2.35% 07-14-2026	**	41,284
PVTPL NEW YORK ST ELEC & GAS CORP SR NT 144A 3.25% DUE 12-01-2026/11-29-2016 BEO	**	94,064
PVTPL NEXTGEAR FLOORPLAN MASTER OWNER TRUST SER 2017-1A CL A2 2.54% 04-18-2022	**	409,241
PVTPL NISSAN MTR ACCEP CORP NT CL F 3.45% DUE 03-15-2023 BEO	**	220,450
PVTPL NISSAN MTR ACCEP CORP NT CL F FLTG 03-15-2021	**	98,469
PVTPL NISSAN MTR ACCEP CORP NT SER D 1.55% 09-13-2019	**	5,432,491
PVTPL NISSAN MTR ACCEP CORP NT SER D 1.55% 09-13-2019	**	244,324
PVTPL NORDEA BANK AG MEDIUM TERM NTS BOOK FLTG 05-29-2020	**	2,457,048
PVTPL NUVEEN LLC 4.0% 11-01-2028	**	3,848,645
PVTPL OCEAN TRAILS CLO IV/LLC 0% BDS SER 13-4A CL AR 08-13-2025	**	2,621,552
PVTPL OCP OCP CLO LTD SR-14-5A CL-A1R VAR04-26-2031	**	1,774,631
PVTPL OCWEN MASTER ADVANCE RECEIVABLES SER-18-T1 CL-AT1 3.3012% 08-15-2049 BEO	**	720,603
PVTPL OCWEN MASTER ADVANCE RECEIVABLES TR SER-18-T2 CL-AT2 3.748% 08-15-2050	**	377,909
PVTPL ONEMAIN DIRECT AUTO RECEIVABLES TST 18-1A A 3.43% 12-14-2024	**	13,642,524
PVTPL ONEMAIN DIRECT AUTO RECEIVABLES TR2017- 2.16% DUE 10-15-2020 BEO	**	4,731,414
PVTPL ONEMAIN FINANCIAL ISSUANCE TRUST SR 17-1A CL A2 FLTG 09-14-2023 BEO	**	7,717,610
PVTPL ONEMAIN FINL ISSUANCE TR 2015-1 CL A 3.19% DUE 03-18-2026	**	97,114
PVTPL ONEMAIN FINL ISSUANCE TR SER 2016-2 CL B 5.94% DUE 03-20-2028	**	645,665

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
PVTPL OSCAR US FDG TR II NT CL A-4 144A 2.44% DUE 06-15-2022 BEO	**	1,414,838
PVTPL OSCAR US FDG VIII LLC NT CL A-2A 144A 3C7 2.91% DUE 04-12-2021 BEO	**	2,526,434
PVTPL OVERSEA CHINESE BANKING FLTG 05-17-2021	**	299,651
PVTPL OZLM LTD SER 14-7RA CL A2R FLTG 144A 07-17-2029	**	3,442,014
PVTPL OZLM XII LTD/OZLM XII LLC SER-15-12A CL-A1R FLTG 04-30-2027 BEO	**	4,962,554
PVTPL PALMER SQUARE CLO LTD SR 13-2A CL AARR VAR RT DUE 10-17-2031	**	2,970,808
PVTPL PALMER SQUARE LN FDG 2018-4A LTD CL A-1 FLTG RT 11-15-2026	**	5,499,113
PVTPL PARK AEROSPACE HLDGS LTD GTD 4.5% DUE 03-15-2023	**	280,500
PVTPL PENNSYLVANIA HIGHER ED ASSISTANCE A VAR RT DUE 11-25-2065	**	257,125
PVTPL PENNSYLVANIA HIGHER ED ASSISTANCE A VAR RT DUE 11-25-2065	**	1,735,595
PVTPL PENSKE TRUCK LEASING CO L P/PTL 144A 4.2 04-01-2027/03-20-2017	**	88,014
PVTPL PENSKE TRUCK LEASING CO L P/PTL 3.95%03-10-2025	**	1,077,585
PVTPL PENSKE TRUCK LEASING CO LP/PTL FINSR NT 4.875% DUE 07-11-2022 BEO	**	103,536
PVTPL PENSKE TRUCK LEASING CO LP/PTL FINSR NT 4.875% DUE 07-11-2022 BEO	**	4,151,782
PVTPL PERNOD RICARD SA 4.45 DUE 01-15-2022	**	2,192,899
PVTPL PFS FING CORP 2017-AA PREM FIN ASSET BKD NT CL A FLTG RT 03-15-2021	**	9,439,084
PVTPL PPIB CAP INC C 2.75% 11-02-2027	**	1,217,961
PVTPL PRESTIGE AUTO RECEIVABLES TR 2018-1 NT CL A-3 144A 3.29	**	479,992
PVTPL PRESTIGE AUTO RECEIVABLES TR 2018-1 NT CL B 144A 3.54 DUE 03-15-2023	**	1,102,993
PVTPL PRICOA GLOBAL FDG I 2.45% DUE 09-21-2022	**	144,971
PVTPL PRICOA GLOBAL FDG I 2.45% DUE 09-21-2022	**	4,769,529
PVTPL PRICOA GLOBAL FDG I 2.55% 11-24-2020	**	770,112
PVTPL PRICOA GLOBAL FUNDING 1 2.2% DUE 06-03-2021	**	292,667
PVTPL PROGRESS RESIDENTIAL TRUST SER 2017-SFR2 CL C 3.395% 12-17-2034	**	583,611
PVTPL PROGRESS RESIDENTIAL TRUST SER 2018-SFR3 CL A 3.88% DUE 10-17-2035 BEO	**	810,537
PVTPL PROSPER MARKETPLACE ISSUANCE T SER 17-3A CL A 2.54% 11-15-2023	**	77,985
PVTPL PROSPER MARKETPLACE ISSUANCE TRUST SER 17-2A CL A 2.41% 09-15-2023	**	10,524
PVTPL PT INDONESIA ASAHAN ALUMINIUM PERSERO 5.71% DUE 11-15-2023 BEO	**	203,508
PVTPL PURCHASING PWR SER 18-A CL A 3.34% 08-15-2022	**	1,355,959
PVTPL QATAR ST 4.5% 04-23-2028	**	3,026,875
PVTPL QATAR ST 4.5% 04-23-2028	**	1,899,625
PVTPL RABOBANK NEDERLAND GLOBAL MEDIUM 3.875% 09-26-2023	**	421,453
PVTPL RECKITT BENCKISER TREAS SVCS PLC 2.375% DUE 06-24-2022	**	480,233
PVTPL RECKITT BENCKISER TREAS SVCS PLC 2.375% DUE 06-24-2022	**	288,140
PVTPL RECKITT BENCKISER TREAS SVCS PLC FLTG DUE 06-24-2022	**	687,786
PVTPL REGATTA VIII FUNDING LTD SER 17-1A CL B FLT 10-17-2030	**	1,030,241
PVTPL RELIANCE STD LIFE GLOBAL FDG II MED TERM 2.5% DUE 01-15-2020 BEO	**	777,495
PVTPL RENEW 2017-1 FDG NT CL A 144A 3.67000007629% DUE 09-20-2052 BEO	**	71,309
PVTPL RESIMAC SR 18-1NCA CL A1 VAR RT 12-16-2059	**	441,525
PVTPL ROLLS-ROYCE 3.625% DUE 10-14-2025	**	1,245,754
PVTPL ROLLS-ROYCE PLC GTD NT 144A 2.375%DUE 10-14-2020/10-14-2015 BEO	**	3,330,004
PVTPL SANDS CHINA LTD 4.6% DUE 08-08-2023	**	1,688,746
PVTPL SANDS CHINA LTD 4.6% DUE 08-08-2023	**	605,962
PVTPL SANDS CHINA LTD 5.125% DUE 08-08-2025 BEO	**	198,050
PVTPL SANDS CHINA LTD 5.125% DUE 08-08-2025 BEO	**	990,250
PVTPL SANTANDER RETAIL AUTO LEASE TR 2017-A CL A-4 2.72% DUE 01-20-2022	**	1,286,494
PVTPL SANTANDER RETAIL AUTO LEASE TR SE 2018-A CL A-3 2.93% DUE 05-20-2021	**	558,296

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
PVTPL SANTANDER RETAIL AUTO LEASE TR SE 2018-A CL A-3 2.93% DUE 05-20-2021	**	398,497
PVTPL SANTANDER RETAIL AUTO LEASE TR SER 17-A CL A3 2.22% 01-20-2021	**	2,737,269
PVTPL SCHLUMBERGER FIN CDA LTD SCHLUMBERGER 2.2% DUE 11-20-2020 BEO	**	2,785,114
PVTPL SCHLUMBERGER INVT SA 2.4 DUE 08-01-2022/07-31-2012 BEO	**	144,033
PVTPL SCHLUMBERGER INVT SA 2.4 DUE 08-01-2022/07-31-2012 BEO	**	2,760,630
PVTPL SCHLUMBERGER INVT SA GTD SR NT 144A 3.3% DUE 09-14-2021/09-14-2011 BEO	**	300,726
PVTPL SCLP SER 2017-4 CL A 2.5% 06-25-2026	**	859,274
PVTPL SIEMENS FINANCIERINGSMAAT 3.125% DUE 03-16-2024	**	489,783
PVTPL SIEMENS FINANCIERINGSMAT 2.2% DUE 03-16-2020	**	3,956,428
PVTPL SIERRA RECEIVABLES FUNDING CO LLC SR 18-2A CL A 3.5% 144A 06-20-2035	**	4,978,136
PVTPL SKANDINAVISKA ENSKILDA 2.375 DUE 03-25-2019 BEO	**	249,539
PVTPL SLM STUD LN TR 2004-3 STUD LN BKD NT CL 144A A-6B VAR RT DUE 10-25-2064	**	5,012,385
PVTPL SLM STUD LN TR 2007-1 AST BACKED NT CL A-5A VAR RT DUE 01-26-2026 REG	**	869,563
PVTPL SLM STUDENT LN TR 2003-10 STUDENT LN BKD CTF CL A-3 FLTG12-15-2027	**	3,029,104
PVTPL SMB PRIVATE ED LN TR 2017-A CL A1 1.23% DUE 06-17-2024	**	614,506
PVTPL SMB PVT ED LN TR 2016-B LN BACKED NT CL A-2A 144A 2.43 DUE 02-17-2032 BEO	**	2,874,717
PVTPL SMBC AVIATION CAP FIN DAC GTD SR NT 144A 2.65% DUE 07-15-2021 BEO	**	291,992
PVTPL SMBC AVIATION CAP FIN DAC GTD SR NT 144A 3% DUE 07-15-2022 BEO	**	291,031
PVTPL SMITHFIELD FOODS INC 2.7% 01-31-2020	**	295,938
PVTPL SOCIAL PROFESSIONAL LOAN PROGRAM LL SER 18-A CL A2A 2.39% DUE 02-25-2042	**	84,630
PVTPL SOCIETE GENERALE 4.25% 09-14-2023	**	1,787,645
PVTPL SOCIETE GENERALE 4.25% 09-14-2023	**	297,941
PVTPL SOFI PROFESSIONAL LN PROGRAM 2016-F LLC CL A-2 3.02% DUE 02-25-2040	**	870,459
PVTPL SOFI PROFESSIONAL LN PROGRAM 2018-D CL A-1FX 3.12% 02-25-2048	**	7,271,014
PVTPL SOFI PROFESSIONAL LN PROGRAM SER 144A CL A-1FX 2.05% 01-25-2041	**	327,153
PVTPL SOUTHERN NAT GAS CO L L C 03-15-2047	**	69,418
PVTPL SP POWERASSETS LTD GLOBAL MEDIUM TERM NT 3% DUE 09-26-2027 BEO	**	1,960,714
PVTPL SPRINGCASTLE AMER FDG LLC ABS NT 2016-A CL A 3.05% 04-25-2029	**	3,381,153
PVTPL SPRINGLEAF FDG TR 2015-A AST BACKED NT CL A 144A 3.16 DUE 11-15-2024 BEO	**	1,881,782
PVTPL SPRINT NEXTEL CORP FORMERLY SPRINTCORP GTD NT 7 DUE 03-01-2020 BEO	**	205,000
PVTPL SPRINT SPECTRUM /SPRINT 5.152% 03-20-2028	**	982,500
PVTPL STADSHYPOTEK AB PUBL MEDIUM TERM NTS BOO # TR 3 1.875 10-02-2019	**	496,107
PVTPL STATE OF QATAR 3.875% DUE 04-23-2023 REG	**	1,719,261
PVTPL STATE OF QATAR 3.875% DUE 04-23-2023 REG	**	915,254
PVTPL SUMITOMO MITSUI TR BK LTD FLTG 09-19-2019	**	400,163
PVTPL SUNTORY HLDGS LTD SR NT 144A 2.55%DUE 09-29-2019 BEO	**	297,999
PVTPL SWISS RE TREAS US CORP SR NT 144A 2.875% DUE 12-06-2022 BEO	**	3,007,654
PVTPL SYNGENTA FIN N V GTD SR NT 3.933% 04-23-2021 BEO	**	197,267
PVTPL SYNGENTA FIN N V GTD SR NT 3.933% 04-23-2021 BEO	**	5,188,127
PVTPL TELSTRA CORP LTD SR NT 144A 4.8% DUE 10-12-2021 BEO	**	727,291
PVTPL TENCENT HLDGS LTD NTS 3.375 DUE 05-02-2019	**	3,679,828
PVTPL TESLA AUTO LEASE TR SER 18-B CL A 3.71% 08-20-2021	**	370,885
PVTPL TESLA AUTO LEASE TR SER 18-B CL A 3.71% 08-20-2021	**	5,183,364
PVTPL THL CR WIND RIV CLO LTD SR 18-2A CL A2 FLTG RATE 07-15-2030	**	1,999,419
PVTPL TOWD PT MTG TR 2017-4 NT CL A1 144A VAR RT DUE 06-25-2057 BEO	**	5,356,967
PVTPL TOYOTA AUTO RECEIVABLES 2018-D OWNER TR 3.3% DUE 02-15-2024 REG	**	9,900,343
PVTPL TRAFIGURA SECURITISATION FIN PLC SER 18-1A CLASS A2 3.73% DUE 03-15-2022	**	2,371,770

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
PVTPL TRALEE CDO LTD SER 18-5A CL A1 FLTG 10-20-2028 BEO	**	4,069,483
PVTPL TRALEE CDO LTD SR 18-5A CL B FLTG 10-20-2028	**	1,195,151
PVTPL TRANCHE # SR 7 2% DUE 04-12-2019 BEO	**	12,014,623
PVTPL TRANCHE # TR 6 1.65% DUE 09-06-2019 REG	**	491,997
PVTPL TRANS-ALLEGHENY INTST LINE CO 3.85% NTS 06-01-2025	**	1,991,540
PVTPL UBS AG LONDON BRH 2.45% 12-01-2020	**	196,263
PVTPL UBS AG LONDON BRH 2.45% 12-01-2020	**	196,263
PVTPL UBS AG LONDON BRH SR NT FLTG RATE DUE 06-08-2020	**	1,799,014
PVTPL UBS GROUP FDG JERSEY LTD SR NT FLTG 144A 4.26625% DUE 02-01-2022 BEO	**	201,946
PVTPL UBS GROUP FDG SWITZ AG SR 4.253% DUE 03-23-2028	**	7,824,219
PVTPL UBS GROUP FUNDING (SWITZERLAND) 2.65% 02-01-2022 BEO	**	387,150
PVTPL UBS GROUP FUNDING (SWITZERLAND) 2.65% 02-01-2022 BEO	**	2,311,288
PVTPL UBS GROUP FUNDING (SWITZERLAND) AG3.0% DUE 04-15-2021 BEO	**	496,133
PVTPL UBS GROUP FUNDING 4.125% 09-24-2025 BEO	**	597,781
PVTPL UBS GROUP FUNDING 4.125% 09-24-2025 BEO	**	2,963,998
PVTPL UNITED AUTO CREDIT SECURITIZATION TRUST SER 18-2 CL B 3.56% 08-10-2022	**	630,948
PVTPL UPGRADE RECEIVABLES TRUST SER 18-1A CL A 3.79% DUE 11-15-2024 BEO	**	338,223
PVTPL UPSTART SECURITIZATION TR 2017-1 SR 17-1 CL A 2.639% 06/20/2024	**	11,340
PVTPL VENTURE CDO LTD SER 18-34A CL A 144A FLTG 10-15-2031	**	1,386,987
PVTPL VENTURE CDO LTD SR 14-17A CL ARR FLTG 04-15-2027	**	98,516
PVTPL VERICREST OPPORTUNITY LOAN TRANSFEREE SER 17-NP11 CL A1 STEP UP 10-25-2047	**	422,635
PVTPL VERIZON OWNER TR 2016-1 ASSET BACKED NT CL A 144A 1.42% DUE 01-20-2021	**	110,847
PVTPL VERIZON OWNER TR 2016-1 ASSET BACKED NT CL A 144A 1.42% DUE 01-20-2021	**	134,880
PVTPL VERIZON OWNER TR 2017-2 CL A 1.92% 12-20-2021 BEO	**	314,745
PVTPL VERIZON OWNER TR 2017-3 CL A-1A 2.06% 04-20-2022	**	383,334
PVTPL VERIZON OWNER TR 2017-3 CL A-1A 2.06% 04-20-2022	**	1,187,546
PVTPL VERIZON OWNER TR SER 18-1A CL A-1A 2.82% 09-20-2022	**	1,414,916
PVTPL VERIZON OWNER TR SER 18-1A CL A-1A 2.82% 09-20-2022	**	1,446,824
PVTPL VOLKSWAGEN GROUP AMER FIN LLC FLTG RT 11-12-2021 BEO	**	1,287,280
PVTPL VOLKSWAGEN GROUP AMER FIN LLC GTD NT 2.125 DUE 05-23-2019	**	298,537
PVTPL VOLKSWAGEN GROUP AMER FLTG RATE 3.875% DUE 11-13-2020	**	2,321,270
PVTPL VOLKSWAGEN INTL FIN N V GTD NT 144A 3C7 4 DUE 08-12-2020 BEO	**	402,580
PVTPL VOLT LX LLC ASSET BACKED NT SER 17-NPL7 CL A1 STEP 04-25-2059	**	71,099
PVTPL VOLVO FINL EQUIP LLC SER 17-1A CL A4 144A 2.21% 11-15-2021 BEO	**	2,568,605
PVTPL VOYA CLO LTD SER 18-3A CL A1A FLTG 10-15-2031	**	1,732,260
PVTPL WELLFLEET CLO LTDSER 15-1A CL A1R FLTG 10-20-2027	**	6,997,444
PVTPL WESTJET AIRLS LTD WESTJET AIRLS 3.5% DUE 06-16-2021/06-16-2016 BEO	**	495,649
PVTPL WESTROCK CO 3.75% 03-15-2025	**	3,252,827
PVTPL WESTROCK CO 4.65% DUE 03-15-2026 BEO	**	1,827,506
PVTPL WHITEHORSE XII LTD/WHITEHORSE XII LLC SR 18-12A CL A FLTG 10-15-2031	**	2,379,116
PVTPL WOOLWORTHS LTD NT 144A 4.55% DUE 04-12-2021 BEO	**	306,079
PVTPL WRIGLEY WM JR CO NT 2.9 DUE 10-21-2019	**	2,855,733
PVTPL ZF NORTH AMER CAP INC NT 144A 4% DUE 04-29-2020 BEO	**	2,339,345
PVTPLSOUND PT CLO IX LTD SER 2015-2A CL A-R FLTG 07-20-2027	**	4,961,811
PVTPLVOLKSWAGEN GROUP AMER FIN LLC GTD NT FLTG 11-13-2020	**	3,530,126
PYXUS INTL INC COM	**	19,937
Q2 HLDGS INC COM	**	1,536,050

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
QAD INC CL A STOCK	**	177,103
QATAR ISLAMIC BANK QAR10	**	21,790
QATAR NATIONAL BK QAR10	**	461,681
QATAR(STATE OF) 2.375% SNR 02/06/2021 USD	**	35,428,216
QCR HLDGS INC COM	**	211,987
QEP RES INC COM STK	**	222,340
QGEP PARTICIPACOES SA	**	181,929
QIAGEN NV EUR0.01	**	2,354,791
QIAGEN NV EUR0.01	**	460,080
QISDA CORPORATION TWD10	**	61,708
QTS RLTY TR INC COM CL A COM CL A	**	99,109
QUAD / GRAPHICS INC COM STK	**	57,781
QUAKER CHEM CORP COM	**	2,445,290
QUALCOMM INC 2.6% DUE 01-30-2023	**	2,458,735
QUALCOMM INC 2.9% DUE 05-20-2024	**	142,830
QUALCOMM INC 3.45% DUE 05-20-2025	**	9,525,117
QUALCOMM INC FIXED 3% DUE 05-20-2022	**	9,552,727
QUALYS INC COM USD0.001	**	4,570,351
QUANEX BLDG PRODS CORP COM STK	**	50,147
QUANTA SVCS INC COM	**	1,660,918
QUANTENNA COMMUNICATIONS INC COM	**	427,128
QUANTUM CORP COM NEW COM NEW	**	27,186
QUE PROV CDA MEDIUM TERM NTS BOOK ENT TRANCHE # TR 00050 7.14 2-27-26	**	1,421,183
QUEBEC PROV CDA 2.75% DUE 04-12-2027 BEO	**	884,889
QUEBEC PROV CDA GLOBAL NT 2.625% DUE 02-13-2023 BEO	**	4,966,814
QUEBEC PROV CDA PROVINCE OF QUEBEC 2.5% 04-20-2026 REG 2.5% DUE 04-20-2026 REG	**	14,031,288
QUEBEC(PROV OF) 4.25% SNR MTN 01/12/21 CAD	**	77,416
QUEBECOR INC CLASS'B'SUB-VTG NPV	**	294,597
QUEST DIAGNOSTICS 2.5% DUE 03-30-2020	**	703,520
QUINSTREET INC COM STK	**	669,666
QUINTANA ENERGY SVCS INC COM	**	5,107
QUORUM HEALTH CORP COM	**	9,202
QVC INC 3.125% DUE 04-01-2019	**	1,795,898
QVC INC 4.85% DUE 04-01-2024	**	10,629,751
RA PHARMACEUTICALS INC COM	**	198,507
RABOBANK NEDERLAND 4.5 DUE 01-11-2021	**	2,958,028
RABOBANK NEDERLAND 5.5%-FRN SUB PERP EUR200000	**	821,711
RABOBANK NEDERLAND 6.875% SNR MTN 19/03/20 EUR	**	1,483,436
RABOBANK NEDERLAND TRANCHE # TR 00078 3.95% BD DUE 11-09-2022 REG	**	398,695
RAC BOND CO PLC 4.565%-VAR 06/05/2046 GBP	**	1,003,163
RADIAN GROUP INC COM	**	3,095,492
RADIANT LOGISTICS INC COM STK	**	52,012
RADIANT OPTO-ELECT TWD10	**	366,063
RADIUS HEALTH INC COM NEW COM NEW	**	157,480
RADNET INC COM STK	**	324,026
RAFAEL HOLDINGS INC COM USD0.01 CLASS B WI	**	18,295
RALPH LAUREN CORP 2.625% DUE 08-18-2020	**	3,190,293

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
RAMBUS INC DEL COM	**	101,037
RAND MERCHANT INSURANCE HLDGS LTD	**	35,077
RANDON SA IMPLEMEN PRF NPV	**	71,743
RANDSTAD N.V. EUR0.10	**	3,541,335
RANGE RES CORP COM	**	1,739,692
RAPID7 INC COM	**	807,885
RAS AL KHAIMAH AED1	**	89,191
RAYMOND JAMES FNCL INC COM STK	**	150,531
RAYONIER ADVANCED MATLS INC COM	**	92,293
RAYTHEON CO 2.5 DUE 12-15-2022	**	116,941
RAYTHEON CO 3.125% DUE 10-15-2020	**	842,616
RAYTHEON CO 4.4% DUE 02-15-2020	**	187,755
RBB BANCORP COM NPV	**	51,954
RCI HOSPITALITY HLDGS INC COM	**	22,888
RE/MAX HLDGS INC CL A CL A	**	51,353
REA GROUP LIMITED NPV	**	129,215
READING INTL INC CL A CL A	**	48,985
REALKREDIT DANMARK 1% CVD BDS 01/01/19 DKK0.01	**	3,025,543
REALKREDIT DANMARK 2% SNR SEC 01/10/47 DKK0.01	**	2,391,210
REALKREDIT DANMARK 2.5% DUE 01/10/2047	**	4
REALKREDIT DANMARK BNDS 2.5% CVD BDS 01/10/2037	**	182,528
REALNETWORKS INC COM NEW	**	8,286
REALOGY HLDGS CORP COM	**	229,889
REALPAGE INC COM STK	**	310,295
REALTEK SEMICOND TWD10	**	128,865
REALTY INCOME CORP 3% DUE 01-15-2027	**	21,384
REALTY INCOME CORP 3.65% 01-15-2028	**	242,270
REALTY INCOME CORP 3.875% DUE 07-15-2024	**	115,192
REALTY INCOME CORP 5.75% DUE 01-15-2021	**	197,685
RECKITT BENCK GRP ORD GBP0.10	**	5,584,941
RECKITT BENCKISER 2.75% DUE 06-26-2024	**	378,047
RED ELECTRICA CORP EUR0.5	**	106,414
RED HAT INC COM	**	7,675,995
RED LIONS HOTELS CORP COM	**	22,165
RED ROBIN GOURMET BURGERS INC COM	**	32,385
REDEFINE PROPS LTD NPV (POST CONVERSION)	**	127,573
REDROW ORD GBP0.10	**	853,355
REDWOOD TR INC COM	**	732,643
REGAL BELOIT CORP COM	**	459,458
REGENCY ENERGY 5% DUE 10-01-2022	**	306,162
REGENCY ENERGY PARTNERS 5.75 DUE 09-01-2020 REG	**	102,629
REGENXBIO INC COM	**	73,454
REGIONAL MGMT CORP COM STK	**	36,772
REGIONS BK BIRMINGHAM ALA 2.75% 04-01-2021	**	245,878
REGIONS BK BIRMINGHAM ALA 2.75% 04-01-2021	**	491,756
REGIONS FINL CORP 3.2% DUE 02-08-2021	**	496,802
REGIONS FINL CORP 3.8% DUE 08-14-2023	**	50,089

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
REGIONS FINL CORP FIXED 2.75% DUE 08-14-2022	**	3,646,868
REGIS CORP MINN COM	**	152,753
REINSURANCE GROUP AMER INC COM NEW STK	**	2,459,915
RELIANCE INDS GDR REP 2 ORD INR10 (144A)	**	1,017,512
RELIANCE INDS INR10(100%DEMAT)	**	249,336
RELIANCE INFRASTRU INR10	**	97,553
RELIANCE STD LIFE 3.85% DUE 09-19-2023	**	378,147
RELIANCE STL & ALUM CO COM	**	1,407,743
RELX PLC ORD GBP0.1444	**	4,016,308
RELX PLC	**	2,655,737
REMGRO NPV	**	102,426
RENAISSANCE RE HLDGS LTD COM	**	2,049,487
RENASANT CORP COM	**	2,355,881
RENAULT SA EUR3.81	**	103,827
RENB ENERGY GROUP INC COM STK	**	798,139
RENT A CTR INC NEW COM	**	169,995
REORG ACCESS NATL STOCK MERGER UNION BANK 2W1ZA91 02-01-2019	**	33,062
REORG/ GREEN BANCORP STOCK MERGER VERITEX HLDGS 2Z16AU1 01-02-2019	**	49,055
REORG/ MICHAEL KORS NAME CHANGE WITH CUSIP CHANGE CAPRI 2U19A32 1-2-2019	**	318,149
REORG/ STATE BK STOCK MERGER CADENCE BANCORPORATION 2F1MA62 01-02-2019	**	53,414
REORG/ATHENAHEALTH INC COMMON STOCK CASH MERGER 02-12-2019	**	585,241
REORG/BLACK BOX CORP CASH MERGER 01-08-2019	**	2,093
REORG/BOJANGLES CASH MERGER 01-29-2019	**	93,843
REORG/CELLDEX REVERSE SPLIT CELLDEX 2U1LA92 02-11-2019	**	1,904
REORG/ELECTRO SCIENTIFIC INDS INC CASH MERGER 02-01-2019	**	150,279
REORG/ENGILITY STOCK MERGER SCIENCE 2R1RAQ1 01-14-2019	**	115,348
REORG/ESSENDANT INC CASH MERGER 02-01-2019	**	47,703
REORG/FCB FINL STOCK MERGER SYNOVUS FINL 2W18AB1 01-02-2019	**	111,217
REORG/GOVERNMENT PPTYS REVERSE SPLIT OFFICE PPTYS 2U1ZA82 01-02-2018	**	66,254
REORG/GUARANTY BANCORP STOCK MERGER INDEPENDENT BK 2N1QAR1 01-03-2019	**	26,021
REORG/HORTONWORKS STOCK MERGER CLOUDERA INC 2H1XAZ2 01-04-2019	**	342,807
REORG/PLATFORM NAME CHANGE AND CUSIP CHANGE ELEMENT 2U1DAU2 02-01-2019	**	399,451
REORG/SCORPIO REVERSE SPLIT SCORPIO 2U13A22 01-18-2019	**	105,058
REORG/SELECT INCOME STOCK MERGER GOVERNMENT PPTYS 2052656 01-02-2019	**	45,529
REORG/TESARO CASH MERGER 01-23-2019	**	91,996
REORG/WILDHORSE RESOURCE STOCK MERGER CHESAPEAKE 2128467 02-01-2019	**	2,697,056
REP 1ST BANCORP INC COM	**	48,303
REP BANCORP INC KY CDT-CL A COM STK	**	121,039
REP OF INDONESIA 2.625% 14/06/2023	**	119,243
REP OF PERU T-BOND 6.35% 12/08/2028	**	1,956,438
REP SVCS INC NT 5.25 DUE 11-15-2021	**	6,986,701
REPLIGEN CORP COM STK USD0.01	**	3,796,225
REPUBLIC OF ARGENTINA 6.25% 04-22-2019	**	1,613,616
REPUBLIC OF INDONESIA 4.1% 24/04/2028	**	681,915
REPUBLIC OF TURKEY TNOTE 7.25% DUE 12-23-2023	**	513,266
REPUBLIC SVCS INC 3.2% DUE 03-15-2025	**	2,221,905
REPUBLIC SVCS INC 5.5% DUE 09-15-2019	**	182,789

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
RESOLUTE FST PRODS INC COM	**	119,592
RESOLUTION FDG CORP FED BOOK ENTRY PRIN 0 STRP 15/07/2020 USD1000 07-15-2020	**	1,921,026
RESONA HOLDINGS NPV	**	1,546,396
RESOURCES CONNECTION INC COM	**	70,830
RESURS HOLDING AB NPV	**	140,528
RETAIL OPPORTUNITY INVTS CORP COM STK	**	172,219
RETAIL PPTYS AMER INC CL A	**	855,707
RETAIL VALUE INC COM USD0.10	**	38,308
RETROPHIN INC COM	**	71,873
REV GROUP INC COM	**	58,736
REX AMERICAN RESOURCES CORP	**	110,611
REXFORD INDL RLTY INC COM	**	2,132,272
REXNORD CORP COM USD0.01	**	197,531
REYNOLDS AMERN INC 6.875% DUE 05-01-2020	**	520,286
REYNOLDS AMERN INC 8.125% DUE 06-23-2019	**	3,254,336
REYNOLDS AMERN INC FIXED 4.45% DUE 06-12-2025	**	1,856,152
RF INDS LTD COM PAR $0.01 COM PAR $0.01	**	12,262
RHYTHM PHARMACEUTICALS INC COM	**	112,520
RIBBON COMMUNICATIONS INC COM STK USD0.0001	**	216,861
RICE PK FING TR FLTG RT 4.625% DUE 10-31-2041	**	223,521
RIGEL PHARMACEUTICALS INC COM NEW STK	**	81,986
RIGNET INC COM	**	17,519
RING ENERGY INC COM	**	43,561
RINGCENTRAL INC CL A CL A	**	2,213,102
RIO TINTO LIMITED NPV	**	379,850
RIO TINTO ORD GBP0.10	**	6,385,613
RIOCAN REAL ESTATE TRUST UNITS NPV	**	154,479
RIPON MTGS PLC FRN 144A 20/08/2056	**	4,643,682
RIVERVIEW BANCORP INC COM STK	**	28,465
RLJ LODGING TR COM REIT	**	278,390
RLTY INC CORP 3.25 DUE 10-15-2022	**	8,214,174
RMAC SECS NO 1 PLC FRN M/BKD 06/2044 GBP'A2A'	**	2,761,516
RMAC SECS NO 1 PLC FRN M/BKD 06/2044 GBP'A3A'	**	947,690
RMAC SECS NO 1 PLC FRN M/BKD 06/2044 GBPREGS	**	1,484,182
RMAC SECS NO 1 PLC FRN MTG 06/44 EUR REGS'A2C'	**	703,889
RMB HLDGS ZAR0.01	**	212,846
ROBINSON PCL THB3.55(NVDR)	**	31,357
ROCHE HLDGS AG GENUSSCHEINE NPV	**	16,785,647
ROCK-TENN CO 4.9% DUE 03-01-2022	**	334,483
ROCKWELL AUTOMATION	**	94,953
ROCKWELL COLLINS 3.2% DUE 03-15-2024	**	288,903
ROCKWELL COLLINS 3.5% DUE 03-15-2027	**	281,606
ROCKWELL COLLINS 5.25% DUE 07-15-2019	**	5,088,490
ROCKY BRANDS INC COM STK	**	21,320
ROGERS CABLE INC 8.75% DUE 05-01-2032	**	88,560
ROGERS CORP COM	**	1,654,005
ROKU INC COM CL A COM CL A	**	224,928

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
ROLLS ROYCE HLDGS C SHS ENTITLEMENT (JAN2019	**	19,158
ROLLS ROYCE HLDGS ORD GBP0.20	**	3,503,137
ROMANIA(REP OF) 5.85% BDS 26/04/23	**	182,589
RONSHINE CHINA HOL HKD0.00001	**	189,597
ROPER TECHNOLOGIES , INC	**	144,720
ROPER TECHNOLOGIES 2.8% DUE 12-15-2021	**	146,952
ROPER TECHNOLOGIES 2.8% DUE 12-15-2021	**	1,347,059
ROSETTA STONE INC COM	**	104,140
ROSNEFT OIL CO GDR EACH REPR 1 ORD 'REGS'	**	115,121
ROVIO ENTMNT OYJ	**	137,052
ROWAN COMPANIES PLC	**	99,690
ROYAL BANK OF CANADA 2.15% DUE 10-26-2020 BEO	**	1,275,109
ROYAL BANK OF CANADA 4.65% DUE 01-27-2026 BEO	**	128,676
ROYAL BK CDA 1.875% DUE 02-05-2020	**	791,662
ROYAL BK CDA 2.125% DUE 03-02-2020	**	17,457,990
ROYAL BK CDA 2.2% DUE 09-23-2019	**	19,294,309
ROYAL BK CDA 2.3% DUE 03-22-2021	**	295,865
ROYAL BK CDA 2.3% DUE 03-22-2021	**	6,961,706
ROYAL BK CDA 3.7% DUE 10-05-2023	**	251,003
ROYAL BK CDA FLTG RT DUE 10-05-2023	**	1,294,214
ROYAL BK CDA GLOBAL MEDIUM TERM 3.2% 04-30-2021	**	10,113,958
ROYAL BK CDA GLOBAL MEDIUM TERM SR BK NTFLTG 04-30-2021 BEO	**	5,461,667
ROYAL BK CDA GLOBAL MEDIUM TERM SR BK NTFLTG 04-30-2021 BEO	**	2,667,447
ROYAL BK OF CANADA COM NPV	**	130,124
ROYAL BK SCOT GRP 2%-FR SNR EMTN 08/03/23 EUR	**	1,722,363
ROYAL BK SCOT GRP 8.625%-FRN PERP USD200000	**	622,500
ROYAL BK SCOT GRP ORD GBP1	**	884,330
ROYAL BK SCOTLAND 4.892% DUE 05-18-2029	**	6,004,101
ROYAL BK SCOTLAND 6.4% DUE 10-21-2019	**	6,268,252
ROYAL BK SCOTLAND GROUP PLC 4.519% DUE 06-25-2024	**	883,107
ROYAL BK SCOTLAND GROUP PLC 4.519% DUE 06-25-2024	**	2,453,075
ROYAL BK SCOTLAND GRP PLC PERPETUAL SUB FLTG RT DUE 12-29-2049	**	2,277,000
ROYAL CARIBBEAN CRUISES 2.65% 11-28-2020	**	245,414
ROYAL DUTCH SHELL 'A'SHS EUR0.07(GBP)	**	3,882,227
ROYAL DUTCH SHELL 'B'ORD EUR0.07	**	2,149,874
ROYAL MAIL PLC ORD GBP0.01	**	222,809
RPI GBP UK RPI/3.4% LCH_CSFBUS 15/06/2030 SWU0C8247	**	345
RPI USD 1.6775%/US CPI LCH_CSFBUS 05-24-2021 SWU029980	**	15,236
RPI USD US CPI/2.2425% LCH_CSFBUS 11-21-2026 SWU0C7835	**	57,063
RPM INTL INC	**	1,587,060
RPM INTL INC 6.125% DUE 10-15-2019	**	636,379
RTI SURGICAL INC	**	42,091
RTW RETAILWINDS INC RTW RETAILWINDS INC	**	29,053
RUBICON PROJ INC COM	**	188,667
RUDOPLH TECHNOLOGIES INC COM	**	80,897
RUSH ENTERPRISES INC CL A CL A	**	516,338
RYDER SYS INC COM	**	978,745

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
RYDER SYS INC MEDIUM TERM NTS 2.45 DUE 09-03-2019	**	298,451
RYDER SYS INC MEDIUM TERM NTS 3.75% 06-09-2023	**	1,704,460
RYDER SYS INC MEDIUM TERM NTS BOOK ENTRY2.875% DUE 09-01-2020	**	68,450
RYDER SYS INC MEDIUM TERM NTS BOOK ENTRYTRANCHE # TR 00211 2.35 2-26-2019	**	219,747
RYDER SYS INC MEDIUM TERM NTS BOOK ENTRYTRANCHE # TR 00218 3.45% DUE 11-15-2021	**	2,796,763
RYDER SYS INC MEDIUM TERM NTS BOOK ENTRYTRANCHE # TR 00225 3.5% DUE 06-01-2021	**	250,323
RYDER SYS INC MEDIUM TERM NTS BOOK ENTRYTRANCHE # TR 00225 3.5% DUE 06-01-2021	**	2,558,296
RYDER SYS INC RYDER SYS INC MTN 2.5 DUE 09-01-2022 2.5 DUE 09-01-2022/08-08-2017	**	72,058
RYDER SYS INC RYDER SYS INC MTN 2.8 DUE 03-01-2022 2.8 DUE 03-01-2022/02-24-2017	**	324,550
RYDER SYSTEM INC 3.875% 12-01-2023	**	5,006,625
RYMAN HOSPITALITY PPTYS INC COM	**	403,608
RYOHIN KEIKAKU CO NPV	**	267,438
S & T BANCORP INC COM STK	**	183,865
S&P GLOBAL INC COM	**	5,629,093
S&T HOLDINGS KRW500	**	30,042
S&W SEED CO COM	**	7,470
SABINE PASS 5.625% DUE 03-01-2025	**	4,153,840
SABINE PASS LIQUEFACTION LLC SR SECD NT 5.625 DUE 02-01-2021	**	309,098
SABINE PASS LIQUEFACTION LLC SR SECD NT 5.625 DUE 02-01-2021	**	3,894,640
SABRA HEALTH CARE REIT INC COM	**	286,241
SAFETY INS GROUP INC COM	**	174,092
SAFRAN SA EUR0.20	**	1,042,101
SAGA COMMUNICATIONS INC CL A NEW CL A NEW	**	17,014
SAGE THERAPEUTICS INC COM	**	188,036
SAIA INC COM STK	**	4,798,901
SALEM MEDIA GROUP INC COM STK	**	3,641
SALESFORCE COM INC 3.25% BNDS 04-11-2023	**	2,432,434
SALESFORCE COM INC 3.7% DUE 04-11-2028	**	251,321
SALESFORCE COM INC 3.7% DUE 04-11-2028	**	1,467,716
SALESFORCE COM INC COM STK	**	19,985,019
SALMAR ASA NOK0.25	**	451,397
SALZGITTER AG ORD NPV	**	319,769
SAM YOUNG ELECTNCS KRW500	**	49,012
SAMCHULLY KRW5000	**	72,383
SAMPO PLC SER'A'NPV	**	112,417
SAMSUNG ELECTRONIC KRW100	**	8,373,674
SAMSUNG ENGINEER KRW5000	**	584,106
SAMSUNG SDI KRW5000	**	491,904
SAMSUNG SDS CO LTD KRW500	**	424,988
SAN DIEGO CALIF REDEV AGY SUCCESSOR AGY TX ALLOCATION 3.5 09-01-2028 BEO TAXABLE	**	1,323,390
SANDERSON FARMS INC COM	**	377,798
SANDFIRE RESOURCES NPV	**	547,425
SANDRIDGE ENERGY INC SANDRIDGE ENERGY I COM USD0.001	**	48,590
SANDVIK AB NPV	**	1,509,563
SANDY SPRING BANCORP INC CMT-COM	**	1,863,194
SANFILIPPO JOHN B & SON INC COM	**	45,641

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
SANGAMO THERAPEUTICS INC COM	**	79,384
SANKYU INC NPV	**	498,822
SANMINA CORP COM	**	576,670
SANOFI EUR2	**	1,207,411
SANOFI INDIA LTD	**	226,022
SANOFI SPONSORED ADR	**	6,433,362
SANOMA OYJ NPV	**	557,774
SANTANDER CONSUMER USA HLDGS INC COM	**	754,945
SANTANDER DR AUTO 1.87% DUE 06-15-2021	**	782,154
SANTANDER DR AUTO 2.08% DUE 02-16-2021	**	296,460
SANTANDER DR AUTO 2.1% DUE 06-15-2021	**	216,555
SANTANDER DR AUTO 2.1% DUE 11-16-2020	**	341,946
SANTANDER DR AUTO 2.73% DUE 04-15-2021	**	2,442,918
SANTANDER DR AUTO 3.03% DUE 02-15-2022	**	567,318
SANTANDER DR AUTO 3.32% DUE 03-15-2024	**	624,753
SANTANDER DR AUTO FIXED 2.79% DUE 08-15-2022	**	685,722
SANTANDER DR AUTO FIXED 3.73% DUE 07-17-2023	**	85,548
SANTANDER DR AUTO RECEIVABLES TR SER 17-1 CL D 3.17% 04-17-2023	**	371,766
SANTANDER DRIVE AUTO RECEIVABLES TR SER 2017-1 NT CL C 2.58% DUE 05-16-2022	**	197,886
SANTANDER DRIVE AUTO RECEIVABLES TRUST SER 16-3 CL B 1.89% 06-15-2021	**	570,351
SANTANDER HLDGS 3.4% DUE 01-18-2023	**	652,561
SANTANDER HLDGS 4.45% DUE 12-03-2021	**	9,735,810
SANTANDER UK GROUP 2.875% DUE 08-05-2021	**	337,629
SANTANDER UK GROUP 2.875% DUE 10-16-2020	**	2,063,363
SANTANDER UK GROUP 2.875% DUE 10-16-2020	**	7,270,900
SANTANDER UK GROUP 3.373% 01-05-2024	**	379,531
SANTANDER UK GROUP 3.373% 01-05-2024	**	5,550,638
SANTANDER UK GROUP 3.571% DUE 01-10-2023	**	3,101,286
SANTANDER UK GROUP FLTG RT 4.796% DUE 11-15-2024	**	496,471
SANTANDER UK GROUP HLDGS PLC 3.125% 01-08-2021	**	981,718
SANTANDER UK GROUP HLDGS PLC 3.125% 01-08-2021	**	4,869,321
SANTANDER UK PLC 2.35% DUE 09-10-2019	**	4,561,666
SANTANDER UK PLC 2.35% DUE 09-10-2019	**	248,106
SANTANDER UK PLC 2.375% DUE 03-16-2020	**	464,867
SANTANDER UK PLC 2.5% DUE 03-14-2019	**	596,336
SANTANDER UK PLC 2.5% DUE 03-14-2019	**	3,062,591
SANTANDER UK PLC 3.4% DUE 06-01-2021	**	572,195
SANY HEAVY EQUIPME HKD0.1	**	136,751
SAO MARTINHO SA COM NPV	**	208,218
SAP SE	**	11,962,515
SAPIENS INTERNATIONAL CORP NV COM EUR0.01	**	14,891
SAREPTA THERAPEUTICS INC COM	**	1,473,255
SARTORIUS STEDIM B EUR0.20	**	203,902
SAS AB COMSTK	**	222,942
SASOL FING USA LLC 5.875% DUE 03-27-2024	**	1,596,624
SASOL NPV	**	371,554
SAUDI ARABIA (KINGDOM OF) 3.25% 26/10/26	**	187,461

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
SAUDI ARABIA 2.375% SNR MTN 26/10/21 USD	**	3,472,780
SAUDI ARABIA KINGDOM GLOBAL MEDIUM TERM TRANCHE # TR 4 2.875% 03-04-2023	**	1,730,243
SAUDI ARABIA KINGDOM GLOBAL MEDIUM TERM TRANCHE # TR 5 3.625% DUE 03-04-2028 REG	**	851,139
SAUDI ARABIA KINGDOM GLOBAL MEDIUM TERM TRANCHE # TR 5 3.625% DUE 03-04-2028 REG	**	40,665,530
SAUDI ARABIA KINGDOM GLOBAL MEDIUM TERM TRANCHE # TR 7 4% DUE 04-17-2025 REG	**	991,174
SAUDI ARABIA KINGDOM TRANCHE # TR 1 2.375% DUE 10-26-2021 REG	**	2,714,402
SAUDI ARABIA KINGDOM TRANCHE # TR 2 3.25% DUE 10-26-2026 REG	**	186,987
SAWAI PHARMACEUTICAL CO. LTD NPV	**	677,085
SB ONE BANCORP COM	**	29,004
SBERBANK OF RUSSIA SPON ADR	**	533,927
SBM OFFSHORE NV EUR0.25	**	623,263
SCA PROPERTY GROUP NPV (STAPLED)	**	805,327
SCANDINAVIAN TOBAC DKK1	**	720,572
SCANSOURCE INC COM	**	371,545
SCENTRE GROUP	**	228,816
SCENTRE GROUP TR 1 2.375% DUE 11-05-2019	**	356,534
SCENTRE GROUP TR 1 FIXED 3.5% DUE 02-12-2025	**	24,219
SCHAEFFLER AG NPV (NON VTG PRF SHS)	**	128,757
SCHLUMBERGER HLDGS CORP 144A 3.0% 12-21-2020 BEO	**	15,058,333
SCHLUMBERGER LTD COM COM	**	9,164,645
SCHNEIDER ELECTRIC EUR4.00	**	8,185,444
SCHNEIDER NATL INC WIS CL B CL B	**	215,956
SCHNITZER STL INDS INC CL A	**	282,456
SCHOLASTIC CORP COM	**	151,982
SCHWAB CHARLES 3.2% DUE 01-25-2028	**	311,460
SCHWAB CHARLES 3.2% DUE 03-02-2027	**	85,858
SCHWAB CHARLES 3.225% DUE 09-01-2022	**	35,017
SCHWAB CHARLES 3.25% DUE 05-21-2021	**	502,440
SCHWAB CHARLES 3.85% DUE 05-21-2025	**	1,244,426
SCHWAB CHARLES CORP COM NEW	**	21,119,209
SCHWEITZER-MAUDUIT INTL INC COM	**	667,583
SCI PHARMTECH INC TWD10	**	304,676
SCIENCE APPLICATIONS INTL CORP NEW COM USD0.0001	**	645,281
SCIENTIFIC GAMES CORP	**	193,354
SCOR SE EUR7.876972	**	76,568
SCORPIO BULKERS USD0.01 (POST REV SPLIT)	**	75,468
SCRIPPS E W CO OHIO CL A NEW COM STK	**	93,892
SCSK CORP NPV	**	49,193
SEABOARD CORP DEL COM	**	329,035
SEACHANGE INTL INC COM	**	63,577
SEACOAST BKG CORP FLA COM NEW COM NEW	**	2,506,949
SEACOR HLDGS INC COM	**	281,200
SEACOR MARINE HLDGS INC COM	**	43,230
SEARS HOMETOWN & OUTLET STORES INC COM COM	**	4,473
SEASPINE HLDGS CORP COM	**	28,527
SEATTLE GENETICS INC COM	**	623,373
SEAWORLD ENTMT INC COM	**	354,522

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
SEBANG GLOBAL BATT KRW500	**	90,635
SECRETARIA TESOURO 0% T-BILL 01/04/19 BRL1000	**	86,422
SELECT BANCORP INC NEW COM	**	167,291
SELECT ENERGY SVCS INC CL A COM CL A COM	**	83,968
SELECT INCOME REIT 3.6% DUE 02-01-2020	**	497,524
SELECT INCOME REIT 3.6% DUE 02-01-2020	**	477,623
SELECT INCOME REIT 4.15% DUE 02-01-2022	**	325,433
SELECT MED HLDGS CORP COM	**	1,905,058
SELECTIVE INS GROUP INC COM	**	3,132,864
SEMAPA SOC INVEST NPV	**	223,326
SEMBCORP INDUSTRIE NPV	**	29,071
SEMEN INDONESIA PERSERO TBK PT	**	474,550
SEMGROUP CORP CL A CL A	**	100,649
SEMPRA ENERGY 1.625% DUE 10-07-2019	**	1,508,113
SEMPRA ENERGY 1.625% DUE 10-07-2019	**	2,726,777
SEMPRA ENERGY 2.4% DUE 02-01-2020	**	2,772,214
SEMPRA ENERGY 2.4% DUE 03-15-2020	**	197,191
SEMPRA ENERGY 4.05 SNR NTS DUE 12-01-2023	**	152,112
SEMPRA ENERGY 6% DUE 10-15-2039	**	200,116
SEMPRA ENERGY 9.8% DUE 02-15-2019	**	211,400
SEMPRA ENERGY NT FLTG RATE 01-15-2021	**	7,452,701
SEMPRA ENERGY NT FLTG RATE DUE 03-15-2021 REG	**	97,963
SEMTECH CORP COM	**	3,081,914
SENECA FOODS CORP NEW CL A	**	26,019
SENIOR HOUSING PROPERTIE 3.25 05-01-2019	**	174,126
SENIOR HSG PPTYS TR SH BEN INT SH BEN INT	**	270,779
SENSATA TECHNOLOGIES B V HOLDING	**	154,563
SENSIENT TECHNOLOGIES CORP COM	**	1,879,073
SEO HAN CO COM	**	42,118
SEOYON E-HWA CO LTD	**	33,980
SERES THERAPEUTICS INC COM	**	57,851
SERITAGE GROWTH PPTYS CL A	**	104,167
SERVICENOW INC COM USD0.001	**	2,198,561
SES FDR EACH REP 1 'A' NPV	**	1,048,243
SEVEN & I HOLDINGS NPV	**	134,846
SEVERSTAL PJSC GDR EACH REPR 1 ORD 'REGS'	**	730,152
SFA ENGINEERING CO KRW500	**	15,517
SG COML MTG SECS TR SER 2016-C5 CL A1 1.345% 10-10-2048	**	3,264,469
SHANDONG WEIGAO GP 'H'CNY0.1	**	505,299
SHELL INTL FIN B V 1.375% DUE 09-12-2019	**	3,743,868
SHELL INTL FIN B V 1.875% DUE 05-10-2021	**	486,994
SHELL INTL FIN B V 2.125% DUE 05-11-2020	**	2,396,392
SHELL INTL FIN B V 2.25% DUE 11-10-2020	**	307,293
SHELL INTL FIN B V 2.875% DUE 05-10-2026	**	164,975
SHELL INTL FIN B V 4% DUE 05-10-2046	**	162,231
SHELL INTL FIN B V 4.125% DUE 05-11-2035	**	155,816
SHELL INTL FIN B V GTD NT 4.375 DUE 03-25-2020	**	406,900

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
SHERWIN-WILLIAMS 2.25% DUE 05-15-2020	**	10,275,240
SHERWIN-WILLIAMS 2.75% DUE 06-01-2022	**	3,872,040
SHERWIN-WILLIAMS 3.45% DUE 06-01-2027	**	50,337
SHERWIN-WILLIAMS CO COM	**	7,785,000
SHERWIN-WILLIAMS FIXED 4.2% DUE 01-15-2022	**	405,201
SHILOH INDS INC COM	**	22,078
SHIMADZU CORP NPV	**	68,419
SHIMAO PROPERTY HO HKD0.10	**	76,079
SHIN KONG FINL HLD TWD10	**	486,006
SHIN-ETSU CHEMICAL NPV	**	1,454,612
SHINSEI BANK NPV	**	372,457
SHINYOUNG SECUR KRW5000	**	44,198
SHIONOGI & CO LTD NPV	**	1,059,296
SHIP FINANCE INTERNATIONAL COMMON STK	**	209,873
SHIRE ACQUISITIONS 1.9% DUE 09-23-2019	**	394,394
SHIRE ACQUISITIONS 1.9% DUE 09-23-2019	**	6,980,781
SHIRE ACQUISITIONS 2.4% DUE 09-23-2021	**	483,492
SHIRE ACQUISITIONS 2.875% DUE 09-23-2023	**	63,336
SHIRE ACQUISITIONS 2.875% DUE 09-23-2023	**	1,985,166
SHIRE ACQUISITIONS 3.2% DUE 09-23-2026	**	3,800,672
SHIRE PLC ORD GBP0.05	**	810,613
SHISEIDO CO LTD NPV	**	1,297,320
SHOE CARNIVAL INC COM	**	61,826
SHOPIFY INC CL A SHOPIFY INC	**	234,119
SHOPIFY INC COM NPV CL A	**	279,218
SHOPRITE HLDGS LTD ZAR0.01134	**	200,989
SHORE BANCSHARES INC COM	**	33,413
SHORT SELL ADR ALIBABAGROUP HLDG LTD-SP A	**	1,625,376
SHOWA DENKO KK NPV	**	714,982
SHUTTERSTOCK INC COM	**	139,323
SI FINL GROUP INC MD COM	**	27,573
SIAMGAS AND PETROC THB1 (NVDR)	**	15,903
SIEGFRIED HLDG AG CHF2 (REGD)	**	808,223
SIEMENS FINANCIERINGSMAATSCHAPPIJ N V NT144A FLTG RATE DUE 09-13-2019 BEO	**	5,578,001
SIEMENS HEALTHINEE NPV	**	139,569
SIERRA BANCORP COM STK	**	92,371
SIFCO INDS INC COM STK	**	1,766
SIGNET JEWELERS LTD ORD USD0.18	**	13,725
SIGNIFY NV EUR0.01	**	533,058
SIKA AG -ORDSHR VOTING BO	**	2,413,880
SILGAN HLDGS INC COM	**	1,522,758
SILICON LABORATORIES INC COM	**	2,095,558
SILTRONIC AG NPV	**	837,831
SILVERBOW RESOURCES INC COM USD0.01	**	50,022
SIME DARBY BHD MYR0.50	**	44,835
SIMMONS 1ST NATL CORP CL A $0.01 PAR CL A $0.01 PAR	**	373,002
SIMON PPTY GROUP L 2.5% DUE 09-01-2020	**	370,946

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
SIMON PPTY GROUP L 2.5% DUE 09-01-2020	**	445,135
SIMON PPTY GROUP L 3.375 DUE 03-15-2022	**	521,733
SIMON PPTY GROUP L 3.375% DUE 12-01-2027	**	239,244
SIMON PPTY GROUP L P NT 2.2 DUE 02-01-2019	**	558,476
SIMPLO TECHNOLOGY TWD10	**	241,991
SIMPSON MFG INC COM	**	2,166,120
SINA CORPORATION COM STK USD0.133	**	48,383
SINCLAIR BROADCAST GROUP INC CL A	**	120,084
SINGAPORE EXCHANGE NPV	**	69,769
SINGAPORE GOVERNMENT 2.125% 01/06/2026	**	520,131
SINO BIOPHARMACEUT HKD0.025	**	1,393,579
SINO LAND CO NPV	**	593,066
SINOFERT HOLDINGS HKD0.1	**	31,497
SINOPEC GROUP 2.75% DUE 04-10-2019	**	299,742
SINOPEC 'H' CNY1	**	84,591
SINOPEC S/PETROCHE 'H'CNY1	**	193,638
SINOTRUK (HK) LTD NPV	**	377,541
SITE CENTERS CORP	**	165,818
SITEONE LANDSCAPE SUPPLY INC COM	**	1,974,908
SJM HOLDINGS LTD. NPV	**	823,300
SK HYNIX INC	**	2,036,043
SKAND ENSKILDA BKN 1.5% SNR SEC 15/12/2021 SEK	**	408,972
SKAND ENSKILDA BKN SER'A'NPV	**	281,277
SKANDINAVISKA 2.625% DUE 11-17-2020	**	246,536
SKANDINAVISKA ENSKILDA BANKEN MEDIUM TERTRANCHE # TR 00008 VAR RT DUE 05-17-2021	**	7,521,576
SKANDINAVISKA FIXED 2.3% DUE 03-11-2020	**	354,748
SKANDINAVISKA FIXED 2.3% DUE 03-11-2020	**	4,601,673
SKECHERS U S A INC CL A CL A ISIN #US8305661055	**	250,737
SKY NETWORK TELEVI NPV	**	285,936
SKYLINE CHAMPION CORPORATION COM USD0.0277	**	861,950
SKYWEST INC COM	**	386,800
SL GREEN OPER 3.25% DUE 10-15-2022	**	193,240
SL GREEN RLTY CORP COM STK	**	327,945
SLC AGRICOLA SA COM NPV	**	260,979
SLC STUDENT LN TR 2010-1 NT CL IA-1 FLTGRATE 11-25-2042 REG	**	1,865,565
SLM CORP 8 DUE 03-25-2020	**	101,610
SLM CORP COM	**	875,916
SLM CORP MEDIUM TERM NTS BOOK ENTRY MTN 4.875 DUE 06-17-2019	**	480,193
SLM PRIVATE CR STUDENT LN TR 2007-A STUDLN BACKED NT A-4 FLTG 12-16-2041BEO	**	186,081
SLM PRIVATE CR STUDENT LN TR SER 2002-A CL A2 FLT RT 12-16-2030 BEO	**	2,760,869
SLM PRIVATE CR STUDENT LOAN TRUST 2004-A06-15-2033 REG	**	6,821,583
SLM STUDENT LN 3-7 3.8%-FRN A/BKD 15/12/33 EUR	**	406,256
SLM STUDENT LN TR 2005-4 CL A-3 VAR RT DUE 01-25-2027	**	1,032,949
SLM STUDENT LN TR 2008 9 STUDENT LOAN BKD NTS CL A FLTG 04-25-2023 REG	**	11,776,734
SLOVENIA(REP OF) 4.125% NTS 18/02/2019	**	1,101,485
SM ENERGY CO COM	**	261,364
SM INVEST CORP PHP10	**	189,890

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
SM PRIME HLDGS PHP1	**	130,084
SMALL BUSINESS 5.67999982834% DUE 06-01-2028	**	178,320
SMALL BUSINESS ADMIN GTD DEV DEB SER 1999-20 L 7.19 12-1-2019/6-1-00 BEO	**	5,341
SMART & FINAL STORES INC COM	**	64,829
SMARTFINANCIAL INC COM NEW COM NEW	**	24,409
SMARTONE TELECOM HKD0.10	**	77,051
SMBC AVIATION CAP 4.125% DUE 07-15-2023	**	1,305,907
SMBC AVIATION CAP 4.125% DUE 07-15-2023	**	4,430,039
SMITH & NEPHEW ORD USD0.20	**	740,338
SMITH A O CORP COM	**	982,100
SMITHS GROUP ORD GBP0.375	**	1,875,367
SMUCKER J M CO COM NEW	**	3,040,575
SMURFIT KAPPA GROUP PLC ORD EUR0.001	**	105,986
SNAP INC SNAP INC	**	211,584
SNAP-ON INC COM	**	146,888
SOCIETE GENERALE 3.25% DUE 01-12-2022	**	293,710
SOCIETE GENERALE DISC COML PAPER 08-02-2019	**	12,819,869
SOCIETE GENERALE EUR1.25	**	478,468
SODA SANAYII TRY1	**	122,808
SOFINA NPV	**	553,440
SOFTWARE AG NPV (REGD)	**	768,347
SOJITZ CORPORATION	**	947,681
SOLARIS OILFIELD INFRASTRUCTURE INC CL ACL A	**	1,451,259
SOLARWINDS CORP COM	**	1,932,328
SOLID BIOSCIENCES INC COM	**	43,336
SOMBOON ADVANCE TE THB1(NVDR)	**	164,917
SOMPO HOLDINGS INC	**	87,674
SONIC AUTOMOTIVE INC CL A	**	52,178
SONOCO PROD CO COM	**	365,216
SONOVA HOLDING AG COMMON STOCK	**	1,748,297
SONY CORP NPV	**	1,592,395
SOUNDVIEW HOME LN TR 2006-OPT2 MTG PASSTHRU CTF CL A-3 05-25-2036 REG	**	1,219,125
SOUTH AFRICA REP NT 5.375% DUE 07-24-2044 REG	**	174,960
SOUTH AFRICA REP NT 6.875% DUE 05-27-2019 REG	**	303,699
SOUTH JERSEY INDS INC COM	**	2,208,543
SOUTH ST CORP COM	**	370,431
SOUTHERN CAL EDISON 2.4% 02-01-2022	**	2,165,439
SOUTHERN CALIF EDISON CO 3.5 DUE 10-01-2023	**	892,278
SOUTHERN CO 2.35% DUE 07-01-2021	**	388,451
SOUTHERN CO COM STK	**	15,851,562
SOUTHERN CO FIXED 2.75% DUE 06-15-2020	**	743,668
SOUTHERN CO SER 2017-A SR NT FLTG 144A DUE 09-30-2020/09-30-2019 BEO	**	498,525
SOUTHERN COPPER CORP DEL RT 3.875% DUE 04-23-2025	**	2,373,369
SOUTHERN FIRST BANCSHARES COM	**	32,872
SOUTHERN MO BANCORP INC COM	**	52,884
SOUTHERN NATL BANCORP VA INC COM	**	57,481
SOUTHERN PWR CO 1.95% DUE 12-15-2019	**	110,310

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
SOUTHERN PWR CO 1.95% DUE 12-15-2019	**	4,299,141
SOUTHERN PWR CO 5.15% DUE 09-15-2041	**	59,638
SOUTHN CAL EDISON 3.4% DUE 06-01-2023	**	994,262
SOUTHN CAL EDISON 3.65% DUE 03-01-2028	**	342,019
SOUTHN CAL EDISON 3.7% DUE 08-01-2025	**	1,296,751
SOUTHN CAL EDISON 4% DUE 04-01-2047	**	87,091
SOUTHN CAL EDISON CO 5.55 DUE 01-15-2036BEO	**	174,654
SOUTHN COPPER CORP 5.25% DUE 11-08-2042	**	2,556,622
SOUTHN COPPER CORP DEL COM	**	87,787
SOUTHN CROSS MEDIA GROUP	**	40,682
SOUTHN NAT GAS CO 8% DUE 03-01-2032	**	105,570
SOUTHSIDE BANCSHARES INC CMT-COM CMT-COM	**	155,131
SOUTHWEST AIRLS CO 2.65% DUE 11-05-2020	**	1,726,678
SOUTHWESTERN ENERGY CO COM	**	301,318
SOUTHWESTN ELEC 3.9% DUE 04-01-2045	**	86,435
SP PLUS CORP COM	**	229,024
SPARK THERAPEUTICS INC COM	**	420,207
SPARTAN MTRS INC COM	**	36,186
SPARTANNASH CO COM NPV	**	1,286,593
SPARTON CORP COM STK	**	32,833
SPCL1 GEN ELEC CAP CORP 5.875% DUE 01-14-2038	**	229,462
SPECTRA ENERGY 3.5% DUE 03-15-2025	**	286,385
SPECTRA ENERGY PARTNERS LP SR NT FLTG DUE 06-05-2020 REG	**	99,381
SPECTRUM BRANDS HLDGS INC COM USD0.01	**	24,716
SPEEDWAY MOTORSPORTS INC COM	**	95,326
SPIGEN KOREA CO LT KRW500	**	49,599
SPIRIT AEROSYSTEMS HLDGS INC CL A	**	886,347
SPIRIT AEROSYSTEMS INC SR NT FLTG RATE DUE 06-15-2021/05-31-2019 REG	**	99,239
SPIRIT AIRLS CL AA PASS THRU CTFS 3.375%08-15-2031	**	57,258
SPIRIT AIRLS INC COM	**	548,908
SPIRIT ISSUER 6.582%-FRN A/BK 12/18GBP'A4	**	426,155
SPIRIT MTA REIT COM USD0.01 SHS OF BENEFICIAL INTRST WI	**	30,274
SPIRIT REALTY CAPITAL INC COM USD0.01(POST REV SPLIT)	**	296,121
SPLUNK INC COMSTK COM USD0.001	**	6,427,934
SPOK HLDGS INC COM	**	29,901
SPRINGLEAF FIN 5.25% DUE 12-15-2019	**	200,476
SPRINGLEAF FIN 8.25% DUE 12-15-2020	**	103,500
SPRINT SPECTRUM CO 3.36% DUE 09-20-2021	**	339,453
SPRINT SPECTRUM CO 3.36% DUE 09-20-2021	**	6,558,234
SPS COMM INC COM	**	343,277
SPX FLOW INC COM	**	501,717
SQUARE INC CL A CL A	**	3,121,745
SR HSG PPTYS TR 6.75% DUE 04-15-2020	**	203,006
SR HSG PPTYS TR FIXED 4.75% DUE 02-15-2028	**	283,032
SRC ENERGY INC COM USD0.001	**	334,198
SRF LIMITED INR10(DEMAT)	**	143,554
SS&C TECHNOLOGIES HLDGS INC COM	**	1,217,835

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
SSAB AB SER'A'NPV	**	412,642
SSAB AB SER'B'NPV	**	416,671
SSP GROUP PLC ORD GBP0.01033333	**	483,413
SSY GROUP LIMITED HKD0.02	**	154,087
ST AUTO FINL CORP COM	**	203,185
ST JOE CO COM	**	89,938
ST STR CORP 3.7 DUE 11-20-2023	**	171,717
ST STR CORPORATION 3.1% DUE 05-15-2023	**	78,610
STAAR SURGICAL CO COM NEW PAR $0.01	**	1,611,519
STADSHYPOTEK AB 1.5% CVD BDS 15/12/2021 SEK	**	1,052,142
STADSHYPOTEK AB 4.5% CVD BDS 21/09/2022 SEK	**	3,112,399
STAG INDL INC COM	**	255,717
STAGE STORES INC COM NEW COM NEW	**	2,124
STANDARD AVB FINL CORP COM	**	11,892
STANDARD BK GR LTD ZAR0.1	**	474,527
STANDARD CHARTERED BK NEW YORK N Y 09-18-2018 2.89% CTF OF DEP 09-17-2019	**	14,040,275
STANDARD MTR PRODS INC COM	**	150,763
STANDEX INTL CORP COM	**	120,924
STANLEY BLACK & DECKER INC COM	**	7,445,912
STANTEC INC COM	**	140,155
STARBUCKS CORP 2.7% DUE 06-15-2022	**	140,150
STARBUCKS CORP 3.1% 03-01-2023	**	295,486
STARRETT L S CO CL A	**	3,750
STATE BK INDIA(LDN FRN SNR MTN 04/20 USD200000	**	200,252
STATE OF ISRAEL BD 4.125% DUE 01-17-2048REG	**	292,914
STATE OF QATAR 4.5% 20 JAN 2022	**	722,058
STATE OF QATAR 4.5% 20 JAN 2022	**	5,467,014
STATE STR CORP COM	**	20,869,737
STATE STR CORP VAR RATE 3.776% 12-03-2024	**	2,004,760
STATOIL ASA 2.45 DUE 01-17-2023 REG	**	87,446
STATOIL ASA 2.25% DUE 11-08-2019	**	6,152,403
STATOIL ASA 3.15 DUE 01-23-2022	**	95,744
STD CHARTERED PLC 2.1% DUE 08-19-2019	**	3,801,325
STD CHARTERED PLC FLTG RT 4.247% DUE 01-20-2023	**	1,682,927
STD CHARTERED PLC FLTG RT 4.247% DUE 01-20-2023	**	494,979
STD LIFE ABERDEEN ORD GBP0.1396825396	**	798,520
STEEL DYNAMICS INC COM	**	1,072,068
STEELCASE INC CL A COM	**	177,901
STEPAN CO COM	**	774,928
STERICYCLE INC COM	**	102,769
STERIS PLC NEW STERIS LTD COMSTK	**	617,807
STERLING BANCORP DEL COM	**	4,466,714
STERLING CONSTR INC COM	**	150,641
STEWART INFORMATION SVCS CORP COM	**	97,580
STICHTING AK RABOBANK CERTIFICATEN 6.5% 31/12/2049	**	491,390
STIFEL FINL CORP COM	**	445,099
STITCH FIX INC CL A CL A	**	412,194

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
STK YARDS BANCORP INC COM NPV	**	94,300
STOCKLAND NPV (STAPLED)	**	88,420
STONERIDGE INC COM	**	111,024
STORE CAPITAL CORPORATION COM USD0.01	**	514,732
STRATASYS INC SHS	**	560,489
STRATEGIC ED INC	**	2,909,563
STRATTEC SEC CORP COM	**	18,000
STRATUS PPTYS INC COM NEW COM NEW	**	14,916
STRUCTURED ASSET INVT LN TR 2003-BC2 MTGPASSTHRU CTF CL A2 VAR 04-25-2033 REG	**	193,473
STRUCTURED ASSET INVT LN TR 2004-2 MTG PASSTHRU CTF CL A4 03-25-2034 REG	**	460,991
SUL AMERICA SA UNITS (1 COM SHS & 2 PRF)	**	294,557
SUMITOMO CORP NPV	**	133,882
SUMITOMO DAINIPPON PHARMA CO LTD NPV	**	736,791
SUMITOMO HEAVY IND NPV	**	321,016
SUMITOMO MITSUI 2.25 DUE 07-11-2019	**	4,099,572
SUMITOMO MITSUI 2.442% DUE 10-19-2021	**	780,043
SUMITOMO MITSUI 2.442% DUE 10-19-2021	**	4,714,386
SUMITOMO MITSUI 2.632% DUE 07-14-2026	**	137,176
SUMITOMO MITSUI 2.84% BNDS 01-11-2022	**	147,244
SUMITOMO MITSUI 2.934% DUE 03-09-2021	**	14,149,478
SUMITOMO MITSUI BANKING 2.092% 10-18-2019	**	2,112,341
SUMITOMO MITSUI BANKING 2.092% 10-18-2019	**	593,311
SUMITOMO MITSUI BANKING 3.4 07-11-2024	**	5,828,616
SUMITOMO MITSUI BK CORP 2.45 DUE 01-10-2019 BEO	**	249,965
SUMITOMO MITSUI BKG CORP N Y INSTL CTF DEP DTD 07-17-2017 FLTG 07-11-2019	**	10,729,079
SUMITOMO MITSUI FG 3.748% 19 JUL 2023	**	523,333
SUMITOMO MITSUI FINANCIAL GROUP INC SR NT FLTG DUE 01-17-2023 REG	**	4,655,860
SUMITOMO MITSUI FINANCIAL GROUP NPV	**	919,131
SUMITOMO MITSUI FINL GROUP INC 2.784% BNDS 07-12-2022	**	487,204
SUMITOMO MITSUI FINL GROUP INC 3.936% 10-16-2023	**	356,153
SUMITOMO MITSUI FINL GROUP INC 3.936% 10-16-2023	**	508,790
SUMITOMO MITSUI FIXED 2.058% DUE 07-14-2021	**	4,648,618
SUMITOMO MITSUI FIXED 2.45% 10-20-2020	**	986,165
SUMITOMO MITSUI FIXED 2.514% 01-17-2020	**	4,466,889
SUMITOMO MITSUI FIXED 3.102% DUE 01-17-2023	**	203,056
SUMITOMO MITSUI TRUST HOLDINGS INC	**	72,725
SUMITOMO REALTY & DEVELOPMENT NPV	**	218,923
SUMMIT FINL GROUP INC COM	**	38,774
SUMMIT HOTEL PROPERTIES INC COM	**	98,370
SUMMIT MATLS INC CL A CL A	**	1,093,506
SUN COMMUNITIES INC COM	**	335,236
SUN HUNG KAI CO NPV	**	155,479
SUN HUNG KAI PROP NPV	**	1,681,979
SUN HYDRAULICS CORP COM	**	63,459
SUNAC CHINA HLDGS HKD0.10	**	175,877
SUNCOKE ENERGY INC COM USD0.01	**	168,563
SUNCOR ENERGY INC 5.95 DUE12-01-2034 BEO	**	89,046

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
SUNCOR ENERGY INC COM NPV 'NEW'	**	6,895,031
SUNCORP GROUP LTD NPV	**	738,067
SUNGSHIN CEMENT KRW5000	**	71,833
SUNGWOO HITECH KRW500	**	228,051
SUNNY OPTICAL TECH HKD0.10	**	313,804
SUNOCO LOGISTICS 4.25% DUE 04-01-2024	**	257,055
SUNOCO LOGISTICS 4.4% DUE 04-01-2021	**	30,336
SUNOCO LOGISTICS 4.65% DUE 02-15-2022	**	81,237
SUNRUN INC COM	**	61,561
SUNSTONE HOTEL INVS INC NEW COM	**	2,225,347
SUNTRUST BANK 3.525% DUE 10-26-2021 REG	**	5,126,118
SUNTRUST BANK INC 2.25% DUE 01-31-2020	**	113,636
SUNTRUST BANK INC 2.25% DUE 01-31-2020	**	2,509,863
SUNTRUST BK ATL GA FIXED 2.45% DUE 08-01-2022	**	5,471,041
SUNTRUST BK ATLANTA GA MEDIUM TERM SR VAR RT 08-02-2022 REG	**	3,988,032
SUNTRUST BKS INC 2.5% DUE 05-01-2019	**	107,825
SUNTRUST BKS INC 2.7% DUE 01-27-2022	**	243,822
SUNTRUST BKS INC 2.7% DUE 01-27-2022	**	2,779,571
SUNTRUST BKS INC 2.9% DUE 03-03-2021	**	297,405
SUNTRUST BKS INC 4% DUE 05-01-2025	**	119,382
SUPER MICRO COMPUTER INC COM USD0.001	**	69,842
SUPER RETAIL GROUP LTD G NPV	**	119,769
SUPERIOR ENERGY SVCS INC COM	**	51,295
SUPERIOR GROUP OF COS INC	**	28,381
SUPERIOR INDS INTL INC COM	**	9,620
SUPERNUS PHARMACEUTICALS INC COM STK	**	1,618,811
SURGUTNEFTEGAS PJS ADR-REPR 10 ORD RUB1	**	85,819
SURMODICS INC COM	**	375,103
SUZANO PAPEL E CEL COM NPV	**	157,374
SUZUKEN CO LTD NPV	**	235,854
SVB FINANCIAL GROUP COMMON STOCK	**	136,173
SVENSKA 1.95% DUE 09-08-2020	**	488,692
SVENSKA 2.25% DUE 06-17-2019	**	248,965
SVENSKA 2.5% DUE 01-25-2019	**	1,619,454
SVENSKA 3.35% DUE 05-24-2021	**	3,822,915
SVENSKA HANDELSBANKEN AB 3.9% DUE 11-20-2023	**	605,473
SVENSKA HANDELSBANKEN AB PUBL MEDIUM TER 1.875% DUE 09-07-2021	**	481,799
SVENSKA HANDELSBANKEN C/D DTD 04-05-2018 2.690929% DUE 04-01-2020	**	18,051,782
SVMK INC COM	**	67,105
SWEDBANK AB MEDIUM 2.2% DUE 03-04-2020	**	494,257
SWEDBANK AG SEK20 SER'A'	**	153,809
SWEDBANK CTF DEP DTD 05-07-2018 FLTG DUE 05-07-2020	**	14,707,188
SWEDBANK MORTGAGE 1% BDS 15/06/22 SEK100000	**	910,221
SWEDBANK MORTGAGE 1% CVD BDS 15/09/2021 SEK	**	369,227
SWEDISH COVERED BD 1.25% CVD BDS 15/06/22 SEK	**	696,696
SWEDISH COVERED BD 2% CVD BDS 17/06/2026SEK	**	118,579
SWEDISH MATCH NPV	**	2,118,942

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
SWEDISH ORPHAN BIOVITRUM AB NPV	**	522,185
SWISS LIFE HOLDINGS AG	**	425,636
SWISSQUOTE GP HLDG CHF0.20 (REGD)(POST SUBD)	**	34,198
SYKES ENTERPRISES INC COM	**	116,008
SYN_SWAP 0.0 13 FEB 2019 BZG9 INDEX BZG19_SW	**	61,496
SYN_SWAP 0.0 15 MAR 2019 KRSH9 INDEX WIH19_SW	**	4,349
SYN_SWAP 0.0 15 MAR 2019 SMH9 INDEX FSMIH19_SW	**	127,516
SYN_SWAP 0.0 30 JAN 2019 HCF9 INDEX HCF19_SW	**	54,696
SYN_SWAP 0.0 30 JAN 2019 HCF9 INDEX HCF19_SW	**	706
SYN_SWAP 0.0 30 JAN 2019 HIF9 INDEX HSIF19_SW	**	29,440
SYNALLOY CORP COM	**	23,724
SYNAPTICS INC COM	**	679,306
SYNCHRONOSS TECHNOLOGIES INC COM STK	**	88,189
SYNCHRONY BK 3% DUE 06-15-2022	**	1,049,364
SYNCHRONY CARD ISSUANCE TR SER 18-1A CL A1 3.38% 09-16-2024 BEO	**	1,387,493
SYNCHRONY CR CARD 1.58% DUE 09-15-2022	**	4,151,266
SYNCHRONY CR CARD 2.04% DUE 03-15-2022	**	964,039
SYNCHRONY CR CARD 2.37% DUE 03-15-2023	**	9,772,185
SYNCHRONY CREDIT CARD MASTER NOTE TST SER 2015-4 CL A 2.38% 09-15-2023	**	1,977,010
SYNCHRONY FINANCIAL 3.0% 08-15-2019 USD1000	**	1,380,825
SYNCHRONY FINL 2.7% DUE 02-03-2020	**	1,930,638
SYNCHRONY FINL 3.7% DUE 08-04-2026	**	112,816
SYNCHRONY FINL 4.5% DUE 07-23-2025	**	1,459,018
SYNDAX PHARMACEUTICALS INC COM	**	44,464
SYNEOS HEALTH INC COM	**	775,785
SYNGENTA FIN N V 3.698% DUE 04-24-2020	**	794,203
SYNGENTA FIN N V 4.441% DUE 04-24-2023	**	1,927,452
SYNLOGIC INC COM USD0.001	**	153,225
SYNNEX CORP COM STK	**	339,124
SYNNEX TECH INTL TWD10	**	51,666
SYNOVUS FINL CORP COM NEW COM NEW	**	1,244,507
SYSCO CORP 2.6% DUE 06-12-2022	**	86,789
SYSCO CORP 3.25% DUE 07-15-2027	**	56,275
SYSCO CORP 3.55% DUE 03-15-2025	**	137,865
T ROWE PRICE GROUP INC	**	4,059,495
TABLEAU SOFTWARE INC CL A CL A	**	2,218,080
TABULA RASA HEALTHCARE INC COM	**	3,045,815
TACTILE SYS TECHNOLOGY INC COM	**	1,791,937
TAEKWANG IND CO KRW5000	**	288,570
TAICHUNG COMM BANK TWD10	**	297,106
TAIHEIYO CEMENT NPV	**	126,062
TAISEI CORP NPV	**	2,183,088
TAIWAN CEMENT TWD10	**	100,032
TAIWAN NAVIGATION TWD10	**	83,684
TAIWAN SECOM CO TWD10	**	20,100
TAIWAN SEMICONDUCTOR MANUFACTURING ADS EACH CNV INTO 5 ORD	**	7,814,327
TAIWAN STYRENE MON TWD10	**	299,852

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
TAIWAN SURFACE MOU TWD10	**	291,911
TAKASAGO THML ENG NPV	**	129,254
TAKEDA 144A 1.125% 21/11/2022	**	230,358
TAKEDA 3.8% DUE 11-26-2020	**	910,460
TAKEDA 4% DUE 11-26-2021	**	4,135,647
TAKE-TWO INTERACTIVE SOFTWARE INC COM STK USD0.01	**	24,515,779
TALOS ENERGY INC COM STK	**	215,375
TANDEM DIABETES CARE INC COM NEW COM USD0.001(POST REV SPLT)	**	1,404,890
TARGA RES CORP COM	**	1,058,988
TARGET CORP 2.3% DUE 06-26-2019	**	119,613
TARGET CORP 2.5% DUE 04-15-2026	**	46,680
TARO PHARMACEUTICAL INDUSTRIES ORD ILS1	**	30,640
TATA CONSULTANCY S INR1	**	7,453,273
TATA STEEL LTD INR10	**	141,026
TATNEFT PJSC ADS (REPR 6 ORD RUB0.1)	**	135,639
TAURON POLSKA ENER PLN5.00	**	281,775
TAV HAVALIMANLARI TRY1	**	85,106
TAYLOR MORRISON HOME CORP COM USD0.00001	**	144,754
TAYLOR WIMPEY ORD GBP0.01	**	108,401
TC PIPELINES LP 3.9% DUE 05-25-2027	**	105,006
TCF AUTO 1.71% DUE 04-15-2021	**	193,684
TCF AUTO 1.93% DUE 06-15-2022	**	2,077,372
TCF FNCL CORP COM	**	278,044
TCI CO LTD TWD10	**	50,001
TCL ELECTRONICS HOLDINGS LTD	**	108,438
TD AMERITRADE HLDG 5.6% DUE 12-01-2019	**	382,902
TEACHERS INS & 4.27% DUE 05-15-2047	**	143,569
TEAM INC COM STK	**	46,148
TECH DATA CORP COM	**	1,275,663
TECH MAHINDRA	**	477,653
TECHTRONIC INDUSTR NPV	**	127,520
TECO FIN INC 5.15% DUE 03-15-2020	**	153,398
TEEKAY CORP COM	**	935
TEEKAY TANKERS LTD COM STK	**	6,753
TEGMA GESTAO LOGIS COM NPV	**	48,385
TEGNA INC COM	**	748,041
TEJON RANCH CO COM	**	76,003
TEKFEN HOLDING AS TRY1	**	348,348
TELADOC HEALTH INC	**	2,383,226
TELCOWARE CO LTD KRW500	**	17,455
TELE2 AB SER'B'NPV	**	83,591
TELEDYNE TECHNOLOGIES INC COM	**	421,802
TELEFONICA 5.134% DUE 04-27-2020	**	87,775
TELEFONICA BRASIL PRF NPV	**	126,951
TELEFONICA EMISIONES S A U 5.462 DUE 02-16-2021 REG	**	284,996
TELEFONICA FIXED 4.103% DUE 03-08-2027	**	355,422
TELEFONICA SA 5.877% DUE 07-15-2019	**	101,198

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
TELEKOM AUSTRIA AG NPV(BR)	**	634,391
TELENAV INC COM	**	31,664
TELEPERFORMANCE SOCIETE EUROPEENNE	**	313,263
TELEPHONE & DATA SYS INC COM STK	**	512,798
TELIA COMPANY AB NPV	**	327,444
TELSTRA CORP LTD Z/CPN CP DUE 04-9-2019	**	4,220,314
TENCENT HLDGS LIMITED COMMON STOCK	**	17,443,326
TENCENT HLDGS LTD 3.595% DUE 01-19-2028	**	2,696,543
TENCENT HLDGS LTD 3.8% DUE 02-11-2025	**	1,038,980
TENNECO INC	**	69,461
TENNESSEE VALLEY A 0% DUE 04-01-2026 REG	**	1,260,000
TENNESSEE VALLEY AUTH FED 0% CPN IO STRIPS DUE 09-15-2026	**	1,385,442
TENNESSEE VALLEY AUTH FED BOOK ENTRY CPNGENERIC INT PMT 04-01-2028	**	2,166,339
TENNESSEE VALLEY AUTH GLOBAL PWR BD SER A 2.875% 09-15-2024 REG	**	10,060,530
TENNESSEE VY AUTH GLOBAL POWER BD SER A 4.625% DUE 09-15-2060 REG	**	54,576
TENNESSEE VY AUTH GLOBAL PWR BD 2.25% 03-15-2020	**	1,111,212
TENNESSEE VY AUTH GLOBAL PWR BD SER A 4.25% DUE 09-15-2065 REG	**	81,919
TENNESSEE VY AUTH TENN VALLEY AUTH 4.875% DUE 01-15-2048 REG	**	380,232
TERADYNE INC COM	**	1,114,775
TEREX CORP NEW COM	**	1,777,355
TERRAFORM PWR INC CL A COM NEW CL A COM NEW	**	39,270
TERRENO RLTY CORP	**	3,113,143
TERRITORIAL BANCORP INC COM STK	**	44,867
TERUMO CORP NPV	**	6,835,794
TERWIN MTG TR 2003-6HE ASSET BKD CTF CL A-1 FLTG 11-25-2033 REG	**	37,369
TESCO 6.125% SNR 24/02/2022 GBP	**	70,420
TESCO ORD GBP0.05	**	2,197,541
TESCO PROP FIN 6 PLC 5.4111% BDS 13/07/2044 GBP100000	**	266,796
TESCO PROPERTY FIN 4 PLC 5.8006% 13/10/2040	**	283,176
TESLA INC COM USD0.001	**	8,717,696
TESSCO TECHNOLOGIES INC COM	**	19,044
TETHYS OIL AB NPV	**	583,753
TETRA TECH INC NEW COM	**	215,933
TETRA TECHNOLOGIES INC DEL COM	**	33,375
TETRAPHASE PHARMACEUTICALS INC COM	**	25,246
TEVA 1.7% DUE 07-19-2019	**	2,982,965
TEVA 2.95% DUE 12-18-2022	**	389,118
TEVA 3.65% DUE 11-10-2021	**	378,985
TEXAS INSTRS INC 2.75% DUE 03-12-2021	**	149,093
TEXAS INSTRS INC 2.75% DUE 03-12-2021	**	1,868,637
TEXAS INSTRUMENTS INC COM	**	18,896,315
TEXTAINER GROUP HLDGS LTD COM STK	**	80,825
TEXTRON INC FLTG 11-10-2020 BEO	**	297,416
TFI INTERNATIONAL COM NPV	**	749,524
T-GAIA CORP NPV	**	69,614
THAI OIL PCL THB10(NVDR)	**	628,877

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
THAI UNION GROUP THB0.25(NVDR)	**	46,881
THALES SA EUR3	**	2,168,434
THANACHART CAPITAL PUBLIC COMPANY LTD THB10 (NVDR)	**	316,876
THE FOSCHINI GROUP COMSTK	**	664,359
THE ISRAEL CORP ILS1	**	109,164
THE MEET GROUP INC COM	**	175,759
THE TRADE DESK INC COM CL A COM CL A	**	411,317
THERAVANCE BIOPHARMA INC COM	**	284,356
THERMO FISHER 3% DUE 04-15-2023	**	7,567,123
THERMO FISHER 3.15% DUE 01-15-2023	**	2,543,100
THERMO FISHER 3.6% DUE 08-15-2021	**	202,594
THERMO FISHER 4.5% DUE 03-01-2021	**	2,427,347
THERMO FISHER CORP	**	10,172,374
THERMON GROUP HLDGS INC	**	104,807
THESTREET INC	**	12,076
THIRD POINT REINSURANCE LTD COM USD0.10	**	744,343
THK CO LTD NPV	**	386,137
THOMSON-REUTERS COM NPV	**	240,057
THOR INDS INC COM STK	**	212,628
THRONES 2014-1 PLC SR 14-1 CL A FLTG 15/11/49	**	424,318
TIANNENG POWER INT HKD0.10	**	65,055
TIDEWATER INC NEW COM	**	97,046
TIER REIT INC COM NEW COM NEW	**	101,892
TILE SHOP HLDGS INC COM COM	**	45,835
TILLYS INC CL A	**	125,759
TIMBERLAND BANCORP INC COM	**	30,596
TIME WARNER CABLE 4.125% DUE 02-15-2021	**	276,126
TIME WARNER CABLE 4.125% DUE 02-15-2021	**	1,867,619
TIME WARNER CABLE 5% DUE 02-01-2020	**	101,403
TIME WARNER CABLE 5% DUE 02-01-2020	**	9,055,243
TIME WARNER CABLE 6.75% DUE 06-15-2039	**	325,160
TIME WARNER CABLE 8.75% DUE 02-14-2019	**	201,117
TIME WARNER CABLE 8.75% DUE 02-14-2019	**	186,033
TIME WARNER CABLE INC 8.25 DUE 04-01-2019 REG	**	505,611
TIME WARNER CABLE INC 8.25 DUE 04-01-2019 REG	**	3,003,329
TIME WARNER INC NEW NT 4.75 DUE 03-29-2021	**	112,774
TIME WARNER INC NEW NT 4.75 DUE 03-29-2021	**	7,422,578
TIMKEN CO COM	**	1,780,836
TIMKENSTEEL CORP COM NPV 'WI'	**	49,005
TINGYI(CAYMAN ISL) USD 0.005	**	179,024
TIPTREE INC COM TIPTREE INC	**	37,112
TIS INC	**	603,369
TITAN INTL INC ILL COM	**	44,946
TITAN MACHY INC COM	**	35,374
TIVO CORP COM NPV	**	102,503
TN VY AUTH FED BOOK ENTRY CPNSTRIPS GENERIC INT PMT 09-15-2028 (UNDDATE) REG	**	541,157
TN VY AUTH FED BOOK ENTRY PRIN STRIPS GENERIC PRIN PMT 06-15-2035 (UNDDATE)	**	244,601

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
TN VY AUTH FED ZERO CPN 0% DUE 03-15-2026	**	1,640,453
TOEI ANIMATION NPV	**	44,391
TOEI CO LTD NPV	**	767,449
TOHO HOLDINGS CO.,LTD	**	595,897
TOKEN CORPORATION NPV	**	264,741
TOKIO MARINE HOLDINGS INC NPV	**	465,381
TOKUYAMA CORP NPV	**	291,240
TOKYO ELEC POWER H NPV	**	612,640
TOKYO ELECTRON NPV	**	217,767
TOKYO METROPOLIS JAPAN BD 144A 2.5% DUE 06-08-2022 BEO	**	3,532,370
TOKYO TATEMONO CO NPV	**	28,826
TOKYO(METROPOLIS) 2% SNR 17/05/2021 USD200000	**	293,245
TOKYU CONST(NEW) NPV	**	147,367
TOKYU FUDOSAN HOLDINGS CORPORATION NPV	**	37,193
TOKYU REIT INC REIT	**	49,434
TOLEDO EDISON CO 7.25% DUE 05-01-2020	**	525,222
TOLL BROS INC COM	**	559,876
TOMPKINS FINL CORP COM USD0.10	**	160,371
TOMY COMPANY LTD NPV	**	210,498
TOOTSIE ROLL INDS INC COM	**	33,901
TOP GLOVE CORP BHD MYR0.50	**	99,059
TOPBUILD CORP COM	**	4,587,345
TORCHMARK CORP 4.55% DUE 09-15-2028	**	132,086
TORONTO DOMINION 2.125 DUE 07-02-2019	**	59,775
TORONTO DOMINION 2.125 DUE 07-02-2019	**	5,260,184
TORONTO DOMINION BANK MTN 2.5% DUE 12-14-2020	**	495,072
TORONTO DOMINION BANK MTN 3.25% DUE 06-11-2021	**	2,931,963
TORONTO DOMINION BANK TRANCHE # TR 29 1.95% DUE 01-22-2019	**	9,604,311
TORONTO DOMINION BK DISC COML PAPER 10-18-2019	**	15,168,929
TORONTO DOMINION BK SR MEDIUM TERM BK NT 2.25% DUE 11-05-2019	**	188,959
TORONTO DOMINION BK SR MEDIUM TERM BK NT 2.25% DUE 11-05-2019	**	994,520
TORONTO DOMINION BK SR MEDIUM TERM BK NT BOOK ENTRY FLTG 12-14-2020	**	6,657,618
TORONTO-DOMINION 2.125% DUE 04-07-2021	**	14,833,718
TORONTO-DOMINION BANK MTN 3.0% 06-11-2020	**	1,000,767
TORONTO-DOMINION BANK VAR RT DUE 06-11-2020	**	5,467,684
TORONTO-DOMINION COM NPV	**	436,782
TORRENT POWER INR10	**	40,274
TOSHIBA TEC CORP NPV	**	141,647
TOSOH CORP NPV	**	778,150
TOTAL CAP 4.125% DUE 01-28-2021	**	459,505
TOTAL CAP INTL 2.1% DUE 06-19-2019	**	4,928,319
TOTAL CAP INTL 3.7% DUE 01-15-2024	**	316,156
TOTAL EUR2.5	**	5,217,460
TOTAL SYS SVCS INC 3.75% DUE 06-01-2023	**	411,624
TOTAL SYS SVCS INC 4.0% DUE 06-01-2023	**	1,337,828
TOTALRTN CHF/1M MLILGB3LESF 20/03/2019 EQS-BOEAC-ML-M7C	**	36,357
TOTALRTN EUR MLILGB3LESF 20/03/2019 EQS-BOEAC-ML-M7N	**	19,047

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
TOTALRTN MXN MLILGB3LESF 20/03/2019 EQS-BOEAC-ML-M7M	**	575
TOTALRTN SEK MLILGB3LESF 20/03/2019 EQS-BOEAC-ML-M7S	**	158,202
TOWA PHARMACEUTICAL CO. LTD NPV	**	738,527
TOWER INTL INC COM STK	**	608,971
TOWNEBANK PORTSMOUTH VA COM	**	289,723
TOWNSQUARE MEDIA INC CL A CL A	**	10,498
TOYO CONSTRUCTION NPV	**	167,451
TOYOTA AUTO 1.3% DUE 04-15-2020	**	89,624
TOYOTA AUTO 1.75999999046% DUE 07-15-2021	**	5,984,281
TOYOTA AUTO 1.78% DUE 11-15-2021	**	616,075
TOYOTA AUTO 1.98% DUE 12-15-2022	**	1,371,983
TOYOTA AUTO RECEIVABLES 2018-C ASSET BACKED NT CL A-2A 2.99% 08-16-2021	**	9,727,183
TOYOTA AUTO RECEIVABLES 2018-C OWNER TR ASSET BACKED CL A-4 3.44% DUE 02-15-2024	**	1,712,141
TOYOTA AUTO RECEIVABLES OWNER TR SER 17-D CL A4 2.46% 02-15-2023	**	2,871,652
TOYOTA AUTO RECEIVABLES OWNER TRUST SER 17-A CL A4 2.1% 09-15-2022	**	27,448,524
TOYOTA AUTO RECEIVABLES SER 2017-B CL A4 2.05% DUE 09-15-2022	**	2,847,948
TOYOTA MOTOR CORP NPV	**	1,850,919
TOYOTA MTR CR CORP 2.625 DUE 01-10-2023	**	2,867,052
TOYOTA MTR CR CORP 1.7% DUE 01-09-2019	**	3,119,339
TOYOTA MTR CR CORP 1.9% DUE 04-08-2021	**	3,431,218
TOYOTA MTR CR CORP 2.1% DUE 01-17-2019	**	329,844
TOYOTA MTR CR CORP 2.95% DUE 04-13-2021	**	250,038
TOYOTA MTR CR CORP 2.95% DUE 04-13-2021	**	14,172,126
TOYOTA MTR CR CORP MEDIUM TERM NTS BOOK TRANCHE # TR 00116 VAR RT DUE 04-13-2021	**	3,868,016
TOYOTA MTR CR CORP MEDIUM TERM NTS BOOK VAR 05-17-2022	**	197,783
TOYOTA MTR CR CORP VAR 11-14-2019	**	14,541,713
TPI COMPOSITES INC COM	**	131,208
TRANSALTA CORP MTN COM NPV	**	310,319
TRANSCANADA 3.125% DUE 01-15-2019	**	932,809
TRANSCANADA 3.125% DUE 01-15-2019	**	499,956
TRANSCANADA 3.8% DUE 10-01-2020	**	5,173,045
TRANSCANADA 7.25% DUE 08-15-2038	**	113,711
TRANSCANADA PIPELINES LTD 2.125% DUE 11-15-2019	**	2,822,834
TRANSCAT INC COM	**	24,726
TRANSCONT GAS PIPE LINE 4.6% DUE 03-15-2048	**	233,755
TRANSDIGM GROUP INC COM	**	367,945
TRANSMISSORA ALIAN UNITS (1 COM & 2 PRF)	**	243,681
TRANSOCEAN LTD	**	77,284
TRANSUNION COM	**	1,902,800
TRAVELCENTERS AMER LLC COM STK	**	27,008
TRAVELERS COS INC 3.9% DUE 11-01-2020	**	203,085
TRAVELERS COS INC COM STK	**	24,082,324
TRECORA RES COM	**	30,326
TREDEGAR CORP INC	**	83,614
TREEHOUSE FOODS INC COM	**	161,359
TRELLEBORG AB SER'B'NPV	**	74,121
TREVENA INC COM	**	12,670

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
TRI POINTE GROUP INC COM	**	971,229
TRIBUNE MEDIA COMPANY CLASS A COMMON STOCK	**	83,817
TRIBUNE PUBG CO NEW COM	**	181,043
TRICIDA INC COM	**	137,519
TRICO BANCSHARES COM STK	**	57,612
TRICOLOR AUTO 5.05% DUE 12-15-2020	**	577,435
TRIMAS CORP COM NEW COM NEW	**	175,284
TRIMBLE INC COM TRIMBLE INC	**	134,766
TRINET GROUP INC COM USD0.000025	**	2,876,302
TRINITY IND INC COM	**	1,057,544
TRINSEO S A COMMON STOCK	**	975,068
TRIPADVISOR INC COM USD0.001	**	26,227,893
TRIPLE-S MGMT CORP CL B CL B	**	44,553
TRIPOD TECHNOLOGY TWD10	**	356,400
TRISTATE CAP HLDGS INC COM	**	97,495
TRITON INTL LTD COM USD0.01 CL A	**	1,664,358
TRIUMPH BANCORP INC COM	**	1,107,632
TRIUMPH GROUP INC NEW COM	**	310,546
TRONOX LTD SHS CL A	**	66,395
TRUEBLUE INC COM STK	**	352,796
TRUECAR INC COM	**	440,053
TRUPANION INC COM	**	375,637
TRUSTCO BK CORP N Y COM	**	114,583
TRUSTEES OF 2.612% DUE 07-01-2026	**	950,210
TRUSTEES OF 3.627% DUE 07-01-2046	**	1,992,566
TRUSTMARK CORP COM	**	321,600
TRUWORTHS INTERNAT ZAR0.00015	**	279,078
TSUBAKIMOTO CHAIN NPV	**	368,415
TSY INFL IX N/B 1% TIPS 02-15-2048	**	291,511
TSY INFL IX N/B US GVT NATIONAL 0.375%01-15-2027	**	994,254
TTM TECHNOLOGIES INC COM	**	93,320
TTX CO MEDIUM TERM NTS BOOK ENTRY 144A TRANCHE # TR 00059 2.25% DUE 02-01-2019	**	299,671
TUESDAY MORNING CORP COM NEW ISIN US8990355054	**	9,359
TUI AG NPV (REGD)	**	194,603
TULARE CNTY CALIF PENSION OBLIG 4.009% 06-01-2028 BEO TAXABLE	**	1,025,470
TULARE CNTY CALIF PENSION OBLIG 4.109% 06-01-2029 BEO TAXABLE	**	2,331,984
TUPY SA COM NPV	**	292,312
TURKCELL ILETISIM TRY1	**	387,340
TURKIYE IS BANKASI TRY1 (C SHARES)	**	377,901
TUTOR PERINI CORP COM	**	76,736
TW COOPERATIVE FIN TWD10	**	185,052
TWIN DISC INC COM	**	30,208
TWITTER INC COM	**	264,810
TWO HARBORS INVESMENT CORP	**	389,694
TWO RIV BANCORP COM	**	10,178
TX CAP BANCSHARES INC COM	**	423,894
TYLER TECHNOLOGIES INC COM STK	**	1,579,470

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
TYSON FOODS INC 2.25% DUE 08-23-2021	**	43,578
TYSON FOODS INC 2.25% DUE 08-23-2021	**	2,009,438
TYSON FOODS INC 3.9% DUE 09-28-2023	**	1,932,306
TYSON FOODS INC 4.875% DUE 08-15-2034	**	92,954
TYSON FOODS INC SR NT FLTG RATE DUE 05-30-2019 REG	**	1,704,891
U M H PPTYS INC COM STK	**	14,563
U S BANCORP MEDIUM FIXED 3.6% DUE 09-11-2024	**	398,078
U S BANCORP TRANCHE # TR 00175 3.7 01-30-2024	**	118,814
U S BK NATL ASSN CIN OH MEDIUM 2.85% 01-23-2023	**	2,472,077
U S BK NATL ASSN CINCINNATI OHIO MEDIUM FLTG 05-21-2021 REG	**	1,699,768
U S BK NATL ASSN CINCINNATI OHIO MEDIUM 2.05% DUE 10-23-2020	**	491,331
U S BK NATL ASSN FIXED 2.125% DUE 10-28-2019	**	5,957,610
U S CONCRETE INC COMMON STOCK	**	65,586
U S SILICA HLDGS INC	**	120,999
U S XPRESS ENTERPRISES INC CL A CL A	**	62,776
U.S AWYS 2011-1 7.125% DUE 04-22-2025	**	121,555
U.S. CELLULAR CORP COM	**	308,806
UBS AG 5.125% 15/05/2024	**	798,056
UBS AG LONDON BRH 2.2% DUE 06-08-2020	**	1,180,499
UBS AG LONDON BRH 2.2% DUE 06-08-2020	**	3,128,322
UBS AG LONDON BRH NT FLTG 144A DUE 12-01-2020/11-01-2020 BEO	**	398,058
UBS AG STAMFORD 2.35% DUE 03-26-2020	**	930,676
UBS AG STAMFORD 7.625% DUE 08-17-2022	**	2,556,000
UBS AG STAMFORD BRH INSTL CTF DEP DTD 03-06-2018 FLTG DUE 03-02-2020	**	5,014,384
UBS AG STAMFORD BRH MEDIUM TERM SR 2.37 5 DUE 08-14-2019	**	16,701,654
UBS AG STAMFORD BRH MEDIUM TERM SR 2.37 5 DUE 08-14-2019	**	5,687,853
UBS COML MTG TR SER 2018-C10 CL A-2 3.5592% 05-15-2051 REG	**	6,624,927
UBS GROUP CHF0.10 (REGD)	**	6,320,984
UBS GROUP FDG FLTG RT 2.859% DUE 08-15-2023	**	1,293,602
UBS GROUP FDG SWITZ AG NT FLTG 144A DUE 08-15-2023/08-15-2022 BEO	**	12,921,388
UCB NPV	**	3,528,013
UDR INC CORP BD 3.75 DUE 07-01-2024 BEO	**	1,490,165
UDR INC MEDIUM TERM NTS BOOK ENTRY 3.7 DUE 10-01-2020 REG	**	371,568
UFP TECHNOLOGIES INC COM	**	35,327
UIL HLDGS CORP 4.625% DUE 10-01-2020	**	112,635
UIL HLDGS CORP 4.625% DUE 10-01-2020	**	394,223
UK(GOVERNMENT OF) 1.25% I/L 22/11/2027	**	1,478,415
UK(GOVT OF) 0.125% I/L GILT 03/24 GBP	**	2,691,339
UKRAINE AID 1.844 05-16-2019REG	**	12,964,822
ULTIMATE SOFTWARE GROUP INC COM	**	3,183,310
ULTRA CLEAN HLDGS INC COM	**	33,524
ULTRALIFE CORPORATION	**	16,855
ULTRAPAR PARTICIPA COM NPV	**	163,272
UMB FINL CORP COM STK	**	57,922
UMPQUA HLDGS CORP COM	**	2,159,379
UNDER ARMOR INC CL A	**	1,441,907
UNDER ARMOUR INC CL C COM	**	668,080

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
UNIBAIL-RODAMCO-WESTFIELD	**	253,379
UNICHARM CORP NPV	**	209,785
UNICREDIT SPA 7.83% DUE 12-04-2023	**	3,344,576
UNICREDIT SPA NPV	**	615,630
UNIFI INC COM	**	34,260
UNIFIRST CORP MASS COM	**	117,460
UNILEVER CAP CORP 3% 03-07-2022	**	2,824,049
UNILEVER CAP CORP FIXED 3.375% DUE 03-22-2025	**	299,408
UNILEVER INDONESIA IDR10	**	42,070
UNILEVER NV CVA EUR0.16	**	279,118
UNILEVER PLC ORD GBP0.031111	**	1,396,368
UNIMICRON TECHNOLO TWD10	**	230,959
UNION BANK 2.25 DUE 05-06-2019 REG	**	309,009
UNION BANKSHARES CORP NEW COM	**	931,251
UNION ELEC CO 4.0% DUE 04-01-2048	**	340,871
UNION PAC CORP 3.75% 07-15-2025	**	10,095
UNION PAC CORP 3.95% DUE 09-10-2028	**	479,345
UNION PAC CORP 4.163% DUE 07-15-2022	**	696,283
UNION PAC CORP COM	**	9,541,740
UNIONE DI BANCHE NPV	**	471,968
UNIPOL GRUPPO SPA NPV	**	843,134
UNI-PRESIDENT CHIN HKD0.01	**	298,773
UNI-PRESIDENT ENT TWD10	**	598,152
UNISYS CORP COM NEW	**	222,703
UNIT CORP COM	**	242,689
UNITE GROUP ORD GBP0.25	**	236,736
UNITECH LIMITED INR2	**	16,481
UNITED AIRLS INC 2018-1B PASS THRU TR 4.6% 09-01-2027	**	227,095
UNITED BANKSHARES INC W VA COM	**	487,027
UNITED CMNTY BK BLAIRSVILLE GA COM	**	209,385
UNITED CMNTY FINL CORP OHIO COM	**	87,473
UNITED FINANCIAL BANCORP INC	**	135,020
UNITED FIRE GROUP INC COM USD0.001	**	121,436
UNITED INC NPV	**	234,496
UNITED INSURANCE HOLDINGS CORP COM	**	99,172
UNITED LABORATORIE HKD0.01	**	300,735
UNITED MEXICAN STS 3.75% 01-11-2028	**	581,262
UNITED MEXICAN STS 5.55 01-21-2045	**	151,575
UNITED NAT FOODS INC COM	**	54,221
UNITED PARCEL SVC INC CL B	**	4,502,570
UNITED RENTALS INC COM	**	112,680
UNITED STATES OF AMER BDS INDX LNKD 0.875% 02-15-2047	**	163,456
UNITED STATES OF AMER INFL INDXD TREAS NOTES 0.25% TB 01-15-25 USD1000 A-2025	**	204,458
UNITED STATES OF AMER TREAS BD 2.375% 5-15-2027	**	11,244,539
UNITED STATES OF AMER TREAS BILLS 0% T-BILL 02-21-2019	**	21,708,540
UNITED STATES OF AMER TREAS BOND 3.125% 11-15-2028	**	10,232,629
UNITED STATES OF AMER TREAS BONDS 0.75 DEB TIPS 02-15-2042	**	365,482

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
UNITED STATES OF AMER TREAS BONDS 0.75 DEB TIPS 02-15-2042	**	4,294,416
UNITED STATES OF AMER TREAS BONDS 2.75 BDS DUE 08-15-2042 USD100'BONDS 08/42'	**	287,180
UNITED STATES OF AMER TREAS BONDS DTD 05/15/2015 2.125% DUE 05-15-2025 REG	**	61,686,394
UNITED STATES OF AMER TREAS NOTES 1.75% 05-31-2022	**	22,800,319
UNITED STATES OF AMER TREAS NOTES 2.75% 09-30-2020	**	3,452,900
UNITED STATES OF AMER TREAS NOTES INFLATION INDEX 0.125 NTS 07-15-2024	**	8,169,370
UNITED STATES OF AMER TREAS NOTES 0.125% INFL IDX 04-15-2020	**	1,963,174
UNITED STATES OF AMER TREAS NOTES 1.25 07-15-2020	**	1,145,488
UNITED STATES OF AMER TREAS NOTES NTS 0.125% INFL INDEX 07-15-2026	**	693,252
UNITED STATES TREAS 2.25% DUE 02-15-2027 REG	**	1,687,626
UNITED STATES TREAS 2.25% DUE 02-15-2027 REG	**	23,717,066
UNITED STATES TREAS 2.75% 02-15-2028	**	9,545,967
UNITED STATES TREAS BDS 1.5% DUE 08-15-2026 REG	**	3,413,250
UNITED STATES TREAS BDS 2.25% DUE 08-15-2027	**	108,293,799
UNITED STATES TREAS BDS 2.875% DUE 11-15-2046	**	388,922
UNITED STATES TREAS BDS 0 DEB 15/02/2040USD1000 4.625 DUE 02-15-2040REG	**	6,336,720
UNITED STATES TREAS BDS 00245 2.875% DUE 08-15-2045 REG	**	1,168,781
UNITED STATES TREAS BDS 00245 2.875% DUE 08-15-2045 REG	**	14,604,890
UNITED STATES TREAS BDS 1.375 02-15-2044 REG	**	1,176,043
UNITED STATES TREAS BDS 2.875 DUE DUE 05-15-2043	**	488,106
UNITED STATES TREAS BDS 3% DUE 02-15-2047 REG	**	747,891
UNITED STATES TREAS BDS 3% DUE 05-15-2047 REG	**	1,179,908
UNITED STATES TREAS BDS 3% DUE 11-15-2044 REG	**	1,223,134
UNITED STATES TREAS BDS 3.0% DUE 08-15-2048	**	41,099,799
UNITED STATES TREAS BDS 3.0% DUE 02-15-2048	**	5,868,423
UNITED STATES TREAS BDS 3.0% DUE 02-15-2048	**	25,283,952
UNITED STATES TREAS BDS 3.625 DUE 02-15-2044 TBOND	**	803,107
UNITED STATES TREAS BDS 3.625 DUE 08-15-2043	**	29,194,857
UNITED STATES TREAS BDS 3.75 DUE 11-15-2043 REG	**	5,771,306
UNITED STATES TREAS BDS 3.75 DUE 11-15-2043 REG	**	1,253,650
UNITED STATES TREAS BDS 5.500 DUE 08-15-2028 REG	**	3,594,988
UNITED STATES TREAS BDS BD 5.25% DUE 11-15-2028 REG	**	6,455,236
UNITED STATES TREAS BDS BDS 3% DUE 05-15-2042 REG	**	200,219
UNITED STATES TREAS BDS DTD 3.125% 05-15-2048	**	169,049
UNITED STATES TREAS BDS DTD 3.125% 05-15-2048	**	14,097,644
UNITED STATES TREAS BDS DTD 00210 4.25% DUE 05-15-2039 REG	**	4,101,648
UNITED STATES TREAS BDS DTD 00219 4.25% DUE 11-15-2040 REG	**	277,941
UNITED STATES TREAS BDS DTD 02/15/2001 5.375 15 FEB 2031	**	17,024
UNITED STATES TREAS BDS DTD 02/15/2006 4.5% DUE 02-15-2036 REG	**	855,409
UNITED STATES TREAS BDS DTD 11/15/2012 2.75% DUE 11-15-2042 REG	**	3,155,239
UNITED STATES TREAS BDS DTD 2.75% 08-15-2047	**	33,147,450
UNITED STATES TREAS BDS DTD 2.75% 08-15-2047	**	89,114,552
UNITED STATES TREAS BDS INFLATION INDEX LINKED 3.875% 04-15-2029	**	391,322
UNITED STATES TREAS BILLS 0.0% 03-14-2019	**	796,239
UNITED STATES TREAS BILLS 02-28-2019	**	4,981,150
UNITED STATES TREAS BILLS 02-28-2019	**	11,954,760
UNITED STATES TREAS INFL NTS 0.375% DTD 07/15/2015 07-15-2025	**	719,539

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
UNITED STATES TREAS INFL INDEX NTS 0.500005% 01-15-2028	**	7,239,246
UNITED STATES TREAS INFL INDEXED NTS .125% 01-15-2023	**	42,745,643
UNITED STATES TREAS INFL INDEXED NTS .125% 07-15-2022	**	1,174,785
UNITED STATES TREAS INFL INDEXED NTS 0.125C 04-15-2019	**	4,148,579
UNITED STATES TREAS INFL INDEXED NTS 0.75% 07-15-2028	**	5,324,203
UNITED STATES TREAS N/B T/NOTE 2.625% 12-15-2021 REG	**	215,594,118
UNITED STATES TREAS NOTES 2.50% 12-31-2020 REG	**	88,409,552
UNITED STATES TREAS NTS 1.875 06-30-2020 REG	**	14,950,178
UNITED STATES TREAS NTS 1.875% 06-30-2024	**	105,157,715
UNITED STATES TREAS NTS 1.125% DUE 01-31-2019	**	15,984,688
UNITED STATES TREAS NTS 1.5% DUE 05-15-2020 REG	**	6,900,467
UNITED STATES TREAS NTS 1.5% DUE 10-31-2019	**	3,962,656
UNITED STATES TREAS NTS 1.5% DUE 10-31-2019	**	398,260,723
UNITED STATES TREAS NTS 1.625% DUE 11-30-2020 REG	**	8,010,738
UNITED STATES TREAS NTS 1.875% 09-30-2022	**	9,350,037
UNITED STATES TREAS NTS 1.875% DUE 02-28-2022 REG	**	1,963,672
UNITED STATES TREAS NTS 2.0% DUE 08-31-2021	**	2,962,734
UNITED STATES TREAS NTS 2.125 DUE 01-31-2021 REG	**	4,043,643
UNITED STATES TREAS NTS 2.375% DUE 01-31-2023	**	90,386,480
UNITED STATES TREAS NTS 2.625% DUE 12-31-2023 REG	**	40,799,432
UNITED STATES TREAS NTS 2.625% DUE 09-15-2021 REG	**	45,853,619
UNITED STATES TREAS NTS 2.75% 04-30-2025	**	4,613,655
UNITED STATES TREAS NTS 2.75% DUE 08-15-2021 REG	**	6,040,548
UNITED STATES TREAS NTS 2.875% DUE 05-15-2028	**	909,349
UNITED STATES TREAS NTS 2.875% DUE 10-15-2021	**	85,204,270
UNITED STATES TREAS NTS 2.875% DUE 10-31-2023 BEO	**	39,852,327
UNITED STATES TREAS NTS DTD 00306 2.625%DUE 08-15-2020 REG	**	16,222,777
UNITED STATES TREAS NTS DTD 00438 1.125%DUE 12-31-2019 REG	**	1,940,988
UNITED STATES TREAS NTS DTD 00470 2% DUE07-31-2020 REG	**	15,868,128
UNITED STATES TREAS NTS DTD 01/31/2015 1.25% DUE 01-31-2020 REG	**	10,579,847
UNITED STATES TREAS NTS DTD 01/31/2016 1.375% DUE 01-31-2021 REG	**	68,395
UNITED STATES TREAS NTS DTD 01/31/2016 1.375% DUE 01-31-2021 REG	**	28,677,005
UNITED STATES TREAS NTS DTD 02/15/2011 3.125% DUE 05-15-2021 REG	**	3,044,532
UNITED STATES TREAS NTS DTD 02/28/2014 2% DUE 02-28-2021 REG	**	9,896,090
UNITED STATES TREAS NTS DTD 02/28/2015 1.375% DUE 02-29-2020 REG	**	4,141,267
UNITED STATES TREAS NTS DTD 03/31/2015 1.375% DUE 03-31-2020 REG	**	11,823,756
UNITED STATES TREAS NTS DTD 03/31/2016 1.25% DUE 03-31-2021 REG	**	43,902,054
UNITED STATES TREAS NTS DTD 03/31/2017 1.875% DUE 03-31-2022 REG	**	4,219,375
UNITED STATES TREAS NTS DTD 03/31/2017 1.875% DUE 03-31-2022 REG	**	39,657,219
UNITED STATES TREAS NTS DTD 04/15/2017 04-15-2022	**	804,643
UNITED STATES TREAS NTS DTD 04/15/2018 04-15-2023	**	71,356,034
UNITED STATES TREAS NTS DTD 04/30/2015 1.375% DUE 04-30-2020 REG	**	1,476,914
UNITED STATES TREAS NTS DTD 04/30/2015 1.375% DUE 04-30-2020 REG	**	18,840,493
UNITED STATES TREAS NTS DTD 04/30/2015 1.75% DUE 04-30-2022 REG	**	1,758,305
UNITED STATES TREAS NTS DTD 04/30/2016 1.375% DUE 04-30-2021 REG	**	20,520,586
UNITED STATES TREAS NTS DTD 05/15/2013 1.75% DUE 05-15-2023 REG	**	487,399
UNITED STATES TREAS NTS DTD 05/15/2013 1.75% DUE 05-15-2023 REG	**	14,898,129

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
UNITED STATES TREAS NTS DTD 05/15/2014 2.5% DUE 05-15-2024 REG	**	1,087,999
UNITED STATES TREAS NTS DTD 05/15/2018 2.625% DUE 05-15-2021 REG	**	58,085
UNITED STATES TREAS NTS DTD 05/15/2018 2.625% DUE 05-15-2021 REG	**	52,166,556
UNITED STATES TREAS NTS DTD 05/31/2015 1.5% DUE 05-31-2020 REG	**	10,301,447
UNITED STATES TREAS NTS DTD 05/31/2016 1.375% DUE 05-31-2021 REG	**	31,162,890
UNITED STATES TREAS NTS DTD 06/15/2018 2.625% DUE 06-15-2021 REG	**	300,996
UNITED STATES TREAS NTS DTD 06/15/2018 2.625% DUE 06-15-2021 REG	**	61,202,520
UNITED STATES TREAS NTS DTD 06/30/2015 1.625% DUE 06-30-2020 REG	**	20,716,164
UNITED STATES TREAS NTS DTD 06/30/2016 1.125% DUE 06-30-2021 REG	**	16,642,215
UNITED STATES TREAS NTS DTD 07/16/2018 2.625% DUE 07-15-2021 REG	**	52,987,704
UNITED STATES TREAS NTS DTD 07/31/2015 1.625% DUE 07-31-2020 REG	**	25,754,548
UNITED STATES TREAS NTS DTD 07/31/2016 1.125% DUE 07-31-2021 REG	**	5,990,508
UNITED STATES TREAS NTS DTD 07/31/2016 1.25% DUE 07-31-2023 REG	**	567,445
UNITED STATES TREAS NTS DTD 09/30/2018 3.0% 09-30-2025	**	20,154,298
UNITED STATES TREAS NTS DTD 1.5% DUE 01-31-2019 REG	**	724,519
UNITED STATES TREAS NTS DTD 10/31/2013 1.75% DUE 10-31-2020 REG	**	9,074,218
UNITED STATES TREAS NTS DTD 10/31/2015 1.375% DUE 10-31-2020 REG	**	20,382,409
UNITED STATES TREAS NTS DTD 11/15/2014 2.25% DUE 11-15-2024 REG	**	49,139
UNITED STATES TREAS NTS DTD 11/15/2015 2.25% DUE 11-15-2025 REG	**	8,463,984
UNITED STATES TREAS NTS DTD 11/30/2014 1.5% DUE 11-30-2019 REG	**	4,057,721
UNITED STATES TREAS NTS DTD 11/30/2018 2.875% DUE 11-30-2025 REG	**	4,624,456
UNITED STATES TREAS NTS DTD 12/31/2014 1.625% DUE 12-31-2019 REG	**	41,581,638
UNITED STATES TREAS NTS DTD 12/31/2015 2.125% DUE 12-31-2022 REG	**	6,506,927
UNITED STATES TREAS NTS DTD 2.875% DUE 10-31-2020 REG	**	20,084,750
UNITED STATES TREAS NTS DTD 658 1.375% DUE 08-31-2020 REG	**	19,254,735
UNITED STATES TREAS NTS DTD 814 2.25% DUE 02-15-2021 REG	**	30,234,928
UNITED STATES TREAS NTS DTD 823 2.375% DUE 04-15-2021 REG	**	22,643,250
UNITED STATES TREAS NTS DTD 832 2.875% DUE 05-31-2025 REG	**	884,987
UNITED STATES TREAS NTS FIXED 1.375% DUE 09-30-2020	**	26,631,262
UNITED STATES TREAS NTS FIXED 2.625% 12-31-2025	**	14,724,433
UNITED STATES TREAS NTS TIPS .375 07-15-2023	**	16,679,192
UNITED STATES TREAS NTS TREAS NTS 2% DUE11-30-2020 REG	**	98,484,709
UNITED STATES TREAS NTS TREASURY NOTE 2.25% DUE 12-31-2023 REG	**	90,638,179
UNITED STATES TREAS NTS US TREASURY N/B 1.75 11-30-2021 1.75 DUE 11-30-2021 REG	**	2,057,672
UNITED STATES TREAS NTS US TREASURY N/B 1.75 11-30-2021 1.75 DUE 11-30-2021 REG	**	16,167,426
UNITED STATES TREAS NTS US TREASURY N/B 1.75% DUE 04-30-2022 REG	**	6,277,498
UNITED STATES TREAS NTS US TREASURY N/B 1.75% DUE 04-30-2022 REG	**	63,161,434
UNITED STATES TREAS NTS WI TREASURY NOTE2% DUE 11-15-2026 REG	**	88,775
UNITED STATES TREAS SEC STRIPPED INT PMT00264 05-15-2026	**	2,381,648
UNITED STATES TREAS SEC STRIPPED INT PMT00521 05-15-2029 (UNDDATE) REG	**	1,088,398
UNITED STATES TREAS SEC STRIPPED INT PMT00523 05-15-2030 (UNDDATE) REG	**	2,086,566
UNITED STATES TREAS SEC STRIPPED INT PMT00755 05-15-2037 (UNDDATE) REG	**	4,817,123
UNITED STATES TREAS SEC STRIPPED INT PMT00765 02-15-2038 (UNDDATE) REG	**	1,648,308
UNITED STATES TREAS SEC STRIPPED INT PMT00835 08-15-2032 (UNDDATE) BEO	**	3,647,084
UNITED STATES TREAS SEC STRIPPED INT PMT00839 08-15-2034 (UNDDATE) REG	**	1,590,114
UNITED STATES TREAS SEC STRIPPED INT PMT00873 08-15-2036	**	697,357
UNITED STATES TREAS SEC STRIPPED INT PMT00881 11-15-2030 (UNDDATE) REG	**	2,592,612

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
UNITED STATES TREAS SEC STRIPPED INT PMT00882 05-15-2031	**	1,090,680
UNITED STATES TREAS SEC STRIPPED INT PMT00886 05-15-2033 (UNDDATE) REG	**	4,308,605
UNITED STATES TREAS SEC STRIPPED INT PMT00888 05-15-2034 (UNDDATE) REG	**	1,073,905
UNITED STATES TREAS SEC STRIPPED INT PMT00889 11-15-2034 (UNDDATE) REG	**	1,218,233
UNITED STATES TREAS SEC STRIPPED INT PMT261 08-15-2025 (UNDDATE) REG	**	2,197,272
UNITED STATES TREAS SEC STRIPPED INT PMT316 05-15-2027 (UNDDATE) REG	**	1,965,028
UNITED STATES TREAS SEC STRIPPED INT PMTSTRIP 02-15-2033 (UNDDATE) REG	**	1,355,802
UNITED STATES TREASURY 01-31-2019 WI TREAS BILLS	**	3,942,712
UNITED STATES TREASURY 1.25% DUE 10-31-2021 REG	**	7,104,811
UNITED STATES TREASURY 2.25% 11-15-2027	**	2,897,931
UNITED STATES TREASURY 2.25% 11-15-2027	**	29,597,535
UNITED STS LIME & MINERALS INC COM	**	63,190
UNITED STS STL CORP NEW COM	**	735,254
UNITED TECHNOLOGIES CORP 2.8% 05-04-2024	**	143,275
UNITED TECHNOLOGIES CORP 3.35% 08-16-2021	**	99,729
UNITED TECHNOLOGIES CORP 3.35% 08-16-2021	**	14,879,626
UNITED TECHNOLOGIES CORP 3.95% 08-16-2025	**	59,535
UNITED TECHNOLOGIES CORP 3.95% 08-16-2025	**	476,282
UNITED TECHNOLOGIES CORP 4.125% 11-16-2028	**	198,140
UNITED TECHNOLOGIES CORP COM	**	8,484,539
UNITED THERAPEUTICS CORP DEL COM STK	**	599,277
UNITED URBAN INVES REIT	**	123,924
UNITED UTILS PLC 5.375% DUE 02-01-2019	**	4,874,657
UNITEDHEALTH GROUP 1.625% DUE 03-15-2019	**	5,295,658
UNITEDHEALTH GROUP 2.125% DUE 03-15-2021	**	391,646
UNITEDHEALTH GROUP 2.7% DUE 07-15-2020	**	1,414,925
UNITEDHEALTH GROUP 2.875% DUE 12-15-2021	**	8,313,045
UNITEDHEALTH GROUP 3.5% DUE 02-15-2024	**	2,777,664
UNITEDHEALTH GROUP 3.75% DUE 07-15-2025	**	303,680
UNITEDHEALTH GROUP 4.7% DUE 02-15-2021	**	530,073
UNITEDHEALTH GROUP FIXED 3.15% 06-15-2021	**	335,444
UNITEDHEALTH GROUP INC 3.375 DUE 11-15-2021	**	286,817
UNITEDHEALTH GROUP INC 3.375 DUE 11-15-2021	**	1,006,377
UNITEDHEALTH GROUP INC COM	**	33,513,117
UNITEST INC COMSTK	**	83,654
UNITI GROUP INC COM	**	252,172
UNITIL CORP COM	**	37,879
UNITY BANCORP NJ	**	17,750
UNIVAR INC COM	**	564,984
UNIVERSAL CORP VA COM	**	145,988
UNIVERSAL FST PRODS INC COM	**	221,906
UNIVERSAL INS HLDGS INC COM	**	257,856
UNIVERSAL LOGISTICS HOLDINGS,INC COM STK	**	41,517
UNIVERSITY CALIF REVS 4.858% 05-15-2112 BEO TAXABLE	**	629,832
UNIVERSITY CALIF REVS 4.858% 05-15-2112 BEO TAXABLE	**	8,462,843
UNIVEST FINANCIAL CORP	**	114,148
UNUM GROUP	**	884,044

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
UNVL ELECTRS INC COM	**	156,053
UNVL STAINLESS & ALLOY PRODS INC COM	**	17,296
UNVL TECH INST INC COM	**	8,979
UPL LIMITED INR2	**	442,688
UPM-KYMMENE CORP NPV	**	1,663,212
URBAN EDGE PPTYS COM	**	148,616
URBAN OUTFITTERS INC COM	**	464,800
URSTADT BIDDLE PPTYS INC CL A CL A	**	55,488
US AIRWAYS GROUP FIXED 6.75% DUE 12-03-2022	**	3,517,228
US AWYS 2013-1 5.375% DUE 05-15-2023	**	427,660
US BANCORP	**	17,366,960
US BANCORP FIXED 3.15% 04-27-2027	**	239,494
US BANCORP MTN 3.95% DUE 11-17-2025/10-17-2025	**	4,206,569
US BANCORP US BANCORP 2.625% DUE 01-24-2022 2.625% DUE 01-24-2022	**	172,341
US BANCORP US BANCORP 2.625% DUE 01-24-2022 2.625% DUE 01-24-2022	**	2,023,774
US BANK NA CINCINNATI BND 3.4% 07-24-2023	**	1,856,181
US BANK NA CINCINNATI 2.0% 01-24-2020	**	6,677,062
US BANK NATIONAL ASSOCIATION 3.104% 05-21-2021	**	499,317
US ECOLOGY INC COM	**	44,086
US FOODS HLDG CORP COM	**	1,829,045
US TREAS BDS 0 TREAS NT 15/11/2039 USD1000 4.375 DUE 11-15-2039 REG	**	2,439,772
US TREAS BDS INDEX LINKED 2.00 DUE 01-15-2026 REG	**	1,087,747
US TREAS BDS INDEX LINKED 2.5 DUE 01-15-2029 REG	**	3,659,219
US TREAS INFL INDEXED BONDS 3.375 DUE 04-15-2032 AR12 DUE 04-15-32 REG	**	109,600
US TREAS NTS DTD 00363 2.125 DUE 08-15-2021 REG	**	22,027,663
US TREAS NTS TIPS DTD 07-15-2011 07-15-2021	**	144,254
US TREAS SEC 4.5 DUE 08-15-2039 REG	**	2,691,732
US TREAS SEC 4.5 DUE 08-15-2039 REG	**	40,126,738
US TREAS SEC STRIPPED INT PMT 0 15/2/2022 USD1000 02-15-2022 REG	**	3,614,252
US TREAS SEC STRIPPED INT PMT 015/8/2021 USD1000 08-15-2021	**	857,098
US TREAS SEC STRIPPED INT PMT STRIPPED IN PMT 15/5/2021 USD1000 05-15-2021 REG	**	2,148,476
US TREASURY DTD 02/15/2010 02-15-2040	**	41,247
US TREASURY N/B 2.875% DUE 11-30-2023 REG	**	42,696,114
US TREASURY N/B DTD 2.875% DUE 09-30-2023 REG	**	77,946,375
US TSY INFL IX TREAS BD 0.625 01-15-2024	**	533,375
USA TRUCK INC COM	**	24,311
USAA CAP CORP 3% DUE 07-01-2020	**	7,132,563
USANA HEALTH SCIENCES INC CDT-SHS	**	450,906
UTAH ST 3.539% 07-01-2025 BEO TAXABLE	**	7,065,324
UTAH ST BRD REGENTS REV FLTG RT 01-25-2057	**	1,781,353
UTAH ST BRD REGENTS REV FLTG RT 1.28067%09-25-2056 BEO TAXABLE	**	17,302,845
UTD AIRLS 2014-2 PASS THRU 4.625 09-03-2022	**	3,185,822
UTD AIRLS INC 3.5% DUE 03-01-2030	**	201,238
UTD AIRLS INC 3.7% DUE 09-01-2031	**	189,213
UTD AIRLS PASS 3.1% DUE 01-07-2030	**	456,073
UTD AIRLS PASS 3.1% DUE 01-07-2030	**	3,954,152
UTD AIRLS PASS THRU TR 2013-1B-O 5.375 DUE 02-15-2023	**	570,438

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
UTD AUTO CR 3.35% DUE 01-10-2022	**	643,686
UTD PARCEL SVC INC 2.05% DUE 04-01-2021	**	5,600,398
UTD PARCEL SVC INC 2.45% DUE 10-01-2022	**	112,589
UTD PARCEL SVC INC 3.125% DUE 01-15-2021	**	2,459,993
UTD PARCEL SVC INC 5.125% DUE 04-01-2019	**	1,492,948
UTD STATES TREAS 1% DUE 11-30-2019	**	3,645,510
UTD STATES TREAS 1.125% DUE 02-28-2021	**	4,855,665
UTD STATES TREAS 1.125% DUE 08-31-2021	**	9,845,387
UTD STATES TREAS 1.125% DUE 09-30-2021	**	18,807,594
UTD STATES TREAS 1.25% DUE 10-31-2019	**	33,616,174
UTD STATES TREAS 1.75% 11-30-2019	**	15,874,368
UTD STATES TREAS 1.75% DUE 01-31-2023	**	33,015,870
UTD STATES TREAS 1.875% DUE 08-31-2022	**	5,313,765
UTD STATES TREAS 2% 10-31-2022	**	104,021,969
UTD STATES TREAS 2% DUE 10-31-2021	**	8,005,770
UTD STATES TREAS 2.125% DUE 06-30-2021	**	2,280,954
UTD STATES TREAS 2.125% DUE 06-30-2021	**	4,760,251
UTD STATES TREAS 2.125% DUE 06-30-2022	**	42,400,444
UTD STATES TREAS 2.125% DUE 09-30-2021	**	85,277,786
UTD STATES TREAS 2.25% DUE 04-30-2021	**	1,492,970
UTD STATES TREAS 2.25% DUE 07-31-2021	**	9,447,304
UTD STATES TREAS 2.375% DUE 03-15-2021	**	32,114,477
UTD STATES TREAS NTS 0% NTS 15/11/2021 USD 'AT-2021' 2.875% DUE 11-15-2021 REG	**	5,561,232
UTD STATES TREAS ZERO CPN 0% DUE 08-15-2030	**	3,055,779
UTD TECHNOLOGIES 1.95% DUE 11-01-2021	**	249,587
UTD TECHNOLOGIES 3.1% DUE 06-01-2022	**	2,800,638
UTD TECHNOLOGIES FIXED 3.65% 08-16-2023	**	2,276,047
UTD TRACTORS IDR250	**	616,771
V F CORP 3.5% DUE 09-01-2021	**	252,053
V TECHNOLOGY NPV	**	662,885
VA ELEC & PWR CO 4.45 02-15-2044	**	117,652
VA ELEC & PWR CO 3.15% DUE 01-15-2026	**	3,862,852
VA ELEC & PWR CO 3.8% DUE 04-01-2028	**	165,695
VAIL RESORTS INC COM	**	1,454,869
VAL NATL BANCORP COM	**	444,160
VALE OVERSEAS LTD 6.25% DUE 08-10-2026	**	1,782,000
VALE OVERSEAS LTD 6.875% DUE 11-21-2036	**	3,670,635
VALMET OYJ NPV	**	880,499
VALMONT INDS INC COM	**	212,247
VALOR HOLDINGS NPV	**	464,557
VANDA PHARMACEUTICALS INC COM	**	248,888
VAR SWP USD CHASUS33 07-08-2019 SWU0397Y4	**	21,881
VAR SWP USD MSCSUS33 05-12-2020 SWU02Y878	**	1,728
VAR SWP USD MSCSUS33 05-12-2020 SWU02Y894	**	1,803
VAR SWP USD MSCSUS33 07-09-2019 SWU081817	**	10,949
VAR SWP USD MSCSUS33 07-17-2019 SWU071180	**	14,355
VAR SWP USD MSCSUS33 07-26-2019 SWU071727	**	14,535

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
VAR SWP USD MSCSUS33 10-08-2019 SWU0Y5272	**	16,236
VAR SWP USD SOGEFRPPHCM 06-08-2020 SWU0SS030	**	646
VAR SWP USD SOGEFRPPHCM 06-08-2020 SWU0SS048	**	2,233
VAR SWP USD SOGEFRPPHCM 07-26-2019 SWU071719	**	573
VARDHMAN TEXTILES INR10	**	46,705
VAREX IMAGING CORP COM	**	131,235
VARONIS SYS INC COM	**	478,851
VECTRUS INC COM	**	43,117
VEECO INSTRS INC DEL COM	**	53,463
VEEVA SYS INC CL A COM CL A COM	**	257,152
VENTAS RLTY LTD 4.25 DUE 03-01-2022	**	254,425
VENTAS RLTY LTD PARTNERSHIP 3.75 DUE 05-01-2024	**	292,126
VERA BRADLEY INC COM STK	**	44,016
VEREIT INC COM USD0.001	**	681,559
VERINT SYS INC COM	**	860,247
VERISK ANALYTICS INC COM STK	**	319,160
VERITEX HLDGS INC COM	**	45,326
VERITIV CORP COM	**	309,079
VERIZON 2.625% DUE 08-15-2026	**	634,642
VERIZON 2.946% DUE 03-15-2022	**	742,099
VERIZON 2.946% DUE 03-15-2022	**	2,651,766
VERIZON 3.125% DUE 03-16-2022	**	109,267
VERIZON 4.5% DUE 08-10-2033	**	246,772
VERIZON 4.5% DUE 08-10-2033	**	7,107,019
VERIZON 4.6% DUE 04-01-2021	**	3,128,320
VERIZON COMMUNICATIONS 4.125% DUE 03-16-2027	**	800,618
VERIZON COMMUNICATIONS 4.4% DUE 11-01-2034 REG	**	110,836
VERIZON COMMUNICATIONS BNDS 5.25% DUE 03-16-2037 REG	**	833,334
VERIZON COMMUNICATIONS COM	**	5,579,104
VERIZON COMMUNICATIONS INC 4.329% 09-21-2028	**	622,548
VERIZON COMMUNICATIONS INC 4.329% 09-21-2028	**	14,402,954
VERIZON FIXED 3.376% DUE 02-15-2025	**	2,550,235
VERIZON FIXED 3.376% DUE 02-15-2025	**	16,835,626
VERIZON OWNER TR 2018-A SR 18-A CL A1A 3.23% 04-20-2023	**	2,459,993
VERSO CORP CL A CL A	**	252,784
VERTEX PHARMACEUTICALS INC COM	**	7,234,236
VETROPACK HLDG SA CHF50(BR)	**	334,137
VIACOM INC NEW 3.125 DUE 06-15-2022	**	384,395
VIACOM INC NEW 3.875% DUE 04-01-2024	**	225,601
VIACOM INC NEW 4.25% DUE 09-01-2023	**	3,585,949
VIACOM INC SR NT 6.875% DUE 04-30-2036/10-18-2006	**	123,414
VIAD CORP COM NEW	**	266,529
VIAVI SOLUTIONS INC COM NPV	**	2,744,504
VICI PPTYS INC COM	**	2,217,129
VICINITY CENTRES NPV	**	136,625
VICOR CORP COM	**	599,425
VICTORY CAP HLDGS INC DEL CL A CL A	**	23,588

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
VIEWRAY INC COM	**	120,975
VILLAGE SUPER MKT INC CL A NEW CL A NEW	**	48,506
VINCI EUR2.50	**	227,230
VIRGIN MEDIA 5.5% SNR 15/09/24 GBP100000	**	2,699,011
VIRGIN MEDIA SEC F 5% GTD SNR SEC 15/04/27 GBP	**	241,905
VIRGIN MONEY PLC MTN 2.25% 21/04/2020	**	1,017,533
VIRTUS INVT PARTNERS INC COM	**	98,731
VISA INC 2.15% DUE 09-15-2022	**	677,552
VISA INC 3.15% DUE 12-14-2025	**	1,356,112
VISA INC 4.3% DUE 12-14-2045	**	382,388
VISA INC BNDS 2.2% DUE 12-14-2020	**	3,521,328
VISA INC COM CL A STK	**	41,989,509
VISHAY INTERTECHNOLOGY INC COM STK	**	330,177
VISHAY PRECISION GROUP INC COM	**	67,745
VISTA OUTDOOR INC COM	**	259,881
VITAL KSK HOLDINGS NPV	**	511,666
VITAMIN SHOPPE INC COM	**	20,482
VITASOY INTL NPV	**	297,381
VITROLIFE AB NPV	**	101,526
VIVA ENERGY REIT REIT STAPLED UNIT	**	34,373
VMWARE INC 2.3% BNDS DUE 08-21-2020 REG	**	195,892
VMWARE INC 2.3% BNDS DUE 08-21-2020 REG	**	685,621
VMWARE INC 2.95% DUE 08-21-2022	**	100,083
VMWARE INC 2.95% DUE 08-21-2022	**	285,950
VMWARE INC 3.9% 08-21-2027	**	7,628,329
VNDO 2012-6AVE MTG TR SER 2012-6AVE CL A2.9950 144A DUE 11-15-2030	**	353,861
VNDO 2012-6AVE MTG TR SER 2012-6AVE CL A2.9950 144A DUE 11-15-2030	**	2,493,117
VODAFONE GROUP ORD USD0.2095238	**	337,006
VODAFONE GROUP PLC 3.75% DUE 01-16-2024 REG	**	4,711,316
VODAFONE GROUP PLC 4.125% DUE 05-30-2025 REG	**	300,319
VODAFONE GROUP PLC 5% DUE 05-30-2038	**	159,292
VOLKERWESSELS EUR0.01	**	196,310
VOLKSWAGEN AUTO LN 3.15% DUE 07-22-2024	**	1,456,509
VOLKSWAGEN GROUP 2.4% DUE 05-22-2020	**	2,362,687
VOLKSWAGEN GROUP 4% DUE 11-12-2021	**	1,299,193
VOLKSWAGEN GROUP 4% DUE 11-12-2021	**	7,185,535
VOLT INFORMATION SCIENCES INC COM	**	6,396
VOLVO AB SER'B'NPV	**	1,577,303
VONAGE HLDGS CORP COM	**	328,248
VONOVIA SE NPV	**	359,909
VOXX INTL CORP CL A CL A	**	15,967
VOYA FINL INC COM	**	3,278,394
VSD 2017-PLT1 LLC 3.95% DUE 12-25-2043	**	392,816
VSE CORP COM	**	46,301
VULCAN MATLS CO NT FLTG DUE 03-01-2021 REG	**	4,208,175
W & T OFFSHORE INC COM	**	93,112

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
W BANCORPORATION INC CDT-CAP STK	**	38,944
WA PRIME GROUP L P 5.95% DUE 08-15-2024	**	438,658
WABASH NATL CORP COM	**	91,887
WABCO HLDGS INC COM STK	**	1,288,080
WACHOVIA CAP TR III FXD-FLTG RATE BD DUE12-31-2049 REG	**	2,261,250
WADDELL & REED FINL INC CL A COM	**	456,773
WAGEWORKS INC COM USD0.001	**	1,650,703
WALDORF ASTORIA BOCA RATON TRUST 2016-BOCA SER 2016-BOCA CLS A FLT 144A 06-15-29	**	1,097,850
WALGREENS BOOTS 3.45% DUE 06-01-2026	**	1,844,140
WALGREENS BOOTS ALLIANCE DISC COMMERCIAL PAPER NOTE DUE 05-24-2019	**	6,929,509
WALKER & DUNLOP INC COM .	**	166,469
WAL-MART DE MEX COM NPV	**	2,670,498
WALMART INC 2.85% DUE 06-23-2020	**	4,536,332
WALMART INC 3.125% DUE 06-23-2021	**	4,626,640
WALMART INC 3.7% DUE 06-26-2028	**	487,168
WAL-MART STORES 3.3 DUE 04-22-2024	**	2,988,758
WAL-MART STORES INC 2.35% 12-15-2022	**	5,674,185
WALSIN LIHWA CORP TWD10	**	379,763
WARNER MEDIA LLC 3.8% DUE 02-15-2027	**	1,182,262
WARNER MEDIA LLC 4% DUE 01-15-2022	**	708,608
WARRIOR MET COAL INC COM	**	269,646
WASH FED INC COM	**	198,776
WASHINGTON PRIME GROUP NEW COM	**	88,748
WASHINGTON REAL ESTATE INVT TR SH BEN INT SH BEN INT	**	177,054
WASHINGTON TR BANCORP INC COM	**	114,785
WASTE MANAGEMENT INC 4.6 DUE 03-01-2021 BEO	**	340,206
WASTE MGMT INC DEL 3.5% DUE 05-15-2024	**	988,954
WATERSTONE FINL INC MD COM	**	88,308
WATTS WTR TECHNOLOGIES INC	**	250,183
WAYFAIR INC CL A CL A	**	2,378,202
WEA FIN LLC / 3.75% DUE 09-17-2024	**	4,966,195
WEC ENERGY GROUP FIXED 3.375% DUE 06-15-2021	**	2,338,530
WEIGHT WATCHERS INTL INC NEW COM	**	1,399,635
WEINGARTEN RLTY INVS COM	**	290,996
WEIQIAO TEXTILE CO 'H'CNY1	**	59,740
WEIS MKT INC COM	**	214,246
WELLCARE HLTH PLANS INC COM	**	4,622,406
WELLPOINT INC 3.125% DUE 05-15-2022	**	1,216,852
WELLS FARGO & CO 2.1% DUE 07-26-2021	**	775,023
WELLS FARGO & CO 2.1% DUE 07-26-2021	**	2,730,988
WELLS FARGO & CO 2.5% DUE 03-04-2021	**	113,111
WELLS FARGO & CO 2.5% DUE 03-04-2021	**	325,563
WELLS FARGO & CO 2.55% DUE 12-07-2020	**	1,084,500
WELLS FARGO & CO 2.625% DUE 07-22-2022	**	467,667
WELLS FARGO & CO 3% DUE 04-22-2026	**	465,920
WELLS FARGO & CO 3% DUE 10-23-2026	**	2,332,824
WELLS FARGO & CO 3.069% DUE 01-24-2023	**	389,570

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
WELLS FARGO & CO 3.3 09-09-2024	**	2,611,821
WELLS FARGO & CO 3.5 DUE 03-08-2022	**	234,218
WELLS FARGO & CO 4.1% DUE 06-03-2026	**	343,739
WELLS FARGO & CO 4.48% DUE 01-16-2024	**	10,498,447
WELLS FARGO & CO 4.9% DUE 11-17-2045	**	65,330
WELLS FARGO & CO 4.9% DUE 11-17-2045	**	360,778
WELLS FARGO & CO FLTG RT 3.584% DUE 05-22-2028	**	26,882,128
WELLS FARGO & CO FLTG RT 3.627% DUE 02-11-2022	**	1,589,635
WELLS FARGO & CO FLTG RT 3.88925% DUE 01-24-2023	**	594,199
WELLS FARGO & CO NEW COM STK	**	45,874,207
WELLS FARGO & CO NEW MEDIUM TERM SR 4.125 DUE 08-15-2023	**	1,426,375
WELLS FARGO & CO NEW MEDIUM TERM SR NTS FLTG RT DUE 01-30-2020	**	500,998
WELLS FARGO & CO NEW MEDIUM TERM SR NTS TRANCHE # TR 00155 4.3% DUE 07-22-2027	**	2,813,282
WELLS FARGO & CO NEW NT FLTG DUE 10-31-2023/10-31-2022 REG	**	498,454
WELLS FARGO & CO TRANCHE # SR 00129 3.45DUE 02-13-2023	**	489,509
WELLS FARGO & CO TRANCHE # SR 00129 3.45DUE 02-13-2023	**	2,545,447
WELLS FARGO & COMPANY 2.125 04-22-2019	**	5,483,764
WELLS FARGO BK N A 2.15% DUE 12-06-2019	**	9,294,942
WELLS FARGO BK N A 2.4% DUE 01-15-2020	**	13,434,251
WELLS FARGO BK N A 2.6% 01-15-2021	**	246,895
WELLS FARGO BK N A 2.6% 01-15-2021	**	5,816,840
WELLS FARGO BK N A 3.55% DUE 08-14-2023	**	1,593,235
WELLS FARGO BK N A 3.625% DUE 10-22-2021 REG	**	7,282,846
WELLS FARGO BK N A SAN FRAN CAL FLTG 03-25-2020	**	4,928,136
WELLS FARGO COML 2.573% DUE 09-17-2058	**	993,587
WELLS FARGO COML 2.918% DUE 10-15-2045	**	2,945,363
WELLS FARGO COML 3.247% DUE 07-15-2058	**	5,152,898
WELLS FARGO COML 3.412% DUE 09-15-2058	**	703,247
WELLS FARGO COML FLTG RT 4.420092% DUE 12-15-2059	**	2,032,826
WELLS FARGO COML MTG TR 2017-C40 CL A-SB 3.395% 10-15-2050 10-15-2050	**	2,800,364
WELLS FARGO COML MTG TR 2017-C41 CL A-SB 3.39% 11-15-2050	**	14,498,840
WELLS FARGO COML SER 2018-C44 CL ASB 4.167% 05-15-2051	**	4,172,228
WELLTOWER INC 4% DUE 06-01-2025	**	98,692
WELLTOWER INC 3.95% 09-01-2023	**	601,495
WELLTOWER INC 4.125% DUE 04-01-2019	**	5,378,403
WELLTOWER INC 4.25% DUE 04-01-2026	**	2,595,375
WELLTOWER INC FIXED 4.25% DUE 04-15-2028	**	197,983
WENDYS CO COM	**	338,768
WERNER ENTERPRISES INC COM	**	293,569
WESBANCO INC COM	**	334,906
WESCO AIRCRAFT HOLDINGS INC	**	131,140
WESCO INTL INC COM	**	1,026,720
WESFARMERS LTD NPV	**	1,074,216
WEST CHINA CEMENT GBP0.002	**	248,843
WEST FRASER TIMBER COM NPV	**	1,406,226
WESTAR ENERGY INC 3.1% DUE 04-01-2027	**	174,096
WESTAR ENERGY INC 5.1% DUE 07-15-2020	**	161,196

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
WESTERN ALLIANCE BANCORPORATION COM	**	3,459,916
WESTERN GAS PARTNERS LP 4 DUE 07-01-2022 REG	**	99,144
WESTERN GAS PARTNERS LP 4 DUE 07-01-2022 REG	**	3,634,604
WESTERN NEW ENG BANCORP INC COM	**	53,654
WESTERN UN CO 3.6% DUE 03-15-2022	**	498,061
WESTGATE RESORTS 2.15% DUE 12-20-2026	**	163,646
WESTINGHOUSE AIR BRAKE TECHNOLOGIES CORP 4.7% 09-15-2028	**	1,158,255
WESTJET AIRLINES VAR VTG & VTG SHS	**	395,373
WESTLAKE 2.53% DUE 09-16-2019	**	779,516
WESTLAKE 2.7% DUE 10-17-2022	**	58,703
WESTLAKE 3.46% DUE 10-17-2022	**	2,211,477
WESTLAKE CHEM CORP 4.375% 11-15-2047	**	62,013
WESTPAC BKG CORP 1.6% 08-19-2019	**	3,290,465
WESTPAC BKG CORP 1.65% DUE 05-13-2019	**	684,722
WESTPAC BKG CORP 2.1% DUE 05-13-2021	**	584,672
WESTPAC BKG CORP 2.3% DUE 05-26-2020	**	158,147
WESTPAC BKG CORP 2.5% DUE 06-28-2022	**	121,156
WESTPAC BKG CORP 2.5% DUE 06-28-2022	**	3,300,289
WESTPAC BKG CORP 2.6% DUE 11-23-2020	**	918,136
WESTPAC BKG CORP 2.75% DUE 01-11-2023	**	485,194
WESTPAC BKG CORP 2.75% DUE 01-11-2023	**	4,851,940
WESTPAC BKG CORP 2.85% DUE 05-13-2026	**	232,350
WESTPAC BKG CORP 3.05% DUE 05-15-2020	**	500,350
WESTPAC BKG CORP 3.65% DUE 05-15-2023	**	1,438,597
WESTPAC BKG CORP 4.322% DUE 11-23-2031	**	275,262
WESTPAC BKG CORP 4.875% DUE 11-19-2019	**	304,652
WESTPAC BKG CORP NT FLTG RATE DUE 05-15-2020 REG	**	3,002,613
WESTWOOD HLDGS GROUP INC COM	**	16,898
WEX INC COM	**	4,158,381
WEYCO GROUP INC COM	**	53,352
WEYERHAEUSER CO 7.375% DUE 10-01-2019	**	5,137,630
WFRBS COML MTG TR 3.311% DUE 03-15-2045	**	571,663
WFRBS COML MTG TR FLTG RT 4.0689997673% DUE 09-15-2057	**	4,744,706
WFRBS COML MTG TR MTG PASS SER 2014-C20 CL C 4.513 05-15-2047	**	1,828,680
WFRBS COML MTG TR SER 2013-C12 CL A-3 3.07 03-15-2048	**	4,246,542
WHARF(HLDGS) NPV	**	273,586
WHEELOCK & COMPANY NPV	**	588,714
WHITE MOUNTAINS INSURANCE GROUP COM STOCK	**	112,357
WHITEHAVEN COAL NPV	**	844,299
WHITESTONE REIT COMMON SHARES	**	45,742
WHITING PETE CORP COM NEW COM USD0.001(POST REV SPLIT)	**	230,485
WI PUB SVC CORP 3.35% DUE 11-21-2021	**	7,527,776
WI PWR & LT CO 5% DUE 07-15-2019	**	134,312
WI TREASURY SEC 3% DUE 05-15-2045 REG	**	698,660
WI TREASURY SEC 3% DUE 05-15-2045 REG	**	2,455,292
WI TREASURY SEC 3.375% DUE 11-15-2048 REG	**	10,747,219
WIDEOPENWEST INC COM	**	38,288

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
WIENERBERGER AG NPV	**	183,852
WIISOL CO LTD KRW500	**	133,770
WILEY JOHN & SONS INC CL A	**	279,941
WILLIAMS COS INC 3.7% DUE 01-15-2023	**	3,902,040
WILLIAMS PARTNERS 3.35 DUE 08-15-2022	**	3,914,492
WILLIAMS PARTNERS 3.6% DUE 03-15-2022	**	4,317,324
WILLIAMS PARTNERS 3.9% DUE 01-15-2025	**	41,777
WILLIAMS PARTNERS 4.3% DUE 03-04-2024	**	2,421,529
WILLIAMS PARTNERS 5.25% DUE 03-15-2020	**	438,549
WILLIAMS PARTNERS FIXED 4.85% DUE 03-01-2048	**	97,092
WILLIAMS SCOTSMAN CORP COM	**	224,422
WIND TRE SPA 3.125% GTD 20/01/2025 EUR	**	408,494
WINGSTOP INC COM	**	350,606
WINNEBAGO INDS INC COM	**	94,274
WINTRUST FINL CORP COM	**	2,248,093
WIPRO INR2	**	77,671
WIRECARD AG NPV	**	2,645,410
WISCONSIN ST GEN FD ANNUAL APPROPRIATIONREV 2.483% 05-01-2027 BEO TAXABLE	**	1,868,140
WISDOM MARINE LINE TWD10	**	229,591
WISDOMTREE INVTS INC COM	**	947,625
WIX.COM LTD COM ILS0.01	**	194,502
WIZZ AIR HLDGS PLC ORD GBP0.0001	**	449,290
WOLTERS KLUWER EUR0.12	**	695,847
WOLVERINE WORLD WIDE INC COM	**	2,231,726
WOODSIDE PETROLEUM NPV	**	89,211
WOODWARD INC COM	**	1,225,785
WOONGJIN THINKBIG KRW500	**	23,409
WORKDAY INC CL A COM USD0.001	**	9,044,116
WORKIVA INC COM CL A COM CL A	**	1,398,203
WORKSPACE GROUP ORD GBP1	**	585,027
WORLD ACCEP CORP S C NEW COM	**	129,666
WORLD FINL NETWORK 2.03% DUE 04-15-2025	**	776,177
WORLD FINL NETWORK 2.55% DUE 06-17-2024	**	4,237,162
WORLD FINL NETWORK CR CARD MASTER NT SER 18-C CL A 3.55% FIXED 08-15-2025	**	4,051,980
WORLD FINL NETWORK CR CARD MASTER NT TR 2017-B NT CL A 1.98% 06-15-2023 REG	**	2,138,418
WORLD FINL NETWORK CR CARD MASTER SER-18-B CL-A 3.46% 07-15-2025 REG	**	1,202,987
WORLD FINL NETWORK FIXED 2.15% DUE 04-17-2023	**	2,489,340
WORLD FUEL SERVICE COM STK USD0.01	**	586,848
WORLD OMNI 1.45% DUE 08-15-2019	**	268,481
WORLD OMNI AUTO 1.3% DUE 02-15-2022	**	3,798,181
WORLD OMNI AUTO LEASE SECURITIZATION TST SER 18-A CL A3 2.83% 01-15-2021	**	523,296
WORLD OMNI AUTO RECEIVABLES SER 18-B CL A3 2.93% DUE 07-17-2023	**	1,945,683
WORLD OMNI AUTOMOBILE LEASE SECURITI TST SER 18-B CL A3 3.19% DUE 12-15-2021	**	1,124,339
WORLD OMNI AUTOMOBILE LEASE SER 17-A CLS A3 2.13% DUE 04-15-2020	**	2,205,362
WORLD OMNI AUTOMOBILE LEASESER 17-A CLS A4 2.32% DUE 08-15-2022	**	1,092,820
WORLD WRESTLING ENTMNT	**	711,708
WORTHINGTON INDS INC COM	**	598,586

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
WPP PLC ORD GBP0.10	**	4,001,764
WPX ENERGY INC COM SHS	**	1,333,466
WRIGHT MEDICAL GROUP NV EUR0.03	**	218,903
WSFS FINANCIAL CORP COM	**	2,109,312
WUSTENROT & WURTTE NPV	**	410,032
WYNN MACAU LTD HKD0.001	**	91,624
X5 RETAIL GROUP NV GDR REP 0.25 SHS EUR1REGS	**	679,121
XCEL ENERGY INC 2.6% DUE 03-15-2022	**	87,862
XCEL ENERGY INC 6.5 DUE 07-01-2036 BEO	**	27,677
XCEL ENERGY INC COM	**	3,848,825
XENIA HOTELS & RESORTS INC COM	**	189,355
XEROX CORP COM NEW COM NEW	**	778,564
XEROX CORP FIXED 2.75% DUE 09-01-2020	**	1,416,183
XILINX INC COM	**	242,394
XIWANG SPECIAL STE NPV	**	41,199
XPERI CORP COM	**	128,344
XPO LOGISTICS INC COM	**	152,126
XTEP INTERNATIONAL HKD0.01	**	120,237
XXENTRIA TECHNOLOG TWD10	**	90,761
XYLEM INC 3.25% DUE 11-01-2026	**	47,513
XYLEM INC SR NT 4.875 DUE 10-01-2021	**	3,071,866
YAMANA GOLD INC COM STK	**	538,729
YANDEX N.V. COM USD0.01 CL 'A	**	242,704
YANLORD LAND GROUP NPV	**	109,648
YANZHOU COAL MINING CO 'H' CNY1	**	234,094
YARA INTERNATIONAL ASA 144A 4.75% DUE 06-01-2028 BE	**	1,096,385
YELP INC CL A	**	46,677
YOUNGONE CORP KRW500	**	371,519
YUE YUEN INDL HLDG HKD0.25	**	199,969
YUEXIU TRANSPORT INFRASTRUCT	**	336,856
YUM CHINA HLDGS INC COM	**	4,021,353
YURTEC CORPORATION NPV	**	64,870
ZAFGEN INC COM	**	11,464
ZAGG INC COM STK	**	43,531
ZEAL NETWORK SE NPV(CI)	**	127,469
ZEBRA TECHNOLOGIES CORP CL A	**	597,431
ZENDESK INC COM	**	1,592,275
ZENSHO HOLDINGS NPV	**	585,149
ZHEJIANG EXPRESS 'H'CNY1	**	48,566
ZHEN DING TECHNOLO TWD10	**	216,986
ZHUZHOU CRRC TIMES ELECTRIC CO LTD	**	667,961
ZIJIN MINING GROUP LTD 'H'CNY0.1	**	898,281
ZIMMER BIOMET 3.15% DUE 04-01-2022	**	2,278,067
ZIMMER BIOMET 3.55% DUE 04-01-2025	**	1,710,817
ZIMMER BIOMET 3.55% DUE 04-01-2025	**	1,235,590
ZIMMER BIOMET 3.7% DUE 03-19-2023	**	33,637
ZIMMER BIOMET 4.625% DUE 11-30-2019	**	303,486

Security Name, Maturity Date, and Rate	Cost	Current Value (in dollars)
ZIMMER BIOMET HLDGS INC COM	**	5,009,676
ZIMMER HLDGS INC 3.375 DUE 11-30-2021	**	415,370
ZIONS BANCORPORATION N A	**	835,129
ZIX CORP COM	**	105,432
ZOETIS INC 3.25% 08-20-2021	**	3,175,566
ZOETIS INC 3.45% DUE 11-13-2020	**	1,002,758
ZSCALER INC COM	**	1,491,117
ZUMIEZ INC COM	**	59,293
ZURICH INSURANCE GROUP AG CHF0.10	**	6,917,486
ZYNGA INC	**	2,451,927
Metropolitan Life (wrap contract)	**	17,935,193
Prudential (wrap contract)	**	25,017,087
RGA (wrap contract)	**	23,531,567
Royal Bank of Canada (wrap contract)	**	18,461,725
Voya (wrap contract)	**	26,759,364

TOTAL		$58,087,100,830

*PARTICIPANT LOANS (Interest from 3.25% to 9.50% maturing through January 2039)	**	$735,019,207

*Party-in-interest

**Cost information is not required for participant directed investment and therefore is not included.
		(Concluded)

THE BOEING COMPANY
VOLUNTARY INVESTMENT PLAN
FORM 5500, SCHEDULE H, LINE 4(a) - SCHEDULE OF DELINQUENT PARTICIPANT CONTRIBUTIONS
FOR THE YEAR ENDED DECEMBER 31, 2018

Participant Contributions Transferred Late to Plan	Total That Constitute Nonexempt Prohibited Transactions
Check here if Late Participant Loan Repayments are included:	Contributions Not Corrected	Contributions Corrected Outside VFCP	Contributions Pending Correction in VFCP	Total Fully Corrected Under VFCP and PTE 2002-51
	$—	$—	$—	$212

THE BOEING COMPANY
VOLUNTARY INVESTMENT PLAN
FORM 5500, SCHEDULE G, PART III - SCHEDULE OF NONEXEMPT TRANSACTIONS
FOR THE YEAR ENDED DECEMBER 31, 2018

Party Involved	Relationship to Plan	Description of Transaction	Cost of Asset	Current Value of Asset	Net Gain on Each Transaction
J.P. Morgan	Service provider	Plan assets were inadvertently received by a third-party provider.	$13,229	$15,042	$1,813
J.P. Morgan	Service provider	Plan assets were inadvertently used to make an overpayment to a third-party provider.	$200	$385	$185
J.P. Morgan	Service provider	Plan assets were inadvertently received by a third-party provider.	$303	$336	$33

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Plan Administrator has duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.

THE BOEING COMPANY
VOLUNTARY INVESTMENT PLAN

June 14, 2019	/s/ Michael Cleary
Date	Michael Cleary
Vice President of Accounting
and Financial Reporting